Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146739
PROSPECTUS
Equity One, Inc.
OFFER TO EXCHANGE
registered 6.00% Senior Notes due 2017 for
6.00% Senior Notes due 2017
The registered 6% Senior Notes due 2017, or the exchange notes:
•	will be our senior unsecured obligations;

•	will be unconditionally guaranteed by the co-registrants listed on Annex A to this prospectus;

•	will accrue interest at 6.00% per annum, in arrears, payable semiannually on each March 15 and September 15 and mature on September 15, 2017;

•	will be freely tradable and otherwise substantially identical to the unregistered 6% Senior Notes due 2017, or the original notes (together with the exchange notes, are collectively referred to as the “notes”), except that the exchange notes will not have transfer restrictions, and you will not have registration rights or rights to the related additional interest provisions applicable to the original notes; and

•	have no established trading market and will not be listed on any securities exchange.
The exchange offer:
•	expires at 5:00 p.m. New York City time, on December 5, 2007, unless extended; and

•	is not conditioned upon any minimum principal amount of original notes being tendered.
You should observe that:
•	we will exchange the original notes in order to satisfy our obligations under the registration rights agreement entered into in connection with the private offering of the original notes;

•	we will exchange all original notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that we have registered under the Securities Act;

•	you may withdraw tenders of original notes at any time prior to expiration of the exchange offer;

•	the exchange offer is subject to customary conditions, which we may waive in our sole discretion; and

•	the exchange of original notes for exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.
     Please consider carefully the risk factors beginning on page 10 of this prospectus before participating in the exchange offer.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 1, 2007.

     Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding original notes where such outstanding original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus. The financial condition, results of operations, business and prospects of Equity One, Inc. and its subsidiaries may have changed since these dates.

FORWARD LOOKING STATEMENTS
     Certain matters discussed in this prospectus contain “forward-looking statements” for purposes of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on current expectations and are not guarantees of future performance.
     All statements other than statements of historical facts are forward-looking statements, and can be identified by the use of forward-looking terminology such as “may,” “will,” “might,” “expect,” “anticipate,” “estimate,” “would,” “could,” “should,” “believe,” “intend,” “project,” “forecast,” “target,” “plan,” or “continue” or the negative of these words or other variations or comparable terminology, are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. The “Risk Factors” section of this prospectus and other risks described herein could cause actual results to differ materially from those projected by the forward-looking statements.
     Among the factors that could cause actual results to differ materially are:
•	general economic conditions, competition and the supply and demand for shopping centers in our markets;

•	interest rate levels and the availability of financing;

•	management’s ability to successfully combine and integrate the properties and operations of separate companies that we have acquired in the past or may acquire in the future;

•	potential environmental liability and other risks associated with the ownership, development and acquisitions of shopping center properties;

•	risks that tenants will not take or remain in occupancy or pay rent;

•	greater than anticipated construction or operating costs;

•	inflationary and other general economic trends;

•	the effects of hurricanes and other natural disasters; and

•	other risks detailed from time to time in the reports filed by us with the Securities and Exchange Commission.
     Except for ongoing obligations to disclose material information as required by the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
     All of the above factors are difficult to predict, contain uncertainties that may materially affect our actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all of such factors or to assess the effect of each factor on our business.
     Although we believe that the assumptions underlying the forward-looking statement contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included in this prospectus or in the documents incorporated by reference may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, the inclusion of this information should not be regarded as a representation by us or by any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

SUMMARY
     You should read the following summary together with the more detailed business information and consolidated financial statements and related notes that are included elsewhere in this prospectus. Certain matters discussed in this prospectus contain “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, or Section 21E of the Securities Exchange Act, as amended, or the Exchange Act. These forward-looking statements are based on current expectations and are not guarantees of future performance. See “Forward-Looking Statements.” In this prospectus, unless stated otherwise or unless the content requires otherwise, references to “Equity One,” “we,” “us” or “our” mean Equity One, Inc. and its consolidated subsidiaries.
Equity One
     We are a real estate investment trust, or REIT, that principally owns, manages, acquires and develops neighborhood and community shopping centers. As of June 30, 2007, our property portfolio consisted of 180 properties, including 164 shopping centers comprising approximately 18.1 million square feet of gross leasable area, or GLA, seven development/redevelopment properties, six non-retail properties and three parcels of land. As of June 30, 2007, the portfolio was 93.9% leased and included national, regional and local tenants.
     We were organized as a Maryland corporation in 1992, completed our initial public offering in May 1998, and have elected to be taxed as a REIT since 1995. We maintain our principal executive and management office at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. Our website is located at www.equityone.net. The information on our website is not part of this prospectus. Our telephone number is (305) 947-1664.
Summary of the Terms of the Exchange Offer
     The following is a summary of the principal terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Issuer	Equity One, Inc.

Original Notes	$150 million aggregate principal amount of 6.00% Senior Notes due 2017. The original notes were issued in a transaction exempt from registration under the Securities Act.

Exchange Notes	We are offering up to $150 million aggregate principal amount of 6.00% notes due 2017 to satisfy our obligations due under a registration rights agreement that we entered into with the representatives of the initial purchasers when the original notes were issued in transactions in reliance upon the exemptions provided by Rule 144A and Regulation S under the Securities Act.

The Exchange Offer	We are offering to exchange the exchange notes which have been registered under the Securities Act for a like principal amount of the outstanding, unregistered original notes. You may only tender original notes in denominations of $2,000 and integral multiples of $1,000 in excess of that amount. See “The Exchange Offer — Terms of the Exchange Offer.”

Tenders, Representations	By tendering your original notes, you represent that:

• any exchange notes to be received by you will be acquired in the ordinary course of your business;

•     at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

• you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of ours or any co-registrant; and

•     if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.

Expiration of the Exchange Offer	The exchange offer will expire at 5:00, New York City time, on December 5, 2007, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Withdrawal of Tender	You may withdraw your tender of original notes in the exchange offer at any time before the expiration of the exchange offer. Any original notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Withdrawal of Tenders.”

Exchange Date	The date of acceptance for exchange of the original notes is the exchange date, which will be as soon as practicable following the expiration date of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Issuance of Exchange Notes	We will issue exchange notes in exchange for original notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer — Terms of the Exchange Offer.”

Conditions to the Exchange Offer	We will not be required to accept for exchange, or to issue exchange notes in exchange for any original notes and we may terminate the exchange offer as provided in this prospectus before the acceptance of the original notes, if prior to the expiration date:

• the exchange offer violates any applicable law; or

• the exchange offer violates any applicable interpretation of the staff of the Securities and Exchange Commission, or the SEC.

We may waive any of the above conditions in our reasonable discretion. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Original Notes	Unless you comply with the procedures described below under the heading “The Exchange Offer — Guaranteed Delivery Procedures,” if you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding original notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. See “The Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you are a registered holder of original notes and wish to tender the original notes in the exchange offer, but:

• your original notes are not immediately available;

• you cannot deliver the holder’s original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

• you cannot complete the procedures for book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date;

then you may effect a tender of original notes by following the procedures described in this prospectus under the heading “The Exchange Offer – Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender original notes in the exchange offer, you should contact the registered holder promptly and instruct him to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, before completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer — Procedures for Tendering.”

Registration Rights	When we issued the original notes on April 18, 2007, we entered into a registration rights agreement with the representatives of the initial purchasers of the original notes. The registration rights agreement requires us, to the extent not prohibited by any applicable law or applicable interpretations of the staff of the SEC, to use our reasonable best efforts to:

• cause to be filed with the SEC a registration statement to exchange all the original notes for the exchange notes; and

• have such registration statement remain effective until 180 days after the closing of the exchange offer.

We shall commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC and use our reasonable best efforts to complete the exchange offer not later than 60 days after such effective date.

In addition, under certain circumstances, we must use our reasonable best efforts to file a shelf registration statement for the resale of the original notes, and to cause such registration statement to be declared effective under the Securities Act.

In the event that the exchange offer is not consummated or the shelf registration statement, if required, has not become effective on or prior to January 13, 2008, or ceases to be effective or the prospectus contained therein ceases to be useable at any time when a shelf registration statement is required to be effective for more than 60 days in any 12-month period, the interest rate on the original notes will be increased by 0.25% per annum for the first 90-day period thereafter, and the amount of such additional interest will increase by an additional 0.25% for each subsequent 90-day period, up to a maximum of 1.0% over the original interest rate of the original notes. At the time that the shelf registration statement has again been declared effective or the prospectus again becomes useable, the interest rate on the original notes shall revert to the original interest.

Consequences if You Do Not Exchange Original Notes	Original notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such original notes:

• except pursuant to an exemption from the requirements of the Securities Act;

• unless the original notes are registered under the Securities Act; or

• if neither such registration nor such exemption is required by law.

After the exchange offer is closed, we will no longer have an obligation to register the original notes. See “Risk Factors — There may be adverse consequences if you do not exchange your original notes.”

Use of Proceeds	We will not receive any cash proceeds from the exchange or issuance of the exchange notes in connection with the exchange offer. See “Use of Proceeds.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

Certain Tax Consequences	The exchange pursuant to the exchange offer should not be a taxable event for U.S. Federal income tax consequences. See “United States Federal Income Tax Consequences.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth in the section entitled, “The Exchange Offer — Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the exchange notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes;

• you are not an affiliate of ours; and

• you are not a broker or dealer that purchased original notes from us to resell them in reliance on Rule 144A under the Securities Act or any other available exemption under the Securities Act.

If you are an affiliate of ours or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

• you cannot rely on the applicable interpretations of the staff of the SEC; and

• you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

Furthermore, any broker-dealer that acquired any of its original notes directly from us:

• may not rely on the applicable interpretations of the staff of the SEC; and

• must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

Our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

The Exchange Notes
     This summary is not a complete description of the exchange notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the exchange notes, see the section entitled “Description of Notes and Guarantees” in this prospectus.
     The exchange notes will be identical in all material respects to the original notes for which they have been exchanged, except:
•	the exchange notes will have been registered under the Securities Act, and thus the exchange notes generally will not be subject to the restrictions on transfer applicable to the original notes or bear restrictive legends;

•	the exchange notes will bear a different CUSIP number from the original notes;

•	the exchange notes will not be entitled to registration rights; and

•	the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

Issuer	Equity One, Inc.

Notes Offered	$150,000,000 aggregate principal amount of 6.00% Senior Notes due 2017

Maturity Date	September 15, 2017

Interest Rates	6.00% per annum, accruing from April 18, 2007

Interest Payment Dates	March 15 and September 15 of each year, beginning on September 15, 2007

Sinking Fund	None

Optional Redemption	We may, at our option, redeem some or all of the exchange notes at any time and from time to time for a price equal to the principal amount of the exchange notes being redeemed plus accrued interest and a make-whole amount. See “Description of Notes and Guarantees — Optional Redemption.”

Ranking	The exchange notes are our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. However, the exchange notes will be effectively subordinated to our mortgage and other secured indebtedness and certain liabilities of our subsidiaries. See “Description of the Notes and Guarantees — Ranking” and “Risk Factors — Claims of the creditors of our subsidiaries will have priority with respect to the assets and earnings of those subsidiaries over your Claims.”

Guarantees	The exchange notes will be unconditionally guaranteed by the co-registrants which are certain of our subsidiaries. However, the guarantees are unsecured obligations of the guarantors and are effectively subordinated to any mortgage and other secured indebtedness of the guarantors. See “Description of Notes and Guarantees — Guarantees.”

Covenants	The exchange notes and the indenture governing the exchange notes contain covenants:

• limiting our ability and that of our subsidiaries to incur debt;

•     requiring us and our subsidiaries to maintain unencumbered assets of not less than 150% of the aggregate principal amount of all our and our subsidiaries’ outstanding unsecured debt on a consolidated basis; and

• limiting our ability to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with any other entity.

These covenants, however, are subject to exceptions. See “Description of the Notes and Guarantees — Certain Covenants” and “— Merger, Consolidation or Sale” in this prospectus.

Reopening of Issue	We may, from time to time and without the consent of the holders, reopen an issue of notes and issue additional notes with the same terms (including maturity and interest payment terms) as notes issued on any earlier date. After such additional notes are issued, they will be fungible with the previously issued notes to the extent specified in the applicable supplemental indenture.

Trading	The exchange notes are a new issue of securities, and there is currently no established trading market for the exchange notes. An active or liquid market may not develop for the exchange notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange or for quotation on any automated dealer quotation system.

Book-Entry Form	The exchange notes will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, commonly known as DTC, or its nominee, in New York, New York. Beneficial interests in a global certificate representing the exchange notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated notes, except in limited circumstances described in “Description of Notes and Guarantees — Certain Covenants” and “— Book Entry System.”

Tax	See “Certain Federal Income Tax Considerations.”

Risk Factors	You should read carefully the “Risk Factors” beginning on page 10 of this prospectus, as well as the risk factors relating to our business for certain considerations relevant to the exchange offer.

RISK FACTORS
     You should carefully consider the following risk factors and all other information contained in this prospectus before deciding to tender your original notes in the exchange offer. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose some or all of your investment.
Risks Related to the Exchange Notes and Exchange Offer
There may be adverse consequences if you do not exchange the original notes.
     If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your original notes as set forth in the prospectus distributed in connection with the private offering of the original notes. In general, the original notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act. You should refer to “Summary—The Exchange Offer” and “The Exchange Offer—Procedures for Tendering” for information about how to tender your original notes.
     The tender of original notes under the exchange offer will reduce the outstanding amount of the series of the original notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the original notes due to a reduction in liquidity.
Our redemption of the notes may adversely affect your return.
     We have the right to redeem some or all of the notes prior to maturity. We may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the rate on the notes being redeemed.
     The trading market for the exchange notes may be limited, and many factors will affect the trading and market values of the exchange notes.
     Upon issuance, the exchange notes will not have an established trading market and will not be listed on the New York Stock Exchange or any other securities exchange. We cannot assure you that a trading market for the exchange notes will develop or be maintained if developed. In addition to our creditworthiness, many factors affect the trading market for, and the trading value of, the exchange notes. These factors include:
•	the time remaining to the maturity of the exchange notes;

•	the outstanding amount of the exchange notes generally;

•	any redemption features of the exchange notes; and

•	the level, direction and volatility of market interest rates generally.
     There may be a limited number of buyers when you decide to sell your exchange notes. This may affect the price you receive for your exchange notes or your ability to sell your exchange notes at all.
Claims of the creditors of our subsidiaries will have priority with respect to the assets and earnings of those subsidiaries over your claims.
     All of the original notes are, and the exchange notes will be, our obligations. The payment of principal and any premium, Make-Whole Amount (as defined in the indenture), or interest on the original notes, and the exchange notes will be, guaranteed on a senior basis by the co-registrants. All of the co-registrants are direct or indirect wholly owned subsidiaries of Equity One. Not all of our subsidiaries are guarantors of the notes. The co-registrants consist only of those existing subsidiaries that own property and have previously guaranteed senior debt of Equity

One or its predecessors. As of June 30, 2007, the co-registrants had total assets of approximately $1.2 billion and total liabilities (secured and unsecured) of approximately $911.3 million.
     A significant portion of our operations is conducted through our subsidiaries. Accordingly, our cash flow and our ability to service our debt, including the notes, will depend partially upon the earnings of our subsidiaries, and the distribution of those earnings to us, or upon loans or other payments of funds made to us by our subsidiaries. In addition, debt or other agreements of our subsidiaries may impose restrictions that affect, among other things, the ability of our subsidiaries to pay dividends or make other distributions or loans to us.
     Likewise, a significant portion of our consolidated assets are owned by our subsidiaries, effectively subordinating our payment of principal and any premium, Make-Whole Amount, or interest on the notes to all existing and future liabilities, including indebtedness of our subsidiaries. However, all of the co-registrants will guarantee our notes and other senior indebtedness on a senior basis subject to the security interests in such subsidiaries’ assets as described below. Various properties held by us and our subsidiaries secure our indebtedness other than the notes. Our subsidiaries’ secured indebtedness reduces the amount of borrowings we can incur under our bank credit facilities. Therefore, our rights and the rights of our creditors, including the holders of notes, to participate in the assets of any subsidiary upon its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. In the latter case, our claims would still be effectively subordinated to any security interests in or mortgages or other liens on the assets of the subsidiary and would rank equally with any indebtedness of the subsidiary including the guarantees by the subsidiary of our debt.
Changes in our credit ratings may adversely affect your investment in the notes.
     The notes are currently rated Baa3 by Moody’s Investors Service and BBB- by Standard & Poor’s. These ratings, which are based on current information furnished to the rating agencies by us and obtained from other sources, are subject to revision or withdrawal at any time by the rating agencies and, therefore, we may not be able to maintain these credit ratings. Actual or anticipated changes in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the value and liquidity of the notes. Ratings are not recommendations to purchase, hold or sell the notes, in as much as a rating does not comment as to market price or suitability for a particular investor.
Risks Relating to Our Indebtedness
We have substantial debt obligations which may reduce our operating performance and put us at a competitive disadvantage.
     As of June 30, 2007, we had debt and other liabilities outstanding in the aggregate amount of approximately $1.2 billion. Many of our loan facilities require scheduled principal and balloon payments. In addition, our organizational documents do not limit the level or amount of debt that we may incur, nor do we have a policy limiting our debt to any particular level. The amount of our debt outstanding from time to time could have important consequences to our stockholders. For example, it could:
•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, property acquisitions, redevelopments and other appropriate business opportunities that may arise in the future;

•	limit our ability to make distributions on our outstanding shares of our common stock, including the payment of dividends required to maintain our status as a REIT;

•	make it difficult to satisfy our debt service requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the factors that affect the profitability of our business, which may place us at a disadvantage compared to competitors with less debt or debt with less restrictive terms;

•	limit our ability to obtain any additional debt or equity financing we may need in the future for working capital, debt refinancing, capital expenditures, acquisitions, redevelopment or other general corporate purposes or to obtain such financing on favorable terms; and

•	require us to dedicate increased amounts of our cash flow from operations to payments on our variable rate, unhedged debt if interest rates rise.
     If our internally generated cash is inadequate to repay our indebtedness upon maturity, then we will be required to repay debt through refinancing or equity offerings. If we are unable to refinance our indebtedness on acceptable terms, or at all, we might be forced to dispose of one or more of our properties potentially upon disadvantageous terms, which might result in losses and might adversely affect our cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing, our interest expense would increase, without a corresponding increase in our rental rates, which would adversely affect our results of operations. Further, if one of our properties is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, or if we are in default under the related mortgage or deed of trust, such property could be transferred to the mortgagee, or the mortgagee could foreclose upon the property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value. Foreclosure could also create taxable income without accompanying cash proceeds, thereby hindering our ability to meet the REIT distribution requirements under the Code.
     Our financial covenants may restrict our operating or acquisition activities, which may harm our financial condition and operating results.
     Our unsecured revolving credit facility, our outstanding senior unsecured notes, including the notes and much of our existing mortgage indebtedness contain customary covenants and conditions, including, among others, compliance with various financial ratios and restrictions upon the incurrence of additional indebtedness and liens on our properties. Furthermore, the terms of some of this indebtedness will restrict our ability to consummate transactions that result in a change of control or to otherwise issue equity or debt securities. The existing mortgages also contain customary negative covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. If we were to breach covenants in these debt agreements, the lender could declare a default and require us to repay the debt immediately. If we fail to make such repayment in a timely manner, the lender may be entitled to take possession of any property securing the loan.
Increases in interest rates cause our borrowing costs to rise and generally adversely affect the market price of our securities.
     Of our approximately $1.2 billion of debt outstanding as of June 30, 2007, approximately $106.0 million bears interest at variable interest rates, including $100.0 million of fixed rate borrowings that we have converted to floating rate borrowings based on 6 month LIBOR plus 0.4375% and matures April 15, 2009 through the use of hedging agreements. We also may borrow additional funds at variable interest rates in the future. Increases in interest rates would increase our interest expense on our variable rate debt and reduce our future earnings and cash flows, which could adversely affect our ability to service our debt and meet our other obligations and also could reduce the amount we are able to distribute to our stockholders. Although we may in the future enter into hedging arrangements or other transactions as to a portion of our variable rate debt to limit our exposure to rising interest rates, the amounts we are required to pay under the variable rate debt to which the hedging or similar arrangements relate may increase in the event of non-performance by the counterparties to any of our hedging arrangements.
     In addition, the market price of our common stock is affected by the annual distribution rate on the shares of our common stock. Increasing market interest rates may lead prospective purchasers of our common stock and other securities to seek alternative investments that offer a higher annual yield which would likely adversely affect the market price of our common stock and other securities, including the notes. Finally, increases in interest rates may have the effect of depressing the market value of retail properties such as ours, including the value of those properties securing our indebtedness.

Risks Related to Our Business
We are dependent upon certain key tenants and decisions made by these tenants or adverse developments in the business of these tenants could have a negative impact on our financial condition.
     We own shopping centers which are supported by “anchor” tenants which, due to size, reputation or other factors, are particularly responsible for drawing other tenants and shoppers to our centers. For instance, Publix Supermarkets is our largest tenant and accounted for approximately 2.5 million square feet, or 13.6% of our gross leasable area, at June 30, 2007 and accounts for over $19.3 million of minimum rent, or 10.2% of our annualized minimum rent. At any time, an anchor tenant or other tenant may experience a downturn in its business that may weaken its financial condition. As a result, tenants may delay lease commencement, fail to make rental payments when due or declare bankruptcy. We are subject to the risk that these tenants may be unable to make their lease payments or may decline to extend a lease upon its expiration. Any tenant bankruptcies, leasing delays or failures to make rental payments when due could result in the termination of the tenant’s lease and material losses to our business and harm to our operating results.
     In addition, an anchor tenant may decide that a particular store is unprofitable and close its operations in our center, and, while the tenant may continue make rental payments, such a failure to occupy its premises could have an adverse effect on the property. A lease termination by an anchor tenant or a failure by that anchor tenant to occupy the premises could result in lease terminations or reductions in rent by other tenants in the same shopping center if their leases have “co-tenancy” clauses which permit cancellation or rent reduction if an anchor tenant’s lease is terminated or the anchor “goes dark.” Vacated anchor tenant space also tends to adversely affect the entire shopping center because of the loss of the departed anchor tenant’s power to draw customers to the center. We cannot provide any assurance that we would be able to quickly re-lease vacant space on favorable terms, if at all. Any of these developments could adversely affect our financial condition or results of operations.
     We may experience difficulties and additional costs associated with renting unleased space and space to be vacated in future years.
     Our goal is to improve the performance of our properties by re-leasing vacated space. However, we may not be able to maintain our overall occupancy. Our ability to continue to lease or re-lease vacant space in these or other properties will be affected by many factors, including our properties’ locations, current market conditions and covenants found in certain leases restricting the use of other space at our properties. For instance, in some cases, our tenant leases contain provisions giving the tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center, or limit the ability of other tenants to sell that merchandise or provide those services. When re-leasing space after a vacancy, these provisions may limit the number and types of prospective tenants for the vacant space. The failure to lease or to re-lease on satisfactory terms could harm our operating results.
     If we are able to re-lease vacated space, there is no assurance that rental rates will be equal to or in excess of current rental rates. In addition, we may incur substantial costs in obtaining new tenants, including brokerage commission fees paid by us in connection with new leases or lease renewals, and the cost of making leasehold improvements.
Geographic concentration of our properties makes our business vulnerable to economic downturns in certain regions or to other events, like hurricanes, that disproportionately affect those areas.
     As of June 30, 2007, approximately 54.6% of our retail property gross leasable area was located in Florida. As a result, economic, real estate and other, general conditions in Florida will significantly affect our revenues and the value of our properties. Business layoffs or downsizing, industry slowdowns, changing demographics and other similar factors may adversely affect the economic climate in Florida. Any resulting oversupply or reduced demand for retail properties in Florida would adversely affect our operating performance and limit our ability to make distributions to stockholders.
     In addition, a significant portion of our retail property gross leasable area is located in coastal areas that are susceptible to the harmful effects of tropical storms, hurricanes and other similar natural disasters. Most importantly, as of June 30, 2007, approximately 58.5% of the total insured value of our portfolio is located in the State of Florida, with approximately 32.0% located in Miami-Dade, Broward and Palm Beach counties. In 2004 and 2005, our properties experienced damage from a total of seven named hurricanes or tropical storms, with an aggregate loss of approximately $14.7 million, not all of which was insured. While some of these uninsured expenses are recoverable from our tenants, not all of the leases have provisions permitting reimbursement, and, therefore, we must pay the remaining amounts. Moreover, with the increased hurricane activity in 2004 and 2005, the cost of property insurance has risen dramatically. While much of the cost of this insurance is passed on to our tenants as reimbursable property costs, some tenants, particularly national tenants, do not pay a pro rata share of these costs under their leases. Hurricanes and similar storms also disrupt our business and the business of our tenants, which could affect the ability of some tenants to pay rent. Therefore, as a result of the geographic concentration of our properties, we face demonstrable, increasing costs, such as uninsured property losses, increased insurance premiums and disruptions to our business and the businesses of our tenants.
     Our insurance coverage on our properties may be inadequate therefore increasing the risks to our business.
     We currently carry comprehensive insurance on all of our properties, including insurance for liability, fire, flood, rental loss and acts of terrorism. We also currently carry environmental insurance on most of our properties. All of these policies contain coverage limitations. We believe these coverages are of the types and amounts customarily obtained for or by an owner of similar types of real property assets located in the areas where our properties are located. We intend to obtain similar insurance coverage on subsequently acquired properties.
     The availability of insurance coverage may decrease and the prices for insurance may increase as a consequence of significant losses incurred by the insurance industry. For instance, following the hurricane activity of 2004 and 2005, property insurance costs in the State of Florida have increased. In the event of future industry losses, we may be unable to renew or duplicate our current insurance coverage in adequate amounts or at reasonable prices. In addition, insurance companies may no longer offer coverage against certain types of losses, such as losses from named wind storms or due to terrorist acts and toxic mold, or, if offered, the expense of obtaining these types of insurance may not be justified. We, therefore, may cease to have insurance coverage against certain types of losses and/or there may be decreases in the limits of insurance available.
     If an uninsured loss or a loss in excess of our insured limits occurs, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property, but still remain obligated for any mortgage debt or other financial obligations related to the property. We cannot guarantee that material losses in excess of insurance proceeds will not occur in the future. If any of our properties were to experience a catastrophic loss, it could disrupt seriously our operations, delay revenue and result in large expenses to repair or rebuild the property. Also, due to inflation, changes in codes and ordinances, environmental considerations and other factors, it may not be feasible to use insurance proceeds to replace a building after it has been damaged or destroyed or the proceeds could be insufficient. Events such as these could adversely affect our results of operations and our ability to meet our obligations, including our ability to satisfy our obligations under the notes, and make distributions to our stockholders.
We may be unable to sell properties when appropriate because real estate investments are illiquid.
     Real estate investments generally cannot be sold quickly. In addition, there are limitations under federal income tax laws applicable to real estate and to REITs in particular that may limit our ability to sell our assets. We may not be able to alter our portfolio promptly in response to changes in economic or other conditions. Our inability to respond quickly to changes in the performance of our investments could adversely affect our ability to meet our obligations, including our ability to satisfy our obligations under the notes, and make distributions to our stockholders.
     The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100 percent penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a property constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning properties and to make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of our sales are prohibited transactions.
Our development and redevelopment activities are inherently risky and may not yield anticipated returns, which would harm our operating results and reduce funds available for distributions to stockholders.
     An important component of our growth strategy is the redevelopment of properties within our portfolio and the development of new shopping centers. At June 30, 2007, we had invested an aggregate of approximately $42.6 million in these development or redevelopment projects at various stages of completion and anticipate that these projects will require an additional $47.2 million to complete, based on our current plans and estimates. These developments and redevelopments may not be as successful as currently expected. Expansion, renovation and development projects entail the following considerable risks:
•	significant time lag between commencement and completion subjects us to greater risks due to fluctuation in the general economy;

•	failure or inability to obtain construction or permanent financing on favorable terms;

•	expenditure of money and time on projects that may never be completed;

•	inability to achieve projected rental rates or anticipated pace of lease-up;

•	higher-than-estimated construction costs, including labor and material costs; and

•	possible delay in completion of the project because of a number of factors, including weather, labor disruptions, construction delays or delays in receipt of zoning or other regulatory approvals, or man-made or natural disasters (such as fires, hurricanes, earthquakes or floods).
     While our policies with respect to expansion, renovation and development activities are intended to limit some of the risks otherwise associated with such activities, such as initiating construction only after securing commitments from anchor tenants, we will nevertheless be subject to risks that the construction costs of a property, due to factors such as cost overruns, design changes and timing delays arising from a lack of availability of materials and labor, weather conditions and other factors outside of our control, as well as financing costs, may exceed original estimates, possibly making the associated investment unprofitable. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these redevelopment projects and harm our operating results.
Future acquisitions may not yield the returns expected, may result in disruptions to our business, may strain management resources and may result in stockholder dilution.
     Our investing strategy and our market selection process may not ultimately be successful and may not provide positive returns on our investment. The acquisition of properties or portfolios of properties entails risks that include the following, any of which could adversely affect our results of operations and our ability to meet our obligations:
•	we may not be able to identify suitable properties to acquire or may be unable to complete the acquisition of the properties we identify;

•	we may not be able to integrate any acquisitions into our existing operations successfully;

•	properties we acquire may fail to achieve within the time frames we project the occupancy or rental rates we project at the time we make the decision to acquire, which may result in the properties’ failure to achieve the returns we projected;

•	our pre-acquisition evaluation of the physical condition of each new investment may not detect certain defects or identify necessary repairs, which could significantly increase our total acquisition costs; and

•	our investigation of a property or building prior to our acquisition, and any representations we may receive from the seller of such building or property, may fail to reveal various liabilities, which could reduce the cash flow from the property or increase our acquisition cost.
     If we acquire a business, we will be required to integrate the operations, personnel and accounting and information systems of the acquired business and train, retain and motivate any key personnel from the acquired business. In addition, acquisitions of or investments in companies may cause disruptions in our operations and divert management’s attention away from day-to-day operations, which could impair our relationships with our current tenants and employees. The issuance of equity securities in connection with any acquisition or investment could be substantially dilutive to our stockholders.
Our ability to grow will be limited if we cannot obtain additional capital.
     Our growth strategy is focused on the redevelopment of properties we already own and the acquisition and development of additional properties. We believe that it will be difficult to fund our expected growth with cash from operating activities because, in addition to other requirements, we are required to distribute to our stockholders at least 90% of our REIT taxable income (excluding net capital gains) each year to continue to qualify as a REIT for federal income tax purposes. As a result, we must rely primarily upon the availability of debt or equity capital, which may or may not be available on favorable terms or at all. The debt could include mortgage loans from third parties or the sale of debt securities. Equity capital could include shares of our common stock or preferred stock. We cannot guarantee that additional financing, refinancing or other capital will be available in the amounts we desire or on favorable terms. Our access to debt or equity capital depends on a number of factors, including the market’s perception of our growth potential, our ability to pay dividends, our financial condition, our credit rating and our current and potential future earnings. Depending on the outcome of these factors, we could experience delay or difficulty in implementing our growth strategy on satisfactory terms, or be unable to implement this strategy.
Competition for the acquisition of assets and the leasing of properties may impede our ability to make, or may increase the cost of, these acquisitions and may impair our future income.
     Numerous commercial developers and real estate companies compete with us in seeking tenants for our existing properties and properties for acquisition. This competition may:
•	reduce properties available for acquisition;

•	increase the cost of properties available for acquisition;

•	reduce the rate of return on these properties;

•	reduce rents payable to us;

•	interfere with our ability to attract and retain tenants;

•	lead to increased vacancy rates at our properties; and

•	adversely affect our ability to minimize expenses of operation.
     In addition, tenants and potential acquisition targets may find competitors to be more attractive because they may have greater resources, broader geographic diversity, may be willing to pay more or offer greater lease incentives or may have a more compatible operating philosophy. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. These competitive factors may adversely affect our profitability, and our stockholders may experience a lower return on their investment.
We may be subjected to liability for environmental contamination which might have a material adverse impact on our financial condition and results of operations.
     As an owner and operator of real estate and real estate-related facilities, we may be liable for the costs of removal or remediation of hazardous or toxic substances present at, on, under, in or released from our properties, as well as for governmental fines and damages for injuries to persons and property. We may be liable without regard to whether we knew of, or were responsible for, the environmental contamination and with respect to properties previously owned by companies we have acquired, whether the contamination occurred before or after the acquisition. We have several properties in our portfolio that will require or are currently undergoing varying levels of environmental remediation. The presence of contamination or the failure properly to remediate contamination at any of our properties may adversely affect our ability to sell or lease those properties or to borrow funds by using those properties as collateral. The costs or liabilities could exceed the value of the affected real estate. Although we have environmental insurance policies covering most of our properties, there is no assurance that these policies will cover any or all of the potential losses or damages from environmental contamination; therefore, any liability, fine or damage could directly impact our financial results.

The Americans with Disabilities Act of 1990 could require us to take remedial steps with respect to existing or newly acquired properties.
     Our existing properties, as well as properties we may acquire, as commercial facilities, are required to comply with Title III of the Americans with Disabilities Act of 1990. Investigation of a property may reveal non-compliance with this Act. The requirements of this Act, or of other federal, state or local laws, also may change in the future and restrict or require further renovations of our properties with respect to access for disabled persons. Future compliance with this Act may require expensive changes to the properties.
We may experience adverse consequences in the event we fail to qualify as a REIT.
     Although we believe that we are organized and have operated so as to qualify as a REIT under the Internal Revenue Code since our REIT election in 1995, no assurance can be given that we have qualified or will remain so qualified. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.
     Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial and administrative interpretations. These provisions include requirements concerning, among other things, the ownership of our outstanding common stock, the nature of our assets, the sources of our income, and the amount of our distributions to our stockholders. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources. Satisfying this requirement could be difficult, for example, if defaults by tenants were to reduce the amount of income from qualifying rents. In addition, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding net capital gains. To the extent that we satisfy the 90 percent distribution requirement, but distribute less than 100 percent of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a four percent nondeductible excise tax on the amount, if any, by which our distributions (or deemed distributions) in any year are less than the sum of 85 percent of our ordinary income for that year, 95 percent of our capital gain net earnings for that year and 100 percent of our undistributed taxable income from prior years. We intend to make distributions to our stockholders to comply with the distribution provisions of the Internal Revenue Code. Although we anticipate that our cash flows from operating activities will be sufficient to enable us to pay our operating expenses and meet distribution requirements, no assurance can be given in this regard. We may be required to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax.
     If we fail to qualify as a REIT:
•	we would not be allowed a deduction for distributions to stockholders in computing taxable income;

•	we would be subject to federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax;

•	unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified;

•	we could be required to pay significant income taxes, which would substantially reduce the funds available for investment or for distribution to our stockholders for each year in which we failed or were not permitted to qualify; and

•	we would no longer be required by law to make any distributions to our stockholders.
We are subject to other tax liabilities.
     Even if we qualify as a REIT, we are subject to some federal, state and local taxes on our income and property that could reduce operating cash flow. For example, we will pay tax on certain types of income that are not distributed, and will be subject to a 100 percent excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arms-length basis. In addition, our taxable REIT subsidiaries are subject to foreign, federal, state and local taxes.

Our Chairman of the Board and his affiliates own approximately 46% of our common stock and exercise significant control over our company and may delay, defer or prevent us from taking actions that would be beneficial to our other stockholders.
     Chaim Katzman, the chairman of our board of directors and our largest stockholder, and his affiliates own approximately 46% of the outstanding shares of our common stock and, as a result of a stockholders’ agreement with other of our stockholders, have voting power of almost 53% of our outstanding shares with respect to the election of directors. Accordingly, Mr. Katzman is able to exercise significant control over the outcome of substantially all matters required to be submitted to our stockholders for approval, including decisions relating to the election of our board of directors and the determination of our day-to-day corporate and management policies. In addition, Mr. Katzman is able to exercise significant control over the outcome of any proposed merger or consolidation of our company which, under our charter, the affirmative vote of the holders of a majority of the outstanding shares of our common stock in such instances. Mr. Katzman’s ownership interest in our company may discourage third parties from seeking to acquire control of our company which may adversely affect the market price of our common stock.
Several of our controlling stockholders have pledged their shares of our stock as collateral under bank loans, foreclosure and disposition of which could have a negative impact on our stock price.
     Several of our affiliated stockholders that beneficially own a significant interest in our company, including Gazit-Globe, Ltd. and related entities, have pledged a substantial portion of our stock that they own to secure loans made to them by commercial banks.
     If a stockholder defaults on any of its obligations under these pledge agreements or the related loan documents, these banks may have the right to sell the pledged shares in one or more public or private sales that could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations. Some of the occurrences that may constitute such an event of default include:
•	the stockholder’s failure to make a payment of principal or interest when due;

•	the occurrence of another default that would entitle any of the stockholder’s other creditors to accelerate payment of any debts and obligations owed to them by the stockholder;

•	if the bank, in its absolute discretion, deems that a change has occurred in the condition of the stockholder to which the bank has not given its prior written consent; and

•	if, in the opinion of the bank, the value of the pledged shares shall be reduced or is likely to be reduced (for example, the price of our common stock declines).
     In addition, because so many shares are pledged to secure loans, the occurrence of an event of default could result in a sale of pledged shares that would trigger a change of control of our company, even when such a change may not be in the best interests of our stockholders.
To maintain our status as a REIT, we limit the amount of shares any one stockholder can own.
     The Internal Revenue Code imposes certain limitations on the ownership of the stock of a REIT. For example, not more than 50% in value of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code). To protect our REIT status, our charter prohibits any one stockholder from owning (actually or constructively) more than 9.9% in value of the outstanding shares of common stock or of any class or series of outstanding preferred stock. The constructive ownership rules are complex. Shares of our capital stock owned, actually or constructively, by a group of related individuals and/or entities may be treated as constructively owned by one of those individuals or entities. As a result, the acquisition of less than 9.9% in value of the outstanding common stock and/or a class or series of preferred stock (or the acquisition of an interest in an entity that owns common stock or preferred stock) by an individual or entity could cause that individual or entity (or another) to own constructively more than 9.9% in value of the outstanding stock. If that happened, either the transfer or ownership would be void or the shares would be transferred to a charitable trust and then sold to someone who can own those shares without violating the 9.9% ownership limit.

     Our board of directors may waive these restrictions on a case-by-case basis. The 9.9% ownership restrictions may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the stockholders’ best interest.
We cannot assure you we will continue to pay dividends at historical rates.
     Our ability to continue to pay dividends on our common stock at historical rates or to increase our common stock dividend rate and service our debt securities, including the notes, will depend on a number of factors, including, among others, the following:
•	our financial condition and results of future operations;

•	the performance of lease terms by tenants;

•	the terms of our loan covenants; and

•	our ability to acquire, finance, develop or redevelop and lease additional properties at attractive rates.
     If we do not maintain or increase the dividend rate on our common stock, it could have an adverse effect on the market price of our common stock and other securities, including the notes. Conversely, payment of dividends on our common stock may be subject to payment in full of the interest on any debt securities we may offer.
Our organizational documents contain provisions which may discourage the takeover of our company, may make removal of our management more difficult and may depress our stock price.
     Our organizational documents contain provisions that may have an anti-takeover effect and inhibit a change in our management. As a result, these provisions could prevent our stockholders from receiving a premium for their shares of common stock above the prevailing market prices. These provisions include:
•	the REIT ownership limit described above;

•	the ability to issue preferred stock with the powers, preferences or rights determined by our board of directors;

•	special meetings of our stockholders may be called only by the chairman of the board, the chief executive officer, the president or by the board of directors or by the secretary upon the request of a majority of our stockholders;

•	advance notice requirements for stockholder proposals;

•	the absence of cumulative voting rights; and

•	provisions relating to the removal of incumbent directors.
     Finally, Maryland law also contains provisions that restrict mergers and other business combinations with an “interested stockholder” (as defined therein) or that may otherwise have the effect of preventing or delaying a change of control.
Changes in taxation of corporate dividends may adversely affect the value of our common stock.
     The maximum marginal rate of tax payable by domestic non-corporate taxpayers on dividends received from a regular “C” corporation under current law is 15 percent through 2010, as opposed to higher ordinary income rates. The reduced tax rate, however, does not apply to distributions paid to domestic non-corporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its stockholders generally remain subject to less federal income taxation than earnings of a non-REIT “C” corporation that are distributed to its stockholders net of corporate-level income tax, legislation that extends the application of the 15 percent rate to dividends paid after 2010 by “C” corporations could cause domestic non-corporate investors to view the stock of regular “C” corporations as more attractive relative to the stock of a REIT, because the dividends from regular “C” corporations would continue to be taxed at a lower rate while distributions from REITs (other than distributions designated as capital gain dividends) are generally taxed at the same rate as the individual’s other ordinary income.

SELECTED FINANCIAL DATA
     The following table states our selected consolidated financial data as of and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, which have been derived from our audited consolidated financial statements included elsewhere in this prospectus or previously filed. The selected consolidated financial data as of and for the six-month periods ended June 30, 2007 and 2006 have been derived from our unaudited financial statements included elsewhere in this prospectus. The table reflects our consolidated results of operations for the periods indicated. The following selected consolidated financial data should be read together with our consolidated financial statements and notes thereto. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,					Six Months Ended June 30,
						2007	2006
	2006	2005	2004	2003	2002	(Unaudited)	(Unaudited)
		(in thousands other than per share, percentage and ratio data)
Statement of Operations Data:(1)
Total rental income	$232,311	$208,887	$185,997	$144,064	$61,000	$128,041	$112,304

Property operating expenses	58,941	48,962	43,713	38,766	17,970	32,169	30,025
Property management and leasing services	1,861	229	82	42	—	926	563
Rental property depreciation and amortization	41,576	34,581	29,634	21,535	8,021	23,282	20,536
Litigation settlement	—	—	—	—	2,067	—	—
General and administrative expenses	33,555	23,512	22,433	15,090	6,852	14,620	10,897

Total operating expenses	135,933	107,284	95,862	75,433	34,910	70,997	62,021

Interest expense	(54,458)	(47,795)	(41,486)	(32,666)	(16,101)	(32,980)	(26,917)
Amortization of deferred financing fees	(1,490)	(1,454)	(1,335)	(902)	(622)	(812)	(718)
Other income (expenses), net	16,628	7,941	2,704	1,095	2,534	8,300	13,110
Minority interest	(206)	(188)	(576)	(756)	(101)	(56)	(150)

Income from continuing operations	$56,852	$60,107	$49,442	$35,402	$11,800	$31,496	$35,608

Net income	$176,955	$92,741	$97,804	$63,647	$39,934	$32,887	$133,712

Basic earnings per share:
Income from continuing operations	$0.77	$0.81	$0.70	$0.59	$0.36	$0.43	$0.48

Net income	$2.40	$1.26	$1.39	$1.06	$1.22	$0.45	$1.79

Diluted earnings per share:
Income from continuing operations	$0.77	$0.81	$0.70	$0.59	$0.36	$0.42	$0.47

Net income	$2.38	$1.24	$1.37	$1.05	$1.20	$0.44	$1.77

Balance Sheet Data:
Total rental properties, net of accumulated depreciation	$1,885,711	$1,896,505	$1,873,687	$1,617,299	$678,431	$1,998,391	$1,753,318
Total assets	2,051,849	2,052,033	1,992,292	1,677,386	730,069	2,181,476	1,963,907
Mortgage notes payable	391,647	446,925	495,056	459,103	332,143	414,242	366,699
Total liabilities	1,125,182	1,077,879	1,059,507	834,162	375,969	1,254,343	1,020,522
Minority interest	989	1,425	1,397	12,672	3,869	989	989
Shareholders’ equity	925,678	972,729	931,388	830,552	350,231	926,144	942,396
Other Data:
Funds from operations(2)	$110,311	$124,836	$113,663	$89,870	$45,487	$54,889	$64,703
Cash flows from:
Operating activities	$94,643	$117,192	$113,110	$78,262	$45,613	$72,627	$61,156
Investing activities	114,813	(82,371)	(244,851)	(326,160)	(51,439)	(102,377)	163,109
Financing activities	(209,558)	(39,841)	135,897	245,920	7,864	29,750	(220,943)
GLA (square feet) at end of period	18,353	19,699	19,914	19,883	8,530	18,079	15,929
Occupancy of core shopping center portfolio at end period	95%	93%	95%	90%	89%	94%	95%
Dividends per share	$2.20	$1.17	$1.13	$1.10	$1.08	$0.60	$1.60

(1)	Reclassified to reflect the reporting of discontinued operations.

(2)	We believe Funds From Operations, or FFO, (combined with the primary presentations of accounting principles generally accepted in the United States of America, or GAAP) is a useful supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, in particular, REITs. Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate diminishes predictably over time. The National Association of Real Estate Investment Trusts, or NAREIT, stated in its April 2002 White Paper on Funds from Operations “since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including the ability to make distributions, and (iii) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

The following table illustrates the calculation of funds from operations for each of the five years in the period ended December 31, 2006 and for the six-month periods ended June 30, 2007 and June 30, 2006 (in thousands):

	Year Ended December 31,					Six Months Ended June 30,
						2007	2006
	2006	2005	2004	2003	2002	(Unaudited)	(Unaudited)
Net income	$176,955	$92,741	$97,804	$63,647	$39,934	$32,887	$133,712
Adjustments:
Rental property depreciation and amortization, including discontinued operations	44,791	43,445	37,215	28,007	13,810	23,383	23,532
Gain on disposal of income-producing properties	(112,995)	(11,460)	(22,176)	(3,083)	(9,264)	(1,720)	(93,199)
Loss on disposal fixed assets	—	—	—	—	—	283	—
Minority interest	206	110	623	803	101	56	150
Other Items:
Interest on convertible partnership units	—	—	—	43	259	—	—
Pro-rata share of real estate depreciation from joint ventures	1,354	—	197	453	647	—	508

Funds from operations	$110,311	$124,836	$113,663	$89,870	$45,487	$54,889	$64,703

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Year Ended December 31,					Six Months Ended June 30,
						2007	2006
	2006	2005	2004	2003	2002	(Unaudited)	(Unaudited)
Earnings per diluted share*	$2.38	$1.24	$1.37	$1.05	$1.20	$0.44	$1.77
Adjustments:
Rental property depreciation and amortization, including discontinued operations	0.60	0.58	0.52	0.45	0.41	0.32	0.31
Gain on disposal of income-producing properties	(1.52)	(0.15)	(0.31)	(0.05)	(0.27)	(0.02)	(1.23)
Other Items:
Pro-rata share of real estate depreciation from joint ventures	0.02	—	—	0.01	0.02	—	0.01

Funds from operations per diluted share	$1.48	$1.67	$1.58	$1.46	$1.36	$0.74	$0.86

*	Earnings per diluted share reflect the add-back of interest on convertible partnership units and the minority interest(s) in earnings of consolidated subsidiaries which are convertible to shares of our common stock.

USE OF PROCEEDS
     We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of original notes, the terms of which are identical in all material respects to the exchange notes. The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.
     Net proceeds after issuance discounts and underwriting fees were $148.9 million, of which $148.0 million from the private offering of the original notes was used to reduce the outstanding balance under our unsecured revolving credit facility. The balance of the proceeds was used for general corporate purposes.
RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated:

					Six Months
Year Ended December 31,					Ended June 30,
2006	2005	2004	2003	2002	2007
1.81	1.99	1.98	1.98	1.54	1.81
     For the purpose of computing the ratio of earnings to fixed charges, earnings were calculated using pretax income from continuing operations after adjustment for minority interest, adding fixed charges and subtracting interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of premiums, discounts and capitalized expenses related to indebtedness. There are no periods in which earnings were insufficient to cover combined fixed charges. To date, we have not issued preferred stock or incurred any preferred stock dividends.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
     The following should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing elsewhere in this prospectus.
     The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to inaccurate assumptions and known or unknown risks and uncertainties, including those identified in “Forward-Looking Statements” and “Risk Factors.”
Overview
     We are a real estate investment trust, or REIT, that principally owns, manages, acquires and develops neighborhood and community shopping centers. As of June 30, 2007, our property portfolio consisted of 180 properties, including 164 shopping centers comprising approximately 18.1 million square feet of gross leasable area, or GLA, seven development/redevelopment properties, six non-retail properties and three parcels of land. As of June 30, 2007, the core portfolio was 93.9% leased and included national, regional and local tenants.
     Two important events occurred in 2006 that affect the results reported in this prospectus and will affect our business in the future. First, in April 2006, we sold a portfolio of 29 properties located in the State of Texas to a joint venture in which we initially retained a 20% interest. In December, however, we sold our interest in the joint venture to an affiliate of our partner, completing the full disposition of our interest in the 29 Texas properties. The sale of the Texas properties resulted in a gain of $112.9 million. In addition, the $4.8 million of 2006 operating results of the Texas properties prior to their sale to the JV, four other properties sold in 2006 and one property held for sale at December 31, 2006 are reflected as operations of income-producing properties sold or held for sale. The 2005 and 2004 operations of income-producing properties sold or held for sale of $21.2 and $26.3 million reflect a reclassification of operations for properties sold during 2004, 2005 and 2006, including the Texas properties, and the one property held for sale.

     Second, in August of 2006, our founder and chairman of the board, Chaim Katzman, decided to relinquish the title of chief executive officer, and we hired Jeffrey S. Olson, the former president of the east and west divisions of Kimco Realty Corporation, to replace him. In addition, the employment agreements with our prior president and chief operating officer and our prior chief financial officer expired at the end of 2006. Mr. Olson assumed the role of president, and we hired Jeffrey S. Stauffer, the former chief operating officer of Pan Pacific Retail Properties, to serve as our executive vice president and chief operating officer, and we hired Gregory R. Andrews, a former principal of Green Street Advisors, as our executive vice president and chief financial officer. This management transition occurred, for the most part, in the third and fourth quarters of 2006 and related changes to our organization are on-going. As a result, we incurred $5.7 million of compensation, severance and employment-related expenses in 2006 related to the management transition.
     Our principal business objective has been and will continue under our new management team to be maximizing long-term stockholder value by generating sustainable cash flow growth and increasing the long-term value of our real estate assets.
     Operating Strategies. We derive substantially all of our revenue from tenants under existing leases at our properties. Our core operating strategy is to maximize and strengthen this revenue by attracting and retaining a strong and diverse base of tenants. In 2006, this strategy resulted in:
•	a 3.0% increase in same property net operating income over 2005;

•	an increase in the average rental rate of 6.5% to $12.53 per square foot on 434 lease renewals aggregating 1.4 million square feet;

•	181 new leases totaling 528,514 square feet at an average rental rate of $12.69 per square foot, representing a 7.8% increase over prior rents on a same-space basis;

•	also, 155 additional new leases totaling 591,532 square feet at an average rental rate of $12.44 per square foot; and

•	an occupancy rate of 95.0% in our core shopping center portfolio at December 31, 2006 versus 93.4% at December 31, 2005.
     In the long-term, our operating revenues are dependent on the continued occupancy of our properties, the rents that we are able to charge to our tenants and the ability of these tenants to make their rental payments. The main long-term threat to our business is our dependence on the viability of our anchor and other tenants. We believe, however, that our general operating risks are mitigated by concentrating on high-density neighborhoods in major metropolitan areas, leasing to strong tenants in the markets in which we own properties and maintaining a diverse tenant mix.
     Investment Strategies. Our investment strategy is to deploy capital in projects that generate a return that exceeds our cost of capital and, at the same time, to sell assets that no longer meet our investment criteria. In 2006, this strategy resulted in:
•	the sale of the 29 properties in Texas for aggregate consideration of $405.7 million and an aggregate gain of $112.9 million;

•	the acquisition of 15 retail properties, 5 outparcels and 3 land parcels for aggregate consideration of $270.9 million; and

•	the completion and leasing of $45.4 million of development and redevelopment projects.
     Capital Strategy. Our business during 2006 was financed using our revolving lines of credit, proceeds from the sale of properties, issuance of public debt and assumed mortgages. Specifically, in 2006, our capital strategy resulted in:
•	the issuance of $250.0 million principal amount of senior unsecured notes at interest rates ranging from 6.0% to 6.25% and maturing in 2016 and 2017;

•	our re-purchase of 3.0 million shares of our common stock for total consideration of $69.1 million representing an average price of $22.68 per share; and

•	the prepayment of our $75.0 million 7.25% senior notes due August 2007 and mortgage notes aggregating $25.5 million.
     During the six months ended June 30, 2007, our business strategies resulted in:
•	the acquisition of three retail shopping centers with an aggregate purchase price of $121.0 million;

•	the acquisition of two income-producing outparcels for an aggregate purchase price of $3.4 million;

•	the sale of two income-producing properties for an aggregate sales price of $7.5 million resulting in an aggregate gain of $1.7 million;

•	the sale of three outparcels for a total sales price of $3.4 million resulting in an aggregate gain of $1.6 million;

•	the completion of one $11.5 million Publix-anchored shopping center development; and

•	the issuance of the original $150 million 6% unsecured fixed-rate notes.
     At June 30, 2007, the outstanding balances on our lines of credit were $6 million in the aggregate and had availability of approximately $268.6 million, net of outstanding balances and letters of credit. In order to fund our business in the future, we anticipate using similar financing sources. However, there can be no assurances that these sources will be available to us in the future at reasonable terms or at all. In addition, although we have enjoyed a low interest rate environment in recent years, the increase in interest rates during the last few years has had, and any future increases will have, an adverse effect on the cost of our future borrowings, including borrowings under our revolving credit facilities, which are based on variable interest rates. As interest rates rise, the interest expense we incur on these loans will increase.
     2007 Outlook. One of our principal focuses in 2007 will be the disposition of assets that no longer meet our investment criteria. These sales may negatively affect our rental revenue and earnings in the short term. In the long run, we believe that our business and the earnings generated from the remaining properties will benefit from the quality, location and demographic characteristics of that portfolio, as well as new properties developed or acquired, in part, with capital from those sales.
     We continue to see a positive impact on our income as a result of the redevelopment of our shopping centers and higher rental rates on existing spaces that are experiencing tenant turnover. We anticipate that approximately $100 million of developments and redevelopment projects will be completed in the next two years. As redevelopment properties stabilize, spaces that were out of service begin generating revenue; in addition, spaces that were not out of service and that have expiring leases may generate higher revenue because we generally receive higher rent on new leases. Further, leases signed in 2005 and 2006 on spaces for which there was a previous tenant have on average been renewed at higher base rent than the prior lease.
     Our business is generally dependent on the performance of the economy in the areas in which we own properties and the cost of financing available to fund our growth. Changes in the economic environment tend to have a direct effect on our tenants’ businesses and, therefore, their ability to continue to pay us rent or remain in occupancy of our properties, as well as the willingness of businesses to lease locations. The markets in which we currently own properties have continued to show signs of economic and population growth during 2006, and we expect those trends to continue in 2007. However, general economic slowdowns or other macro-economic changes in these markets may adversely affect our business.
Critical Accounting Policies and Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, which we refer to as GAAP, requires management to make estimates and assumptions that in certain circumstances affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and revenues and expenses. These estimates are prepared using management’s best judgment, after considering past and current events and economic conditions. In addition, information relied upon by management in preparing such estimates includes internally generated financial and operating information, external market information, when available, and when necessary, information obtained from consultations with third party experts. Actual results could differ from these estimates. A discussion of possible risks which may affect these estimates is included in “Risk Factors” of this prospectus. Management considers an accounting estimate to be critical if changes in the estimate or accrual could have a material impact on our consolidated results of operations or financial condition.
     The most significant accounting policies, which involve the use of estimates and assumptions as to future uncertainties and, therefore, may result in actual amounts that differ from estimates, are as follows:
     Revenue Recognition and Accounts Receivable. Leases with tenants are classified as operating leases. Generally, our leases contain fixed escalations which occur at specified times during the term of the lease. Base rents are recognized on a straight-line basis from when the tenant controls the space through the term of the related lease, net of valuation adjustments, based on management’s assessment of credit, collection and other business risk. We make estimates of the collectibility of our accounts receivable related to base rents, straight-line rents, expense reimbursements and other revenue or income taking into account our experience in the retail sector, available internal and external tenant credit information, payment history, industry trends, tenant credit-worthiness and remaining lease terms. In some cases, primarily relating to straight-line rents, the collection of these amounts extends beyond one year. The extended collection period for straight-line rents along with our evaluation of tenant credit risk may result in the non-recognition of a portion of straight-line rental income until the collection of such income is reasonably assured. These estimates have a direct impact on our earnings.
     Real Estate Properties and Development Assets. The nature of our business as an owner, developer and operator of retail shopping centers means that we invest significant amounts of capital into our properties. Depreciation and maintenance costs relating to our properties constitute substantial costs for us as well as the industry as a whole. We capitalize real estate investments and depreciate them based on estimates of the assets’ physical and economic useful lives. The cost of our real estate investments is charged to depreciation expense over the estimated life of the asset using straight-line rates for financial statement purposes. We periodically review the estimated lives of our assets and implement changes, as necessary, to these estimates and, therefore, to our depreciation rates.
     Properties and real estate under development are recorded at cost. We compute depreciation using the straight-line method over the estimated useful lives of the assets generally from 5 years to a maximum of 40 years on buildings and improvements. Maintenance and repair costs are charged to operations as incurred. Tenant work and other major improvements are capitalized and amortized over the term of the lease or the estimated useful life of the improvements, whichever is shorter. Minor improvements, furniture and equipment are capitalized and depreciated over estimated useful lives of the assets, generally from five to seven years.
     Certain external and internal costs directly related to the development, redevelopment and leasing of real estate, including applicable salaries and the related direct costs, are capitalized. We capitalize acquisition and construction costs, property taxes, interest, insurance and other miscellaneous costs that are directly identifiable with a project, from pre-acquisition until the time that construction is complete and the development is ready for its intended use, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 67 and SFAS No. 34. We allocate the capitalized project costs to the various components of the project based on the components’ relative fair values. Our cost allocation method requires the use of management estimates regarding the fair market value of each project component. Management bases its estimates on current market appraisals, comparable sales, existing sale and purchase contracts, replacement cost, historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the fair market values of real estate assets. Actual results may differ from these estimates and anticipated returns on a project, as well as the gain or loss on disposition of the individual project components, could vary significantly from estimated amounts. The capitalized costs associated with developments and redevelopments are depreciated over the life of the improvement. Capitalized costs associated with leases are amortized over the base term of the lease. Unamortized leasing costs are charged to operating expense if the applicable tenant vacates before the expiration of its lease. Undepreciated tenant work is charged to operations if the applicable tenant vacates and the tenant work is replaced.
     We are required to make subjective assessments as to the useful lives of our real estate and related assets for purposes of determining the amount of depreciation to reflect on an annual basis. These assessments have a direct impact on net income. We periodically review the lives of assets and any decrease in asset lives could have the effect of increasing depreciation expense while any analysis indicating that lives are longer than we have assumed could have the effect of decreasing depreciation expense.
     Interest costs on developments and major redevelopments are capitalized as part of developments and redevelopments not yet placed in service. Capitalization of interest commences when development activities and expenditures begin and end upon completion, which is when the asset is ready for its intended use. Generally, rental property is considered substantially complete and ready for its intended use upon completion of tenant improvements, but no later than one year from completion of major construction activity.
     When assets are identified as held for sale, management estimates the sales prices, net of selling costs, of such assets. Assets that will be sold together in a single transaction are aggregated in determining if the net sales proceeds of the group are expected to be less than the net book value of the assets. If, in management’s opinion, the net sales prices of the assets, which have been identified for sale, are expected to be less than the net book value of the assets, an impairment charge is recorded. An impairment charge may also be recorded for any asset if it is probable, in management’s estimation, that aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property.
     We are required to make subjective assessments as to whether there are impairments in the value of our real estate properties and other investments. The assessments have a direct impact on our net income because recording an impairment charge results in an immediate charge to expense.
     Real Estate Acquisitions. Upon acquisition of operating real estate properties, we estimate the fair value of acquired tangible assets (consisting of land, building and improvements), identified intangible assets and liabilities (consisting of above- and below-market leases, in-place leases and lease origination costs), and assumed debt in accordance with SFAS No. 141, Business Combinations. Based on these estimates, we allocate the purchase price to the applicable assets and liabilities based on their estimated fair value. We evaluate the useful life of each amortizable intangible asset in each reporting period and account for any changes in such estimated useful life over the revised remaining useful life.
     Securities. We have investments that consist primarily of equity securities. The equity investments are classified as available-for-sale and recorded at fair value based on current market prices. Changes in the fair value of the equity investments are included in accumulated other comprehensive income (loss).
     Goodwill. We are required to perform annual impairment tests of our goodwill, and more frequently in certain circumstances. Goodwill can no longer be amortized. The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit and comparing those estimated fair values with the carrying values, which include the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of a reporting unit’s “implied fair value” of goodwill requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to its corresponding carrying value.
     Management cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill that totaled $13.0 million at June 30, 2007. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on our tenants, or a material negative change in our relationships with significant tenants.
     Share-based and other Incentive Awards. With the adoption of SFAS 123(R)’s fair value method on January 1, 2006, we have had to recognize all share-based awards to employees, including grants of stock options, in our financial statements based on their fair values. Because there is no observable market for our options, management must make critical estimates in determining the fair value at the grant date. Variations in the assumptions will have a direct impact on our net income. Critical estimates in valuing the fair value at the grant date and the assumptions that marketplace participants would use in making estimates of fair value include: expected volatility, expected dividend yield, risk-free interest rate, involuntary conversion due to change in control and expected exercise history of similar grants.
     In addition, in the employment agreements for three of our new executive officers, the employees have the right to an additional cash bonus at the end or early termination of those agreements based on the performance of our stock versus a group of our peers. In assessing the annual compensation costs related to these future payments, management is required to make critical assumptions and estimates in determining the future payment.
     Management’s estimates of the compensation costs under 123(R) and these agreements are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not always reflect unanticipated events and changes in circumstances may occur.
New Accounting Standards
     In March 2004, the EITF reached a consensus on EITF Issue No. 03-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments. The guidance prescribes a three-step model for determining whether an investment is other-than-temporarily impaired and requires disclosures about unrealized losses on investments. The accounting guidance became effective for reporting periods beginning after June 15, 2004, while the disclosure requirements became effective for annual reporting periods ending after June 15, 2004. In September 2004, the FASB issued FASB Staff Position (FSP) EITF 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments, (FSP EITF 03-11). FSP EITF 03-1-1 delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF Issue 03-1. In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is other-than-temporary, and the measurement of an impairment loss. This statement specifically nullifies the requirements of paragraph 10-18 of EITF 03-1 and references existing other-than-temporary impairment guidance. The guidance under this FSP is effective for reporting periods beginning after December 15, 2005, and we continued to apply relevant “other-than-temporary” guidance, as provided for in FSP EITF 03-1-1 during fiscal 2005. The adoption in 2006 of the guidance of FSP FAS 115-1 and FAS 124-1 did not have a significant effect on our consolidated financial statements.
     In December 2004, the FASB issued SFAS 123(R), Share-Based Payment. This standard requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant date fair value of the equity instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This standard replaces SFAS No. 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and applies to all awards granted, modified, repurchased or cancelled after July 1, 2005. In April 2005, the SEC amended the compliance date of SFAS No. 123(R) through an amendment of Regulation S-X. Public companies with calendar year-ends would be required to adopt the provisions of the standard effective for fiscal years beginning after September 15, 2005. The adoption on January 1, 2006 by us of SFAS 123(R)’s fair value method has had an impact on our results of operations, although it has had no impact on our overall financial position. We have elected to apply the modified prospective transition method to all past awards outstanding and unvested as of the date of adoption. However, had we adopted SFAS 123(R) in prior periods, the impact of the standard would have approximated the impact as presented in the disclosure of pro forma net income and earnings per share in Note 2, Stock-Based Compensation.
     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Correction (SFAS 154”), which replaces APB Opinions No. 20 Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, on the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005, and was adopted by us in the first quarter of 2006. The adoption of this standard did not materially impact our financial position, results of operations or cash flows.
     In April 2006, the FASB issued FASB Staff Position FIN 46(R)-6, Determining the Variability to be Considered in Applying FASB Interpretation No. 46(R) that became effective for the third quarter of 2006. FSP FIN No. 46(R)-6 clarifies that the variability to be considered in applying Interpretation 46(R) shall be based on an analysis of the design of the variable interest entity. The adoption of this standard did not materially impact our consolidated financial statements.
     In June 2006, the EITF reached a consensus on EITF Issue No. 06-02, Accounting for Sabbatical Leave and Other Similar Benefits, or EITF 06-02. EITF 06-02 provides that an employee’s right to a compensated absence under a sabbatical leave or similar benefit arrangement in which the employee is not required to perform any duties during the absence is an accumulating benefit. Therefore, such arrangements should be accounted for as a liability with the cost recognized over the service period during which the employee earns the benefit. The provisions of EITF 06-02 will be effective as of January 1, 2007 and will impact the accounting for certain of our employment arrangements. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.
     In June 2006, the FASB issued FASB Interpretation No. 48 — Accounting for Uncertainty in Income Taxes, or FIN 48. In summary, FIN 48 requires that all tax positions subject to SFAS No. 109 - Accounting for Income Taxes, to be analyzed using a two-step approach. The first step requires an entity to determine if a tax position is more likely than not to be sustained upon examination. In the second step, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006, with any adjustment in a company’s tax provision being accounted for as a cumulative effect of accounting change in beginning equity. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of this standard is not expected to materially impact how we measure fair value.
     In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), or SFAS 158.
     SFAS 158 requires recognition of the over funded or under funded status of a benefit postretirement plan in the statement of financial position, as well as recognition of changes in that funded status through comprehensive income in the year in which they occur. SFAS 158 also requires a change in the measurement of a plan’s assets and benefit obligations as of the end date of the employer’s fiscal year. SFAS 158 is effective for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of the applicable provisions of this standard did not have a material impact on our consolidated financial statements and the measurement date provisions are not expected to have a material impact on our consolidated financial statements.
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements, which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The adoption of this standard did not have a material impact on our consolidated financial statements.
Results of Operations
     We derive substantially all of our revenues from rents received from tenants under existing leases on each of our properties. These revenues include fixed base rents, recoveries of expenses that we have incurred and that we pass through to the individual tenants and percentage rents that are based on specified percentages of tenants’ revenues, in each case as provided in the particular leases.

     Our primary cash expenses consist of our property operating expenses, which include real estate taxes, repairs and maintenance, management expenses, insurance, utilities and other expenses, general and administrative expenses, which include payroll, office expenses, professional fees and other administrative expenses, and interest expense, primarily on mortgage debt, unsecured senior debt and revolving credit facilities. In addition, we incur substantial non-cash charges for depreciation and amortization on our properties. We also capitalize certain expenses, such as taxes and interest, incurred in respect of property under development or redevelopment until the property is ready for its intended use.
     Our consolidated results of operations often are not comparable from period to period due to the impact of property acquisitions, dispositions, developments and redevelopments and security investments. The results of operations of any acquired property are included in our financial statements as of the date of its acquisition. A large portion of the change in our statement of operations line items is related to these changes in our property portfolio.
Comparison of the six months ended June 30, 2007 and 2006
     The following summarizes line items from our unaudited consolidated statements of operations which we think are important in understanding our operations and/or those items which have significantly changed in the six months ended June 30, 2007 as compared to the same period in 2006 (in thousands):

	For the six months ended June 30,
	2007	2006	% Change
		(unaudited)
Total rental revenue	$128,041	$112,304	14.0%
Property operating expenses	32,169	30,025	7.1%
Rental property depreciation and amortization	23,282	20,536	13.4%
General and administrative expenses	14,620	10,897	34.2%
Investment income	6,758	5,765	17.2%
Equity in income from unconsolidated joint ventures	—	1,650	N/A
Interest expense	32,980	26,917	22.5%
Gain on sale of real estate	1,585	5,598	71.7%
Income from discounted operations	1,391	98,104	98.6%
Net Income	$32,887	$133,712	75.4%
     Total rental revenue increased by $15.7 million, or 14.0%, to $128.0 million in 2007. The increase is primarily attributable to the following:
•	an increase of $11.1 million associated with properties acquired in 2007 and 2006;

•	an increase of $3.0 million in same-property revenue due primarily to higher rental rates, tenant expense recovery income and percentage rent income;

•	an increase of $1.4 million related to the completion of various development/redevelopment projects partly offset by a decrease of $400,000 for development/redevelopment projects currently under construction;

•	an increase in non-retail property revenue of approximately $100,000; and

•	an increase of approximately $500,000 associated with property management, leasing and accounting services revenue for a portfolio of Texas properties, which services were terminated in the second quarter of 2007.
     Property operating expenses increased by $2.1 million, or 7.1%, to $32.2 million in 2007. The increase is primarily consists of the following:
•	an increase of approximately $2.7 million related to properties acquired in 2007 and 2006;

•	an increase of $200,000 associated to recently completed development/redevelopment projects;

•	a decrease of $300,000 in same-property operating and maintenance costs partly due to lower common area maintenance, property management/maintenance salary and lease termination expense partially offset by higher insurance, real estate tax expense and hurricane expense adjustment; and

•	a decrease of approximately $400,000 in office-related expense primarily related to closing the operation of various property management satellite locations.
     Rental property depreciation and amortization increased by $2.8 million, or 13.4%, to $23.3 million for 2007 from $20.5 million in 2006. The increase in 2007 is largely a result of the following activity:
•	$2.5 million related to the operations of properties acquired in 2007 and 2006;

•	$100,000 increase in same property depreciation and amortization associated with tenant improvements and leasing commissions; and

•	the completion of various development/redevelopment projects increased depreciation and amortization by approximately $300,000 partially offset by a decrease of approximately $100,000 of depreciation expense related to projects currently in various stages of construction.
     General and administrative expenses increased by $3.7 million, or 34.2%, to $14.6 million for 2007 compared to $10.9 million in 2006. The increase is predominantly related to:
•	an increase of $2.5 million in payroll expense primarily related to $1.5 million of severance-related expenses paid to former employees in first quarter 2007 and higher payroll and payroll-related expense;

•	an increase of $250,000 of professional fees primarily comprised of an additional $150,000 audit fee expense associated with the 2006 audit and approximately $100,000 increase in tax consulting services;

•	an increase of $1.6 million of abandoned pre-development capitalized costs of which $1.5 million was expensed in the first quarter of 2007;

•	a decrease of $147,000 director’s fee expense;

•	a decrease of $311,000 income tax provision related to prior period tax provision adjustment; and

•	a decrease of $171,000 travel and entertainment expenses as compared to 2006.
     Investment income increased by nearly $1.0 million in 2007, primarily due to an increase of $1.5 million of dividend income related to our ownership of 3.8 million ordinary shares of DIM Vastgoed N.V. and an increase of $600,000 related to higher gains on sales of securities activity, partly offset by a $1.1 million decrease in interest income related to less cash held in our 1031 exchange account.
     In 2007, there were no transactions related to equity in income from unconsolidated joint ventures as compared to $1.7 million in 2006 which was primarily the result of the sale of a land parcel held in the Parcel F LLC joint venture where the Company had a 50% interest.
     Interest expense increased by $6.1 million, or 22.5%, to $33.0 million for 2007 as compared to $26.9 million for 2006. The increase is primarily attributable to the following:
•	an increase of $3.4 million related to higher total unsecured senior debt outstanding;

•	an increase of $1.4 million related to the decrease in the amortization of fair value debt premium related to two unsecured senior note that were paid off in April and August 2006;

•	an increase of approximately $1.3 million in mortgage interest expense primarily related to 2006 and 2007 acquisitions;

•	an increase of $800,000 of interest expense related to less capitalized interest for development / redevelopment projects; and

•	a decrease of $800,000 attributable to the repayment of certain mortgage notes.
     Gain on sale of real estate in 2007 includes the sale of three outparcels for proceeds of $3.4 million, generating almost $1.6 million in net realized gains, compared to gains in the same period of 2006 of approximately $5.6 million primarily related to the sale of the six land outparcels in connection with the JV transaction of $5.1 million and a sale of two outparcels resulting in a gain of $516,000 for 2006.
     We sold two income-producing properties in the six month period ended June 30, 2007 and had two properties held for sale as of June 30, 2007. The associated operating loss of $329,000 for these properties is reflected as operations of income-producing properties sold or held for sale. The 2006 discontinued operations reflect a reclassification of operations for properties sold during 2006 and 2007 and the properties held for sale at June 30, 2007. We recognized a gain of $1.7 million in the six month period ended June 30, 2007 related to the disposal of the operating properties and recognized a gain of $92.7 million in the same period of 2006 related to the sale of the Texas property portfolio and the sale of two income-producing properties for approximately $6.1 million.
     As a result of the foregoing, net income decreased by $100.8 million, or 75.4%, from $133.7 million in 2006 to $32.9 million in 2007.
Comparison of the years ended December 31, 2006 and 2005
     The following summarizes items from our audited consolidated statements of operations that we think are important in understanding our results of operations and/or those items which have significantly changed in 2006 compared to 2005:

	For the year ended December 31,
	2006	2005	Change
	(in thousands)
Total revenue	$232,311	$208,887	11.2%
Property operating expenses	$58,941	$48,962	20.4%
Property management and leasing services expenses	$1,861	$229	712.7%
Rental property depreciation and amortization	$41,576	$34,581	20.2%
General and administrative expenses	$33,555	$23,512	42.7%
Interest expense	$54,458	$47,795	13.9%
Investment income	$7,487	$7,941	5.7%
Gain on sale of real estate	$6,937	$—
Equity in income of unconsolidated joint ventures	$1,650	$—
Discontinued operations	$120,103	$32,634	268.0%
     Total revenue increased by $23.4 million, or 11.2%, to $232.3 million in 2006 from $208.9 million in 2005. The following factors accounted for this difference:
•	Properties acquired during 2006 increased revenue by approximately $13.0 million;

•	The full year 2006 benefited from properties acquired during 2005 which increased revenue by approximately $1.4 million;

•	Same property revenue increased by approximately $7.2 million in 2006 due to higher termination fees, expense recovery revenue and increases in rental rates;

•	The completion of development and redevelopment properties increased revenue by approximately $247,000, and

•	Property management and leasing services revenue increased by $1.6 million as a result of providing property management and leasing services for the Texas properties.
     Property operating expenses increased by $10.0 million, or 20.4%, to $58.9 million for 2006 from $49.0 million in 2005. The following factors accounted for this difference:
•	Properties acquired during 2006 increased operating expenses by approximately $5.5 million;

•	Properties acquired during 2005 increased the full year 2006 operating expenses by approximately $814,000;

•	Same property operating expenses increased by approximately $3.0 million as a result of higher repairs and other maintenance expenses, and

•	The completion of development and redevelopment properties increased operating expenses by $644,000.

     Property management and leasing services expenses increased by $1.6 million as a result of providing property management and leasing services for the Texas properties.
     Rental property depreciation and amortization increased by $7.0 million, or 20.2%, to $41.6 million for 2006 from $34.6 million in 2005. The following factors accounted for this difference:
•	Properties acquired during 2006 increased depreciation and amortization by $5.3 million;

•	Properties acquired during 2005 increased the full year 2006 depreciation and amortization expense by approximately $326,000;

•	Same property depreciation and amortization increased by $1.3 million related to leasing and tenant improvement amortization, and

•	Completion of development and redevelopment properties increased depreciation and amortization by $25,000.
     General and administrative expenses increased by $10.0 million, or 42.7%, to $33.6 million for 2006 from $23.5 million in 2005. Included in this increase were $6.1 million of compensation, employment-related expenses due to our executive management changes, $580,000 in higher fees paid to our non-employee members of the board of directors, $419,000 in additional travel and entertainment expenses, $442,000 of additional office expenses, $196,000 of computers and related services, $149,000 of depreciation related to additional furniture and fixture purchases, and write-offs of $1.0 million of abandoned pre-acquisition due diligence costs and $1.1 million related to abandoned corporate transactions that did not materialize.
     Interest expense increased by $6.7 million, or 13.9%, to $54.5 million for 2006 from $47.8 million in 2005. This difference was primarily due to:
•	An increase of $13.6 million attributable to the issuance in September 2005 of $120.0 million principal amount of 5.375% unsecured senior notes, the issuance in March 2006 of $125.0 million principal amount of 6.0% unsecured senior notes and the issuance in August 2006 of $125.0 million principal amount of 6.25% unsecured senior notes, all of which was partially offset by the decrease of $1.9 million in interest on the repayment in March 2006 of the $50.0 million principal amount of 7.77% unsecured senior notes and the prepayment in August 2006 of the $75.0 million principal amount of 7.25% unsecured senior notes;

•	An increase of $843,000 in interest expense attributable to an increase in the variable interest rate on the $100.0 million notional principal swap of our unsecured notes;

•	A decrease of $1.3 million of interest expense attributable to a lower outstanding balance on our line of credit;

•	A decrease of $2.0 million of interest expense attributable to the repayment of certain mortgage notes; and

•	A decrease of $2.5 million of interest expense related to an increase in capitalized interest attributable to development and redevelopment activity.
     Investment income for 2006 primarily relates to interest earned on the funds held in escrow pending the acquisition of replacement properties and $4.3 million of dividend income related to the $1.20 per ordinary share dividend declared by DIM Vastgoed N.V., a Dutch company in which we own 3.8 million ordinary shares as of March 2006. The 2005 investment income primarily relates to the gain of $5.2 million on the sale of common and preferred stock of Cedar Shopping Centers.
     Gain on sale of real estate was $6.9 million for 2006 as a result of selling nine land parcels, of which six were related to the sale of the Texas properties, for a gross sales price of $18.5 million. There were no land sales during 2005. These gains are included in continuing operations rather than discontinued operations because they had no operating income.
     Equity in income from unconsolidated joint venture was $1.7 million for 2006. This income is primarily due to Parcel F LLC, an entity in which we had a 50% interest, selling its land parcel and our pro-rata share of the gain.

     We sold four income-producing properties in individual transactions, the 29 Texas properties and, at December 31, 2006, have one property held for sale that qualifies for discontinued operations. The $4.9 million of operating results of these properties are reflected as operations of income-producing properties sold or held for sale. The sales of the properties during 2006 produced an aggregate gain of $115.2 million. The 2005 operations of income-producing properties sold or held for sale of $21.2 million reflects a reclassification of operations for properties sold during 2005 and 2006 and the one property held for sale at December 31, 2006 that qualifies as discontinued operations. We recognized gains of $11.5 million in 2005 related to the sales of properties during that year.
     As a result of the foregoing, net income increased by $84.2 million, or 90.8%, to $177.0 million for 2006 from $92.7 million in 2005.
Comparison of the years ended December 31, 2005 and 2004
     The following summarizes items from our audited consolidated statements of operations that we think are important in understanding our operations and/or those items which significantly changed in 2005 compared to 2004:

	For the year ended December 31,
	2005	2004	Change
	(in thousands)
Total revenue	$208,887	$185,997	12.3%
Property operating expenses	$48,962	$43,713	12.0%
Property Management and Leasing Services	$229	$82	179.3%
Rental property depreciation and amortization	$34,581	$29,634	16.7%
General and administrative expenses	$23,512	$22,433	4.8%
Interest expense	$47,795	$41,486	15.2%
Investment income	$7,941	$2,346	238.5%
Discontinued operations	$32,634	$48,362	32.5%
     Total revenue increased by $22.9 million, or 12.3%, to $208.9 million in 2005 from $186.0 million in 2004. The following factors accounted for this difference:
•	Properties acquired during 2005 increased revenue by approximately $426,000;

•	The full year 2005 benefited from properties acquired during 2004 which increased revenue by approximately $11.5 million;

•	Same property revenue increased by approximately $9.3 million in 2005 due to higher termination fees, expense recovery revenue and increases in leasing rates;

•	The completion of development and redevelopment properties increased revenue by approximately $1.4 million, and

•	Property management and leasing services revenue increased by $320,000 as a result of providing additional leasing services to third parties.
     Property operating expenses increased by $5.2 million, or 12.0%, to $49.0 million for 2005 from $43.7 million in 2004. The following factors accounted for this difference:
•	Properties acquired during 2005 increased operating expenses by approximately $210,000;

•	Properties acquired during 2004 increased the full year 2005 operating expenses by approximately $1.1 million;

•	Same property operating expenses increased by $3.4 million as a result of higher hurricane-related clean up and repairs and other maintenance expenses, and

•	The completion of development and redevelopment properties increased operating expenses by $466,000.

     Property management and leasing services expense increased in 2005 by approximately $147,000 as a result of providing additional leasing services to third parties.
     Rental property depreciation and amortization increased by $5.0 million, or 16.7%, to $34.6 million for 2005 from $29.6 million in 2004. The following factors accounted for this difference:
•	Properties acquired during 2005 increased depreciation and amortization by $129,000;

•	Properties acquired during 2004 increased the full year 2005 depreciation and amortization expense by approximately $2.8 million;

•	Same property depreciation and amortization increased by $1.9 million related to leasing and tenant improvement amortization, and

•	Completion of development and redevelopment properties increased depreciation and amortization by $198,000.
     General and administrative expenses increased by $1.1 million, or 4.8%, to $23.5 million for 2005 from $22.4 million in 2004. Included in this increase were $1.4 million of compensation and employment related expenses due to additional staffing related to our growth, expansion into the northeast and additional staffing to meet compliance with the Sarbanes-Oxley Act of 2002; $97,000 related to computer upgrade, software and licenses expenses; $113,000 of additional office expenses and $228,000 of depreciation expense related to additional furniture and fixture purchases. These increases were offset by a reduction of $231,000 in professional fees related to compliance costs incurred in 2004 to implement requirements under the Sarbanes-Oxley Act of 2002 and $698,000 less in abandoned pre-acquisition due diligence costs.
     Interest expense increased by $6.3 million, or 15.2%, to $47.8 million for 2005 from $41.5 million in 2004. This difference was primarily due to:
•	An increase of $1.9 million attributable to the $200 million unsecured senior notes issued in March 2004 and $1.8 million attributable to the $120 million unsecured senior notes issued in September 2005;

•	An increase of $1.6 million in interest expense attributable to an increase in the variable interest rate on the $100 million swap;

•	An increase of $1.3 million of interest expense attributable to the assumption of mortgage debt related to the acquisition of properties during 2004;

•	An increase of $2.3 million of interest expense attributable to outstanding principal balances on our line credit, resulting from the payoff of $26.7 million of mortgage notes, acquisitions of property and development activities and increase in the variable interest rate on the borrowings;

•	A decrease of $2.5 million of interest expense attributable to the payoff of $26.7 million of mortgage notes and amortization of loan principal, and

•	An increase in capitalized interest due to development and redevelopment activities which decreased interest expense by $150,000.
     Investment income increased by $5.6 million or 238.5% to $7.9 million for 2005 from $2.3 million in 2004 due to a $5.0 million gain on the sale of Cedar Shopping Center common and preferred stock and an increase of $906,000 of dividends received on the shares prior to their sale in 2005, offset by a $554,000 reduction in interest income on the Winn Dixie bonds. We ceased recognizing interest income on the bonds until the payment of the interest is received from Winn Dixie.
     During 2006, we sold four income-producing properties in individual transactions, the 29 Texas properties and at December 31, 2006, had one property held for sale that qualifies for discontinued operations. The 2005 operations of income-producing properties sold or held for sale of $21.2 million reflect a reclassification of operations for properties sold during 2005 and 2006. The sales of properties during 2005 produced an aggregate gain of $11.5 million. The 2004 operations of income-producing properties sold or held for sale of $26.3 million reflect a reclassification of operations for properties sold during 2004, 2005 and 2006 and the one property held for sale at December 31, 2006 that qualifies as discontinued operations. We recognized gains of $22.2 million in 2004 related to the sales of properties during 2004.

     During 2004, the limited partners of IRT Partners LP elected to convert their partnership interest into shares of our common stock. This conversion resulted in a decrease in the minority interest.
     As a result of the foregoing, net income decreased by $5.1 million, or 5.2%, to $92.7 million for 2005 from $97.8 million in 2004.
Liquidity and Capital Resources
     Due to the nature of our business and strategy, we typically generate significant amounts of cash from operations. The cash generated from operations is primarily paid to our shareholders in the form of dividends. Our status as a REIT requires that we distribute at least 90% of our REIT taxable income (including net capital gain) each year, as defined in the Code.
     Our short-term liquidity requirements consist primarily of obligations under our capital and operating leases, normal recurring operating expenses, regular debt service requirements (including debt service relating to additional or replacement debt, as well as scheduled debt maturities), recurring company expenditures, such as general and administrative expenses, non-recurring company expenditures (such as tenant improvements and redevelopments) and dividends to common stockholders. Historically, we have satisfied these requirements principally through cash generated from operations.
     Our long-term capital requirements consist primarily of maturities under our long-term debt, development and redevelopment costs and potential acquisitions. We expect to fund these through a combination of sources which we believe will be available to us, including additional and replacement secured and unsecured borrowings, issuance of additional equity, joint venture relationships relating to existing properties or new acquisitions, and property dispositions. Overall capital requirements in 2007 will depend upon acquisition opportunities, the level of improvements and redevelopments on existing properties and the timing and cost of development of future phases of existing properties.
     The cash needed to execute our operating and investing strategies, as well as to pay our debt at maturity, must come from one or more of the following sources:
•	cash provided by operations that is not distributed to stockholders,

•	unsecured debt financing and/or mortgage financings,

•	proceeds from the issuance of new debt or equity securities,

•	proceeds of property dispositions, or

•	other debt and equity alternatives, including formation of joint ventures, in a manner consistent with our intention to operate with a conservative debt structure.
     It is management’s intention that we have access to the capital resources necessary to operate, expand and develop our business. As a result, we intend to operate with and maintain a conservative capital structure that will allow us to maintain strong debt service coverage and fixed-charge coverage ratios as part of our commitment to investment-grade debt ratings.
      While we believe that cash generated from operations, borrowings under our unsecured revolving credit facilities and our access to other longer term capital sources will be sufficient to meet our short-term and long-term liquidity requirements, there are risks inherent in our business, including those risks described in “Risk Factors,” that may have a material adverse effect on our cash flow, and, therefore, on our ability to meet these requirements.
     As of June 30, 2007, we had approximately $142,000 of cash held in escrow and no available cash or cash equivalents. As a REIT, we are required to distribute at least 90% of our taxable income to our stockholders on an annual basis. Therefore, as a general matter, it is unlikely that we will have any substantial cash balances that could be used to meet any immediate liquidity needs. We also had approximately $268.6 million available that could be drawn under our unsecured revolving credit facilities.

     Summary of Cash Flows. The following summary discussion of our cash flows is based on the consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below:

				(unaudited)
				Six Months Ended
	Year Ended December 31,			June 30,
	2006	2005	2004	2007	2006
			(in thousands)
Net cash provided by operating activities	$94,643	$117,192	$113,110	$72,627	$61,156
Net cash provided by (used in) investing activities	114,813	(82,371)	(244,851)	(102,377)	163,109
Net cash provided by (used in) financing activities	(209,558)	(39,841)	135,897	29,750	(220,943)
     We anticipate that cash flows from operating activities will continue to provide adequate capital for dividend payments in accordance with the IRS’ REIT requirements and our operating needs. Depending on capital market conditions, we anticipate using cash on hand, borrowings under our existing unsecured revolving credit facilities, assumptions of mortgages, issuance of unsecured public debt and equity as well as other similar financing to provide the necessary capital to meet our needs.
     Our principal source of operating cash flow is cash generated from our rental properties. Our properties provide a relatively consistent stream of cash flow that provides us with resources to fund operating expenses, debt service and quarterly dividends. The proceeds from the sale of assets classified as discontinued operations and other asset dispositions are utilized to acquire and develop assets.
     Net cash provided by operations of $72.6 million for the six months ended June 30, 2007 included: (i) net income of $32.9 million, (ii) adjustments for non-cash and gain on sale items which increased cash flows by $21.3 million and (iii) a net change in operating assets over operating liabilities which increased cash flows by $18.5 million.
     Net cash provided by operations for the six-months ended June 30, 2006 was $61.2 million which included: (i) net income of $133.7 million, (ii) adjustments for non-cash and gain on sale items which decreased cash flow by $78.5 million and (iii) a net change in operating assets over operating liabilities which increased cash flows by $6.0 million.
     Net cash provided by operations for the year-ended December 31, 2006 was $94.6 million which included: (i) net income of $177.0, (ii) adjustments for non-cash and gain on sale items which decreased cash flow by $82.2 million and (iii) a net change in operating assets over operating liabilities which increased cash flows by $150,000.
     Net cash provided by operations of $117.2 million for the year ended December 31, 2005 included: (i) net income of $92.7 million, (ii) adjustments for non-cash and gain on sale items which increased cash flow by $24.7 million, and (iii) a net change in operating assets over operating liabilities which reduced cash flows by $262,000.
     Net cash provided by operations of $113.1 million for the year ended December 31, 2004, included: (i) net income of $97.8 million, (ii) adjustments for non-cash and gain on sale items which increased cash flow by $13.1 million, and (iii), a net change in operating liabilities over operating assets which increased cash flows by $2.2 million.
     Cash used in investing activities for the six months ended June 30, 2007 of $102.4 million was primarily attributable to cash consideration used in acquisitions of rental property of $105.4 million, additions to construction in progress of $7.6 million and proceeds related to disposal of properties of $10.5 million. Cash provided by investing activities in the six months ended June 30, 2006 of $163.1 million was primarily attributable to proceeds from the disposal of our Texas properties into a joint venture of $381.1 million, cash consideration used in acquisitions of rental property of $88.5 million, land held for development of $35.5 million, construction in progress of $30.2 million, acquisition of securities of $28.7 million and a decrease in cash held in escrow of $44.5 million.

     Cash provided by investing activities for the year ended December 31, 2006 of $114.8 million was primarily attributable to proceeds from the disposal of our Texas properties and real estate of $411.0 million, cash consideration used in acquisitions of rental property $186.0 million, land held for development of $45.8 million, construction in progress of $47.4 million and acquisition of securities of $29.8 million. Cash used by investing activities in 2005 of $82.4 million was primarily attributable to cash consideration used in acquisitions of securities of $60.6 million, acquisitions of rental property of $36.1 million, additions to land held for development of $29.3 million, additions to construction in progress of $23.1 million offset by the proceeds from the sale of real estate and income-producing properties of $44.0 million and sale of securities of $32.3 million. Cash used in investing activities in 2004 of $244.9 million was primarily attributable to cash consideration used in acquisitions of rental property of $263.6 million, acquisitions of securities of $36.4 million, construction in progress of $21.6 million and proceeds from the disposal of real estate and income-producing properties of $72.6 million.
     Cash provided by financing activities for the six months ended June 30, 2007 of $29.8 million was primarily attributable to the proceeds of our senior debt offering of $148.9 million offset by the repayment of borrowings under our credit facilities of $70.5 million and cash dividends paid to stockholders of $44.3 million. Cash used in financing activities in the six months ended June 30, 2006 of $220.9 million was primarily attributable to the proceeds of our senior debt of $123.3 million offset by the repayment of our mortgages of $84.4 million, repayment of our senior debt of $50.0 million, repurchase of our common stock of $50.0 million, repayment of borrowings under our revolving credit facilities of $46.2 million and cash dividends paid to stockholders of $118.6 million.
     Cash used in financing activities for the year ended December 31, 2006 of $209.6 million was primarily attributable to cash dividends paid to stockholders of $162.7 million, repayment of senior debt of $125.0 million, repayment of mortgages of $88.9 million, repurchase of our common stock of $69.1 million, and repayment of borrowings under our revolving credit facilities of $16.7 million, offset by the proceeds from our senior debt offerings of $246.9 million. Cash used in financing activities for 2005 of $39.8 million was primarily attributable to cash dividends paid to stockholders of $87.3 million, repayment of borrowings under our revolving credit facilities of $53.8 million, and repayment of mortgages of $48.1 million, offset by the proceeds from our senior debt offering of $118.6 million and issuance of our common stock of $31.5 million. Cash provided by financing activities for 2004 of $135.9 million was primarily attributable to proceeds of our senior debt offering of $198.6 million and proceeds from issuance of our common stock of $58.3 million, offset by the cash dividends paid to stockholders of $80.9 million, the repayment of our mortgages of $25.7 million and the repayment of borrowings under our revolving credit facilities of $15.0 million.
     Contractual Commitments. The following table sets forth certain information regarding future contractual obligations, excluding interest, as of June 30, 2007:

	Payments due by period
					More than
	Total	Less than 1 year (2)	1-3 years	3-5 years	5 years
	(In thousands)
Mortgage notes payable:
Scheduled amortization	$110,032	$38	$2,411	$19,543	$88,040
Balloon payments	304,210	2,864	46,400	208,884	46,062

Total mortgage obligations	414,242	2,902	48,811	228,427	134,102
Unsecured revolving credit facilities	6,000	—	6,000	—	—
Unsecured senior notes (1)	745,000	—	200,000	25,000	520,000
Capital leases	—	—	—	—	—
Operating leases	255	47	162	44	2
Construction commitments	17,724	5,825	11,899	—	—

Total contractual obligations	$1,183,221	$8,774	$266,872	$253,471	$654,104

(1)	$100 million of the outstanding balance has been swapped to a floating interest rate based on the 6 month LIBOR in arrears, plus 0.4375%. The contractual obligations for the unsecured senior notes do not reflect this interest rate swap.

(2)	Amount represents balance of obligation for the remainder of the 2007 year.

     Our debt level could subject us to various risks, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, and the risk that the resulting reduction in financial flexibility could inhibit our ability to develop or improve our rental properties, withstand downturns in our rental income, or take advantage of business opportunities. In addition, because we currently anticipate that only a small portion of the principal of our indebtedness will be repaid prior to maturity, it is expected that it will be necessary to refinance the majority of our debt.  Accordingly, there is a risk that such indebtedness will not be able to be refinanced or that the terms of any refinancing will not be as favorable as the terms of our current indebtedness.
     The following table sets forth certain information regarding future interest obligations on outstanding debt as of June 30, 2007 (in thousands).

	Payments due by Period
		Less than 1			More than 5
	Total	year	1-3 years	3-5 years	years
Mortgage notes	$143,135,144	$15,196,464	$76,249,020	$23,911,149	$27,778,511
Unsecured senior notes(1)	324,101,875	23,145,000	116,257,500	63,648,333	121,051,042
Unsecured revolving credit facilities(2)	552,958	177,908	375,005	$—	$—

Total interest obligations	$467,789,977	$38,519,372	$192,881,570	$87,559,482	$148,829,553

(1)	$100 million of the outstanding principal balance has been swapped to a floating interest rate based on the 6 month LIBOR in arrears, plus 0.4375%. The contractual obligations for the unsecured senior notes do not reflect this interest rate swap.
(2)	Interest on the unsecured revolving credit facility is variable; these amounts assume that the weighted average interest rate remains the same as the rate at June 30, 2007.
     Indebtedness. The following table sets forth certain information regarding our indebtedness as of June 30, 2007 (dollars in thousands):

	Balance at			Balance Due at
Debt Instrument	June 30, 2007	Interest Rate(1)	Maturity date	Maturity
Mortgage debt
Rosemeade	$2,902	8.295%	12/01/07	$2,864
Mariners Crossing	3,194	7.080%	03/01/08	3,154
Commonwealth	2,303	7.000%	03/15/08	2,217
Pine Island/Ridge Plaza	23,560	6.910%	07/01/08	23,104
North Port Shopping Center	3,729	6.650%	02/08/09	3,526
Prosperity Centre	4,966	7.875%	03/01/09	4,137
Ibis Shopping Center	5,187	6.730%	09/01/09	4,680
Tamarac Town Square	5,873	9.190%	10/01/09	5,583
Park Promenade	6,060	8.100%	02/01/10	5,833
Skipper Palms	3,436	8.625%	03/01/10	3,318
Jonathan’s Landing	2,773	8.050%	05/01/10	2,639
Bluff’s Square	9,760	8.740%	06/01/10	9,401
Kirkman Shoppes	9,217	8.740%	06/01/10	8,878
Ross Plaza	6,428	8.740%	06/01/10	6,192
Shoppes of Andros Isle	6,341	7.900%	06/10/10	5,800
Boynton Plaza	7,213	8.030%	07/01/10	6,902
Pointe Royale	3,570	7.950%	07/15/10	2,502
Shops at Skylake	13,228	7.650%	08/01/10	11,644
Parkwest Crossing	4,556	8.100%	09/01/10	4,352
Spalding Village	9,346	8.190%	09/01/10	7,932
Charlotte Square	3,361	9.190%	02/01/11	2,992
Forest Village	4,303	7.270%	04/01/11	4,044
Boca Village	7,956	7.200%	05/01/11	7,466
MacLand Pointe	5,620	7.250%	05/01/11	5,267
Pine Ridge Square	7,039	7.020%	05/01/11	6,579
Sawgrass Promenade	7,956	7.200%	05/01/11	7,466
Presidential Markets	26,394	7.650%	06/01/11	24,863
Lake Mary	23,564	7.250%	11/01/11	21,973
Lake St. Charles	3,717	7.130%	11/01/11	3,461
Belfair Towne Village	10,634	7.320%	12/01/11	9,322
Marco Town Center	8,142	6.700%	01/01/12	7,150
Riverside Square	7,280	9.190%	03/01/12	6,458
Cashmere Corners	4,855	5.880%	11/01/12	4,084

	Balance at			Balance Due at
Debt Instrument	June 30, 2007	Interest Rate(1)	Maturity date	Maturity
Eastwood	5,785	5.880%	11/01/12	4,866
Meadows Shopping Center	6,079	5.870%	11/01/12	5,113
Sparkleberry Square (2)	6,315	6.170%	11/30/12	5,374
Lutz Lake	7,500	6.280%	12/01/12	7,012
Midpoint Center	6,634	5.770%	07/10/13	5,458
Buckhead Station	27,616	6.880%	09/01/13	23,584
Alafaya Village	4,061	5.990%	11/11/13	3,603
Summerlin Square	2,844	6.750%	02/01/14	—
South Point	8,108	5.720%	07/10/14	6,509
Bird Ludlum	7,954	7.680%	02/15/15	—
Treasure Coast Plaza	3,751	8.000%	04/01/15	—
Shoppes of Silverlakes	2,184	7.750%	07/01/15	—
Grassland Crossing	5,375	7.870%	12/01/16	2,601
Mableton Crossing	3,795	6.850%	08/15/18	1,869
Sparkleberry Square (2)	7,128	6.750%	06/30/20	—
BridgeMill	8,932	7.940%	05/05/21	3,761
Westport Plaza	4,628	7.490%	08/24/23	1,340
Chastain Square	3,550	6.500%	02/28/24	—
Daniel Village	3,881	6.500%	02/28/24	—
Douglas Commons	4,624	6.500%	02/28/24	—
Fairview Oaks	4,376	6.500%	02/28/24	—
Madison Centre	3,550	6.500%	02/28/24	—
Paulding Commons	6,027	6.500%	02/28/24	—
Siegen Village	3,922	6.500%	02/28/24	—
Wesley Chapel Crossing	3,096	6.500%	02/28/24	—
Webster Plaza	8,064	8.070%	08/15/24	2,793

Total mortgage debt (59 loans outstanding)	$414,242	7.315%	4.79 years	$309,666

		(wtd-avg interest rate)	(wtd-avg maturity)

(1)	The rate in effect on June 30, 2007, excludes effect of premium/discounts.
     The weighted average interest rate at June 30, 2007 was 7.32%, excluding the effects of the premium adjustment.
     Each of the existing mortgage loans is secured by a mortgage on one or more of our properties. Certain of the mortgage loans involving an aggregate principal balance of approximately $75.6 million at June 30, 2007 contain prohibitions on transfers of ownership which may have been violated by our previous issuances of common stock or in connection with past acquisitions and may be violated by transactions involving our capital stock in the future. If a violation were established, it could serve as a basis for a lender to accelerate amounts due under the affected mortgage. To date, no lender has notified us that it intends to accelerate its mortgage. In the event that the mortgage holders declare defaults under the mortgage documents, we will, if required, prepay the remaining mortgage from existing resources, refinancing of such mortgages, borrowings under our other lines of credit or other sources of financing. Based on discussions with various lenders, current credit market conditions and other factors, we believe that the mortgages will not be accelerated. Accordingly, we believe that the violations of these prohibitions will not have a material adverse impact on our results of operations or financial condition.

	Balance at			Balance Due at
Unsecured senior notes payable	June 30, 2007	Interest Rate(1)	Maturity date	Maturity
3.875% senior notes (3)	$200,000	3.875%	04/15/09	$200,000
Fair value of $100MM fixed-to-floating interest rate swap	(3,630)	6-month Libor + 0.4375%	04/15/09	(3,630)
7.84% senior notes	25,000	7.840%	01/23/12	25,000
5.375% senior notes	120,000	5.375%	10/15/15	120,000
6.00% senior notes	125,000	6.000%	09/15/16	125,000
6.25% senior notes	125,000	6.250%	01/15/17	125,000
6.00% senior notes	150,000	6.000%	09/15/17	150,000

Total unsecured senior notes payable	$741,370	5.761%	7.22 years	$741,370

		(wtd-avg interest rate)	(wtd-avg maturity)

(1)	$100 million of the outstanding balance has been swapped to a floating interest rate based on the 6 month LIBOR in arrears, plus 0.4375%. The indicated rate and weighted average rate for the unsecured senior notes do not reflect this interest rate swap.

     The weighted average interest rate of our unsecured senior notes at June 30, 2007 was 5.76%, excluding the effects of the premium/discount adjustment and fair value of the swap.
     The indentures under which our unsecured senior notes were issued have several covenants which limit our ability to incur debt, require us to maintain an unencumbered assets ratio above a specified level and limit our ability to consolidate, sell, lease, or convey substantially all of our assets to, or merge with any other entity. These notes have also been guaranteed by most of our subsidiaries.
     We swapped $100.0 million of the $200.0 million 3.875% senior notes to a floating interest rate based on 6-month LIBOR in arrears plus 0.4375%.

Total Unsecured Variable Rate Revolving Credit	Balance at			Balance Due at
Facilities	June 30, 2007	Interest Rate(1)	Maturity date	Maturity
$275MM Wells Fargo Unsecured	$6,000	5.770%	01/17/09	$6,000
$5MM City National Bank Unsecured	—	NA	05/11/07	—

Total revolving credit facilities	$6,000			$6,000

(1)	The rate in effect on June 30, 2007
     In January 2006, we amended and restated our unsecured revolving credit facility with a syndicate of banks for which Wells Fargo Bank, National Association is the sole lead arranger and administrative agent. This facility has a maximum principal amount of $275 million and bears interest at our option at (i) LIBOR plus 0.45% to 1.15%, depending on the credit ratings of our senior unsecured long term notes, or (ii) the Federal Funds Rate plus 0.5%. The facility is guaranteed by most of our subsidiaries. Based on our current rating, the LIBOR spread is 0.80%. The facility also includes a competitive bid option which allows us to conduct auctions among the participating banks for borrowings in an amount not to exceed $137.5 million, a $35 million swing line facility for short-term borrowings and a $20 million letter of credit commitment and may, at our request, be increased up to a total commitment of $400 million. The facility expires January 17, 2009 with a one-year extension option. In addition, the facility contains customary covenants, including financial covenants regarding debt levels, total liabilities, interest coverage, EBITDA coverage ratios, unencumbered properties and permitted investments which may limit the amount available under the facility. If a default under the facility exists, our ability to pay dividends would be limited to the amount necessary to maintain the Company’s status as a REIT unless the default is a payment default or bankruptcy event in which case we would be prohibited from paying any dividends
     We also have a $5.0 million unsecured credit facility with City National Bank of Florida, of which there was no outstanding balance as of June 30, 2007, no outstanding balance at December 31, 2006 and $165,000 outstanding balance at December 31, 2005. This facility also provides collateral for $1.4 million in outstanding letters of credit.
     As of June 30, 2007, the availability under the various credit facilities was approximately $268.6 million, net of outstanding balances and letters of credit.
     We may not have sufficient funds on hand to repay balloon amounts on our indebtedness at maturity. Therefore, we expect to refinance this indebtedness either through additional mortgage financing secured by individual properties or groups of properties, by unsecured private or public debt offerings or by additional equity offerings. Our results of operations could be affected if the cost of new debt is greater or lesser than the cost of the maturing debt. If new financing is not available, we could be required to sell assets and our business would be adversely affected.
Off-Balance Sheet Arrangements
     From time to time, we may have off-balance-sheet joint ventures and other unconsolidated arrangements with varying structures. We consolidate entities in which we own less than a 100% equity interest if we have a controlling interest or are the primary beneficiary in a variable-interest entity, as defined in Financial Interpretation No. 46, Consolidation of Variable Interest Entities.
     Letters of Credit: As of June 30, 2007, we have pledged letters of credit for $7.2 million as additional security for certain property matters. The letters of credit are secured by our revolving credit facilities.

     Construction Commitments: As of June 30, 2007, we have entered into construction commitments and have outstanding as of June 30, 2007 obligations to fund $5.8 million, based on current plans and estimates, in order to complete current development and redevelopment projects. These obligations, comprised principally of construction contracts, are generally due as the work is preformed and are expected to be financed by funds available under our credit facilities.
     Operating Lease Obligations: Certain of our properties are subject to ground leases, which are accounted for as operating leases and have annual obligations of approximately $45,000.
     Non-Recourse Debt Guarantees: Under the terms of certain non-recourse mortgage loans, we could, under specific circumstances, be responsible for portions of the mortgage indebtedness in connection with certain customary non-recourse carve-out provisions, such as environmental conditions, misuse of funds, and material misrepresentations. In management’s judgment, it would be extremely unlikely for us to incur any material liability under these guarantees that will have a material adverse effect on the financial condition, results of operations, or cash flow of the Company.
Equity
     On August 31, 2007, our Board of Directors approved a quarterly dividend of approximately $22.2 million or $0.30 per share which was paid September 28, 2007 to stockholders of record on September 14, 2007.
Future Capital Requirements
     We believe, based on currently proposed plans and assumptions relating to our operations, that our existing financial arrangements, together with cash generated from our operations, will be sufficient to satisfy our cash requirements for a period of at least twelve months. In the event that our plans change, our assumptions change or prove to be inaccurate or cash flows from operations or amounts available under existing financial arrangements prove to be insufficient to fund our expansion and development efforts or to the extent we discover suitable acquisition targets the purchase price of which exceeds our existing liquidity, we would be required to seek additional sources of financing. Additional financing may not be available in acceptable terns or at all, and any future equity financing could be dilutive to existing stockholders. If adequate funds are not available, our business operations could be materially adversely affected.
Distributions
     We believe that we qualify and intend to qualify as a REIT under the Internal Revenue Code. As a REIT, we are allowed to reduce taxable income by all or a portion of our distributions to stockholders. As distributions have exceeded taxable income, no provision for federal income taxes has been made. While we intend to continue to pay dividends to our stockholders, we also will reserve such amounts of cash flow as we consider necessary for the proper maintenance and improvement of our real estate and other corporate purposes, while still maintaining our qualification as a REIT.
     We consolidate entities in which we own less than a 100% equity interest if we have a controlling interest or are the primary beneficiary in a variable-interest entity, as defined in Financial Interpretation No. 46, Consolidation of Variable Interest Entities.
Environmental Matters
     We are subject to numerous environmental laws and regulations. The operation of dry cleaning facilities or gas stations at our shopping centers is the principal environmental concern. We require that the tenants who operate these facilities do so in material compliance with current laws and regulations and we have established procedures to monitor their operations. Additionally, we use all legal means to cause tenants to remove dry cleaning plants from our shopping centers. Where available, we have applied and been accepted into state sponsored environmental programs. Several properties in our portfolio will require or are currently undergoing varying levels of environmental remediation. However, we have environmental insurance policies covering most of our properties.

     We believe that the ultimate disposition of currently known environmental matters will not have a material effect on our financial position, liquidity or operations.
Inflation
     Many of our leases contain provisions designed to partially mitigate the adverse impact of inflation. Such provisions include clauses enabling us to receive percentage rents based on tenant gross sales above predetermined levels, which rent generally increases as prices rise, or escalation clauses which are typically related to increases in the Consumer Price Index or similar inflation indices. Most of our leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation.
     Our financial results are affected by general economic conditions in the markets in which our properties are located. An economic recession or other adverse changes in general or local economic conditions could result in the inability of some existing tenants to meet their lease obligations and could otherwise adversely affect our ability to attract or retain tenants. The properties are typically anchored by supermarkets, drug stores and other consumer necessity and service retailers which typically offer day-to-day necessities rather than luxury items.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Interest Rate Risk
     The primary market risk to which we have exposure is interest rate risk. Changes in interest rates can affect our net income and cash flows. As changes in market conditions occur and interest rates increase or decrease, interest expense on the variable component of our debt will move in the same direction. We intend to utilize variable rate indebtedness available under our unsecured revolving credit facilities in order to initially fund future acquisitions, development costs and for other operating needs. With respect to our fixed rate mortgage notes and fixed rate senior unsecured notes, changes in interest rates generally do not affect our interest expense as these notes are predominantly at fixed-rates for extended terms. Because we had the intent to hold our existing fixed rate notes either to maturity or until the sale of the associated property, these fixed-rate notes do not pose an interest rate risk to our results of operations or our working capital position, only upon the refinancing of that mortgage. Our possible risk is from increases in long-term interest rates that may occur over a period of several years, as this may decrease the overall value of our real estate.
     As of June 30, 2007, we had approximately $106.0 million of outstanding floating rate debt, including $100.0 million of fixed rate borrowings that we have converted to floating rate borrowings through the use of hedging agreements. We do not believe that the interest rate risk represented by our floating rate debt is material as of June 30, 2007, in relation to our $1.2 billion of outstanding debt, $2.2 billion of total assets and $1.9 billion total equity market capitalization as of that date.
     If interest rates on our variable rate debt increase by 1%, the increase in annual interest expense on our variable rate debt would decrease future earnings and cash flows by approximately $1.1 million. If interest rates on our variable rate debt decrease by 1%, the decrease in interest expense on our variable rate debt would increase future earnings and cash flows by approximately $1.1 million. This assumes that the amount outstanding under our variable rate debt remains at approximately $106.0 million (including the $100.0 million of fixed rate debt converted to floating rate debt through the use of hedging agreements), the balance as of June 30, 2007.
     The fair value of our fixed rate debt is $1.055 billion, which includes the mortgage notes and fixed rate portion of the senior unsecured notes payable (excluding the unamortized premium and the $100.0 million of fixed-rate debt converted to floating-rate debt through maturity). If interest rates increase 1%, the fair value of our total fixed rate debt would decrease by approximately $53.2 million. If interest rates decrease by 1%, the fair value of our total outstanding debt would increase by approximately $57.2 million. This assumes that our total outstanding fixed rate debt remains at $1.159 billion, the balance as of June 30, 2007.

Hedging Activities
     To manage, or hedge, the exposure to interest rate risk, we follow established risk management policies and procedures including the use of a variety of derivative financial instruments. We do not enter into derivative instruments for speculative purposes. We require that the hedges or derivative financial instruments be effective in managing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential to qualify for hedge accounting. Hedges that meet these hedging criteria are formally designated as such at the inception of the contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, resulting in some ineffectiveness, the change in the fair value of the derivative instrument will be included in earnings. Additionally, any derivative instrument used for risk management that becomes ineffective is marked-to-market each period and would be charged to operations.
     We are exposed to credit risk, in the event of non-performance by the counter-parties to the hedge agreements. We believe that we mitigate our credit risk by entering into these agreements with major financial institutions. Net interest differentials to be paid or received under a swap contract and/or collar agreement are included in interest expense as incurred or earned.
     During 2004, concurrent with the issuance of the $200.0 million 3.875% senior unsecured notes, the Company entered into a $100.0 million notional principal variable rate interest swap with an estimated fair value of $3.6 million as of June 30, 2007. The swap converted fixed rate debt into variable rate debt based on the 6-month LIBOR in arrears plus 0.4375% and matures April 15, 2009.
     As of March 31, 2007, the Company had in place an aggregate notional amount of $85.0 million of 10-year Treasury rate locks, at a weighted interest rate of 5.10% per annum, which were executed to hedge the benchmark interest rate associated with a fixed-rate borrowing in April 2007. These rate locks were unwound on April 11, 2007 in connection with a $150.0 million private placement of 6.00% unsecured fixed rate notes due September 2017.
     The estimated fair value of our derivative financial instruments has been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value.
Other Market Risks
     As of June 30, 2007, we had no material exposure to any other market risks (including foreign currency exchange risk commodity price risk or equity price risk).
     In making this determination and for purposes of the Securities and Exchange Commission’s market risk disclosure requirements, we have estimated the fair value of our financial instruments at June 30, 2007 based on pertinent information available to management as of that date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts as of June 30, 2007, future estimates of fair value and the amounts which may be paid or realized in the future may differ significantly from amounts presented.

BUSINESS
The Company
     We are a real estate investment trust, or REIT, that principally owns, manages, acquires and develops neighborhood and community shopping centers. As of June 30, 2007, our property portfolio consisted of 180 properties, including 164 shopping centers comprising approximately 18.1 million square feet of gross leasable area, or GLA, seven development/redevelopment parcels, six non-retail properties and three parcels of land. As of June 30, 2007, the core portfolio was 93.9% leased and included national and regional supermarkets tenants.
     We were organized as a Maryland corporation in 1992, completed our initial public offering in May 1998, and have elected to be taxed as a REIT since 1995. We maintain our principal executive and management office at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.
Strategy and Philosophy
     Our principal business objective has been and will continue to be to maximize long-term stockholder value by generating sustainable cash flow growth and increasing the long-term value of our real estate assets. Our strategies for reaching this objective include:
•	Operating Strategy: Maximizing the internal growth of revenue from our shopping centers by leasing and re-leasing those properties to a diverse group of creditworthy tenants at higher rental rates and redeveloping those properties to make them more attractive to tenants or to permit additional or better uses;

•	Investment Strategy: Using capital wisely to renovate or redevelop our properties and to acquire and develop additional shopping centers where expected returns meet or exceed our standards; and

•	Capital Strategy: Financing our capital requirements with internally generated funds, proceeds from selling properties that do not meet our investment criteria and access to debt and equity capital markets.
     Operating Strategy. Our core operating strategy is to maximize rents and maintain high occupancy levels by attracting and retaining a strong and diverse base of tenants. Many of our properties are located in some of the most densely populated and highest growth areas of the country, including the metropolitan areas around Miami, Ft. Lauderdale, West Palm Beach, Tampa, Jacksonville and Orlando, Florida, Atlanta, Georgia, and Boston, Massachusetts. Strong trade-area demographics help our tenants generate high sales, which has enabled us to maintain high occupancy rates and increase rental rates.
     In order to effectively achieve our operating strategy, we seek to:
•	actively manage and maintain the high standards and physical appearance of our assets while maintaining competitive tenant occupancy costs;

•	maintain a diverse tenant base in order to limit exposure to any one tenant’s financial condition;

•	develop strong, mutually beneficial relationships with creditworthy tenants, particularly our anchor tenants, by consistently meeting or exceeding their expectations; and

•	increase rental rates upon the renewal of expiring leases or as we lease space to new tenants while minimizing vacancy and down-time.
     As part of the active management of our properties, we evaluate renovation or redevelopment opportunities that will make them more attractive for leasing or re-leasing to tenants, take advantage of under-utilized land or existing square footage or re-configure properties for better uses.

     Investment Strategy. Our investment strategy is to deploy capital in projects that are expected to generate returns that exceed our cost of capital. Our investments primarily fall into one of the following three categories:
•	re-developing, renovating, expanding, reconfiguring and/or re-tenanting our existing properties;

•	selectively acquiring shopping centers which will benefit from our active management and leasing strategies; and

•	selectively developing new shopping centers to meet the needs of expanding retailers.
     In the past, we have also made investments in the securities of other companies, whose assets or markets are consistent with our investment strategy. These investment decisions are made in the same manner as other investments by us and are subject to the gross income and asset tests necessary to maintain our REIT qualification.
     In evaluating potential redevelopment, acquisition and development opportunities, we also consider such factors as:
•	the expected returns in relation to our cost of capital, as well as the anticipated risk we will face in achieving the expected returns;

•	the current and projected cash flow of the property and the potential to increase that cash flow;

•	the tenant mix at the property, tenant sales performance and the creditworthiness of those tenants;

•	economic, demographic, regulatory and zoning conditions in the property’s local and regional market;

•	competitive conditions in the vicinity of the property, including competition for tenants and the potential that others may create competing properties through redevelopment, new construction or renovation;

•	the level and success of our existing investments in the relevant market;

•	the current market value of the land, buildings and other improvements and the potential for increasing those market values;

•	the physical configuration of the property, its visibility, ease of entry and exit, and availability of parking; and

•	the physical condition of the land, buildings and other improvements, including the structural and environmental conditions.
     Capital Strategy. We intend to grow and expand our business by using cash flows from operations, by borrowing under our existing credit facilities or, if appropriate market conditions exist, by accessing the capital markets to issue equity, debt or a combination thereof. Our capital strategy is to maintain a strong balance sheet and sufficient flexibility to fund our operating and investment activities in a cost-efficient way. Our strategy includes:
•	maintaining a prudent level of overall leverage and an appropriate pool of unencumbered properties that is sufficient to support our unsecured borrowings;

•	managing our exposure to variable-rate debt;

•	taking advantage of market opportunities to refinance existing debt, reduce interest costs and manage our debt maturity schedule; or

•	using joint venture arrangements to access less expensive capital, mitigate capital risk, or to capitalize on the expertise of local real estate partners.
     While we generally hold our properties for investment and for the production of rental income, we also recycle our capital. Over time, when our assets no longer meet our investment criteria, asset type or geographic focus, we may sell or otherwise dispose of those assets. By identifying these opportunities, we are able to recycle our capital and reinvest the proceeds in more attractive properties or markets.
     Change in Policies. Our board of directors establishes the policies that govern our operating, investment and capital strategies, including, among others, the development and acquisition of shopping centers, tenant and market focus, debt and equity financing policies, quarterly distributions to our stockholders and the REIT status. The board may amend these policies at any time, without a vote of our stockholders.

REIT Status
     We elected to be taxed as a real estate investment trust for federal income tax purposes beginning with our taxable year ended December 31, 1995. As a REIT, we are generally not subject to federal income tax on REIT taxable income that we distribute to our stockholders. Under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, REITs are subject to numerous organizational and operational requirements, including the requirement to distribute at least 90% of REIT taxable income (excluding net capital gains) each year. We will be subject to federal income tax on our taxable income (including any applicable alternative minimum tax) at regular corporate rates if we fail to qualify as a REIT for tax purposes in any taxable year, or to the extent we distribute less than 100% of REIT taxable income. We will also not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Even if we qualify as a REIT for federal income tax purposes, we may be subject to certain state and local income and franchise taxes and to federal income and excise taxes on our undistributed REIT taxable income.
     We have elected to treat certain of our subsidiaries as taxable REIT subsidiaries, each of which we refer to as a TRS. In general, a TRS may engage in any real estate business and certain non-real estate businesses, subject to certain limitations under the Code. A TRS is subject to federal and state income taxes. The sales of certain land parcels, our investment in DIM Vastgoed N.V. and certain other real estate and other activities are being conducted through our TRS entities. Our current TRS activities are limited and they have not incurred any significant income taxes to date.
Governmental Regulations Affecting Our Properties
     We and our properties are subject to a variety of federal, state and local environmental, health, safety and similar laws, including:
•	the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, which we refer to as CERCLA;

•	the Resource Conservation & Recovery Act;

•	the Federal Clean Water Act;

•	the Federal Clean Air Act;

•	the Toxic Substances Control Act;

•	the Occupational Safety & Health Act; and

•	the Americans with Disabilities Act.
     Environmental Regulations. The application of these laws to a specific property that we own depends on a variety of property-specific circumstances, including the current and former uses of the property, the building materials used at the property and the physical layout of the property. Under certain environmental laws, principally CERCLA, we, as the owner or operator of properties currently or previously owned, may be required to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum product releases at the property. We may also be held liable to a federal, state or local governmental entity or third parties for property damage, injuries resulting from the contamination and for investigation and clean up costs incurred in connection with the contamination, whether or not we knew of, or were responsible for, the contamination. Such costs or liabilities could exceed the value of the affected real estate. The presence of contamination or the failure to remediate contamination may adversely affect our ability to sell or lease real estate or to borrow using the real estate as collateral. We have several properties that will require or are currently undergoing varying levels of environmental remediation as a result of contamination from on-site uses by current or former owners or tenants, such as gas stations or dry cleaners.
     Americans with Disabilities Act. Our properties are subject to the Americans with Disabilities Act of 1990. Under this act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services, including restaurants and retail stores, be made accessible and available to people with disabilities. The Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages.

     Although we believe that we are in substantial compliance with existing regulations, including environmental and ADA regulations, we cannot predict the impact of new or changed laws or regulations on properties we currently own or may acquire in the future. Other than as part of our development or redevelopment projects, we have no current plans for substantial capital expenditures with respect to compliance with environmental, health, safety and similar laws, and we carry environmental insurance which covers a number of environmental risks for most of our properties.
Competition
     There are numerous commercial developers, real estate companies, REITs and other owners of real estate in the areas in which our properties are located that compete with us with respect to the leasing of our properties and in seeking land for development or properties for acquisition. Some of these competitors have substantially greater resources than we have, although we do not believe that any single competitor or group of competitors in any of the primary markets where our properties are located are dominant in that market. This level of competition may reduce the number of properties available for development or acquisition, increase the cost of development or acquisition or interfere with our ability to attract and retain tenants.
     All of our existing properties are located in developed areas that include other shopping centers and other retail properties. The number of retail properties in a particular area could materially adversely affect our ability to lease vacant space and maintain the rents charged at our existing properties. We believe that the principal competitive factors in attracting tenants in our market areas are location, price, anchor tenants and maintenance of properties. Our retail tenants also face competition from other retailers, outlet stores and discount shopping clubs. This competition could contribute to lease defaults and insolvency of our tenants.
Employees
     At June 30, 2007, we had 148 full-time employees. Our employees are not represented by any collective bargaining group, and we consider our relations with our employees to be good.
Legal Proceedings
     Neither we nor our properties are subject to any litigation which we believe will have a material adverse affect on our business, financial condition, results of operations or cash flows. Furthermore, to the best of our knowledge, except as described above with respect to environmental matters, there is no litigation threatened against us or any of our properties, other than routine litigation and administrative proceedings arising in the ordinary course of business, which collectively are not expected to have a material adverse effect on our business, financial condition, results of operations or cash flows.
Available Information
     The internet address of our website is www.equityone.net. In the Investor Relations section of our website you can obtain, free of charge, a copy of our annual report on Form 10-K, our quarterly reports on Form 10-Q, our Supplemental Information Packages, our current reports on Form 8-K, and any amendments to those or other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file or furnish such reports or amendments with the SEC. Also available in the corporate governance section of our website, free of charge, are copies of our Corporate Governance Guidelines, Code of Conduct and Ethics and the charters for our audit committee, compensation committee and nominating and corporate governance committee. Any amendments or waivers to our Code of Conduct and Ethics that apply to any of our executive officers or our senior financial officers will be disclosed on our website within four business days following the date of the amendment or waiver.

     You may obtain printed copies of any of the foregoing materials from us, free of charge, by contacting our Investor Relations Department at:
Equity One, Inc.
1600 N.E. Miami Gardens Drive,
North Miami Beach, Florida 33179
Attn: Investor Relations Department
(305) 947-1664
     You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549, or you may obtain information by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet address at http://www.sec.gov that contains reports, proxy statements and information statements, and other information which you may obtain free of charge.
OUR PROPERTIES
     Our portfolio consists primarily of shopping centers anchored by supermarket and other necessity-oriented retailers and at June 30, 2007 contained an aggregate of approximately 18.1 million square feet of gross leasable area or GLA. Other than our leasehold interests in McAlpin Square shopping center located in Savannah, Georgia, Plaza Acadienne shopping center located in Eunice, Louisiana, and El Novillo, located in Miami, Florida, all of our other properties are owned in fee simple. In addition, some of our properties are subject to mortgages as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Mortgage Indebtedness.” The following table provides a brief description of our properties as of June 30, 2007.

As of June 30, 2007						Average
						Minimum
					Annualized	Rent Per
		Year Built			Minimum at	Leased Sq.	Percent	Anchor Stores
		/	GLA(Sq.	Number of	June 30,	Ft. at June	Leased at	and Other
Property		Renovated	Ft.)	Tenants(1)	2007(2)	30, 2007	June 30, 2007	anchor tenants (3)
Alabama (3)	Madison Centre	1997	64,837	13	594,504	$9.58	95.7%	Publix, Rite Aid
	Madison
	West Gate Plaza	1974/1985	64,378	9	462,778	7.33	98.1%	Winn Dixie, Rite Aid
	Mobile
	Winchester Plaza	2006	78,544	20	828,012	11.90	88.6%	Publix
	Huntsville
Total Shopping Centers
Alabama (3)			207,759	42	1,885,294	$9.68	93.7%

Connecticut (1)
	Brookside Plaza	1985/2006	210,588	28	2,102,402	$11.22	88.9%	Shaw’s, Bed Bath & Beyond / Walgreens / Staples / Old Country Buffet
	Enfield
Total Shopping Centers
Connecticut (1)			210,588	28	2,102,402	$11.22	88.9%

As of June 30, 2007						Average
						Minimum
					Annualized	Rent Per
		Year Built			Minimum at	Leased Sq.	Percent	Anchor Stores
		/	GLA(Sq.	Number of	June 30,	Ft. at June	Leased at	and Other
Property		Renovated	Ft.)	Tenants(1)	2007(2)	30, 2007	June 30, 2007	anchor tenants (3)
Florida (89)
Orlando / Central Florida (10)
	Alafaya Commons	1987	126,333	30	1,709,862	$13.53	100.0%	Publix
	Orlando
	Alafaya Village	1986	39,477	15	509,672	17.05	75.7%	Super Saver
	Orlando
	Conway Crossing	2002	76,321	18	881,279	11.99	96.3%	Publix
	Orlando
	Eastwood, Shoppes of	1997	69,037	13	810,610	11.74	100.0%	Publix
	Orlando Hunter’s Creek	1998	68,204	10	850,979	13.04	95.6%	Office Depot /Lifestyle Family Fitness
	Orlando
	Kirkman Shoppes	1973	88,820	31	1,422,199	17.42	91.9%	Party America
	Orlando
	Lake Mary Centre	1988/2001	342,384	85	3,896,542	11.76	96.8%	Albertsons, Kmart /Lifestyle Fitness Center / Trademark Cinemas
	Orlando
	Park Promenade	1987/2000	128,848	26	974,025	7.85	96.3%	Beauty Depot /Orange County Library
	Orlando
	Town & Country	1993	72,043	14	627,373	8.71	100.0%	Albertsons*
	Kissimmee
	Unigold Shopping Center	1987	117,527	25	1,351,774	11.50	100.0%	(Ross /DD’s Discount) Winn Dixie, Lifestyle Family Fitness
	Winter Park
Jacksonville / North Florida (12)
	Atlantic Village	1984/1998	100,559	25	1,062,812	11.17	94.6%	Publix, JoAnn Fabric & Crafts
	Atlantic Beach
	Beauclerc Village	1962/1988	70,429	11	487,309	8.16	84.7%	Big Lots / Goodwill / Bealls Outlet
	Jacksonville
	Commonwealth	1984/1998	81,467	16	675,715	8.43	98.4%	Winn-Dixie / Save Rite
	Jacksonville
	Forest Village	2000	71,526	16	621,285	10.22	85.0%	Publix
	Tallahassee
	Ft. Caroline	1985/1995	74,546	13	532,832	7.43	96.2%	Winn Dixie, Citi Trends
	Jacksonville
	Medical & Merchants	1993	156,153	18	1,928,773	12.74	97.0%	Publix, Memorial Hospital
	Jacksonville
	Middle Beach	1994	69,277	9	673,325	9.72	100.0%	Publix
	Panama City Beach
	Monument Point	1985/1997	75,128	12	478,395	6.74	94.4%	Winn Dixie, CVS Pharmacy
	Jacksonville
	Oak Hill	1985/1997	78,492	19	554,041	7.31	96.5%	Publix, Beall’s
	Jacksonville

As of June 30, 2007						Average
						Minimum
					Annualized	Rent Per
		Year Built			Minimum at	Leased Sq.	Percent	Anchor Stores
		/	GLA(Sq.	Number of	June 30,	Ft. at June	Leased at	and Other
Property		Renovated	Ft.)	Tenants(1)	2007(2)	30, 2007	June 30, 2007	anchor tenants (3)
	Parkmore Plaza	1986	159,093	13	774,830	4.90	99.4%	Bealls / Big Lots
	Milton
	Pensacola Plaza	1985	56,098	3	258,604	4.61	100.0%	FoodWorld
	Pensacola
	South Beach	1990/1991	289,964	50	3,312,822	11.81	96.7%	Beall’s / Bed/ Bath & Beyond / Home Depot / Stein Mart
	Jacksonville Beach
Miami-Dade / Broward /Palm Beach (38)
	Bird Ludlum	1988/1998	192,282	43	2,956,064	15.74	97.7%	Winn Dixie, CVS Pharmacy / Bird executive / Goodwill
	Miami
	Boca Village	1978	93,428	21	1,380,075	15.58	94.8%	Publix, CVS Pharmacy
	Boca Raton
	Boynton Plaza	1978/1999	99,324	29	1,170,580	11.90	99.0%	Publix, CVS Pharmacy
	Boynton Beach
	Bluffs Square	1986	132,395	47	1,617,437	13.60	89.8%	Publix, Walgreens
	Jupiter
	Concord Shopping Plaza	1962/1992/1993	298,986	24	2,953,256	9.88	100.0%	Winn Dixie, Home Depot / Big Lots
	Miami
	Coral Reef Shopping Center	1968/1990	74,680	17	1,444,433	19.59	98.7%	Office Depot / ABC Fine Wine and Spirits
	Palmetto Bay
	Countryside Shops	1986/1988/1991	179,561	46	2,353,463	13.31	98.4%	Publix, CVS Pharmacy / Stein Mart
	Cooper City
	Crossroads Square	1973	92,257	27	1,164,406	15.36	82.2%	CVS Pharmacy
	Pembroke Pines
	CVS Plaza	2004	29,204	8	488,670	16.73	100.0%	CVS Pharmacy
	Miami
	El Novillo	1970/2000	10,000	1	200,000	20.00	100.0%	Jumbo Buffet
	Miami Beach
	Homestead Gas Station	1959	2,136	1	47,868	22.41	100.0%
	Homestead
	Greenwood	1982/1994	132,325	36	1,648,073	12.45	100.0%	Publix, Bealls Outlet
	Palm Springs
	Jonathan’s Landing	1997	26,820	12	435,823	20.44	79.5%
	Jupiter
	Lago Mar	1995	82,613	20	1,037,029	13.37	93.9%	Publix
	Miami
	Lantana Village	1976/1999	181,780	26	1,338,389	7.39	99.6%	Winn Dixie, Kmart /Rite Aid* (Family Dollar)
	Lantana
	Meadows	1997	75,524	20	997,379	13.21	100.0%	Publix
	Miami

As of June 30, 2007					Average
					Minimum
				Annualized	Rent Per
	Year Built			Minimum at	Leased Sq.	Percent	Anchor Stores
	/	GLA(Sq.	Number of	June 30,	Ft. at June	Leased at	and Other
Property	Renovated	Ft.)	Tenants(1)	2007(2)	30, 2007	June 30, 2007	anchor tenants (3)
Oakbrook Square	1974/2000/2003	212,074	30	2,896,418	14.73	92.7%	Publix, Stein Mart / TJ Maxx / Home Goods / CVS /Basset Furniture / Duffy’s
Palm Beach Gardens
Oaktree Plaza	1985	24,145	19	269,536	14.21	78.5%
North Palm Beach
Pine Island	1983/1999	254,907	45	2,940,410	11.62	99.3%	Publix, Home Depot Expo/ Staples
Davie
Pine Ridge Square	1986/1998/1999	117,399	35	1,677,381	14.41	99.1%	Fresh Market, Bed Bath & Beyond /Nordic Interiors
Coral Springs
Plaza Alegre	2003	91,611	21	1,402,395	15.31	100.0%	Publix, Goodwill
Miami
Point Royale	1970/2000	216,760	26	1,408,453	6.81	95.4%	Winn Dixie, Best Buy
Miami
Prosperity Centre	1993	122,106	9	2,146,904	17.58	100.0%	Office Depot / CVS / Bed Bath & Beyond / Carmine’s / TJ Maxx
Palm Beach Gardens
Ridge Plaza	1984/1999	155,204	29	1,458,854	10.24	91.8%	AMC Theater /Kabooms / Wachovia* (United Collection) / Round Up
Davie
Riverside Square	1987	107,941	35	1,305,850	13.40	90.3%	Publix
Coral Springs
Sawgrass Promenade	1982/1998	107,092	29	1,216,034	11.71	97.0%	Publix, Walgreens
Deerfield Beach
Sheridan	1973/1991	455,843	66	6,511,998	14.52	98.4%	Publix,CVS / Ross /Bed Bath & Beyond /Office Depot /Sheridan Plaza LA Fitness / USA Baby & Child Space
Hollywood
Shoppes of Andros Isles	2000	79,420	17	963,825	12.81	94.7%	Publix
West Palm Beach
Shoppes of Ibis	1999	79,420	18	1,042,076	13.12	100.0%	Publix
West Palm Beach
Shoppes at Quail Roost	2005	73,550	20	1,118,156	15.49	98.2%	Publix
Miami
Shoppes of Silverlakes	1995/1997	126,788	40	2,199,200	17.35	100.0%	Publix
Pembroke Pines

As of June 30, 2007						Average
						Minimum
					Annualized	Rent Per
		Year Built			Minimum at	Leased Sq.	Percent	Anchor Stores
		/	GLA(Sq.	Number of	June 30,	Ft. at June	Leased at	and Other
Property		Renovated	Ft.)	Tenants(1)	2007(2)	30, 2007	June 30, 2007	anchor tenants (3)
	Shops at Skylake	1999/2005/2006	284,943	50	4,626,227	16.29	99.6%	Publix, TJMaxx /L.A. Fitness / Goodwill
	North Miami Beach
	Shoppes of Sunset	1979	21,704	17	353,401	16.28	100.0%
	Miami
	Tamarac Town Square	1987	127,635	40	1,346,813	11.12	94.9%	Publix, Dollar Tree
	Tamarac
	Waterstone	2005	82,531	13	1,247,678	15.12	100.0%	Publix, Walgreens
	Homestead
	West Lakes Plaza	1984/2000	100,747	27	1,175,055	11.66	100.0%	Winn Dixie, Navarro Pharmacy
	Miami
	Westport Plaza	2002	49,980	8	761,409	16.23	93.9%	Publix
	Davie
	Young Circle	1962/1997	65,834	10	1,006,029	15.80	96.7%	Publix, Walgreens
	Hollywood
Florida Treasure / Northeast Coast (8)	Cashmere Corners	2001	92,734	18	900,454	9.71	100.0%	Albertsons
	Port St. Lucie
	New Smyrna Beach	1987	118,451	34	1,255,416	10.60	100.0%	Publix, Walgreens* (Bealls Outlet) /Bealls Home Outlet
	New Smyrna Beach
	Old King Commons	1988	84,759	19	730,779	8.62	100.0%	Wal-Mart
	Palm Coast
	Ryanwood	1987	114,925	32	1,181,280	10.52	97.7%	Publix, Bealls Outlet / Books-A-Million
	Vero Beach
	Salerno Village	1987	82,477	20	889,850	10.79	100.0%	Winn Dixie, CVS Pharmacy
	Stuart
	Shops at St. Lucie	2006	19,361	12	425,227	21.96	100.0%
	Port St. Lucie
	South Point Center	2003	64,790	16	955,383	15.68	94.1%	Publix
	Vero Beach
	Treasure Coast	1983	133,781	24	1,148,952	8.81	97.5%	Publix, TJ Maxx
	Vero Beach
Tampa / St. Petersburg /Venice / Cape Coral / Naples (21)
	Bay Pointe Plaza	1984/2002	103,986	24	1,014,805	10.10	96.6%	Publix, Bealls Outlet
	St. Petersburg
	Carrollwood	1970/2002	94,203	35	1,001,959	13.12	81.1%	Publix
	Tampa
	Charlotte Square	1980	96,188	24	786,355	8.40	97.3%	American Signature Furniture /Seafood Buffet
	Port Charlotte
	Chelsea Place	1992	81,144	18	944,205	11.64	100.0%	Publix
	New Port Richey

As of June 30, 2007						Average
						Minimum
					Annualized	Rent Per
		Year Built			Minimum at	Leased Sq.	Percent	Anchor Stores
		/	GLA(Sq.	Number of	June 30,	Ft. at June	Leased at	and Other
Property		Renovated	Ft.)	Tenants(1)	2007(2)	30, 2007	June 30, 2007	anchor tenants (3)
	Dolphin Village	1967/1990	138,129	47	1,333,044	10.98	87.9%	Publix, Dollar Tree / CVS
	St. Pete Beach
	Lake St. Charles	1999	57,015	8	571,513	10.02	100.0%	Sweet Bay
	Tampa
	Lutz Lake	2002	64,985	15	889,316	13.99	97.7%	Publix
	Lutz
	Marco Town Center	2001	109,830	42	1,837,317	17.16	97.5%	Publix
	Marco Island
	Mariners Crossing	1989/1999	91,608	15	850,150	9.28	100.0%	Kash n’ Karry
	Spring Hill
	Midpoint Center	2002	75,386	10	904,579	12.00	100.0%	Publix
	Cape Coral
	Pavilion	1982	167,745	41	2,405,010	14.96	95.8%	Publix, Pavilion 6 Theatre
	Naples
	Regency Crossing	1986/2001	85,864	25	773,928	10.46	86.2%	Publix
	Port Richey
	Ross Plaza	1984/1996	89,859	20	788,253	11.61	75.6%	Ross Dress for Less
	Tampa
	Seven Hills	1991	72,590	17	748,483	10.79	95.6%	Publix
	Spring Hill
	Shoppes of North Port	1991	84,705	21	882,453	10.42	100.0%	Publix, Bealls Outlet
	North Port
	Skipper Palms	1984	86,355	17	781,530	9.67	93.6%	Winn Dixie
	Tampa
	Summerlin Square	1986/1998	109,156	29	1,029,313	10.86	86.8%	Winn Dixie, Lee County Sheriff’s Office
	Fort Myers
	Sunpoint Shopping Center	1984	132,374	24	895,715	9.80	69.0%	Beall’s / Goodwill / Ozzie’s Buffet
	Ruskin
	Venice Plaza	1971/1979/1999	148,779	15	769,013	5.81	89.0%	Sweet Bay, TJ Maxx / Home Goods / Blockbuster
	Venice
	Venice Shopping Center	1968/2000	111,934	15	567,473	5.39	94.0%	Publix, Beall’s Outlet
	Venice
	Walden Woods	1985/1998/2003	75,874	14	490,141	7.20	89.7%	Dollar Tree / Aaron Rents
	Plant City
Total Shopping Centers Florida (89)			9,861,662	2105	112,454,001	$11.91	95.7%

Georgia (25)
Atlanta (22)
	BridgeMill	2000	89,102	30	1,323,003	$15.26	97.3%	Publix
	Canton
	Buckhead Station	1996	233,930	19	3,965,825	19.41	87.3%	Bed Bath & Beyond /TJ Maxx / Old Navy / Toys R Us / DSW
	Atlanta
	Butler Creek	1990	95,597	20	1,049,273	11.14	98.5%	Kroger
	Acworth
	Chastain Square	1981/2001	91,637	27	1,505,942	16.62	98.9%	Publix

As of June 30, 2007						Average
						Minimum
					Annualized	Rent Per
		Year Built			Minimum at	Leased Sq.	Percent	Anchor Stores
		/	GLA(Sq.	Number of	June 30,	Ft. at June	Leased at	and Other
Property		Renovated	Ft.)	Tenants(1)	2007(2)	30, 2007	June 30, 2007	anchor tenants (3)
	Atlanta
	Commerce Crossing	1988	100,668	11	280,577	4.69	59.5%	Ingles, Fred’s Store
	Commerce
	Douglas Commons	1988	97,027	17	925,148	9.88	96.5%	Kroger
	Douglasville
	Fairview Oaks	1997	77,052	14	832,484	11.11	97.2%	Kroger
	Ellenwood
	Grassland Crossing	1996	90,906	14	1,030,140	11.50	98.6%	Kroger
	Alpharetta
	Hairston Center	2000	13,000	9	88,645	14.77	46.2%
	Decatur
	Hamilton Ridge	2002	89,496	20	958,351	12.50	85.7%	Kroger
	Buford
	Mableton Crossing	1997	86,819	17	851,552	10.14	96.7%	Kroger
	Mableton
	Macland Pointe	1992-93	79,699	17	774,161	9.86	98.5%	Publix
	Marietta
	Market Place	1976	77,706	22	743,421	11.63	82.2%	Peachtree Cinema
	Norcross
	Paulding Commons	1991	192,391	30	1,495,270	8.01	97.1%	Kroger, Kmart
	Dallas
	Piedmont Peachtree Crossing	1978/1998	152,239	28	2,479,944	16.29	100.0%	Kroger, Cost Plus Store / Binders Art Supplies
	Buckhead
	Powers Ferry Plaza	1979/1987/1998	86,473	24	846,412	10.38	94.3%	Micro Center
	Marietta
	Presidential Markets	1993/2000	396,408	36	4,144,154	10.94	95.5%	Publix, Marshall’s / TJ Maxx / Bed Bath & Beyond /Carmike Cinemas /Ross Dress For Less / Office Depot
	Snellville
	Shops of Huntcrest	2003	97,040	26	1,331,796	13.94	98.5%	Publix
	Lawrenceville
	Shops of Westridge	2006	66,297	19	747,304	13.56	83.1%	Publix
	McDonough
	Wesley Chapel	1989	170,792	26	976,349	6.35	90.0%	Ingles*, Amazing Adventures / CVS Pharmacy
	Decatur
	West Towne Square	1988	89,596	18	405,043	5.45	83.0%	Big Lots
	Rome
	Williamsburg @ Dunwoody	1983	44,928	27	820,590	19.13	95.5%
	Dunwoody
Central / South Georgia (4)
	Colony Square	1987	50,000	6	270,592	5.83	92.8%	Food Lion*
	Fitzgerald
	Daniel Village	1956/1997	171,932	39	1,358,191	8.45	93.5%	Bi-Lo, St. Joseph Home Health Care
	Augusta
	McAlpin Square	1979	176,807	26	1,178,176	7.65	87.1%	Kroger, Big Lots /US Post Office
	Savannah

As of June 30, 2007						Average
						Minimum
					Annualized	Rent Per
		Year Built			Minimum at	Leased Sq.	Percent	Anchor Stores
		/	GLA(Sq.	Number of	June 30,	Ft. at June	Leased at	and Other
Property		Renovated	Ft.)	Tenants(1)	2007(2)	30, 2007	June 30, 2007	anchor tenants (3)
	Spalding Village	1989	235,318	28	1,261,576	7.86	68.2%	Kroger, JC Penney* / Blockbuster /Fred’s Store
	Griffin
	Walton Plaza	1990	43,460	8	379,040	9.88	88.3%	Harris Teeter* (Omni Fitness)
	Augusta
Total Shopping Centers Georgia (25)			2,917,542	578	32,022,959	$11.10	92.0%

Louisiana (14)
	Ambassador Row	1980/1991	193,978	26	1,594,006	$ 9.77	84.1%	Conn’s Appliances /Big Lots / Chuck E Cheese / Goody’s
	Lafayette
	Ambassador Row Courtyard	1986/1991/2005	146,697	23	1,365,632	9.94	93.6%	Bed Bath & Beyond /Marshall’s /Hancock Fabrics /United Training Academy / Tuesday Morning
	Lafayette
	Bluebonnet Village	1983	101,623	24	844,884	10.11	82.2%	Matherne’s
	Baton Rouge
	Boulevard	1976/1994	68,012	14	496,975	7.43	98.4%	Piccadilly / Harbor Freight Tools / Golfballs.com
	Lafayette
	Country Club Plaza	1982/1994	64,686	10	401,692	6.21	100.0%	Winn-Dixie
	Slidell
	Crossing	1988/1993	114,806	16	566,162	5.39	91.5%	Save A Center, A-1 Home Appliance / Piccadilly
	Slidell
	Elmwood Oaks	1989	133,995	11	1,243,266	9.62	96.5%	Academy Sports /Dollar Tree / Home Décor
	Harahan
	Grand Marche (ground lease)	1969	200,585	1	28,500	NA	100.0%	Grand Marche
	Lafayette
	Plaza Acadienne	1980	105,419	8	207,646	4.02	49.0%	Super 1 Store, Fred’s
	Eunice
	Sherwood South	1972/1988/1992	77,107	9	543,694	7.05	100.0%	Burke’s Outlet /Harbor Freight Tools / Fred’s Store
	Baton Rouge
	Siegen Village	1988	170,416	20	1,509,739	8.86	100.0%	Office Depot / Big Lots / Dollar Tree / Stage / Party City
	Baton Rouge
	Tarpon Heights	1982	56,605	9	271,067	4.96	96.5%	Stage / Dollar General
	Galliano

As of June 30, 2007						Average
						Minimum
					Annualized	Rent Per
		Year Built			Minimum at	Leased Sq.	Percent	Anchor Stores
		/	GLA(Sq.	Number of	June 30,	Ft. at June	Leased at	and Other
Property		Renovated	Ft.)	Tenants(1)	2007(2)	30, 2007	June 30, 2007	anchor tenants (3)
	Village at Northshore	1988	144,638	14	1,249,942	8.64	100.0%	Marshalls / Dollar Tree / Kirschman’s* / Bed Bath & Beyond / Office Depot
	Slidell
	Wal-Mart Mathews	1985	54,223	1	157,500	2.90	100.0%	Wal-Mart*
	Mathews
Total Shopping Centers Louisiana (14)			1,632,790	186	10,480,705	$ 8.02	92.1%

Massachusetts (7)
	Cambridge Star Market	1953/1997	66,108	1	1,777,835	$26.89	100.0%	Star Market
	Cambridge
	Medford Shaw’s Supermarket	1995	62,656	2	1,500,292	23.94	100.0%	Shaw’s
	Medford
	Plymouth Shaw’s Supermarket	1993	59,726	1	1,061,226	17.77	100.0%	Shaw’s
	Plymouth
	Quincy Star Market	1965/1995	100,741	1	1,748,916	17.36	100.0%	Star Market
	Quincy
	Swampscott Whole Foods	1967/2005	35,907	1	754,047	21.00	100.0%	Whole Foods
	Swampscott
	Webster Plaza	1963/1998	201,425	15	1,540,715	7.88	97.0%	Shaw’s, K Mart /Family Dollar /Dollar Tree
	Webster
	West Roxbury Shaw’s Plaza	1973/1995/2006	76,316	12	1,807,430	23.68	100.0%	Shaw’s
	West Roxbury
Total Shopping Centers Massachusetts (7)			602,879	33	10,190,461	$17.07	99.0%

Mississippi (1)
	Shipyard Plaza	1987	66,857	8	455,107	$ 6.81	100.0%	Big Lots / Buffalo Wild Wings
	Pascagoula
Total Shopping Centers Mississippi (1)			66,857	8	455,107	$ 6.81	100.0%

North Carolina (10)
	Centre Pointe Plaza	1989	163,642	24	983,607	$ 6.34	94.8%	Belk’s / Goody’s /Dollar Tree / Aaron Rents
	Smithfield
	Galleria	1986/1990	92,114	36	872,227	10.12	93.5%	Harris Teeter*
	Wrightsville Beach
	Parkwest Crossing	1990	85,602	17	894,112	10.44	100.0%	Food Lion
	Durham
	Plaza North	1986	47,240	10	260,288	6.50	84.8%	Fred’s
	Hendersonville
	Providence Square	1973	85,930	25	281,014	9.50	34.4%
	Charlotte
	Riverview Shopping Center	1973/1995	128,498	16	917,894	7.67	93.1%	Kroger, Upchurch Drugs / Riverview Galleries
	Durham
	Salisbury Marketplace	1987	79,732	20	766,716	10.50	91.6%	Food Lion

As of June 30, 2007						Average
						Minimum
					Annualized	Rent Per
		Year Built			Minimum at	Leased Sq.	Percent	Anchor Stores
		/	GLA(Sq.	Number of	June 30,	Ft. at June	Leased at	and Other
Property		Renovated	Ft.)	Tenants(1)	2007(2)	30, 2007	June 30, 2007	anchor tenants (3)
	Salisbury
	Shelby Plaza	1972	103,200	9	420,314	4.15	98.1%	Big Lots / Aaron Rents / Burke’s Outlet / Tractor Supply Company
	Shelby
	Thomasville Commons	1991	148,754	13	809,154	5.71	95.2%	Ingles, Kmart
	Thomasville
	Willowdaile Shopping Center	1986	120,984	26	1,042,558	10.37	83.1%	Harris Teeter, Hall of Fitness
	Durham
Total Shopping Centers North Carolina (10)			1,055,696	196	7,247,884	$ 7.77	88.3%

South Carolina (9)
	Belfair Towne
	Village	2000/2003/2006	166,639	34	2,082,295	$13.11	95.3%	Kroger, Steinmart
	Bluffton
	Lancaster Plaza	1971/1990	77,400	4	91,200	3.62	32.6%	Bi-Lo
	Lancaster
	Lancaster Shopping Center	1963/1987	29,047	2	60,012	2.07	100.0%	Sweet Union Furniture
	Lancaster
	Milestone Plaza	1995	98,777	12	1,476,860	15.26	98.0%	Bi-Lo
	Greenville North Village Center	1984	60,356	13	539,642	8.94	100.0%	Bi-Lo, Dollar General / Gold’s Gym
	North Myrtle Beach
	Sparkleberry Square	1997/2004	339,051	27	3,827,229	11.30	99.9%	Kroger, Ross Dress for Less / Circuit City / Bed Bath & Beyond / Petsmart /Pier One / Kohl’s
	Columbia
	Spring Valley	1978/1997	75,415	18	657,521	9.16	95.2%	Bi-Lo
	Columbia
	Windy Hill	1968/1988/2006	68,465	5	422,831	6.18	100.0%	Rose’s Store /Family Dollar Store
	North Myrtle Beach
	Woodruff	1995	68,055	10	713,822	10.49	100.0%	Publix
	Greenville
Total Shopping Centers South Carolina (9)			983,205	125	9,871,412	$10.76	93.3%

Tennessee (1)
	Smyrna Village	1992	83,334	12	701,689	$ 8.42	100.0%	Kroger
	Smyrna
Total Shopping Centers Tennessee (1)			83,334	12	701,689	$ 8.42	100.0%

Texas (1)
	Rosemeade	1986	51,231	17	296,074	$ 7.51	76.9%	Russian Banya Family
	Carrollton
Total Shopping Centers Texas (1)			51,231	17	296,074	$ 7.51	76.9%

Virginia (1)
	Smyth Valley Crossing	1989	126,841	14	725,191	$ 5.85	97.8%	Ingles, Wal-Mart
	Marion

As of June 30, 2007						Average
						Minimum
					Annualized	Rent Per
		Year Built			Minimum at	Leased Sq.	Percent	Anchor Stores
		/	GLA(Sq.	Number of	June 30,	Ft. at June	Leased at	and Other
Property		Renovated	Ft.)	Tenants(1)	2007(2)	30, 2007	June 30, 2007	anchor tenants (3)
Total Shopping Centers Virginia (1)			126,841	14	725,191	$ 5.85	97.8%

Total Core Shopping Center Portfolio (164)			18,079,162			$11.24	93.9%

Other Properties (6)
	4101 South I-85 Industrial	1956/1963	188,513	9	124,511		38.0%
	Charlotte
	Banco Popular Office Building	1971	32,737	21	771,073		100.0%
	Miami
	Commonwealth II	1984	—	—	—		0.0%
	Jacksonville
	Laurel Walk Apartments	1985	106,480	98	779,196		93.6%
	Charlotte
	Mandarin Mini-Storage	1982	52,300	540	341,928		88.0%
	Jacksonville
	Prosperity Office Building	1972	3,200	1	—		0.0%
	Palm Beach Gardens
Total Other Properties (6)			383,230	669			65.7%

Total Excluding Developments, Redevelopments & Land (170)			18,462,392	4013			93.3%

Developments, Redevelopments & Land (10)
	Developments (3)
	Redevelopments (4)
	Land Held for
	Development (3)
Grand Total - 180 Properties

Total square footage does not include shadow anchor square footage that is not owned by us.

*	Indicates a tenant which continues to pay rent, but has closed its store and ceased operations. The subtenant, if any, is shown in ( ).

(1)	Number of tenants includes both occupied and vacant units.

(2)	Calculated by annualizing the tenant’s monthly base rent payment at June 30, 2007, excluding expense reimbursements, percentage rent payments and other charges.

(3)	Includes supermarket tenants and other tenants, as well as occupants that are on an adjacent or contiguous, separately owned parcel and do not pay any rent or expense recoveries.
     Most of our leases provide for the monthly payment in advance of fixed minimum rentals, the tenants’ pro rata share of ad valorem taxes, insurance (including fire and extended coverage, rent insurance and liability insurance) and common area maintenance for the property. They may also provide for the payment of additional rentals based on a percentage of the tenants’ sales. Utilities are generally paid directly by tenants except where common metering exists with respect to a property. In this case, we make the payments for the utilities and are reimbursed by the tenants on a monthly basis. Generally, our leases prohibit the tenant from assigning or subletting its space. They also require the tenant to use its space for the purpose designated in its lease agreement and to operate its business on a continuous basis. Some of the lease agreements with major tenants contain modifications of these basic provisions in view of the financial condition, stability or desirability of those tenants. Where a tenant is granted the right to assign its space, the lease agreement generally provides that the original lessee will remain liable for the payment of the lease obligations under that lease agreement.

Major Tenants
     The following table sets forth as of June 30, 2007 the gross leasable area, or GLA of our existing properties leased to tenants in our core shopping center portfolio:

	Supermarket Anchor	Other Anchor
	Tenants	Tenants	Non-anchor Tenants	Total
Leased GLA (sq. ft.)	5,500,817	7,252,680	5,325,665	18,079,162
Percentage of Total Leased GLA	30.4%	40.1%	29.5%	100.0%
     The following table sets forth as of June 30, 2007 the annual minimum rent at expiration attributable to tenants in our core shopping center portfolio:

	Supermarket Anchor	Other Anchor
	Tenants	Tenants	Non-anchor Tenants	Total
Annual Minimum Rent (“AMR”)	$45,047,038	$43,371,572	$100,014,569	$188,433,179
Percentage of Total AMR	23.9%	23.0%	53.1%	100.0%
     The following table sets forth as of June 30, 2007 information regarding leases with the ten largest tenants in our core shopping center portfolio:

					Percent of Total	Average Annual
	Number of		Percent of Total	Annualized	Annualized	Minimum Rent
Tenant	Stores	Square Feet	Square Feet	Minimum Rent	Minimum Rent	per Square Foot
Publix	55	2,455,772	13.6%	$19,256,956	10.2%	$7.84
Supervalu	7	458,273	2.5%	8,302,236	4.4%	18.12
Kroger	15	809,689	4.5%	6,485,754	3.4%	8.01
Winn-Dixie	15	672,537	3.7%	4,201,169	2.2%	6.25
Bed Bath & Beyond	10	321,490	1.8%	3,620,831	1.9%	11.26
TJ Maxx Companies	10	310,658	1.7%	2,556,245	1.4%	8.23
Blockbuster	25	140,924	0.8%	2,392,508	1.3%	16.98
Office Depot, Inc.	7	190,206	1.1%	2,063,627	1.1%	10.85
CVS pharmacy	16	171,404	0.9%	2,346,686	1.2%	13.69
Kmart Corporation	5	439,558	2.4%	1,939,705	0.9%	4.41

Total top ten tenants	165	5,970,511	33.0%	$53,165,717	28.2%	$8.90

Lease Expirations
The following tables set forth as of June 30, 2007 the anticipated expirations of tenant leases in our core shopping center portfolio for each year from 2007 through 2016 and thereafter:

All Tenants

						Average
					Percent of	Annual
			Percent of	Annualized	Total	Minimum Rent
	Number of		Total	Minimum Rent at	Annualized	per Square
Year	Tenants	Square Feet	Square Feet	Expiration	Minimum Rent	Foot
M-T-M	107	196,069	1.1%	$2,970,391	1.5%	$15.15
2007	357	998,700	5.5%	12,212,210	6.2%	12.23
2008	593	1,685,770	9.3%	22,901,450	11.7%	13.59
2009	602	2,191,941	12.1%	26,174,858	13.4%	11.94
2010	496	2,012,518	11.1%	23,398,626	12.0%	11.63
2011	373	2,124,065	11.7%	24,276,380	12.4%	11.43
2012	188	1,497,733	8.3%	15,095,480	7.7%	10.08
2013	41	770,170	4.3%	7,542,284	3.9%	9.79
2014	39	772,667	4.3%	6,400,233	3.3%	8.28
2015	32	435,332	2.4%	4,619,881	2.4%	10.61
2016	36	965,852	5.3%	14,044,243	7.2%	14.54
Thereafter	132	3,317,436	18.5%	36,109,825	18.3%	10.88

Sub-total/Average	2,996	16,968,253	93.9%	$195,745,861	100.0%	$11.54
Vacant	348	1,110,909	6.1%	N/A	N/A	N/A

Total/Average	3,344	18,079,162	100.0%	$195,745,861	100.0%	N/A

Note: Excludes developments, redevelopments, and non-retail properties.
Anchor Tenants
(10,000 sq. ft. or greater)

						Average
					Percent of	Annual
			Percent of	Annualized	Total	Minimum Rent
	Number of		Total Square	Minimum Rent	Annualized	per Square
Year	Tenants	Square Feet	Feet	at Expiration	Minimum Rent	Foot
M-T-M	1	22,050	0.2%	$283,213	0.3%	$12.84
2007	12	300,574	2.6%	2,162,636	2.3%	7.20
2008	22	518,123	4.5%	3,593,102	3.9%	6.93
2009	36	990,014	8.6%	6,456,126	7.0%	6.52
2010	39	1,013,438	8.8%	6,213,524	6.7%	6.13
2011	43	1,324,384	11.5%	9,184,579	10.0%	6.93
2012	32	1,114,026	9.7%	7,594,762	8.2%	6.82
2013	15	637,187	5.6%	5,495,425	5.9%	8.62
2014	16	693,616	6.0%	4,788,277	5.2%	6.90
2015	12	368,938	3.2%	3,110,511	3.4%	8.43
2016	18	900,695	7.8%	12,623,659	13.7%	14.02
Thereafter	73	3,011,958	26.4%	30,934,986	33.5%	10.27

Sub-total/Average	319	10,895,003	94.9%	92,440,800	100.0%	$8.48
Vacant	21	582,451	5.1%	N/A	N/A	N/A

Total/Average	340	11,477,454	100.0%	$92,440,800	100.0%	N/A

Note: Excludes developments, redevelopments, and non-retail properties.

Local Tenants (less
than 10,000 sq. ft.)

					Percent of	Average
					Total	Annual
			Percent of	Annualized	Annualized	Minimum Rent
	Number of		Total Square	Minimum Rent	Minimum	per Square
Year	Tenants	Square Feet	Feet	at Expiration	Rent	Foot
M-T-M	106	174,019	2.6%	$2,687,178	2.6%	$15.44
2007	345	698,126	10.6%	10,049,574	9.7%	14.40
2008	571	1,167,647	17.7%	19,308,348	18.7%	16.54
2009	566	1,201,927	18.2%	19,718,732	19.1%	16.41
2010	457	999,080	15.1%	17,185,102	16.6%	17.20
2011	330	799,681	12.0%	15,091,801	14.6%	18.87
2012	156	383,707	5.8%	7,500,718	7.2%	19.55
2013	26	132,983	2.0%	2,046,859	2.0%	15.39
2014	23	79,051	1.2%	1,611,956	1.6%	20.39
2015	20	66,394	1.0%	1,509,370	1.5%	22.73
2016	18	65,157	0.9%	1,420,584	1.4%	21.80
Thereafter	59	305,478	4.9%	5,174,839	5.0%	16.94

Sub-total/Average	2,677	6,073,250	92.0%	103,305,061	100.0%	$17.01
Vacant	327	528,458	8.0%	N/A	N/A	N/A

Total/Average	3,004	6,601,708	100.0%	$103,305,061	100.0%	N/A

Note: Excludes developments, redevelopments, and non-retail properties.
     We may incur substantial expenditures in connection with the re-leasing of our retail space, principally in the form of tenant improvements and leasing commissions. The amounts of these expenditures can vary significantly, depending on negotiations with tenants and the willingness of tenants to pay higher base rents over the terms of the leases. We also incur expenditures for certain recurring capital expenses.
Insurance
     Our tenants are generally responsible under their leases for providing adequate insurance on the spaces they lease. We believe that our properties are covered by adequate fire, flood and property insurance, and where necessary hurricane and windstorm coverages all provided by reputable companies. However, certain of our properties are not covered by disaster insurance with respect to certain hazards (such as hurricanes) for which coverage is not available or available only at rates, which in our opinion, are not economically justifiable.
MANAGEMENT
     Our board of directors currently consists of nine directors. Each director was elected for a one-year term at the 2007 annual meeting that will expire at our 2008 annual meeting and upon the election and qualification of his or her successor.
     Under the corporate governance standards of the New York Stock Exchange, or NYSE, at least a majority of our directors and all of the members of our audit committee, compensation committee and nominating and corporate governance committee must meet the test of “independent” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In 2006, the board of directors determined that each of Messrs. Ben-Ozer, Cassel, Cohen, Flanzraich, Hetz and Linneman, satisfy the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our board. Therefore, we believe that 67% of our board, and all of the members of our audit committee, compensation committee and nominating and corporate governance committee, are independent under those rules.

     In addition, none of the members of our compensation committee during 2006 was an officer, employee or former officer of us or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this prospectus pursuant to SEC regulations and none of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this prospectus pursuant to SEC regulations.
     Our directors and executive officers are listed below:

Name	Age	Position
Directors
Noam Ben-Ozer	44	Director
James Cassel	52	Independent Director
Cynthia Cohen	54	Independent Director
Neil Flanzraich	64	Independent Director
Nathan Hetz	55	Independent Director
Chaim Katzman	58	Director
Peter Linneman	56	Independent Director
Jeffrey S. Olson	39	President, Chief Executive Officer and Director
Dori Segal	45	Director

Executive Officers
Jeffrey S. Olson	39	President, Chief Executive Officer and Director
Jeffrey S. Stauffer	44	Executive Vice President and Chief Operating Officer
Gregory R. Andrews	45	Executive Vice President and Chief Financial Officer
Thomas E. McDonough	49	Executive Vice President and Chief Investment Officer
Arthur L. Gallagher	36	Senior Vice President, General Counsel and Corporate Secretary
Deborah R. Cheek	47	Vice President and Chief Accounting Officer
Directors
     Noam Ben-Ozer was first elected as a director in 1996. Since 2002, Mr. Ben-Ozer has served as founder and principal of Focal Advisory, a consulting and M&A firm based in Boston, Massachusetts. Prior to that, Mr. Ben-Ozer served as co-founder of iPhrase Technologies, Inc., a privately-held software company, from 1999 to 2002. He is also a director of Delta Three Inc., a publicly-traded telecommunications company. Mr. Ben-Ozer is a certified public accountant in Israel and received an M.B.A. from the Harvard Business School.
     James S. Cassel was first elected as a director in April 2005. Mr. Cassel serves as Vice Chairman, Senior Managing Director and Head of Investment Banking of Ladenburg Thalmann & Co. Inc., an investment banking company that merged in 2006 with Capitalink, L.C., a South Florida based investment banking company founded by Mr. Cassel in 1998. From 1996 to 1998, he served as president of Catalyst Financial, an investment banking company. Mr. Cassel received a B.S. from American University and a Juris Doctorate from the University of Miami.
     Cynthia R. Cohen was first elected as a director in 2006. She founded Strategic Mindshare, a strategic management consulting firm serving retailers and consumer product manufacturers, in 1990 and, since that time, has served as its president. Ms. Cohen is a director of bebe, a specialty apparel retailer, Hot Topic, a teen apparel retailer, and Steiner Leisure, a spa operator, all of which are public companies. Ms. Cohen also serves on the executive advisory board for the Center for Retailing Education and Research at the University of Florida. She is a graduate of Boston University.
     Neil Flanzraich was first elected as a director in April 2005 and was elected as our Lead Director in May 2006. Mr. Flanzraich is currently a private investor. From May 1998 to 2006, he served as vice chairman and president of IVAX Corporation, a company specializing in the discovery, development, manufacturing and marketing of branded and generic pharmaceuticals and veterinary products. IVAX was acquired by Teva Pharmaceuticals in January 2006. From 1995 to 1998, Mr. Flanzraich was a shareholder and served as chairman of the life sciences legal practice group of Heller Ehrman White & McAuliffe, a San Francisco-based law firm. From 1981 to 1995, he served in various capacities at Syntex Corporation, a pharmaceutical company, most recently as its senior vice president, general counsel and a member of the corporate executive committee. In addition to our board of directors, he is also a director of Continucare Corporation, a healthcare company, Javelin Pharmaceuticals, Inc., a pharmaceutical company, Neurochem Inc., a biotechnology company, RAE Systems Inc., a gas detection and security monitoring company, and Chipotle Mexican Grill, Inc., a chain of Mexican restaurants. All of these are public companies. He received an A.B. degree from Harvard College (phi beta kappa, magna cum laude) and a Juris Doctorate from Harvard Law School (magna cum laude).
     Nathan Hetz was first elected as a director in November 2000. We and several of our stockholders have agreed, pursuant to a stockholders agreement, that as long as Alony Hetz Properties & Investments, Ltd., an Israeli corporation that specializes in real estate investments in Great Britain, Canada and the United States, the shares of which are publicly-traded on the Tel-Aviv Stock Exchange and one of our principal, indirect stockholders, or its affiliates own at least three percent of our common stock, it may designate one nominee for election to our board of directors. Alony Hetz has chosen Mr. Hetz as its nominee pursuant to this agreement. Since November 1990, Mr. Hetz has served as the chief executive officer, director and principal shareholder of Alony Hetz. Mr. Hetz currently serves as a director of First Capital Realty Inc., a principal, indirect stockholder of ours, Amot Investments Ltd., a real estate company, the shares of which are publicly traded on the Tel-Aviv Stock Exchange, and Ogen Yielding Real Estate Ltd., a real estate company, the shares of which are publicly traded on the Tel-Aviv Stock Exchange. Mr. Hetz received a B.A. in accounting from Tel-Aviv University in Israel and is a certified public accountant in Israel.
     Chaim Katzman has served as the chairman of our board since our formation in 1992 and served as our chief executive officer until December 2006 and president until November 2000. Mr. Katzman has been involved in the purchase, development and management of commercial and residential real estate in the southern United States since 1980. Mr. Katzman purchased the controlling interest of Gazit Inc., a publicly-traded company listed on the Tel-Aviv Stock Exchange, and one of our principal, indirect stockholders, in May 1991, has served as the chairman of its board and chief executive officer since that time, and remains its largest stockholder. Shulamit Katzman, Mr. Katzman’s wife, is the vice chairman of the board of directors of Gazit, Inc. Mr. Katzman has served as a director of Gazit-Globe, Ltd., a publicly-traded real estate investment company listed on the Tel-Aviv Stock Exchange and one of our principal, direct and indirect stockholders, since 1994 and as its chairman since 1998. Mr. Katzman also serves as non-executive chairman of the board of First Capital Realty Inc., an Ontario real estate company the common stock of which is listed on the Toronto Stock Exchange and which is one of our principal, indirect stockholders. Mr. Katzman received an LL.B. from Tel Aviv University Law School in 1973.
     Peter Linneman, Ph.D. was first elected as a director in November 2000. Since 1979, Dr. Linneman has been the Albert Sussman Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and a senior managing director of Equity International Properties, a private equity firm. Dr. Linneman is currently serving as a director of Bedford Property Investors, Inc., a publicly-traded real estate investment trust that acquires and develops industrial and suburban office properties, and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. Dr. Linneman holds both a masters and a doctorate degrees in economics from the University of Chicago.
     Jeffrey S. Olson was elected chief executive officer in December 2006. He was elected to our board of directors and appointed to serve as our president in November 2006. From 2002 until joining us as consulting executive officer in September 2006, Mr. Olson served as President of the Eastern and Western shopping center regions of Kimco Realty Corporation, one of the nation’s largest shopping center development and management companies. From 2000 to 2002, he served as Senior Vice President, Co-Head of Real Estate Research for UBS Warburg. Mr. Olson has a Masters of Science in Real Estate from The Johns Hopkins University, a Bachelor of Science in Accounting from the University of Maryland and was previously a Certified Public Accountant.
     Dori Segal was first elected as a director in November 2000 and our vice chairman in May 2006. Mr. Segal has served since October 1998 as president of Gazit-Globe Ltd., one of our principal, direct and indirect stockholders. Since August 2000, Mr. Segal has served as chief executive officer, president and as vice chairman of the board of First Capital Realty Inc., a principal and indirect stockholder of ours. Mr. Segal has also served since 2004 as a Director of Citycon Oyj, a Finnish real estate company, the shares of which are publicly traded on the

Helsinki Stock Exchange. Since 1995, Mr. Segal has served as the president of Gazit Israel Ltd., a real estate investment holding company.
Executive Officers
     Background information regarding the executive officers other than Mr. Olson is as follows:
     Jeffrey S. Stauffer joined Equity One in November 2006 as executive vice president and chief operating officer. From May 1990 to October 2006, Mr. Stauffer served in various management positions at Pan Pacific Retail Properties, Inc., a $4 billion shopping center REIT based in San Diego, California, including for the last eight years, until its acquisition by Kimco in October 2006, as chief operating officer. Prior to his tenure with Pan Pacific, he served as the director of commercial property management for Realty Holdings Group in Las Vegas, Nevada. Mr. Stauffer holds a Bachelors Degree and a Masters Degree in Economics from Western Illinois University. He has served as the State Director for the International Council of Shopping Centers from 1990 to 1993 and is a licensed real estate broker in the State of Nevada.
     Gregory R. Andrews joined Equity One in November 2006 as executive vice president and assumed the position of chief financial officer in January 2007. Prior to joining Equity One, Mr. Andrews served as principal at Green Street Advisors, a pre-eminent REIT research and consulting firm, where he was the firm’s senior equity analyst for retail and health care REITs. From 1996 to 1997, he served as vice president – corporate lending at Bank of America Asia in Hong Kong and from 1993 to 1996 as vice president – commercial real estate at Bank of America in Los Angeles and Irvine, CA. From 1988 to 1991, Mr. Andrews was a registered architect in Washington, DC. Mr. Andrews has a Master of Business Administration from the UCLA Anderson School of Management and a Bachelor of Arts from Princeton University.
     Thomas E. McDonough joined Equity One in July 2007 and serves as our Chief Investment Officer. Prior to joining Equity One, from April 2006 to July 2007, Mr. McDonough was a partner at Kahl & Goveia, a real estate development, acquisition and management company based in Laguna Beach, CA. Prior to joining Kahl & Goveia, from October 2005 to April 2006, Mr. McDonough was the national director of acquisitions and dispositions for Regency Centers Corp., a publicly-traded real estate investment trust that owns approximately 400 shopping centers in major markets located throughout the United States. He also served on Regency’s Capital Allocation Committee. For the nine years prior to assuming his national role at Regency Centers, he developed and acquired shopping centers for Regency Centers and its predecessor Pacific Retail Trust, in its Pacific, Mid-Atlantic, and New England regions. Previously, McDonough served as a development partner with Trammell Crow Company. McDonough received his B.S. degree from Stanford University and his M.B.A. degree from Harvard Business School.
     Arthur L. Gallagher has served as our senior vice president since December 2006 and as our general counsel and corporate secretary since joining us in 2003. Prior to joining us, Mr. Gallagher was with the law firm of Greenberg Traurig P.A., Miami, Florida from 1999 to 2003 and Simpson Thacher & Bartlett, New York, New York, from 1997 to 1999. Mr. Gallagher received a B.A. from the University of North Carolina – Chapel Hill and a J.D. from Duke University School of Law.
     Deborah R. Cheek joined Equity One in December 2006 as vice president, director of finance and assumed the position of vice president and chief accounting officer in March 2007. Prior to joining Equity One, from July to December 2006, Ms. Cheek served as chief financial Officer of Landex Corporation, a private residential real estate development company. From 2003 to 2006, Ms. Cheek served as regional finance director of Kimco Realty Corporation – Mid-Atlantic, one of the nation’s largest shopping center development and management companies. For the four years prior to that, she served as corporate controller — chief accounting/financial officer of Mid-Atlantic Realty Trust, a publicly-traded real estate company that was acquired by Kimco in 2003. Ms. Cheek has a Masters of Business Administration from Loyola College and a Bachelor of Science in Finance from Towson University.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     2006 was a year of transition for us. On August 7, 2006, we announced that the Board of Directors had hired Jeffrey S. Olson to become our new president and chief executive officer. At that time, we also announced that Chaim Katzman, our then chief executive officer, would remain as chairman of the Board of Directors and that Doron Valero, our then president and chief operating officer, had given notice that he did not intend to renew his employment agreement that expired on December 31, 2006. Following that announcement, in October and November 2006, we further announced the hiring of Jeffrey S. Stauffer as our new chief operating officer and that Gregory Andrews would be our next chief financial officer. Over the next six months, we continued our management transition in which nearly every upper-level management position changed.
     The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the accompanying narrative that follow. It is also intended to provide both a review of our compensation policies for 2006 and describe our compensation policies with respect to our new management team. Our goal is to provide a better understanding of our compensation practices and the decisions made concerning the compensation payable to our executive officers, including the chief executive officer, or CEO, and the other executive officers named in the Summary Compensation Table, or the named executive officers.
     The compensation committee of our board of directors, referred to in this section as the “committee,” plays a key role in designing and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the committee.
Objectives
     The principal objectives of our executive compensation program are to:
•	attract and retain the most talented executives in our industry;

•	motivate executives to achieve corporate performance objectives as well as individual goals; and

•	align the interests of our executives with those of our stockholders.
Management’s and Advisor’s Role in Compensation Decisions
     The committee evaluates the performance of our CEO, Mr. Olson, and determines his compensation based on this evaluation. Mr. Olson will make recommendations to the committee of annual compensation to be paid to all executive officers. He also makes recommendations for equity awards to other employees throughout the company. The committee can accept or modify Mr. Olson’s recommendations as they see fit.
     The committee has relied upon outside advisors to ascertain competitive pay levels, evaluate pay program design, and assess evolving technical constraints. In 2006, the committee engaged FPL Associates, or FPL, to review our executive compensation and director compensation programs. FPL’s findings were relied upon in determining the compensation arrangements with our chairman and our new executive officers.
Principal Elements of Compensation and Total Direct Compensation
     We have designed our executive compensation program to include three major elements—base salary, annual cash bonus incentives and long-term cash and equity incentives, such as stock options and restricted stock awards.
     Although all three of these elements are integrated into our compensation program, the elements are intended to achieve different objectives:
•	base salaries are intended to provide an appropriate level of fixed compensation that will assist in employee retention and recruitment;

•	annual cash bonus incentives provide additional motivation for the achievement of specified objectives at the corporate or individual levels; and

•	long-term cash and equity incentives align the interests of our executives more closely with the interests of our stockholders because they are tied to our financial and stock performance and vest or accrue over a number of years, encouraging executives to remain our employees.
     Base Salaries. The base salaries of executive officers are set at levels intended to be competitive with other companies engaged in the retail real estate industry and with other businesses of comparable size and scope that compete for executive talent. To retain and attract the level of talent necessary for our business to succeed, we expect that the base salaries should be in the median to upper quartile of the range of base salaries for comparable positions and tenure at other large real estate companies. Although base salaries are generally targeted at these levels, the actual salary of an executive may be above or below the targets based on factors unique to that executive, such as experience or competency or the availability of meaningful peer data for the executive.
     The committee reviews base salaries of the CEO and the other executive officers annually and makes adjustments, in light of past individual performance as measured by both qualitative and quantitative facts and the potential for making significant contributions in the future. The committee generally considers individual performance factors in addition to our overall performance in a particular year in determining base salary levels.
     In the past, the base salaries of our named executive officers increased annually by the greater of increases in the consumer price index or a fixed percentage ranging from three to six percent. None of the agreements with our new named executive officers have automatic increases in the base salary but rather leave such increases to the discretion of the committee.
     Cash Incentives. We have implemented an annual cash bonus incentive payable to executives officers based on the achievement of specified performance measures. We determine the specific measures and the possible bonus amounts annually. With respect to the prior performance year, the committee determines whether the bonus criteria have been achieved at a meeting in February or March and bonuses are paid in March.
     In the past, each of the executive officers had a bonus target, generally expressed as a percentage of base salary and ranging from 25% to 75%. Actual bonus payments could range from 0 to 200% of the target amount. Because we believe strongly in our executives working together as a team, we set specific criteria for corporate objectives that apply to each of our executives. In the past, the criteria have included financial measures such as earnings per share, funds from operations, or FFO (a description of which is set forth below), per share, EBITDA or other measures. In the past, we also included a discretionary, subjective component. Each of the criteria had “Minimum,” Target,” “High” and “Super” performance levels, each of which corresponded with the differing levels of bonus.
     For fiscal years through 2005, the committee also authorized a bonus deferral program where executives and other senior employees were allowed to reinvest all or a portion of their cash bonus into shares of restricted stock at a 15% discount to the fair market value of the stock. The shares of restricted stock vested over a two year period and were eligible for forfeiture if the employee terminated his or her employee prior to the end of the vesting period.
     Each of the agreements with our new executive officers contain a minimum bonus amount, and the committee has established maximum bonus amounts payable upon the achievement of all of the performance objectives. The actual bonus payable is a percentage of the maximum bonus equal to the percentage of the objectives met. In the case of our executive officers, the committee retains discretion to reduce the amount of any earned awards, but does not have the discretion to increase the awards if the performance measures are not met.
     In addition, the employment agreements with Messrs. Olson, Stauffer and Andrews provide for a long-term cash bonus. Under these provisions, each executive is entitled to receive a one time cash bonus ranging from $0 to $3 million, in the case of Messrs. Stauffer and Andrews, and from $0 to $6 million, in the case of Mr. Olson, if our total stockholder return exceeds that of a group of our peers over a performance period that ends in December 2010 and which may be shortened following certain corporate or employment events. The peers include: Acadia Realty Trust, Cedar Shopping Centers, Inc., Developers Diversified Realty Corporation, Federal Realty Investment Trust, Regency Centers Corporation, Saul Centers, Inc. and Weingarten Realty Investors.
     Equity Incentives. The committee strongly believes that providing executives with an opportunity to increase their ownership of common stock aligns their interests with the interests of our stockholders. Therefore, we offer equity incentives which generally take the form of awards under our stock-based compensation plan, the Equity One, Inc. 2000 Executive Incentive Compensation Plan, or the 2000 plan, which is administered by the committee. Although the 2000 plan authorizes a variety of equity incentive awards, the only forms of awards the committee has granted have been options and restricted stock.

     In the past, equity based awards, such as stock options and restricted stock, for our executives officers were primarily granted in connection with the commencement of employment, renewal of an employment agreement or upon a promotion. These awards would then vest over the life of the employment agreement. In addition, in the case of “High” or “Super” performance by the company (as determined under the cash bonus criteria discussed above), our executives were also entitled to receive additional equity awards.
     Under the employment agreements with the new executive officers, the committee may award equity incentive awards on an annual basis as it may reasonably determine as fairly compensating and rewarding the executives for services rendered to us, subject to a minimum number of awards.
     Total Annual Compensation. The committee looks at “total annual compensation,” in addition to individual elements of compensation, when assessing the competitiveness of our pay practices. Total annual compensation for a given year consists of salary, annual cash bonus earned and the value of the stock options and restricted stock award earned, paid or awarded during that year. Bonuses and equity awards with respect to performance in a given year are generally paid or granted in the following year. Under the new Proxy disclosure rules, annual cash bonuses earned in a given year but paid the following year are reflected in the Summary Compensation Table on page 71 of this prospectus. However, equity awards earned in a given year, but granted in the following year, are not reflected in the Summary Compensation Table.
Other Elements of Compensation
     Retirement and Health and Welfare Benefits. We have never had a traditional or defined benefit pension plan. We maintain a 401(k) retirement plan in which all employees can participate on the same terms. Under the 401(k) retirement plan, we match 100% of the participant’s contribution, up to 3% of the participant’s annual compensation, and 50% of the contribution for the next 3% of the participant’s annual compensation. Our matching contributions made prior to January 1, 2007 become vested pro rata over the first three years of service; following the third year of service, all contributions are vested. Matching contributions that are made after January 1, 2007 are 100% vested when made. Our matching contributions are subject to applicable IRS limits and regulations. The contributions we made to the 401(k) accounts of the named executive officers are shown in the All Other Compensation column of the Summary Compensation Table on page 71 and are detailed in footnote (5) to that table. Executive officers also participate in health and welfare benefit plans on the same terms as other salaried employees.
     Employment and Change-in-Control Agreements. We have or had employment agreements with each of our named executive officers. A summary of these employment agreements that are currently in effect appears in the section of this prospectus entitled Payments Upon Termination of Employment and Change of Control. These agreements provide for various payments and benefits to be made to the executives if their employment with us is terminated for certain reasons or if there is a change of control. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail below. The payments provided for in these agreements were determined with reference to industry standards and to ensure the ongoing commitment of these executive officers to the best interest of stockholders in the event of Change of Control or other potential termination events.
     Personal Benefits. We provide certain other benefits to the executives, including the use of an automobile and/or reimbursement of expenses related to their automobiles. In addition, in connection with the hiring of Messrs Olson, Stauffer and Andrews, we agreed to reimburse each of them for moving expenses not to exceed $40,000 in connection with their relocation to South Florida.
     Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan that permits senior executives and key employees to defer up to 90% of their base salary and all or any portion of their cash bonuses. There are separate accounts for each participant. Although we have the discretion to contribute a matching amount or make additional incentive contributions, we have not done either since the plan’s inception. As a result, all the contributions disclosed in the Nonqualified Deferred Compensation Table on page 75 represent compensation previously earned by the executive. A participant’s deferrals are fully vested.
     The assets of this plan are held in what is commonly referred to as a “rabbi trust” arrangement. This means the assets of the plan are subject to the claims of our general creditors in the event of our insolvency. Each account is measured based upon the performance of investment alternatives selected by the participant from those made available under the plan. Payments or distributions of a participant’s elective deferrals are made in the future at the times and in the amounts as elected by the participant, subject to applicable IRS rules and regulations. These amounts would be paid earlier in the event of termination of employment or death of the participant, an unforeseen emergency affecting the participant as determined by the committee appointed to administer the plan or a change in control affecting us. For more information, see the Nonqualified Deferred Compensation Table and accompanying narrative on page 75.
Review of Executive Compensation
     In 2006, the committee engaged FPL to conduct a comprehensive review of our executive compensation and director compensation programs. Initially, FPL was asked to review the compensation levels of our three most highly-compensated executives, as well as the terms of these executives’ existing employment agreements. FPL’s study included an analysis of third-party compensation surveys and compensation information for the executives from a peer group of companies comprised of: Developers Diversified Realty Corporation, Federal Realty Investment Trust, Inland Real Estate Corporation, Kimco Realty Corporation, Regency Centers Corporation, Saul Centers, Inc., and Weingarten Realty Investors.
     The FPL analysis assisted in the evaluation of our executives’ compensation and it was used in negotiating and structuring the executive pay arrangements with our new executive team.
2006 Compensation Decisions
     Base Salaries. In 2006 and in accordance with their employment agreements, the base salaries of Messrs. Katzman, Valero and Sipzner were increased by six percent over their respective base salaries in 2005. We increased the base salaries of Messrs. Merkur and Briggs by four percent.
     Annual Incentive Bonuses. For 2006, the committee established three objective performance measures: FFO per share, earnings per share and EBITDA, each as defined below. The committee felt that these measures were appropriate because each objective was closely monitored by the REIT industry and the success of these objectives should contribute to the long-term success of the stockholders. FFO in particular is believed to be an appropriate performance measure for REITs because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership, management and development or real estate. The following chart shows the weighting of the three performance measures, the points attributable to each level of performance and the actual results achieved by the company in 2006:

Measure	Weighting	1 point	2 points	3 points	4 points	5 points	Actual
FFO per share	1/3	$1.63	$1.66	$1.70	$1.75	$1.79	$1.48
Earnings per share	1/3	$0.98	$1.00	$1.03	$1.07	$1.10	$0.88
EBITDA (in millions)	1/3	$180.00	$185.00	$188.00	$193.00	$197.50	$164.00
     If we achieved 1 to 3 points, no bonus would be received. For 3 to 7 points, the “Threshold” bonus, equal to half of the “Target” bonus, would be received. For 8 to 11 points, the executives would receive a “Target” bonus as defined in each executive’s employment agreement and ranging from 25% to 75% of his base salary. For 12 to 15 points, “High” bonus, or 150% of the “Target” bonus, would be paid and, for 16 or more points, the “Super” bonus, or 200% of the “Target” bonus would be paid. The committee was also entitled to award up to 5 discretionary points. In addition, if the company achieved “High” or “Super” performance levels, the executives would receive an additional bonus payable in shares of restricted stock. If “High” performance was achieved, Mr. Katzman would received an additional $300,000 in stock and Messrs. Valero and Sipzner would receive an additional $200,000 in stock. If the company achieved “Super” performance, Mr. Katzman would receive an additional $850,000 in stock and Messrs. Valero and Sipzner would receive an additional $400,000 in stock.
     In 2006, none of the minimum performance measures was reached, and, therefore, no bonuses were paid to the named executive officers other than Messrs. Olson and Andrews who had minimum bonuses under their new employment agreements, pro rated for the period worked in 2006.

     For the purpose of determining bonuses, the performance measures were defined as follows:
•	“FFO” is defined by NAREIT generally as net income (computed in accordance with GAAP), (1) excluding real estate depreciation and amortization and gains and losses from sales of operating properties (excluding gains and losses from the sale of development properties or land), (2) after adjustment for unconsolidated partnerships and joint ventures computed on the same basis as item 1, and (3) excluding items classified by GAAP as extraordinary along with significant non-recurring events. A full reconciliation of FFO to net income can be found in the financial statements appended to this prospectus.

•	“EBITDA” means net income (or earnings) before interest, taxes and depreciation and amortization and is calculated in accordance with generally accepted accounting principles, except that non-FFO gains on sales of discontinued operations, including those from our Texas portfolio, were excluded from the GAAP computation.

•	“Earnings” means net income (or earnings) and is calculated in accordance with generally accepted accounting principles, except that non-FFO gains on sales of discontinued operations, including those from our Texas portfolio, were excluded from the GAAP computation.
     Discretionary Actions Taken in 2006. As discussed above, during the third and fourth quarters of 2006 and in the first quarter of 2007, the company underwent an almost complete management transition. In connection with the departure of several of the company’s executive officers, these officers were paid severance and other separation payments.
     As discussed above, in August 2006, Doron Valero, our then president and chief operating officer, gave notice that he did not intend to renew his employment agreement that expired in December 2006. In connection with his separation and in consideration of his long service with the company, the committee accelerated the vesting of all of his unvested incentive awards and executed a consulting agreement under which Mr. Valero will be paid $1.75 million over two years. commencing January 1, 2007 Given the nature of this agreement and the limited obligations of Mr. Valero thereunder, the entire amount of this payment is reflected in the Summary Compensation Table set forth on page 71.
     The employment agreement with Howard Sipzner, our former executive vice president and chief financial officer, also expired without renewal on January 1, 2007. In connection with his separation and in consideration of his long service with the company, the committee accelerated the vesting of all of his unvested incentive awards and the company paid him a separation payment of $200,000 in 2007. Given that the terms of his separation were determined in 2006, the entire amount of this payment is reflected in the Summary Compensation Table set forth below on page 71.
     In December 2006, the committee awarded, Alan Merkur, our former senior vice president, director of transactions, 5,000 shares of restricted stock. In February 2007, Mr. Merkur terminated his employment with the company. In connection with his separation and in consideration of his long service to the company, the remaining vesting on 19,100 shares of restricted stock (including 2,500 of the shares granted in December 2006) and 60,000 stock options were accelerated and he was paid a separation payment equal to $116,100.
     In April 2006, pursuant to his employment agreement, the committee awarded David Briggs, our former vice president, chief accounting officer and treasurer, options to acquire 6,000 shares of our stock. In December 2006, the committee awarded Mr. Briggs 10,000 shares of restricted stock and options to purchase 10,000 shares of our common stock. In March 2007, Mr. Briggs employment was terminated without cause by the company. In connection with his separation and in consideration of his long service to the company, the remaining vesting on 17,000 shares of restricted stock (including the 10,000 shares granted in December 2006) and 16,000 stock options (including the 6,000 options granted in April 2006 and 10,000 options granted in December 2006) were accelerated and he was paid a $50,000 discretionary bonus for 2006 and a separation payment equal to $459,726, as required by his employment agreement.

2007 Compensation Decisions

Measure	Weighting
Same Property NOI Growth	1/3
FFO per share	1/3
Total Return (vs. peer group)	1/3
     The executives will be awarded zero to four points on each of the criteria, with a maximum potential of 12 points. The following describes the three criteria:
•	“Same Property NOI” refers to the percentage increase in net operating income above that of the prior year for each operating property owned for both periods and calculated by eliminating straight-line and fair market rent adjustments, prior year common area maintenance and other non-cash, GAAP adjustments. The range of performance measures is consistent with the expected range inherent in the company’s guidance, with stretch levels beyond the guidance. No points are awarded for growth below the range and the maximum points are awarded for exceeding the high end of the range.

•	“FFO per Share” is as defined above, but excluding gains on the sale of land that would otherwise be included in the NAREIT definition. The range of performance measures is consistent with the company’s guidance, with stretch levels beyond the high end of that guidance. No points are awarded for results below the range and the maximum points are awarded for exceeding the high end of the range.

•	“Total Stockholder Return” refers to the total stockholder return for 2007 relative to a peer group of companies comprised of: Acadia Realty Trust, Cedar Shopping Centers, inc., Developers Diversified Realty Corporation, Federal Realty Investment Trust, Regency Centers Corporation, Saul Centers, Inc. and Weingarten Realty Investors. Points are only awarded if our total stockholder return outperforms that of the peer group.
The annual incentive program included an aggregate minimum bonus of $800,000 payable to those executives. The achievement of the highest performance level by us could result in the payment of up to $1.55 million to these executives. If, based on the company’s performance, 0 to 6 points are achieved, then the executives receive the minimum bonus provided under their respective employment agreements. For the achievement of 7 to 12 points, each executive receives a percentage of his maximum bonus equal to the proportion of performance level achieved.
Tax Issues
     Section 162(m). Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly-held companies for compensation paid to certain executives to the extent their compensation exceeds $1,000,000 in any fiscal year. The limitation applies only to compensation that is not considered “performance-based.” Base salaries and awards of restricted stock that vest merely upon the passage of time do not qualify as performance-based compensation. Stock options granted by the committee under the 2000 plan are made with exercise prices equal to the fair market value of a share on the grant date, and therefore should qualify as performance-based compensation for this purpose.
     As long as we qualify as a REIT, we do not pay taxes at the corporate level. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and thus any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation.
     Section 409A. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. As amended, Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees. We believe we are operating in compliance with the statutory provisions which were effective January 1, 2005.

Other Compensation Policies
     Stock Option and Equity Award Grant Practices. The committee makes annual equity awards usually at its quarterly meeting in February or March each year. In 2006, those awards were made at the committee’s regularly scheduled meeting on February 23, 2006. The grant date of those awards is the date of the meeting, which date is determined without regard to current or anticipated stock price levels or the release of material non-public information. The committee also may make, and in the past has made, special grants during the course of the year, primarily for new hires, promotions to retain valued employees or to award exceptional performance. These special grants may be subject to performance or time vesting, and are issued on the date of grant approval or upon a date certain following the grant approval date, such as the date on which a new hire commences his or her employment with the company.
     The exercise price for any equity award is equal to the fair market value of the company’s common stock on the date of grant. Under the 2000 plan, the fair market value is equal to the closing sales price for a share of the our common stock as reported on the New York Stock Exchange on the effective date of the grant as approved by the committee or the board of directors, unless otherwise approved by the committee. Under the employment agreements with several of our executives, the committee determined the exercise price by computing the average closing price of our common stock for the ten trading days prior to the grant date.
     Stock Ownership Guidelines. The committee has not adopted any stock ownership guidelines for our executives or directors. The committee does, however, periodically review the levels of equity ownership by its executives and the periodic sales activity by those executives.
     Recovery of Performance-based Awards. We do not have a policy regarding the recovery of performance-based awards in the event of a financial statement restatement beyond the requirements of Section 302 of the Sarbanes-Oxley Act of 2002. That statute requires the chief executive and chief financial officers of a publicly-held company to repay certain amounts if the company restates its financial statements as a result of financial reporting misconduct. The amounts to be repaid consist of (1) any bonus or other incentive-based or equity-based compensation received from the company during a twelve month period following the filing of the financial document in question; and (2) any profits realized from the sale of securities of the company during that period.
SUMMARY COMPENSATION TABLE
     The table below summarizes the total compensation paid or awarded to each of our named executive officers for the one year period ended December 31, 2006. For a more thorough discussion of our executive compensation program, see “— Compensation Discussion and Analysis”:

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(1)(2)	($)(3)	($)(4)	($)(5)	($)
Chaim Katzman	2006	$542,865	—	$1,457,956	$126,554	$25,641	$2,153,016
Chairman of the Board and Former Chief Executive Officer

Jeffery S. Olson (6)	2006	$200,000	$161,650	$186,484	$171,957	$86,563	$806,654
President and Chief Executive Officer

Doron Valero	2006	$429,255	—	$1,173,463	$49,210	$1,771,785	$3,423,713
Former President and Chief Operating Officer

Howard Sipzner	2006	$357,305	—	$840,460	—	$217,100	$1,414,865
Former Executive Vice President and Chief Financial Officer

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(1)(2)	($)(3)	($)(4)	($)(5)	($)
Gregory Andrews (6)	2006	$37,692	$21,575	$13,131	$12,760	$21,621	$106,779
Executive Vice President and Chief Financial Officer

Alan Merkur	2006	$232,615	—	$195,775	$129,965	$15,900	$574,255
Senior Vice President and Director of Transactions

David Briggs	2006	$214,038	$50,000	$81,668	$24,893	$9,518	$380,117
Vice President, Treasurer and Chief Accounting Officer

(1)	Includes amounts deferred under our Non-Qualified Deferred Compensation Plan.

(2)	Represents amounts paid in 2007 as bonuses for performance in 2006. These amounts were either minimum bonuses required under the executive’s employment agreement or a discretionary bonus that was not performance based.

(3)	Represents the dollar amount recognized for financial statement purposes for restricted stock awards that were granted under the 2000 plan during 2006 and earlier periods. The amounts recognized have been determined in accordance with Financial Accounting Standards Board Statement No. 123R (Share-Based Payment) (“FAS 123R”) except that estimated forfeitures were excluded in the determination. For this purpose, the number of shares of restricted stock is multiplied by the average of the high and low trading price of our common stock on the grant date and then is amortized over the vesting period of the award. The cost of each award included in the aggregate cost is as follows:

Name		2006 Compensation
	Year of Award	Expense
Chaim Katzman	2002	$290,938
	2003	$632,855
	2004	$108,937
	2005	$229,293
	2006	$195,933
Jeffrey S. Olson	2006	$186,484
Doron Valero	2002	$252,990
	2003	$263,173
	2004	$73,922
	2005	$211,397
	2006	$371,981
Howard Sipzner	2003	$225,030
	2004	$226,512
	2005	$140,931
	2006	$247,987
Greg Andrews	2006	$13,131
Alan Merkur	2003	$10,846
	2004	$15,616
	2005	$130,618
	2006	$38,695
David Briggs	2003	$4,648
	2004	$6,765
	2005	$65,435
	2006	$4,820
In addition, for fiscal years through 2005, the committee permitted senior executives and other key employees of the company to defer all or any portion of their cash bonus by reinvesting that bonus into shares of restricted stock that vested over two years. The table includes the dollar amounts of restricted stock acquired by the executives from the bonus deferral in 2004 and 2005. These amounts were reported in the past under the “Bonus” column of the Summary Compensation Table.
(4)	Represents the dollar amount recognized for financial statement purposes for stock option awards that were granted under the 2000 plan during 2006 and earlier periods. The amounts recognized have been determined in accordance with FAS 123R except that estimated forfeitures were excluded in the determination. For this purpose, the fair market value of each award is determined on the grant date using the binomial option price model and then is amortized over the vesting period of the award. The assumptions used in calculating these amounts are described in Note 11 to the Consolidated Financial Statement in our annual report on Form 10-K for the year ended December 31, 2006. There were no actual forfeitures of awards to the named executives. The cost of each award included in the aggregate cost is as follows:

		2006 Compensation
Name	Year of Award	Expense
Chaim Katzman	2004	$74,281
	2006	$52,273
Jeffrey S. Olson	2006	$171,957
Doron Valero	2004	$49,210
Greg Andrews	2006	$12,760
Alan Merkur	2005	$129,965
David Briggs	2005	$6,060
	2006	$18,833
(5)	The amounts shown in this column for the last fiscal year include the following:

	Company
	Contributions
	to Retirement			Post-
	and 401(k)	Automobile	Relocation	termination
Name	Plans	Costs*	Expenses	Payments	Total
Chaim Katzman	$9,900	$15,741	—		$25,641
Jeffrey Olson	—	$47,705	$38,858		$86,563
Doron Valero	$9,900	$11,885	—	$1,750,000	$1,771,785
Howard Sipzner	$9,900	$7,200	—	$200,000	$217,100
Gregory Andrews	—	—	$21,621		$21,621
Alan Merkur	$9,900	$6,000	—		$15,900
David Briggs	$9,518	—	—		$9,518

*	All amounts represent car allowances or other automobile expenses paid by us including leasing or ownership costs, insurance premiums, and/or repairs incurred in connection with the executive’s automobile.
(6)	Mr. Olson and Mr. Andrews were only employed by us for a portion of 2006. Mr. Olson’s employment commenced on September 5, 2006, he assumed the role of president on November 3, 2006 and was elected as chief executive officer on December 1, 2006. Mr. Andrews joined us on November 15, 2006, was elected executive vice president on December 1, 2006 and assumed the role of chief financial officer on January 2, 2007.
GRANTS OF PLAN-BASED AWARDS

						All Other	All Other
						Stock	Option
						Awards:	Awards:			Grant Date
						Number of	Number of	Exercise or		Fair Value of
			Estimated Future Payouts Under Non-			Shares of	Securities	Base Price of	Closing Price	Stock and
			Equity Incentive Plan Awards			Stock or	Underlying	Option	on Date of	Option
			Threshold	Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Grant Date		($)	($)	($)	(#)(1)	(#)(2)	($)(3)	($)(4)	($)(%)
Chaim Katzman			$—	$470,149	$1,664,298
	03/10/06					20,100	—	—		$470,240
	09/25/06						437,318	$24.12		$1,294,458

Jeffrey Olson	09/05/06	(6)				97,166	—	—		$2,424,292
	09/05/06	(6)					800,000	$24.70	$25.16	$2,576,000
	12/31/06						64,660	$26.41	$26.66	$208,205

Doron Valero	03/10/06		$—	$321,941	1,043,883
						15,900	—	—		$371,981

Howard Sipzner			$—	$214,383	$828,766
	03/10/06					10,600	—	—		$247,987

Gregory Andrews	11/15/06	(6)				12,500	—	—		$323,625
	11/15/06	(6)					100,000	$25.04	$25.86	$319,

Alan Merkur			$—	$93,600	$187,200
	03/10/06					4,400	—	—		$102,938
	11/30/06					5,000	—	—		$136,725

					All Other	All Other
					Stock	Option
					Awards:	Awards:			Grant Date
					Number of	Number of	Exercise or		Fair Value of
		Estimated Future Payouts Under Non-			Shares of	Securities	Base Price of	Closing Price	Stock and
		Equity Incentive Plan Awards			Stock or	Underlying	Option	on Date of	Option
		Threshold	Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Grant Date	($)	($)	($)	(#)(1)	(#)(2)	($)(3)	($)(4)	($)(%)
David Briggs		$—	$62,500	$125,000
	11/30/06				10,000	—	—		$273,450
	05/11/06				—	6,000	$24.56		$18,120
	11/30/06				—	10,000	$27.28		$44,800

(1)	The restricted stock awards granted on March 10, 2006 were received in lieu of the 2006 cash bonus pursuant to the bonus deferral program established by the committee whereby the executives could reinvest the bonus in shares of restricted stock at a 15% discount to the closing price of our stock on the date of deferral. The restricted stock awards vest pro rata over periods ranging from two to five years.

(2)	The option awards vest pro rata over periods ranging from one to five years.

(3)	The exercise price for Jeffrey Olson and Gregory Andrews were computed using the average closing price of our common stock for the ten trading days prior to the grant date, all other prices were based on the closing price of our stock on the date of grant.

(4)	In the case of Messrs. Olson and Andrews, the committee determined the fair market value of the options as the average closing price of our stock for the 10 trading days immediately prior to the grant date.

(5)	Represents the FAS 123R grant date fair value of the equity award. For restricted stock awards, the value is calculated using the average of the high and low trading price of our common stock on the grant date. For options, the value is determined using the binomial option price model.

(6)	These awards were approved in connection with the approval by the board of directors or the committee of the executives’ employment agreement, and the grant date was the effective date of employment, which followed the approval date.
2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares or
	Underlying	Underlying				Units of	Market Value of
	Unexercised	Unexercised		Option		Stock That	Shares or Units
	Options	Options		Exercise	Option	Have Not	of Stock That
	(#) (1)	(#) (2)		Price	Expiration	Vested	Have Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#) (3)	($) (4)
Chaim Katzman	250,000	—		$17.17	12/31/13	30,350	$809,131
		437,317	(a)	$24.12	09/24/16	—	—

Jeffrey Olson	—	800,000	(a)	$24.70	09/4/16	97,166	$2,590,446
	—	64,660	(a)	$26.41	12/31/16	—	—

Howard Sipzner	—	—		—	—	38,333	$1,021,958

Gregory Andrews	—	100,000	(a)	$25.04	11/14/16	12,500	$333,250

Doron Valero	108,000	—		$17.17	12/31/13	—	—

Alan Merkur	—	60,000	(b)	$20.59	03/31/15	21,600	$575,856

David Briggs	—	6,000	(c)	$24.56	03/31/16	17,500	$466,550
		10,000	(d)	$27.28	11/29/16	—	—

(1)	All these options were granted pursuant to employment agreements and were fully vested at year end.

(2)	All these options were granted pursuant to employment agreements and vest as follows: (a) pro rata over the four year period commencing December 31, 2007, (b) pro rata over the two year period commencing March 31, 2007, (c) on March 31, 2007 or (d) pro rata over the five year period commencing November 29, 2007.

(3)	Consists of the following restricted stock awards that have been earned but not fully vested:

Name	Year of Award	Number of Shares
Chaim Katzman	2005	10,250
	2006	20,100

Jeffrey S. Olson	2006	97,166

Howard Sipzner	2003	13,000
	2004	9,333
	2005	5,400
	2006	10,600

Greg Andrews	2006	12,500

Alan Merkur	2005	12,200
	2006	9,400

David Briggs	2004	500
	2005	7,000
	2006	10,000

(4)	The amounts in this column have been computed based on the closing price of our common stock on December 29, 2006 ($26.66), the last business day of the year.
2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
Chaim Katzman	90,000	$1,321,200	160,136	$3,941,328
Howard Sipzner	87,500	$622,125	50,823	$1,175,509
Doron Valero	132,900	$1,126,839	126,940	$3,149,961
Alan Merkur	30,000	$153,600	15,500	$366,632
David Briggs	6,000	$60	5,500	$132,211

(1)	The value realized on exercise was determined by subtracting the option exercise price from the closing price of our common stock on the date of exercise, multiplied by the number of shares being exercised.

(2)	The value realized on vesting has been computed based on the average of the high and low price of the stock on the vesting date.
2006 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Balance at
	in Last Fiscal	in Last	in Last Fiscal	Last Fiscal
	Year	Fiscal Year	Year	Year-End
Name	($) (1)	($)	($)(2)	($)
Howard Sipzner	$291,130	—	$50,084	$482,144

(1)	All amounts in this column were previously reported under the “Salary” column of the Summary Compensation Table on page 71 of this prospectus.

(2)	The earnings represent the gains on the investments accounts of the participant.
     We have not made any contribution to the accounts of our deferred compensation plan since its inception in 2005. As a result, the contributions and aggregate balances shown in the table above are composed entirely of contributions made by the executive of his base salary. The earnings do not represent above-market or preferential rates.
     Deferral elections are made by the executive in December of each year for amounts to be earned in the following year. An executive may defer up to 90% of his or her base salary and all or any portion of their cash bonuses.
DIRECTOR COMPENSATION
     Non-employee directors are eligible to receive 2,000 shares of common stock upon their initial election to the board of directors and, historically, a number shares of common stock annually on January 1 equal in value to $30,000 (based on the fair market value of our common stock on that day), which shares shall vest, in each case, half on December 31 of the year of the grant and the other half on December 31 of the following year. In addition, historically, our lead director receives an additional number of shares of common stock annually on January 1 equal in value to $15,000 (based on the fair market value of our common stock on that day), which shares vest in the same manner as the other shares granted to directors. In addition, non-employee directors receive an annual fee in the amount of $12,000, chairmen of committees (other than the audit committee) receive an annual fee of $7,500 and committee members (other than members of the audit committee) receive an annual fee of $6,000. The audit committee chairman receives an annual fee in the amount of $15,000, and audit committee members receive an annual fee of $10,000. Each of these cash fees is payable in January of each year. In addition, each non-employee director will receive a fee of $1,500 for each meeting attended in person or telephonically, plus reimbursement for reasonable expenses incurred in attending the meeting. In addition to the annual service grant, each non-employee board member serving on the board as of May 2006 received 700 shares of common stock and our lead director received an additional 300 shares of our common stock. Half of these shares vested on December 31, 2006 and the other half vest on December 31, 2007. Our officers who are directors are not paid any directors’ fees.
     The following table summarizes the compensation of our non-employee directors in 2006:

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($)(1)	($)
Noam Ben Ozer	$78,000	$42,748	$120,748
James Cassel	$88,000	$40,388	$128,388
Cynthia Cohen	$41,333	$23,311	$64,644
Robert Cooney(2)	$44,000	$147,160	$191,160
Neil Flanzraich	$80,375	$43,627	$124,002
Patrick Flinn	$73,000	$42,748	$115,748
Nathan Hetz	$28,500	$42,748	$71,248
Peter Linneman	$102,500	$42,748	$45,248
Shaiy Pilpel(2)	$30,500	$126,022	$156,522
Dori Segal	$41,000	$42,748	$83,748

(1)	Represents the dollar amount recognized for financial statement purposes for restricted stock awards to the non-employee directors. The amounts recognized were determined in accordance with FAS 123R. For a discussion of the assumptions made in the determination of cost under FAS 123R, see footnote 3 to the Summary Compensation Table beginning on page 71.
     The cost of each award included in the aggregate cost is as follows:

Name	2004 Award	2005 Award	2006 Award
Mr. Ben-Ozer		$23,185	$19,563
Mr. Cassel		$20,825	$19,563
Mr. Cooney	$1,409	$34,796	$110,955
Ms. Cohen			$23,311
Mr. Flanzraich		$20,825	$22,802
Mr. Flinn		$23,185	$19,563
Mr. Hetz		$23,185	$19,563
Dr. Linneman		$23,185	$19,563
Dr. Pilpel		$23,185	$102,837
Mr. Segal		$23,185	$19,563

     The following table sets forth the aggregate number of shares of restricted stock and stock options held by each non-employee director as of December 31, 2006.

	Number of Shares	Number of
Name	of Restricted Stock	Options
Mr. Ben-Ozer	1,000
Mr. Cassel	1,000
Mr. Cooney		10,000
Ms. Cohen	1,000
Mr. Flanzraich	1,250
Mr. Flinn	1,000	12,375
Mr. Hetz	1,000
Dr. Linneman	1,000
Dr. Pilpel
Mr. Segal	1,000
     The aggregate FAS 123R grant date value of the restricted stock awards granted in 2006 was as follows:

Name	Grant Date Fair Value
Mr. Ben-Ozer	$45,536
Mr. Cassel	$45,536
Mr. Cooney	$134,150
Ms. Cohen	$65,820
Mr. Flanzraich	$26,488
Mr. Flinn	$45,536
Mr. Hetz	$45,536
Dr. Linneman	$45,536
Dr. Pilpel	$117,914
Mr. Segal	$45,536

(1)	Messrs. Cooney and Pilpel retired from our board in May 2006.
     In 2006, the committee engaged FPL to review the board compensation program. In connection with its review, FPL surveyed a number of similar programs at comparable companies. Based on its study, the committee recommended to the board an increase of its annual restricted stock service grant from $30,000 a year in stock to an annual grant of 2,000 shares, which modification was approved by our stockholders at our 2007 Annual Meeting.
     Chaim Katzman has served as our chairman of the board since we were founded in 1992. Until December 2006, he also served as our CEO and was therefore an employee-director. Effective January 1, 2007, following his resignation as CEO and the termination of his employment, we entered into a chairman’s compensation agreement with him. In connection with the negotiation of this agreement, we engaged FPL to review compensation arrangements for similar positions. Certain of the terms of this agreement, which are summarized below in the section entitled Payments Upon Termination of Employment and Change of Control, were determined based on that review.

PAYMENTS UPON TERMINATION OF EMPLOYMENT OF AND CHANGE OF CONTROL
     Each of our named executive officer has or had employment agreements with us that require or required us to make certain payments and provide certain benefits to them in the event of a termination of their employment or a change of control of our company. This section provides a discussion of those payments and benefits, a long with other terms of those agreements that are in effect as of the date of this prospectus.
     Former Agreements. Messrs. Katzman, Valero and Sipzner each had employment agreements with us that expired on December 31, 2006. These agreements contained provisions regarding termination benefits owed to them following the termination of their employment by us without cause or as a result of their death or disability. In addition, these agreements provided for certain payments upon the termination of their employment following a “change of control” of our company (as defined in those agreements). Finally, these agreements also contained certain restrictions on activities by the executives’ that were competitive with or harmful to our business. Each of these agreements, however, expired without renewal at year end. Contemporaneously with the termination of Mr. Valero’s employment and in consideration of Mr. Valero’s long service to us, we executed a consulting agreement with him under which he will be paid $1.75 million over the next two years and the committee agreed to accelerate the vesting on all of his unvested equity awards. Following the termination of Mr. Sipzner’s employment and in consideration of his long service to the company, Mr. Sipzner was paid a separation payment of $200,000 and the committee agreed to accelerate the vesting on all of his unvested equity awards.
     Messrs. Briggs and Merkur also had letter agreements with us that required certain payments following termination of employment and change of control. The terms of these benefits were very similar to those described above. Each of Mr. Briggs and Mr. Merkur terminated their employment with us in the first quarter of 2007. Following the termination of Mr. Merkur’s employment and in consideration of his long service to the company, he was paid a separation payment of $116,100 and we agreed to accelerate the vesting on certain of his unvested equity awards. Following the termination of Mr. Briggs’s employment and in consideration of his long service to the company, he was paid a separation payment of $459,726 and we agreed to accelerate the vesting on all of his unvested equity awards.
     Existing Agreements. We have entered into a chairman compensation agreement with Mr. Katzman effective January 1, 2007, following the expiration of his employment agreement. The term of this agreement ends December 31, 2010 and will automatically renew for successive one-year periods unless either party gives the other written notice at least six months before its expiration.
     In connection with his agreement, Mr. Katzman was awarded an option to purchase 437,317 shares of our common stock at an exercise price of $24.12, which option vests pro rata over a four year period commencing December 31, 2007. In addition, Mr. Katzman received 300,000 shares of restricted stock, which shares also vest pro rata over the four year period commencing December 31, 2007. Mr. Katzman is also eligible for an annual bonus in the discretion of the committee.
     If the chairman’s agreement is terminated due to death or “disability” (as defined in the agreement) of Mr. Katzman other than following a “change of control” (as defined in the agreement), Mr. Katzman or his estate will be entitled to receive an amount equal to his most recent bonus, if any, and all stock options and shares of restricted stock shall fully vest as of the date of such termination. If the agreement is terminated (a) by us “without cause,” (b) by Mr. Katzman for “good reason” or (c) voluntarily by Mr. Katzman, as the result of the death or Disability of Mr. Katzman or by us (other than for cause) following a “change in control” (as such terms are defined in the agreement), Mr. Katzman will receive a lump-sum payment equal to three times the sum of (i) his most recent bonus, if any, (ii) the “value” of 75,000 shares of the Company’s common stock (as determined under the agreement) and (iii) the value of options to acquire 109,329 shares of Company common stock at $24.12 per share based on the Black Scholes formula. In addition, following any such termination referred to in the preceding sentence, all options and restricted stock shall fully vest as of the date of termination or “change of control,” as the case may be.
     If any amounts and benefits paid to Mr. Katzman are deemed to be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and subject to the excise tax under Section 4999 of the Code, such payments will be “grossed up” to make Mr. Katzman whole for the impact of such excise tax.

     In addition, in connection with their commencement of employment, we executed employment agreements with Messrs. Olson and Andrews. A description of those agreements is as follows:

Term:	Both of the agreements will expire on December 31, 2010. Each of these employment agreements is automatically renewable annually unless either party gives written notice of an intent not to renew.

Base Salary:	• Mr. Olson. $650,000

• Mr. Andrews. $350,000

The base salaries for both executives can be increased annually at the discretion of the committee.

Bonus:	Cash Bonus. Each executive is entitled to an annual cash bonus based upon the achievement of certain performance levels established by the committee, subject to minimum bonuses equal to:

• Mr. Olson. $500,000 ($161,500 for the 2006 partial year)

• Mr. Andrews. $175,000 ($21,575 for the 2006 partial year)

Incentive	Upon the commencement of employment, each executive received:
Compensation:

• Mr. Olson. 97,166 shares of restricted stock and options to acquire 800,000 shares of stock, each vesting pro rata over a four year period commencing on December 31, 2007

•      Mr. Andrews. 12,500 shares of restricted stock and options to acquire 100,000 shares of stock, each vesting pro rata over a four year period commencing on December 31, 2007
At the discretion of the committee, additional annual incentive compensation may be paid to the executives during the term of their agreement, subject to a minimum of:

• Mr. Olson. Options to purchase 200,000 shares of stock, vesting over a two year period (64,660 for the 2006 partial year)

• Mr. Andrews. 12,500 shares of restricted stock and options to acquire 100,000 shares of stock, each vesting pro rata over a four year period

Deferred Signing Bonus:	Mr. Olson was also granted a deferred signing bonus in the amount of $2,056,000 payable pro rata over a 4-year period commencing on December 31, 2007.

Long-term Cash Incentive:	Each executive is eligible to receive an additional cash bonus within 45 days of December 31, 2010 (or such shorter time as provided in their respective agreement) if our total stockholder return for a period ending December 31, 2010 (or such shorter time as provided in their agreement) (a) exceeds the average total stockholder return of a group of peer companies by certain predetermined amounts and (b) equals or exceeds a certain predetermined amount. The amount of the incentive payment ranges from $0 to $3 million, in the case of Mr. Andrews, and $0 to $6 million in the case of Mr. Olson.

Termination and Benefits:	If either of the executive’s employment is terminated as a result of death or disability (other than following a “change in control,” as defined in the agreement), then we owe the executives:

•	Mr. Olson. A lump sum payment equal to base salary and accrued vacation pay through the date of termination plus the base salary and average bonus through the term of the agreement

•	Mr. Andrews. A lump sum payment equal to base salary and accrued vacation pay through the date of termination plus the lesser of one year’s base salary and average bonus or his base salary and average bonus through the term of the agreement
If either of the executive’s employment is terminated (a) by us “without cause,” (b) by the executive for “good reason” or (c) by the executive’s resignation, death or “disability” following a “change in control,”
•	Mr. Olson will receive, in addition to accrued base salary and vacation pay, a lump-sum payment equal to the greater of:
o	two times the sum of his then-current base salary plus his average bonus, if any, for the three most recently completed fiscal years; or

o	his then current base salary plus his average bonus, if any, for the three most recently completed fiscal years for the remaining duration of the employment period.
•	Mr. Andrews will receive, in addition to accrued base salary and vacation pay, a lump-sum payment equal to two times the sum of his then-current base salary plus his average bonus, if any, for the three most recently completed fiscal years
In the case of Mr. Olson, he would receive a lump-sum payment equal to the amount of the unpaid balance of the deferred signing bonus, described above. In addition, for any termination upon death or disability, without cause or for good reason, all stock options and restricted stock that were to vest based on the passage of time shall fully vest as of the date of termination. If, in the case of resignation, death or disability following a change in control, the termination precedes the otherwise applicable end-date for a performance period for stock options or restricted stock granted to the executive, a percentage of such stock options or restricted stock shall vest as of the date of termination equal to the period of time that has elapsed since the date of award of such stock options or restricted stock compared to the total time during the performance period stated in the award of such stock options or restricted stock. In addition, following a termination described in (a) – (c) above, we will maintain for the continued benefit of Mr. Olson, his spouse and dependents for a period of up to three years following the date of termination their medical, dental and life insurance benefits.
In the case of the termination of executive’s employment, other than for cause or resignation with good reason, then the performance period under the long-term incentive payment described above shall accelerate and if the objectives are met, the executive will be entitled to the corresponding payment.
If any amounts and benefits paid to either executive are deemed to be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and subject to the excise tax under Section 4999 of the Code, such payments will be “grossed up” to make the executive whole for the impact of such excise tax.

Other Perquisites and Benefits	During the term of the employment agreements, we agreed to provide both executives, at our cost, with an automobile for his business use. We also agreed to allow the executives to use the automobile for his personal use at no cost to him, except as required by the rules of the Internal Revenue Service.

We also agreed to reimburse the executives for the reasonable expenses incurred by the executives and their family in connection with their relocation to South Florida, provided that the expenses did not exceed $40,000.

We also agreed with Mr. Olson to provide him, at our cost, with cellular phones, home office furniture and computer and communication equipment.

Estimated Additional Compensation Triggered by Termination of Employment as if Terminated on the Last Business Day of 2006*

					Accelerated	Accelerated
			Continued	Accelerated	Vesting of	Vesting of
			Medical	Deferred	Stock	Restricted	Tax-Gross	Total
			Benefits	Bonus	Options	Stock	up	Payments
Employee:	Payment ($)		($)(1)	($)(2)	($)(3)	($)(4)	(6)(5)	($)(6)
Chaim Katzman
Death or Disability	—		—	—	$1,110,328	$8,807,131	—	$9,917,459
Without Cause or with Good Reason	$8,917,584	(7)	—	—	$1,110,328	$8,807,131	—	$18,835,043
Change of control	$8,917,584	(7)	—	—	$1,110,328	$8,807,131	$5,401,819	$24,236,862
Jeff Olson
Death or Disability	$4,600,000		$2,056,000	$1,571,233	$2,590,446	—	$10,817,679
Without Cause or with Good Reason	$4,600,000		$36,352	$2,056,000	$1,571,233	$2,590,446	—	$10,854,031
Change of control	$4,600,000		$36,352	$2,056,000	$1,571,233	$2,590,446	$4,168,090	$15,022,121
Greg Andrews
Death or Disability	$700,000		—		$162,000	$333,250	—	$1,195,250
Without Cause or with Good Reason	$1,400,000		—		$162,000	$333,250	—	$1,895,250
Change of control	$1,400,000		—		$162,000	$333,250	$735,406	$2,630,657

*	Information regarding payments that would have been owing to Messrs. Valero, Sipzner, Merkur and Briggs has been omitted as a result of their subsequent termination of employment. Actual amounts paid to those former employees are described in the Former Employees section of the narrative preceding this table. In addition, the employment agreement with Mr. Katzman expired on December 31, 2006. We have assumed, for the purpose of this schedule, that his current agreement as chairman of the board was in place on December 31, 2006.

(1)	Following a termination by us without cause, by Mr. Olson with good reason or following a change of control, we have agreed to provide him, his spouse and his dependents medical, dental and life insurance benefits for three years. The amounts in this column represent the estimated COBRA payments for that period.

(2)	Represents the full amount of the deferred signing bonus that becomes payable under the terms of Mr. Olson’s employment agreement following a termination event.

(3)	Represents the value of the unvested options owned by the executive as of December 31, 2006, calculated by multiplying the number of shares underlying the option by the difference between the closing price of our stock on December 29, 2006, the last trading date of the year, and the exercise price of the options.

(4)	Represents the value of the unvested shares owned by the executive as of December 31, 2006, calculated by multiplying the number of shares by the closing price of our stock on December 29, 2006, the last trading date of the year.

(5)	We are required to pay to each executive in the above table a tax gross-up payment to reimburse the executive for any excise tax to which he would be subject under Section 4999 of the Internal Revenue Code with respect to any “excess parachute payment” that he receives from us. The executive generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Therefore, facts and circumstances at the time of any change in control, as well as changes in the executive’s W-2 compensation history, could materially impact whether and to what extent any payment to an executive would result in an “excess parachute payment” and thus result in an excise tax with respect to which we would be required to make a tax gross-up payment.

(6)	Does not include the accelerated long term cash incentive or other performance based compensation earned by the executive for services rendered prior to, but payable following, the termination event.
(7)	Mr. Katzman does not earn a cash salary under his chairman compensation agreement. However, upon certain termination events, he does receive a payment equal to a multiple of an annual allocation of his equity compensation. The amount in this column represents the cash payment owing to Mr. Katzman following the termination event based on a proportional value of his equity awards on December 31, 2006 as determined under his agreement.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of our outstanding common stock, to file with the Securities and Exchange Commission, or SEC, initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.
     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports are required, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with during the fiscal year ended December 31, 2006.
SECURITY OWNERSHIP
     The table below sets forth, as of September 30, 2007, the number of shares of our common stock which were owned beneficially by:
•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each director and nominee for director;

•	each named executive officer as defined in Item 402(a)(3) of Regulation S-K; and

•	all of our directors and executive officers as a group.
     Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.
     The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following table is based on 73,890,651 shares of common stock outstanding as of September 30, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of September 30, 2007 or which are scheduled to be issued within 60 days of September 30, 2007 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

		Percentage of
	Amount and Nature of	Outstanding Shares
Name and Address of Beneficial Owner	Beneficial Ownership	Owned
Chaim Katzman (1)	34,054,867	46.1%
Gazit-Globe Ltd. (2)	33,193,665	44.9%
M.G.N. (USA), Inc. (3)	17,946,898	24.3%
First Capital Realty, Inc. (4)	13,983,570	18.9%
Silver Maple (2001), Inc. (5)	8,315,363	11.3%
Gazit (1995), Inc. (6)	6,544,424	8.9%
Ficus, Inc. (7)	5,668,207	7.7%
MGN America, LLC (8)	5,283,829	7.2%
Nathan Hetz (9)	5,115,642	6.9%
Alony Hetz Properties & Investments, Ltd. (10)	5,099,442	6.9%
Doron Valero (11)	180,100	*

		Percentage of
	Amount and Nature of	Outstanding Shares
Name and Address of Beneficial Owner	Beneficial Ownership	Owned
Howard M. Sipzner (12)	101,391	*
Jeffrey S. Olson	98,234	*
Alan Merkur (13)	45,800	*
Noam Ben-Ozer	33,178	*
David W. Briggs (14)	33,638	*
Peter Linneman	17,200	*
Gregory Andrews	12,500	*
Dori Segal	8,950	*
James S. Cassel	6,051	*
Neil Flanzraich	7,500	*
Cynthia R. Cohen	4,000	*
All current executive officers and directors of Equity One as a group (14 persons) (15)	39,489,722	53.4%

*	Represents ownership of less than 1.0%.

(1)	Includes (i) 33,193,665 shares of common stock beneficially owned by Gazit-Globe, Ltd., which Mr. Katzman may be deemed to control, and (ii) 125,000 shares of common stock issuable to Mr. Katzman upon the exercise of options which are currently exercisable. Of the shares included as beneficially owned by Mr. Katzman, 28,880,334 shares are pledged to secure indebtedness owed by Mr. Katzman or his affiliates.

(2)	Includes (i) 17,946,898 shares of common stock beneficially owned by M.G.N. (USA), Inc. and (ii) 13,983,570 shares of common stock beneficially owned by First Capital Realty Inc., both of which are controlled by Gazit-Globe, Ltd. Of the shares included as beneficially owned by Gazit-Globe, Ltd., 28,804,344 shares are pledged to secure indebtedness owed by it or its affiliates.

(3)	Includes (i) 5,283,829 shares of common stock owned by MGN America, LLC. and (ii) 6,544,424 shares of common stock owned by Gazit (1995), Inc., both of which are wholly-owned subsidiaries of M.G.N. (USA), Inc. Of the shares included as beneficially owned by M.G.N. (USA), Inc., 9,300,403 shares are pledged to secure indebtedness owed by it or its affiliates.

(4)	Includes (i) 8,315,363 shares of common stock owned by Silver Maple (2001), Inc. and (ii) 5,668,207 shares of common stock owned by Ficus, Inc., both of which are indirect, wholly-owned subsidiaries of First Capital Realty Inc. All of shares reported as beneficially owned by First Capital Realty, Inc. are pledged to secure indebtedness owed by it or its affiliates.

(5)	All of the shares beneficially owned by Silver Maple (2001), Inc. are pledged to secure indebtedness owed by it.

(6)	4,444,424 of the shares beneficially owned by Gazit (1995) Inc. are pledged to secure indebtedness owed by it and its affiliates.

(7)	All of the shares beneficially owned by Ficus, Inc. are pledged to secure indebtedness owed by it.

(8)	4,855,979 of the shares beneficially owned by MGN America, LLC are pledged to secure indebtedness owed by it.

(9)	Includes 5,099,442 shares of common stock beneficially owned by Alony Hetz Properties & Investments, Ltd., which Mr. Hetz may be deemed to control. Of the shares included as beneficially owned by Mr. Hetz, 5,099,442 shares are pledged to secure indebtedness owed by Alony Hetz Properties & Investments, Ltd. or its affiliates.

(10)	All of the shares beneficially owned by Alony Hetz Properties & Investments, Ltd. are pledged to secure indebtedness owed by it or its affiliates.

(11)	Based on the Form 4 filed by Mr. Valero on October 19, 2006, his last filing as an executive officer.

(12)	Based on the Form 4 filed by Mr. Sipzner on October 19, 2006, his last filing as an executive officer, including any shares surrendered in connection with the exercise options since that date.

(13)	Based on the Form 4 filed by Mr. Merkur on December 18, 2006, his last filing as an executive officer, less any shares sold in connection with a cashless exercise of options since that date.

(14)	Based on the Form 4 filed by Mr. Briggs on December 4, 2006, his last filing as an executive officer.

(15)	See footnotes (1) through (14). Also includes 20,000 shares of common stock issuable to our other executive officers upon the exercise of options which are currently exercisable.
     As shown above, several of our affiliated stockholders that beneficially own a significant interest in our company, including Gazit-Globe, Ltd., Silver Maple (2001), Inc., Ficus, Inc. and related entities, have pledged a substantial portion of our stock that they own to secure loans made to them by commercial banks.
     If a stockholder defaults on any of its obligations under these pledge agreements or the related loan documents, these banks may have the right to sell the pledged shares in one or more public or private sales that could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations. Some of the occurrences that may constitute such an event of default include:
•	the stockholder’s failure to make a payment of principal or interest when due;

•	the occurrence of another default that would entitle any of the stockholder’s other creditors to accelerate payment of any debts and obligations owed to them by the stockholder;

•	if the bank, in its absolute discretion, deems that a change has occurred in the condition of the stockholder to which the bank has not given its prior written consent;

•	if the stockholder ceases to pay its debts or manage its affairs or reaches a compromise or arrangement with its creditors; and

•	if, in the opinion of the bank, the value of the pledged shares shall be reduced or is likely to be reduced (for example, the price of our common stock declines).
     In addition, because so many shares are pledged to secure loans, the occurrence of an event of default could result in a sale of pledged shares that could cause a change of control of our company, even when such a change may not be in the best interests of our stockholders.
CERTAIN TRANSACTIONS
     While not a formally written policy, in the past, either our full board or one of its committees has reviewed and approved or ratified any related party transactions. These transactions include:
•	transactions that must be disclosed in proxy statements under SEC rules, and

•	transactions that potentially could cause a non-employee director to cease to qualify as an independent director under New York Stock Exchange listing requirements or the ratings criteria of various shareholder or other institutional organizations.
     Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved.
     Criteria for board or committee approval or ratification of a related party transaction include, in addition to factors that the board or committee, as applicable, otherwise deems appropriate under the circumstances:
•	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

•	in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under New York Stock Exchange listing requirements or (2) from serving on the audit committee, compensation committee or nominating and corporate governance committee under New York Stock Exchange and other regulatory requirements.
Consulting Agreement with Doron Valero
     On November 3, 2006, we entered into a consulting agreement with Doron Valero which had an effective date of January 1, 2007 and pursuant to which he will continue to provide consulting services to us for the next two years. Until November 3, 2006, Mr. Valero served as our president and chief operating officer and was a member of our Board of Directors. Under the consulting agreement, we have agreed to pay him $1.75 million over the term of that agreement, payable in semi-annual payments commencing on its effective date. Under the agreement, Mr. Valero is required to consult with us regarding existing and contemplated business operations, including strategic planning initiatives, our existing property management and leasing operations, and project and vendor analysis. Required to devote any minimum amount of time during any particular week or year, Mr. Valero is to provide the consulting services on an “as needed” basis and is not required to devote a minimum amount of time to the company.
IFRS Financial Statements
     In the fourth quarter of 2006, we agreed with Gazit-Globe, Ltd., one of our principal stockholders, to assist them with their adoption the International Financial Reporting Standards, or IFRS, commencing in 2007. IFRS requires fair market value accounting for income-producing investment property. At the expense of Gazit-Globe, we obtained a valuation of our income-producing property as of December 31, 2006 from Schonbraun McCann Group LLP. Based on this valuation, we then provided Gazit-Globe a reconciliation of our financial statements reported under U.S. Generally Accepted Accounting Principal to IFRS.
     In connection with this project, Gazit-Globe reimbursed for any internal or third party costs associated with the preparation of the valuation and reconciliation, including the acquisition and implementation of certain software to assist us in the valuation of our properties. As of June 30, 2007, we had incurred approximately $50,000 of costs related to these activities, all of which are reimbursable by Gazit-Globe in connection with this agreement. In addition, we anticipate that this arrangement will continue on a quarterly and annual basis in the future.
Investment Contract and Use Agreement
     We are party to a use agreement dated January 1, 1996 with an affiliate of Gazit-Globe. Pursuant to this agreement, we agreed to permit Chaim Katzman, our chairman of the board, or any of Gazit-Globe’s other employees to use our facilities, equipment, supplies and personnel necessary to conduct its business and affairs. In consideration for the use of these facilities, Gazit-Globe agreed to pay us an annual sum of $10,000.
     In addition, we have previously entered into an investment contract, dated May 21, 1996, with several of our principal stockholders, including the predecessor to Gazit-Globe. This agreement provides, in addition to other agreements, covenants and obligations that have been satisfied, that we would prepare and furnish to Gazit-Globe or its affiliates certain of our financial statements required by Gazit-Globe for purposes of consolidating our financial results with those of Gazit-Globe as required by Israeli generally accepted accounting principles and the Tel Aviv Stock Exchange Ltd., on which the shares of capital stock of Gazit-Globe are currently traded.
     Effective January 1, 2004, we entered into a clarification agreement and protocol with Gazit-Globe. The clarification agreement clarifies certain provisions of the use agreement and the investment contract, including that Gazit-Globe agrees to reimburse us for third-party expenses incurred by us in the use of our office facilities and the provision of the Israeli financial statements. In addition, in the clarification agreement we agreed to provide Gazit-Globe certain information technology services and Gazit-Globe agreed to pay us monthly fees of $1,500 for those services.
THE EXCHANGE OFFER
Purpose of the Exchange Offer
     In connection with the issuance of the original notes on April 18, 2007, we entered into a registration rights agreement with the representatives of the initial purchasers, under which we agreed to use our reasonable best efforts to cause to be filed an exchange offer registration statement under the Securities Act and to have such registration statement remain effective until 180 days after the closing of the exchange offer. See “—Information Regarding the Registration Rights Agreement.”
     We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. We have not, however, sought our own no-action letter. Based upon interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act, so long as:
•	you are acquiring exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of exchange notes;

•	you are not an affiliate of ours; and

•	you are not a broker or dealer that purchased original notes from us to resell them in reliance on Rule 144A under the Securities Act or any other available exemption under the Securities Act.
     If you are an affiliate of ours or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC; and

•	you must comply with the registration requirements of the Securities Act in connection with any resale transaction.
     Furthermore, any broker-dealer that acquired any of its original notes directly from us may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., Securities and Exchange Commission no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., Securities and Exchange Commission no-action letter (June 5, 1991) and Shearman & Sterling, Securities and Exchange Commission no-action letter (July 2, 1983). Further, a broker-dealer that acquired original notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.
     Each broker-dealer that receives exchange notes for its own account in exchange for original notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of up to 180 days after the expiration date of the exchange offer, if requested by the initial purchasers or by one or more participating brokers, we will make this prospectus available to broker-dealers for use in connection with any resales. See “Plan of Distribution.”
     Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of exchange notes.
     The exchange offer is not being made to, nor will we accept tenders for exchange from holders of original notes in any jurisdiction in which the exchange offer or the acceptance of tenders would not be in compliance with the securities or blue-sky laws of such jurisdiction.
Terms of the Exchange Offer
     Upon the terms and subject to the conditions of the exchange offer, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The date of acceptance for exchange of the original notes, and completion of the exchange offer, is the exchange date, which will be as soon as practicable following the expiration date (unless extended as described in this prospectus). Promptly following the exchange date, we will issue an aggregate principal amount of up to $150.0 million of the exchange notes for a like principal amount of original notes tendered and accepted in connection with the exchange offer. The exchange notes issued in connection with the exchange offer will be delivered promptly following the exchange date. Holders may tender some or all of their original notes in connection with the exchange offer, but only in denominations of $2,000 and integral multiples of $1,000 in excess of that amount.
     The terms of the exchange notes will be identical in all material respects to the terms of the original notes for which they have been exchanged, except that:
•	the exchange notes will have been registered under the Securities Act, and thus the exchange notes generally will not be subject to the restrictions on transfer applicable to the original notes or bear restrictive legends;

•	the exchange notes will bear a different CUSIP number from the original notes;

•	the exchange notes will not be entitled to registration rights; and

•	the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.
     The exchange notes will evidence the same debt as the original notes and will be issued under the Indenture and entitled to the same benefits under the Indenture as the original notes being exchanged. As of the date of this prospectus, $150.0 million in aggregate principal amount of the original notes is outstanding. This prospectus and a letter of transmittal is being sent to all registered holders of outstanding original notes. There will be no fixed record date for determining registered holders entitled to participate in this exchange offer.
     In connection with the issuance of the original notes, we have arranged for the original notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will be issued in the form of global certificates registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of Notes and Guarantees — Book-Entry System.”
     The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.
     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC.
     Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the registration rights agreement. See “— Issuances of Exchange Notes; Consequences of Failures to Properly Tender Original Notes in the Exchange Offer.”
     We shall be considered to have accepted validly tendered original notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.
     If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospects or otherwise, we will return the original notes, without expense, to the tendering holder promptly after the expiration date.
     Holders who tender original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of original notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
     The expiration date for the exchange offer is 5:00 p.m., New York City time, on December 5, 2007, unless extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.
     We reserve the right, in our sole discretion:
•	to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.
     If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.
     If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

Conditions to the Exchange Offer
     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any original notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the original notes, if prior to the expiration date:
•	the exchange offer violates any applicable law; or

•	the exchange offer violates any applicable interpretation of the staff of the SEC.
     The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.
     If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:
•	refuse to accept any original notes and return all tendered original notes to the tendering holders;

•	extend the exchange offer and retain all original notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these original notes (see “—Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered original notes which have not been withdrawn.
Procedures For Tendering
     Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must:
•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile, the original notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.
     Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account. Although delivery of original notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its address set forth under the caption “Exchange Agent” below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.
     The tender by a holder of original notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
     The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of original notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.
     Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s original notes, either make appropriate arrangements to register ownership of the original notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
     If the letter of transmittal is signed by the holder of the original notes being tendered, the signature must correspond exactly with the name as written on the face of the certificates or on DTC’s security position listing as the holder of such original notes without any change whatsoever. If any tendered original notes are owned of record by two or more joint owners, all of such owners must sign the letter of transmittal. If any tendered original notes are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate copies of the letter of transmittal as there are different registration of certificates.
     Signatures on letters of transmittal or notices of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:
•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.
     In the event that a signature on a letter or transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be by:
•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution.”
     If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.
     If the letter of transmittal or any original notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.
     We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered original notes in our sole discretion. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular original notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of original notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of original notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.
     In addition, we reserve the right, as set forth above under the caption “Conditions to the Exchange Offer”, to terminate the exchange offer. By tendering, each holder represents to us, among other things, that:
•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	at the time of the commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of ours or any co-registrant; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes.
     If the holder is a broker-dealer which will receive exchange notes for its own account in exchange for original notes, it will acknowledge that it acquired such original notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Guaranteed Delivery Procedures
     If you are a registered holder of original notes and wish to tender the original notes in the exchange offer, but
•	your notes are not immediately available;

•	you cannot deliver the holder’s original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	you cannot complete the procedures for book-entry transfer prior to 5:00 p.m., New York City time, on the expiration date, you may effect a tender if:
•	the tender is made through an eligible guarantor institution; and

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:
     (i) a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery;
     (ii) the name and address of the holder;
     (iii) the certificate number(s) of the original notes and the principal amount of original notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the original notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and
     (iv) the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered original notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.
     Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your original notes according to the guaranteed delivery procedures.
Withdrawal of Tenders
     Except as otherwise provided herein, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     To withdraw a tender of original notes in connection with the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:
•	specify the name of the person who deposited the original notes to be withdrawn;

•	identify the original notes to be withdrawn (including the certificate number(s) and principal amount of such original notes);

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such original notes into the name of the person withdrawing the tender; and

•	specify the name in which any such original notes are to be registered, if different from that of the depositor.
     We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal. Any original notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued unless the original notes withdrawn are validly re-tendered. Any original notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described above under the caption “— Procedures for Tendering” at any time prior to the expiration date.
Information Regarding the Registration Rights Agreement
     As noted, we are effecting this exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to use our reasonable best efforts to:
•	cause to be filed with the SEC a registration statement to exchange all the original notes for the exchange notes; and

•	have such registration statement remain effective up to 180 days after the closing of the exchange offer.
     We shall commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC and use our reasonable best efforts to complete the exchange offer not later than 60 days after such effective date.
     In addition, under certain circumstances, we must use our reasonable best efforts to file a shelf registration statement for the resale of the original notes; and to cause such registration statement to be declared effective under the Securities Act.
     In the event that the exchange offer is not consummated or the shelf registration statement, if required, has not become effective on or prior to January 13, 2008, or ceases to be effective or the prospectus contained therein ceases to be useable at any time when a shelf registration statement is required to be effective for more than 60 days in any 12-month period, the interest rate on the original notes will be increased by 0.25% per annum for the first the first 90-day period thereafter, and the amount of such additional interest will increase by an additional 0.25% for each subsequent 90-day period, up to a maximum of 1.0% over the original interest rate of the original notes. At the time that the shelf registration statement has again been declared effective or the prospectus again becomes useable, the interest rate on the original notes shall revert to the original interest.
     This summary includes only material terms of the registration rights agreement. For a full description you should refer to the complete copy of the registration rights agreement, which has previously been filed with the SEC. See “Where You Can Find More Information.”
Exchange Agent
     U.S. Bank National Association has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at its offices at U.S. Bank National Association Corporate Trust Services, Two Midtown Plaza, 1349 West Peachtree Street, N.W., Suite 1050, Atlanta, Georgia 30309, telephone number 800-934-6802 or 404-898-8832, or as otherwise set forth in the letter of transmittal.
Fees and Expenses
     We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees. See “ — Transfer Taxes” on Page 93.
Accounting Treatment
     The exchange notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs and will be amortized over the term of the notes in accordance with generally accepted accounting principles.
Issuance of Exchange Notes; Consequences of Failures to Properly Tender Original Notes in the Exchange Offer
     Issuance of the exchange notes in exchange for the original notes in the exchange offer will be made only after timely receipt by the exchange agent of the certificate(s) representing the original notes (or a confirmation of book-entry transfer), a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and all other required documents. Therefore, holders of the original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate. In the event the exchange offer is completed, we will not be required to register the remaining original notes. Remaining original notes will continue to be subject to the following restrictions on transfer:
•	the remaining original notes may be resold only (i) if registered pursuant to the Securities Act, (ii) if an exemption from registration is available, or (iii) if neither such registration nor such exemption is required by law; and

•	the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption.
     We do not currently anticipate that we will register the remaining original notes under the Securities Act. To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected. See “Risk Factors — Risks Relating to the Exchange Notes and the Exchange Offer — There may be adverse consequences if you do not exchange the original notes.”
Transfer Taxes
     We will pay all transfer taxes, if any, applicable to the exchange of outstanding original notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:
•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

•	tendered outstanding original notes are registered in the name of any other person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

     If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to the tendering holder.
Other
     Participating in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.
DESCRIPTION OF NOTES AND GUARANTEES
     The following description summarizes certain terms and provisions of the notes and the indenture that we entered into in connection with the issuance of the notes, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provision of the notes and the indenture, which are incorporated herein by reference. We will provide copies of these documents to you upon request.
     Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the indenture, as applicable. As used in this section, the terms “we,” “us,” “our” or “Equity One” refer to Equity One, Inc. and not to any of its subsidiaries. Unless the context otherwise requires, the term “interest” includes additional interest, if any, due under the registration rights agreement described under “Exchange Offer — Registration Rights.” The term “notes” refers to both original notes and exchange notes.
General
     The original notes have been and the exchange notes will be issued under the Indenture, dated as of September 9, 1998, as supplemented by Supplemental Indenture No. 1, dated as of September 9, 1998, Supplemental Indenture No. 2, dated as of November 1, 1999, Supplemental Indenture No. 3, dated as of February 12, 2003, Supplemental Indenture No. 4, dated as of March 26, 2004, Supplemental Indenture No. 5, dated as of April 23, 2004, Supplemental Indenture No. 6, dated as of May 20, 2005, Supplemental Indenture No. 7, dated as of September 20, 2005, Supplemental Indenture No. 8, dated as of December 30, 2005, Supplemental Indenture No. 9 dated as of March 10, 2006, Supplemental Indenture No. 10 dated as of August 18, 2006, and Supplemental Indenture No. 11 dated as of April 18, 2007 among us (in some cases as successor to IRT Property Company), the guarantors listed therein, as guarantors, and U.S. Bank National Association (as successor to SunTrust Bank), as trustee, setting forth the principal, interest and other terms of the exchange notes. We refer to the indenture as supplemented as it is to be supplemented as the “indenture.” The terms of the exchange notes include those provisions contained in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The following summary of the notes is qualified in its entirety by reference to the indenture. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate the related provisions in the indenture for additional detail. You should also refer to the indenture for the definitions of any capitalized terms that we use below but do not describe in this prospectus supplement. When we refer to particular sections of the indenture or to defined terms in the indenture, we intend to incorporate by reference those sections and defined terms into this prospectus supplement.
     The exchange notes will only be issued in fully registered book-entry form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of that amount. See “— Book-Entry System” below.
Ranking
     The original notes were issued in an aggregate principal amount of $150,000,000. The notes are our direct, unsecured general obligations and rank equally with all other unsecured and unsubordinated indebtedness outstanding from time to time. However, the notes are effectively subordinated to our mortgages and other secured indebtedness and certain liabilities of our subsidiaries. We had approximately $414.2 million of secured debt outstanding at June 30, 2007. Our total outstanding indebtedness at that date (consisting of our indebtedness and the indebtedness of our consolidated subsidiaries) was approximately $1.2 billion.
     Except as described under “— Certain Covenants — Limitations on Incurrence of Debt” and “—Merger, Consolidation or Sale” in this prospectus, the indenture does not contain any provisions that would limit our ability to incur indebtedness, including secured indebtedness, or that would afford holders of the notes protection in the event of (i) a recapitalization transaction, (ii) a change of control of us or (iii) a merger, consolidation or transfer or lease of substantially all of our assets or similar transaction that may adversely affect the holders of the notes. We may, in the future, enter into certain transactions such as the sale of all or substantially all of our assets or a merger or consolidation that may increase the amount of our indebtedness or substantially change our assets, which may have an adverse effect on our ability to service our indebtedness, including the notes.
Principal and Interest
     The original notes bear, and the exchange notes will bear, interest at 6.00% per year and will mature on September 15, 2017. The exchange notes will bear interest from April 18, 2007, or from the last interest payment date to which interest has been paid on outstanding notes, payable semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2007 (each such date being an “interest payment date”) to the persons in whose name the applicable notes are registered in the security register on the preceding March 1 or September 1, whether or not a business day, as the case may be. Interest on the exchange notes will be computed on the basis of a 360-day year of twelve 30-day months.
     If any interest payment date or stated maturity falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such interest payment date or the maturity date, as the case may be. “Business day” means any day, other than a Saturday or Sunday, on which banks in the City of New York or in the City of Atlanta are not required or authorized by law, regulation or executive order to close.
     The principal of, and any premium, Make-Whole Amount (defined in the indenture), or interest on, the notes will be payable at the office or agency maintained by us for that purpose in the Borough of Manhattan, The City of New York, which shall initially be located at: U.S. Bank Corporate Trust Services, 100 Wall Street, Suite 1600, New York, New York 10005. At our option, however, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to that person at an account maintained within the United States. (Sections 301, 305, 307 and 1002).
Further Issuances
     We may, without the consent of the holders of the notes, increase the principal amount of the series pursuant to which the notes were issued by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes. Any additional notes would rank equally and ratably with the notes and would be treated as a single class for all purposes under the indenture.
Guarantees
     The original notes are and the exchange notes will be unconditionally guaranteed by the co-registrants as to the payment of principal and any premium, Make-Whole Amount or interest. All of the guarantors are direct or indirect wholly owned subsidiaries of Equity One. Not all of our subsidiaries are guarantors of the notes. The guarantors consist only of those existing subsidiaries that own property and previously guaranteed senior debt of Equity One or its predecessors. As of June 30, 2007, the guarantors had total assets of approximately $1.2 billion and total liabilities (secured and unsecured) of approximately $911.3 million.
     The guarantees of the notes are:
•	unsecured obligations of the guarantors;

•	effectively subordinated to any mortgages and other secured indebtedness of the guarantors; and

•	rank equally with prior guarantees by the guarantors of our other debt and the guarantors’ other unsecured and unsubordinated indebtedness from time to time outstanding.
     The indenture further provides that any payments made pursuant to the guarantees shall be made available for distribution equally and ratably among the holders of the notes and the holders of any other of our and the guarantors’ existing or future unsecured and non-subordinated debt. As of June 30, 2007 the guarantors had approximately $911.3 million of outstanding indebtedness $164.0 million of which was secured by properties owned by the guarantors.
Optional Redemption
     We may redeem the notes at our option and in our sole discretion, at any time in whole or from time to time in part, at a redemption price equal to the sum of:
•	the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date; and

•	the Make-Whole Amount, if any, with respect to such notes.
     If notice of redemption has been given as provided in the indenture and funds for the redemption of any notes called for redemption shall have been made available on the redemption date specified in such notice, such notes will cease to bear interest on the date fixed for such redemption specified in such notice and shall no longer be deemed to be outstanding, and the only right of the holders of the notes will be to receive payment of the redemption price upon surrender of the notes in accordance with such notice. (Sections 101 and 1106).
     Notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by each holder to be redeemed. (Section 1104).
     If, at our option and in our sole discretion, we choose to redeem less than all of the notes, we will notify the trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. The trustee shall select not more than 60 days prior to the redemption date, in such manner as it shall deem fair and appropriate, the notes to be redeemed in whole or in part. (Sections 1102 and 1103).
     As used in this prospectus, “Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any notes, the excess, if any, of:
•	the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of each such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis (on the basis of a 360-day year consisting of twelve 30-day months), such principal and interest at the Reinvestment Rate (determined on the third business day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made to the date of redemption or accelerated payment; over

•	the aggregate principal amount of the notes being redeemed or paid.
     For the purposes of the indenture, all references to any “premium” on the notes shall be deemed to refer to any Make-Whole Amount, unless the context otherwise requires.
     “Reinvestment Rate” means 0.20% plus the arithmetic mean of the yields under the heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity of the notes, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by us.
Certain Covenants
Limitations on Incurrence of Debt
     We will not, and will not permit any Subsidiary (as defined below) to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our Subsidiaries’ outstanding Debt on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication):
•	our and our Subsidiaries’ Total Assets (as defined below) as of the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, with the trustee) prior to the incurrence of such additional Debt; and

•	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
     In addition to the foregoing limitation on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt secured by any Encumbrance (as defined below) upon any of our or any Subsidiary’s property if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our and our Subsidiaries’ outstanding Debt on a consolidated basis which is secured by any Encumbrance on property of ours or any Subsidiary is greater than 40% of the sum of (without duplication):
•	our and our Subsidiaries’ Total Assets as of the end of the latest calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case my be, most recently filed with the Securities and Exchange Commission (or, if such filing is not permitted under the Securities Exchange Act of 1934, as amended, with the trustee) prior to the incurrence of such additional Debt; and

•	the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by us or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.
     We and our Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of our and our Subsidiaries’ Unsecured Debt (as defined below) on a consolidated basis.
     In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:
•	such Debt and any other Debt incurred by us and our Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period;

•	the repayment or retirement of any other Debt by us and our Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such debt during such period);

•	in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

•	in the case of any acquisition or disposition by us or our Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.
As used herein, and in the indenture:
•	“Acquired Debt” means Debt of a person (i) existing at the time such person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such person, in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary;

•	“Annual Service Charge,” for any period, means the maximum amount which is payable during such period for interest on, and the amortization during such period of any original issue discount of, Debt of ours and our Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock (as defined below);

•	“Capital Stock” means, with respect to any person, any capital stock (including preferred stock), shares, interest, participations or other ownership interest (however designated) of such person and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof;

•	“Consolidated Income Available for Debt Service,” for any period, means Earnings from Operations (as defined below) of us and our Subsidiaries plus amounts of which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on our and our Subsidiaries’ Debt, (ii) provision for our and our Subsidiaries’ taxes based on income, (iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges;

•	“Debt” of us or any Subsidiary means any indebtedness (without duplication) of us or any Subsidiary, whether or not contingent, in respect of (i) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by us or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of us or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by us or any Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on our consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by us or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another person (other than us or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by us or any Subsidiary whenever we or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof);

•	“Disqualified Stock” means, with respect to any person, any Capital Stock of person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for common stock), in each case on or prior to the stated maturity of the notes;

•	“Earnings from Operations,” for any period, means net income excluding gains and losses on sales of investments, extraordinary items, and property valuation losses, as reflected in our and our Subsidiaries’ financial statements for such period determined on a consolidated basis in accordance with GAAP;

•	“Encumbrance” means any mortgage, lien, charge, pledge or security interest of any kind existing on property owned by us or any of our Subsidiaries;

•	“Subsidiary” means (i) a corporation, partnership, joint venture, limited liability company or other person the majority of the shares, if any, of the nonvoting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by us and/or any other Subsidiary or Subsidiaries, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by us, any other Subsidiary or Subsidiaries, and (ii) any person the accounts of which are consolidated with our accounts;

•	“Total Assets,” as of any date, means the sum of (i) the Undepreciated Real Estate Assets and (ii) all of our and our Subsidiaries’ other assets determined in accordance with GAAP (but excluding accounts receivable and intangibles);

•	“Total Unencumbered Assets” means the sum of (i) the Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all of our and our Subsidiaries’ other assets not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding accounts receivable and intangibles);

•	“Undepreciated Real Estate Assets,” as of any date, means the cost (original cost plus capital improvements) of our and our Subsidiaries’ real estate assets on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP; and

•	“Unsecured Debt” means Debt which is not secured by any Encumbrance upon any of our or our Subsidiaries’ properties.
Existence
     Except as permitted under the indenture, we will do or cause to be done all things necessary to preserve and keep our and our Subsidiaries’ legal existence, rights and franchises in full force and effect. We will not, however, be required to preserve any right or franchise if we determine that the preservation of that right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of any debt securities. (Section 1005).
Maintenance of Properties
     We will cause all of our material properties used or useful in the conduct of our business, or the business of any of our subsidiaries, to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause to be made all necessary repairs, renewals, replacements, betterments and improvements of those properties, as we in our judgment believe is necessary to properly and advantageously carry on the business related to those properties at all times. We will not, however, be prevented from selling or otherwise disposing of our properties, or the properties of our subsidiaries, in the ordinary course of business. (Section 1006).
Insurance
     We and each of our subsidiaries must keep all of our insurable properties insured against loss or damage with commercially reasonable amounts and types of insurance provided by insurers of recognized responsibility. (Section 1007).
Payment of Taxes and Other Claims
     We will pay or discharge, or cause to be paid or discharged, before they become delinquent, the following:
•	all taxes, assessments and governmental charges levied or imposed upon us or any of our subsidiaries, or upon the income, profits or property of us or of any of our subsidiaries, and

•	all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property or the property of any of our subsidiaries.
     We will not, however, be required to pay or discharge, or cause to be paid or discharged, any tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings. (Section 1008).
Provision of Financial Information
     Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, we will file, to the extent permitted by the Exchange Act, annual reports, quarterly reports and other documents with the SEC pursuant to Sections 13 and 15(d) as if we were so subject, on or prior to the dates by which we are or would have been required to file those documents if we were so subject. In any event, we will:
•	file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we are or would be required to file with the SEC under Sections 13 and 15(d) of the Exchange Act within 15 days of each of the respective dates by which we are or would have been required to file those reports with the SEC; and

•	promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of those documents to holders and any prospective holders of debt securities if filing those documents with the SEC is not permitted under the Exchange Act (Section 1009).
Waiver of Certain Covenants
     We may choose not to comply with any term, provision or condition of the foregoing covenants, or with any other term, provision or condition with respect to the debt securities of a series if, before or after the time for compliance, the holders of at least a majority in principal amount of all outstanding debt securities of the series either waive the compliance in that particular instance or in general waive compliance with that covenant or condition. This does not apply to any terms, provisions or conditions that, by their terms, cannot be amended without the consent of all holders of debt securities of the series. Unless the holders expressly waive compliance with a covenant and the waiver has become effective, our obligations and the duties of the trustee in respect of any term, provision or condition will remain in full force and effect. (Section 1012).
Events of Default, Notice and Waiver
     The following events are “events of default” with respect to notes:
•	we fail for 30 days to pay any installment of interest or any Additional Amounts payable on the notes;

•	we fail to pay the principal of, or any premium or Make-Whole Amount on, the notes when due, either at maturity, redemption or otherwise;

•	we breach or fail to perform any covenant or warranty contained in the indenture, other than a covenant added solely for the benefit of a different series of debt securities issued under the indenture or except as otherwise provided for in the indenture, and our breach or failure to perform continues for 60 days after we have received written notice in accordance with the indenture of our breach or failure to perform;

•	we default under a bond, debenture, note, mortgage, indenture or instrument evidencing indebtedness for money borrowed by us, or by any subsidiaries of ours that we have guaranteed or for which we are directly responsible or liable as obligor or guarantor, that has a principal amount outstanding of $10,000,000 or more, other than indebtedness which is non-recourse to us or our subsidiaries, which default has caused the indebtedness to become due and payable earlier than it would otherwise have become due and payable, and the indebtedness has not been discharged or the acceleration has not been rescinded or annulled, within 30 days after written notice was provided to us in accordance with the indenture; and

•	the bankruptcy, insolvency or reorganization or court appointment of a receiver, liquidator or appointment of a trustee for us or of any of our Significant Subsidiaries, or for all or substantially all of our properties or the properties of our Significant Subsidiaries. (Section 101).
     If there is a continuing event of default with respect to notes, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes, voting as a single class, may declare immediately due and payable the principal amount or other amount as may be specified by the terms of the notes and any premium or Make-Whole Amount on the notes. However, at any time after an acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of the outstanding notes may cancel the acceleration and annul its consequences if:
•	we pay or deposit with the trustee all required payments of the principal of, and any premium, Make-Whole Amount, interest, and Additional Amounts on, the notes, plus fees, expenses, disbursements and advances of the trustee; and

•	all events of default, other than the nonpayment of accelerated principal, premium, Make-Whole Amount or interest, with respect to the notes have been cured or waived as provided in the indenture. (Section 502).
     The indenture also provides that the holders of not less than a majority in principal amount of the outstanding notes may waive any past default with respect to that series and its consequences, except a default involving:
•	our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, any notes; or

•	a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected by the default. (Section 513).
     The trustee is generally required to give notice to the holders of the notes within 90 days of a default actually known to a Responsible Officer of the Trustee unless the default has been cured or waived. The trustee may, however, withhold notice of default, unless the default relates to our failure to pay the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the notes, if the Responsible Officers of the trustee in good faith consider it to be in the interest of the holders of the notes. (Sections 101 and 601).
     The indenture provides that no holder of notes may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless the trustee fails to act, for 60 days, after it has received a written notice of a continuing event of default with respect to the notes from such holder and a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of indemnity satisfactory to the trustee; provided no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of outstanding notes (Section 507). This provision will not prevent, however, any holder of notes from instituting suit for the enforcement of payment of the principal of, and any premium, Make-Whole Amount, interest or Additional Amounts on, the notes at their respective due dates. (Section 508).
     Subject to provisions in the indenture relating to the trustee’s duties in case of default, the trustee is not under an obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes then outstanding, unless the holders have offered to the trustee security or indemnity satisfactory to it (Section 602). Subject to these provisions for the indemnification of the trustee, the holders of not less than a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee with respect to the notes. The trustee may, however, refuse to follow any direction which conflicts with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the notes not joining in the direction. (Section 512).
     Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating that officer’s knowledge of our compliance with all the conditions and covenants under the indenture, and, in the event of any noncompliance, specifying the noncompliance and the nature and status of the noncompliance. (Section 1010).
Merger, Consolidation or Sale
     We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation, trust or entity provided that:
•	we are the survivor in the transaction, or the survivor, if not us, is an entity organized under the laws of the United States or a state of the United States which expressly assumes by supplemental indenture the due and punctual payment of the principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

•	immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of ours or one of our subsidiaries as a result of the transaction as having been incurred by us or our subsidiary at the time of the transaction, there is no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default; and

•	we deliver a certificate, signed by one of our officers, and an opinion of our legal counsel, as to the satisfaction of conditions contained in the indenture (Sections 801 and 803). This covenant would not apply to any recapitalization transaction, a change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger, consolidation or transfer or lease of substantially all of our assets. Except as may be otherwise described in this prospectus, there are no covenants or other provisions in the indenture providing for a “put” right or increased interest or that would otherwise afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur a large amount of additional debt.
Modification of the Indenture
     We and the trustee may modify or amend the indenture with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under the indenture and affected by such modification or amendment. However, no modification or amendment may, without the consent of each holder of the outstanding debt securities affected, do any of the following:
•	change the stated maturity of the principal of, or any premium, Make-Whole Amount or installment of principal of, or interest on, any debt security;

•	reduce the principal amount of, or the rate or amount of interest on, any premium or Make-Whole Amount payable on redemption of, or any Additional Amounts payable with respect to, any debt security or change any obligation to pay Additional Amounts except as permitted by the indenture;

•	reduce the amount of principal of an original issue discount security or any Make-Whole Amount that would be due and payable upon declaration of acceleration of the maturity of the original discount or other security, or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

•	change the place of payment or the currency or currencies of payment of the principal of, and any premium, Make-Whole Amount, interest, or Additional Amounts on, any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	reduce the percentage of the holders of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with provisions of the indenture or defaults and their consequences under the indenture, or to reduce the quorum or voting requirements contained in the indenture;

•	make any change that adversely affects the right to convert or exchange any debt security other than as permitted by the indenture or decrease the conversion or exchange rate or increase the conversion or exchange price of any such debt security; or

•	modify any of the foregoing provisions or any of the provisions relating to the waiver of past defaults or covenants, except to increase the required percentage of holders necessary to effect that action or to provide that other provisions may not be modified or waived without the consent of the holder of the debt security. (Section 902).
     In addition, the holders of not less than a majority in principal amount of outstanding debt securities of a series have the right to waive compliance by us with some of the covenants in the indenture (Section 1012) with respect to such series. Notwithstanding the foregoing, we and the trustee may modify or amend the indenture, without the consent of any holder of debt securities, for any of the following purposes:
•	to evidence the succession of another person to us as obligor under the indenture;

•	to add to our existing covenants additional covenants for the benefit of the holders of all or any series of debt securities, or to surrender any right or power conferred upon us in the indenture;

•	to add events of default for the benefit of the holders of all or any series of debt securities;

•	to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize the terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to add, change or eliminate any provisions of the indenture, provided that any addition, change or elimination shall neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holder of any debt security with respect to such provision or become effective only when there are no outstanding debt securities;

•	to secure the debt securities;

•	to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion or exchange of the debt securities into our common stock, preferred stock or other securities or property;

•	to evidence and provide for the acceptance or appointment of a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to make any provision with respect to the conversion or exchange of rights of holders pursuant to the requirements of the indenture;

•	to cure any ambiguity, defect or inconsistency in the indenture, provided that the action does not adversely affect the interests of holders of debt securities of any series issued under that indenture;

•	to close the indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act; or

•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect. (Section 901).
Meetings
     The indenture contains provisions for convening meetings of the holders of the notes. We or the holders of at least 10% in principal amount of the outstanding notes may call a meeting in any such case upon notice as provided in the indenture. Except for any consent that the holder of each note affected by modifications and amendments of the indenture must give, the affirmative vote of the holders of a majority in principal amount of the outstanding notes will be sufficient to adopt any resolution presented at a meeting at which a quorum is present. However, except as referenced above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding notes may be adopted at a meeting at which a quorum is present only by the affirmative vote of the holders of the specified percentage. Any resolution passed or decision taken at any meeting of holders duly held in accordance with the indenture will be binding on all holders of the notes. The quorum at any meeting will be persons holding or representing a majority in principal amount of the outstanding notes. However, if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes, the persons holding or representing that specified percentage will constitute a quorum. (Sections 1501 through 1504).
Discharge, Defeasance and Covenant Defeasance
     We may discharge some of our obligations to holders of the notes that:
•	have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year; or

•	are scheduled for redemption within one year.
     We can discharge these obligations by irrevocably depositing with the trustee funds in the currency or currencies in which the debt securities are payable in an amount sufficient to pay and discharge the entire indebtedness on the notes, including principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, the notes on and up to the date of such deposit, or, if the notes have become due and payable, on and up to the stated maturity or redemption date, as the case may be. (Section 401).
     In addition, we may elect either of the following:
•	to defease and be discharged from any and all obligations with respect to the notes, except our obligations to (Section 1402):
–	pay any Additional Amounts upon the occurrence of several particular tax and other events;

–	register the transfer or exchange of the notes;

–	replace temporary or mutilated, destroyed, lost or stolen notes;

–	maintain an office or agency for the notes; and

–	hold monies for payment in trust; or
•	to be released from our obligations with respect to the notes under sections of the indenture described under “— Certain Covenants” or our obligations with respect to any other covenant.
     If we choose to be released from our obligations under the covenants with respect to the notes, our failure to comply with any of the obligations imposed on us by the covenants will not constitute a default or an event of default with respect to the notes (Section 1403). However, to make either election, we must irrevocably deposit with the trustee an amount, in such currency or currencies in which the notes are payable at stated maturity, or in Government Obligations (Section 101), or both, that will provide sufficient funds to pay the principal of, and any premium, Make-Whole Amount, interest and Additional Amounts on, the notes, and any mandatory sinking fund or similar payments on the notes, on the relevant scheduled due dates.
     We may defease and discharge our obligations, as described in the preceding paragraphs, only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that:
•	the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance described in the previous paragraphs and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred; and

•	in the case of defeasance, the opinion of counsel must refer to, and be based upon, a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of the indenture (Section 1404);
     If, after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to the notes a conversion event, as defined below, occurs in respect of the currency in which the deposit has been made; then the indebtedness represented by the note will be fully discharged and satisfied through the payment of the principal of, and any premium, Make-Whole Amount and interest on, the note as they become due, and Additional Amounts, if any, out of the proceeds yielded by converting the amount deposited in respect of the note into the currency in which the note becomes payable as a result of the conversion event based on the applicable market exchange rate. (Section 1405).
     A “conversion event” means the cessation of use of:
•	a currency issued by the government of one or more countries other than the United States, both by the government of the country that issued that currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

•	the European Community, both within the European Monetary System and, for the settlement of transactions, by public institutions of or within the European Community; or

•	any currency for the purposes for which it was established. (Section 101).
     In the event that we effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of an event of default other than the event of default described in the third bullet under “— Events of Default, Notice and Waiver,” which would no longer be applicable to the debt securities of that series (Sections 1005 to 1009), then the amount on deposit with the trustee will still be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. In this case, we would remain liable to make payment of the amounts due at the time of acceleration.

Denominations, Interest, Registration and Transfer
     The original notes were, and the exchange notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess of that amount.
     The principal of, and any premium, Make-Whole Amount, or interest on, the notes will be payable in U.S. Dollars at the corporate trust office of the trustee, initially, U. S. Bank Corporate Trust Services, 100 Wall Street, Suite 1600, New York, New York 10005. At our option, however, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the security register for the series or by wire transfer of funds to that person at an account maintained within the United States (Sections 301, 305, 307 and 1002). We may at any time designate additional paying agents or rescind designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in such place of payment for the notes. All monies that we pay to a paying agent for the payment of any principal of, or any premium, Make-Whole Amount, interest or Additional Amounts on, any notes which remains unclaimed at the end of two years after that payment became due and payable will be repaid to us. After that time, the holder of the notes will be able to look only to us for payment. (Section 1003)
     Any interest that we do not punctually pay on any interest payment date with respect to a note will cease to be payable to the holder on the applicable regular record date and may either:
•	be paid to the holder at the close of business on a Special Record Date for the payment of defaulted interest, to be determined by the trustee (Sections 101 and 307); or

•	be paid at any time in any other lawful manner, as more fully described in the indenture.
     Subject to certain limitations described in “Book Entry System” below, the notes will be exchangeable for notes of the same type, total principal amount and authorized denomination upon the surrender of notes at the corporate trust office of the trustee. In addition, subject to such limitations, notes may be surrendered for conversion, transfer or exchange at the corporate trust office of the trustee. Every note surrendered for conversion, transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. There will be no service charge for any transfer or exchange of any note, but we may require holders to pay any tax or other governmental charge payable in connection with the transfer or exchange. (Section 305).
     If, as permitted by the indenture, we designate a transfer agent in addition to the trustee, we may at any time remove the transfer agent or approve a change in the location at which the transfer agent acts, except that we will be required to maintain a transfer agent in the place of payment for the notes. (Section 1002).
     Neither we nor any trustee will be required to do any of the following:
•	issue, register the transfer of or notes during a period beginning at the opening of business 15 days before there is a selection of notes to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption; or

•	register the transfer of or exchange any note, or portion thereof, called for redemption, except the unredeemed portion of any Note being only partially redeemed. (Section 305).
No Conversion Rights
     The notes will not be convertible into or exchangeable for any capital stock of Equity One.
No Personal Liability
     None of our or the trustee’s past, present or future directors, officers or shareholders or any successor thereof shall have any liability for any of our obligations, covenants or agreements contained in the notes, the indenture or other of our debt obligations. The trustee shall not be liable in connection with the notes, the indenture or any of the debt obligations, except to the extent of any gross negligence as set forth in greater detail in the indenture or any of the debt obligations, except to the extent of any gross negligence as set forth in greater detail in the indenture. Each holder of notes by accepting such notes waives and releases all such liability. The waiver and release were part of the consideration for the issue of the notes.
The Trustee
     The trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in this prospectus, except for such information that specifically pertains to the trustee itself, or any information incorporated herein or therein by reference.
Governing Law
     The indenture, the notes and the related guarantees are governed by, and construed in accordance with, the laws of the State of Georgia.
Book-Entry System
     The exchange notes will be issued in the form of one or more fully registered global securities which will be deposited with or on behalf of DTC and will be registered in the name of DTC or its nominee. The global security may not be transferred except as a whole by a nominee of the depository to the depository or to another nominee of the depository, or by the depository or another nominee of the depository to a successor of the depository or a nominee of a successor to the depository.
     So long as the depository or its nominee is the registered holder of a global security, the depository or its nominee, as the case may be, will be the sole owner of the notes represented thereby for all purposes under the indenture. Except as otherwise provided below, the beneficial owners of the global security or securities representing notes will not be entitled to receive physical delivery of certificated notes and will not be considered the registered holders thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the depository and, if that beneficial owner is not a participant, on the procedures of the participant through which that beneficial owner owns its interest in order to exercise any rights of a registered holder under the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in a global security representing notes.
     Each global security representing notes will be exchangeable for certificated notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if:
•	the depository notifies us that it is unwilling or unable to continue as the depository for the global securities or we become aware that the depository has ceased to be a clearing agency registered as such under the Securities Exchange Act of 1934 and, in any such case we fail to appoint a successor to the depository within 60 calendar days;

•	we, in our sole discretion, determine that the global securities shall be exchangeable for certificated notes; or

•	an event of default has occurred and is continuing with respect to the notes under the indenture.
     Upon any such exchange, the certificated notes will be registered in the names of the beneficial owners of the global security or securities representing notes, which names shall be provided by the depository’s relevant participants to the trustee.
     The depository is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depository holds securities that its participants deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers (including the agents), banks, trust companies, clearing corporations and certain other organizations. The depository is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of the depository and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the depository’s system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, referred to as “indirect participants.” The rules applicable to the depository and its participants are on file with the Securities and Exchange Commission.
     Purchases of notes under the depository’s system must be made by or through direct participants, which will receive a credit for the notes on the depository’s records. The ownership interest of each actual purchaser of each Note represented by a global security, referred to as a “beneficial owner,” is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from the depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global security representing notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for the notes is discontinued.
     All global securities representing notes which are deposited with, or on behalf of, the depository are registered in the name of the depository’s nominee, Cede & Co. to facilitate subsequent transfers. The deposit of global securities with, or on behalf of, the depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual beneficial owners of the global securities representing the book-entry notes. The depository’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
     Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
     Neither the depository nor Cede & Co. will consent or vote with respect to the global securities representing the notes unless authorized by a direct participant in accordance with the depository’s procedures. Under its usual procedures, the depository mails an omnibus proxy to a company as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the applicable record date, identified in a listing attached to the omnibus proxy.
     Principal, premium, if any, and/or interest, if any, payments on the global securities representing the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of the depository. The depository’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the depository’s records unless the depository has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of the depository, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depository is the responsibility of us and the trustee, disbursement of such payments to direct participants shall be the responsibility of the depository, and disbursement of such payments to the beneficial owners shall be the responsibility of direct participants and indirect participants.

     If applicable, redemption notices shall be sent to the depository. If less than all of notes are being redeemed, the depository’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.
     A beneficial owner shall give notice of any option to elect to have its notes repaid by us, through its participant, to the trustee, and shall effect delivery of such notes by causing the direct participant to transfer the participant’s interest in the global security or securities representing such book-entry notes, on the depository’s records, to the trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing such book-entry notes are transferred by direct participants on the depository’s records.
     The depository may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.
     We may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, certificated notes will be printed, authenticated and delivered.
     The information in this section concerning the depository and the depository’s system has been obtained from sources that we believe to be reliable, but neither we, the trustee, nor any agent takes any responsibility for the accuracy thereof.
Same-Day Settlement and Payment
     We will make all payments of principal and interest in respect of the notes in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the exchange notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the exchange notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We can not assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the exchange notes.
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
     The following discussion describes certain U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes and taxation of Equity One as a REIT but does not purport to be a complete analysis of all the potential tax considerations relating thereto. The information in this section is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS (except with respect to the taxpayer that received the ruling), and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.
     Because this is a summary that is intended to address only certain U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:
•	the tax consequences to you may vary depending on your particular tax situation;

•	special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a regulated investment company, a financial institution, an insurance company, a person who holds notes through a partnership or similar pass-through entity, or a person otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with notes that are held as “capital assets” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should be construed as, tax advice.
     You should review the following discussion and consult with your tax adviser to determine the effect of the acquisition, ownership and disposition of the notes on your individual tax situation, including any state, local or non-U.S. tax consequences.
* * * *
     TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES SET FORTH HEREIN WAS WRITTEN IN CONNECTION WITH THE PROMOTION AND MARKETING OF THE OFFERING DESCRIBED HEREIN. SUCH DISCUSSION IS NOT INTENDED OR WRITTEN TO BE LEGAL OR TAX ADVICE TO ANY PERSON AND IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON. EACH PROSPECTIVE INVESTOR SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.
* * * *
     As used herein, the term “U.S. Holder” means any beneficial owner of a note that is, for U.S. federal income tax purposes, (i) a citizen or resident, as defined in Section 7701(b) of the Code, of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) in general, a trust subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or a trust that was both treated as a domestic trust on August 19, 1996 and in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is an individual, corporation, estate or trust that is not a U.S. Holder. In the case of an entity treated as a partnership for U.S. federal income tax purposes that is a beneficial owner of a note, the treatment of its partners or members generally will depend upon the status of the partners or members and the activities of the partnership. Persons that have an indirect interest in a note through an entity treated as a partnership for U.S. federal income tax purposes should consult their tax advisers about the U.S. federal income tax consequences of acquiring, holding and disposing of notes.
U.S. Holders of the Notes
     Interest. If the issue price of a note is less than its stated redemption price at maturity, then the note will be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes unless the difference between the note’s issue price and its stated redemption price at maturity is less than a statutory de minimis amount (one-fourth of one percent of the stated redemption price at maturity of the note multiplied by the number of complete years from issuance to maturity). Generally, the “issue price” of a note is the first price at which a substantial amount of the notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “stated redemption price at maturity” of a note is the total of all payments to be made under the note other than qualified stated interest (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments). In this case, the stated redemption price at maturity of the notes will equal the principal amount of the notes. If, as expected, there will be no difference between the issue price and the stated redemption price at maturity of the notes, the notes will not be treated as having been issued with OID.
     Payments of Stated Interest. Stated interest on a note generally will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s regular method of tax accounting.

     Market Discount. If a U.S. Holder purchases a note after original issue for an amount that is less than its stated redemption price at maturity, such U.S. Holder will be treated as having purchased such note at a “market discount” unless such market discount is less than a de minimis amount (one-fourth of one percent of the stated redemption price of the note at maturity multiplied by the number of complete years to maturity after the U.S. Holder acquires the note).
     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on a note, or any gain realized on the sale, conversion, or other disposition of a note, as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain and (ii) the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note unless the U.S. Holder elects to accrue market discount on a constant yield basis. Once made, such an election may be revoked only with the consent of the IRS and, therefore, should only be made in consultation with a tax adviser.
     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent that the interest expense exceeds the portion of market discount allocable to the days during the taxable year in which the note was held by the taxpayer. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment of payments or gain as ordinary income upon the disposition of the note and regarding the deferral of interest deductions will not apply. Generally, currently included market discount is treated as ordinary interest income for U.S. federal income tax purposes. Such an election will apply to all debt instruments with market discount acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax adviser.
     Amortizable Bond Premium. If a U.S. Holder purchases a debt instrument for an amount that is greater than the sum of all amounts payable on the debt instrument after the purchase date, other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the debt instrument with “amortizable bond premium.” In the case of a debt instrument that may be redeemed prior to maturity at the option of the issuer (such as the notes), the amount of amortizable bond premium is determined by substituting the first date on which the debt instrument may be redeemed (the “redemption date”) for the maturity date and the applicable redemption price on the redemption date for the amount payable at maturity, if the result would maximize the U.S. Holder’s yield to maturity (i.e., result in a smaller amount of amortizable bond premium properly allocable to the period before the redemption date). If the issuer does not in fact exercise its right to redeem the debt instrument on the applicable redemption date, the debt instrument will be treated (solely for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the U.S. Holder’s “adjusted acquisition price,” which is an amount equal to the U.S. Holder’s basis in the debt instrument (as determined under the applicable Treasury regulations), less the sum of (i) any amortizable bond premium allocable to prior accrual periods and (ii) any payments previously made on the debt instrument (other than payments of qualified stated interest). The debt instrument deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which the debt instrument is redeemable.
     A U.S. Holder may elect to amortize bond premium on a debt instrument. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS. The election, therefore, should only be made in consultation with a tax adviser. In general, a U.S. Holder amortizes bond premium by offsetting the qualified stated interest allocable to an accrual period by the bond premium allocable to the accrual period, which is determined under a constant yield method pursuant to the applicable Treasury regulations. If the bond premium allocable to an accrual period exceeds the qualified stated interest allocable to such period, the excess is treated by the U.S. Holder as a bond premium deduction. The bond premium deduction for each accrual period is limited to the amount by which the U.S. Holder’s total interest inclusions on the debt instrument in prior accrual periods exceed the total amount treated by such U.S. Holder as a bond premium deduction on the debt instrument in prior accrual periods. Any amounts not deductible in an accrual period may be carried forward to the next accrual period and treated as bond premium allocable to that period.

     Election to Include All Interest in Income Using a Constant Yield Method. A U.S. Holder generally may elect to include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. Because this election will affect how the U.S. Holder treats debt instruments other than the notes, it should be made only in consultation with a tax adviser.
     Disposition of the Notes. Upon the sale, redemption, repurchase, retirement or other disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any other property received on the disposition (except to the extent such amount is attributable to accrued but unpaid stated interest, which is taxable as ordinary income if not previously included in such holder’s income) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such Holder (i) increased by any accrued market discount if the U.S. Holder has included the accrued market discount in income and (ii) decreased by (A) the amount of any payments, other than qualified stated interest payments, received, and (B) amortizable bond premium taken with respect to such note. Capital gain or loss recognized upon the disposition of a note will be long-term capital gain or loss if the note was held for more than one year. The maximum tax rate on the net long-term capital gain of a non-corporate U.S. Holder is generally 15% (for taxable years ending on or prior to December 31, 2010). The deductibility of capital losses may be subject to limitations.
Non-U.S. Holders of the Notes
     The rules governing the U.S. federal income taxation of a Non-U.S. Holder are complex, and no attempt will be made herein to provide more than a general summary of such rules. Non-U.S. Holders should consult their tax advisers to determine the effect of U.S. federal, state and local and foreign tax laws, as well as tax treaties, with regard to an investment in the notes.
     Interest. A Non-U.S. Holder holding a note on its own behalf generally will be exempt from U.S. federal income and withholding taxes on payments of interest on a note so long as such payments are not effectively connected with the conduct of trade or business in the United States by such Non-U.S. Holder, unless, in the case of interest payments, such Non-U.S. Holder is a direct or indirect holder of 10% or more of our voting stock, a controlled foreign corporation related to us or a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business. In order for a Non-U.S. Holder that is an individual or corporation (or entity treated as such for U.S. federal income tax purposes) to qualify for the exemption from taxation on noncontingent interest, the “withholding agent” (generally, the last U.S. payor or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) must have received a statement (generally made on IRS Form W-8BEN) from the individual or corporation that: (i) is signed under penalties of perjury by the beneficial owner of the note, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the beneficial owner’s name and address. Certain securities clearing organizations and other entities that are not beneficial owners may provide a signed statement accompanied by a copy of the beneficial owner’s IRS Form W-8BEN to the withholding agent. An IRS Form W-8BEN is generally effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances renders any information on the form incorrect. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports at least annually to the beneficial owner. The beneficial owner must inform the withholding agent within 30 days of any change and furnish a new IRS Form W-8BEN. A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding a note on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.
     Non-U.S. holders should consult their tax advisers regarding the possible treatment of the notes as contingent payment debt instruments.
     To the extent that interest income with respect to a note is not exempt from U.S. withholding tax as described above, a Non-U.S. Holder nevertheless may be able to eliminate or reduce that tax pursuant to an applicable income tax treaty.

     Disposition of the Notes. Any gain realized on the sale, redemption, repurchase, or other taxable disposition of a note by a Non-U.S. Holder (except to the extent any amount is attributable to accrued but unpaid stated interest, which would be taxable as described above) will be exempt from U.S. federal income tax and withholding so long as: (i) the gain is not effectively connected with the conduct of trade or business in the United States by such Non-U.S. Holder, and (ii) in the case of a foreign individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year.
     Interest or Gain Effectively Connected with Conduct of U.S. Trade or Business. Except to the extent that an applicable income tax treaty otherwise provides, gain or interest income with respect to a note of a Non-U.S. Holder that is effectively connected with the conduct of trade or business within the United States by such Non-U.S. Holder, although exempt from the withholding tax previously discussed, generally will be subject to U.S. federal income tax at regular U.S. federal income tax rates as if the holder were a United States person. In addition, if the Non-U.S. Holder is a foreign corporation, that gain or interest income may be subject to a branch profits tax at a 30% rate, unless the foreign corporation qualifies for a lower rate or an exemption from tax under an applicable tax treaty.
Information Reporting and Backup Withholding Tax Applicable to Holders of the Notes
     U.S. Holders. In general, backup withholding at the applicable rate will apply to payments on a note (including stated interest payments and payments of the proceeds from the sale, redemption, repurchase, conversion or other disposition of a note) to a U.S. Holder, unless the holder of the note (i) is a corporation or comes within certain exempt categories and, when required, demonstrates that fact or (ii) provides a correct taxpayer identification number, certifies as to its exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Certain penalties may be imposed by the IRS on a holder that is required to supply information but does not do so in the proper manner. Information returns, to the extent required by applicable law, will be filed with the IRS in connection with payments on the notes.
     Non-U.S. Holders. Information reporting requirements and backup withholding generally will not apply to payments on a note to a Non-U.S. Holder if the statement described above under “—Non-U.S. Holders of the Notes—Interest” is duly provided by such Holder, provided that the withholding agent does not have actual knowledge that the Holder is a United States person. Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of trade or business in the United States, (iii) is a controlled foreign corporation within the meaning of the Code or (iv) is a U.S. branch of a foreign bank or a foreign insurance company. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or (iii) of the preceding sentence will not be subject to backup withholding but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described above under “— Non-U.S. Holders of the Notes—Interest” or otherwise establishes an exemption.
     Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of a note under the backup withholding rules will be refunded or credited against the non-U.S. Holder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. Holders should consult their tax advisers regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.
Taxation of Equity One as a REIT
     The following discussion describes certain U.S. federal income tax considerations relating to Equity One’s qualification and taxation as a REIT. Because this is a summary that is intended to address only certain U.S. federal income tax considerations generally relevant to all holders relating to the acquisition, ownership and disposition of notes, it may not contain all the information that may be important to you.

     You are urged to consult your own tax adviser regarding the specific tax consequences to you of the acquisition, ownership and disposition of notes and of our election to be taxed as a REIT. Specifically, you should consult your own tax adviser regarding the U.S. federal, state, local, foreign and other tax consequences of that acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.
     General. We elected to be taxed as a REIT under sections 856 through 860 of the Code commencing with our taxable year beginning January 1, 1995, and we believe we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT since then. We intend to continue to operate in this manner, but there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT.
     As a condition to the closing of the offering of the original notes, our tax counsel rendered an opinion to the initial purchasers of that offering to the effect that, commencing with our taxable year that began January 1, 1995, we have been organized in conformity with the requirements for qualification as a REIT, and our method of operation has enabled us to meet, and our proposed method of operation will enable us to continue to meet, the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations that we will make as to factual matters, including representations to be made in a factual certificate to be provided by one of our officers. In addition, this opinion will be based on our factual representations set forth in this offering memorandum. Our tax counsel will have no obligation to update its opinion subsequent to the date it is rendered. Moreover, our qualification and taxation as a REIT depend on our ability to meet, through actual annual operating results, asset diversification, distributions and diversity of stock ownership, the various qualification tests imposed by the Code, discussed below, the results of which will not be reviewed by our tax counsel. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described in this offering memorandum may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.
     If we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that generally results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and again at the stockholder level when the income is distributed. We will be required to pay U.S. federal income tax, however, as follows:
•	We will be required to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference.

•	If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on that income. Foreclosure property is generally defined as property acquired by foreclosure or after a default on a loan secured by the property or a lease of the property.

•	We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but we have otherwise maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount equal to (1) the greater of (a) the amount by which 75% of our gross income exceeds the amount of our gross income qualifying for the 75% gross income test, described below, and (b) the amount by which 95% (90% taxable years ending on or prior to December 31, 2004) of our gross income exceeds the amount of our gross income qualifying for the 95% gross income test, described below, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to distribute during any calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed ordinary income and net capital gain from prior periods, we will be required to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•	If we acquire any asset from a corporation that is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of that asset during the ten year period beginning on the date we acquired the asset, we will be required to pay tax at the highest regular corporate tax rate on the lesser of (1) the amount of that gain and (2) the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date we acquired the asset. A C corporation is generally defined as a corporation required to pay full corporate level tax.

•	After our taxable year ending December 31, 2004, if we fail to satisfy any of the REIT asset tests (described below) by more than a de minimis amount, due to reasonable cause, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 and the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

•	After our taxable year ending December 31, 2004, if we fail to satisfy any provisions of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income or asset tests described below), and the violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each failure.

•	If it is determined that amounts of certain income and expense were not allocated between us and a taxable REIT subsidiary (as defined herein) on the basis of arm’s length dealing, or to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate, we will be subject to a tax equal to 100% of those amounts.
     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors,

(2)	that issues transferable shares or transferable certificates to evidence beneficial ownership;

(3)	that would be taxable as a domestic corporation but for sections 856 through 859 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of the Code, that is beneficially owned by 100 or more persons;

(5)	not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, including specified entities in certain circumstances, during the last half of each taxable year; and

(6)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
     The Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes but does not include a qualified pension plan or profit sharing trust.
     We have satisfied condition (5) and believe that we have satisfied condition (6). In addition, our charter provides, and the articles supplementary for any series of preferred stock will provide, for restrictions on the ownership and transfer of our stock. Those restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. There can be no assurance that those transfer restrictions in all cases will prevent a violation of the stock ownership provisions described in conditions (5) and (6) above. However, we will be treated as satisfying condition (6) for any taxable year for which we comply with the regulatory requirements to request information from our shareholders regarding their actual ownership of our shares, and we do not know, or exercising reasonable due diligence would not have known, that we failed to satisfy that condition. We intend to comply with those regulations. Failure to do so will subject us to a fine.
     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have a calendar taxable year.
     Ownership of Qualified REIT Subsidiaries and Interests in Partnerships. We own and operate a number of properties through subsidiaries. Section 856(i) of the Code provides that a corporation that is a “qualified REIT subsidiary” will not be treated as a separate corporation for U.S. Federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a “qualified REIT subsidiary” will be treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, our “qualified REIT subsidiaries” will be ignored, and all assets, liabilities and items of income, deduction and credit of those subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit.
     Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. In addition, we will take into account the income of the partnership attributable to our proportionate interest in the partnership. The assets and gross income of the partnership will retain the same character in our hands for purposes of section 856 of the Code, including satisfying the asset tests and gross income tests described below. The treatment described above also applies to limited liability companies that are treated as partnerships. Thus, our proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies that are treated as partnerships in which we are a partner or a member, respectively, will be treated as our assets, liabilities and items of income for purposes of applying the income tests and asset tests applicable to a REIT.
     Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT:
First, in each taxable year, we generally must derive at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including rents from real property or interest on mortgage loans, and (b) certain types of temporary investments.
Second, in each taxable year, we generally must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments that qualify for the 75% test and (b) dividends, interest or gain from the sale or disposition of stock or securities.
     For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
     Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT only if the following conditions are met:
First, the amount of rent is not based in whole or in part on the income or profits of any person. However, an amount generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
Second, neither we nor an actual or constructive owner of 10% or more of our stock owns, actually or constructively, 10% or more of the equity interests in the tenant.
Third, rent attributable to personal property leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, the portion of the rent attributable to personal property will not qualify as “rents from real property.”

Finally, we generally must not operate or manage our property or furnish or render services to our tenants except through (i) a taxable REIT subsidiary (described below) or (ii) an “independent contractor” that satisfies certain stock ownership restrictions, that is adequately compensated and from whom we derive no income. We are not required to use a taxable REIT subsidiary or independent contractor, however, to the extent that any service we provide, referred to as a “permissible service”, is “usually or customarily rendered” in connection with the rental of space for occupancy only or is not considered “rendered to the occupant” of the property. Rents received generally will qualify as rents from real property notwithstanding the fact that we provide services that are not permissible services so long as the amount received for those services meets a de minimis standard. The amount received for impermissible services with respect to a property (or, if services are available only to certain tenants, possibly with respect to those tenants) cannot exceed one percent of all amounts we receive, directly or indirectly, with respect to that property (or, if services are available only to certain tenants, possibly with respect to those tenants). The amount that we will be deemed to have received for performing impermissible services will be the greater of the actual amounts received and 150% of our direct cost of providing those services.
     We generally do not intend to receive rent that fails to satisfy any of the foregoing conditions unless, based on the advice of our tax counsel, doing so will not jeopardize our status as a REIT.
     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT if we are entitled to relief under the Code. Generally, we may avail ourselves of the relief provisions if:
•	our failure to satisfy the gross income tests was due to reasonable cause and not willful neglect,

•	we file with the IRS a schedule of the sources of our income after discovering a failure to meet a gross income test (or, for our taxable years ending before 2005, we attach that schedule to our U.S. federal income tax return); and

•	for taxable years beginning before Oct. 23, 2004, any incorrect information on the schedule is not due to fraud with intent to evade tax.
     It is not possible to predict whether in all circumstances we would be entitled to the benefit of the relief provisions. As discussed above under “—General,” even if the relief provisions apply, a 100% tax would be imposed with respect to our non-qualifying income, and if the relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.
     Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income may also have an adverse effect on our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all the facts and circumstances with respect to a particular transaction. We hold our properties for investment with a view to long-term appreciation, we are engaged in the business of acquiring, developing, owning and operating our properties and we make occasional sales of properties consistent with our investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of those sales is subject to the 100% penalty tax.
     Asset Tests. To maintain our qualification as a REIT we must also satisfy, at the close of each quarter of each taxable year, the following tests relating to the nature and diversification of our assets.
At least 75% of the value of our total assets must be represented by real estate assets, cash and cash items (including receivables) and government securities.
No more than 20% of the value of our total assets may be securities of one or more taxable REIT subsidiaries (described below).

Except for equity investments in REITs, qualified REIT subsidiaries or taxable REIT subsidiaries or other securities that qualify as “real estate assets” for purposes of the 75% asset test:
•	the value of any one issuer’s securities we own may not exceed 5% of the value of our total assets;

•	we may not own more than 10% of any one issuer’s outstanding voting securities; and

•	we may not own more than 10% of the total value of any one issuer’s outstanding securities.
     The Code provides a safe harbor under which certain types of debt securities are not treated as “securities” for purposes of the 10% value test described above, including, generally, straight debt securities (including straight debt that provides for certain contingent payments) unless we hold (either directly or through our “controlled” taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of that issuer’s outstanding securities, any loan to an individual or an estate, certain rental agreements calling for deferred rents or increasing rents that are subject to section 467 of the Code, other than with certain related persons, any obligation to pay rents from real property under the 75% and 95% gross income tests, securities issued by a State or any political subdivision of a State, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity, securities issued by another REIT and other arrangements identified in Treasury regulations (which have not yet been issued or proposed). In addition, a REIT’s interest as a partner in a partnership is not considered a “security” for purposes of applying the 10% value test to securities issued by the partnership, any debt instrument issued by the partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test, and any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. If the partnership fails to meet the 75% gross income test, the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. In addition, in looking through any partnership to determine our allocable share of any securities owned by the partnership, our share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to our interest as a partner in the partnership but also to our proportionate interest in certain debt securities issued by the partnership.
     We may hold one or more assets (or provide services to tenants) through one or more taxable REIT subsidiaries. To treat a subsidiary as a taxable REIT subsidiary, we and the subsidiary must make a joint election by filing a Form 8875 with the IRS. We and IRT Capital Corporation III, Southeast U.S. Holdings, Inc. and Southeast U.S. Holdings, B.V. have made joint elections to treat IRT Capital Corporation III, Southeast U.S. Holdings, Inc. and Southeast U.S. Holdings, B.V. as our taxable REIT subsidiaries. A taxable REIT subsidiary will pay tax at the corporate rates on its earnings, but those earnings may include types of income that might jeopardize our REIT status if we earned it directly. We may hold up to 100% of the stock in a taxable REIT subsidiary. To prevent the shifting of income and expenses between us and a taxable REIT subsidiary, the Code imposes on us a tax equal to 100% of certain items of income and expense that are not allocated between us and the taxable REIT subsidiary at arm’s length. The 100% tax is also imposed to the extent we charge a taxable REIT subsidiary interest in excess of a commercially reasonable rate. In the case of a qualified lodging facility (like a hotel) leased by a REIT (directly or indirectly) to a taxable REIT subsidiary, the lease payments will not qualify as REIT-qualified rental income unless the property is operated on behalf of the taxable REIT subsidiary by an independent contractor. Moreover, at the time it enters into the operating agreement, the independent contractor must be actively engaged in the trade or business of operating qualified lodging facilities for persons not related to the REIT or the taxable REIT subsidiary. We believe the current operating agreements with IRT Capital Corporation III, Southeast U.S. Holdings, Inc. and Southeast U.S. Holdings, B.V. meet these requirements.
     We may also hold one or more of our assets through one or more corporate subsidiaries that satisfy the requirements to be treated as “qualified REIT subsidiaries.” A qualified REIT subsidiary is disregarded for federal income tax purposes, which means, among other things, that for purposes of applying the gross income and asset tests, all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as ours. A subsidiary is a qualified REIT subsidiary if we own all the stock of the subsidiary. We may also hold one or more of our assets through other entities that may be disregarded for federal income tax purposes, for example, limited liability companies (LLCs) in which we are the only member.
     Finally, as described above, we may hold one or more of our assets through one or more partnerships. For purposes of applying the REIT asset and gross income qualification tests, and in other instances, Treasury regulations will treat us as owning a proportionate share of a partnership’s gross income and assets based on our percentage ownership of that partnership’s capital. For this reason, if we own any percentage of the capital interests in a partnership that we do not control, we may be unable to avoid sharing in that partnership’s non-REIT-qualifying assets and income.
     For taxable years commencing on or after January 1, 2005, if we fail to satisfy the 5% or 10% asset tests described above after a 30 day cure period prescribed in the Code, we will be deemed to have met those tests if the value of our non-qualifying assets is de minimis (that is, that value does not exceed the lesser of 1% of the total value of our assets at the end of the applicable quarter and $10,000,000) and we dispose of the non-qualifying assets (or otherwise cure that failure) within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by disposing of sufficient assets (or otherwise curing that failure) to meet the asset tests within that six month period, paying a tax equal to the greater of $50,000 and the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets and disclosing certain information to the Internal Revenue Service. If we cannot avail ourself of these relief provisions, or if we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT.
     If we satisfy the asset tests at the close of any quarter, we will not lose our REIT status if we fail to satisfy the asset tests at the end of a later quarter solely because of changes in asset values. If our failure to satisfy the asset tests results, either in whole or in part, from an acquisition of securities or other property during a quarter, the failure can be cured by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any other action within 30 days after the close of any quarter as may be required to cure any noncompliance. In some instances, however, we may be compelled to dispose of assets that we would prefer to retain.
     Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
     The sum of:
90% of our REIT taxable income, and
90% of the our after-tax net income, if any, from foreclosure property, minus
the excess of the sum of specified items of non-cash income items over 5% of our REIT taxable income.
For purposes of the foregoing tests, our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. Non-cash income items include cancellation of indebtedness income, income attributable to leveled stepped rents, original issue discount, certain income with respect to a residual interest in a real estate mortgage investment conduit and gain recognized on a like-kind exchange that is later determined to be taxable. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements.
     We must pay these distributions in the taxable year to which they relate or in the following taxable year provided we declare them before we timely file our tax return for the year to which they relate and provided we pay them within the 12-month period following the close of that taxable year and not later than the date of the first regular dividend payment made after that declaration. The amount distributed must not be preferential, that is, each holder of shares of common stock and each holder of shares of each class of preferred stock must receive the same distribution per share. To the extent we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, or less than all of our net capital gain, we will be subject to tax on the undistributed amounts at regular corporate tax rates.
     We expect our REIT taxable income to be less than our cash flow because of depreciation and other non-cash charges included in computing our REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy our distribution requirement. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of those expenses in arriving at our taxable income. In the event those timing differences occur, in order to meet the distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.
     We may be able to rectify a failure to meet the distribution requirement for a year by distributing “deficiency dividends” in a later year which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will be required, however, to pay interest based on the amount of any deduction claimed for deficiency dividends, and we would be subject to any applicable penalty provisions.
     To the extent we fail to distribute our net capital gain, and to the extent we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at the regular corporate income tax rates. In addition, if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain for the year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of those amounts over the amounts actually distributed. Further, if we dispose of any asset subject to the built-in gain rule during the 10-year recognition period, we will be required to distribute at least 95% of any built-in gain, after tax, recognized on the disposition. For this purpose, dividends declared in October, November or December of any calendar year and payable to shareholders of record on a specified date in that month, are treated as paid by us and as received by our shareholders on the last day of the calendar year, provided we actually pay the dividends no later than in January of the following calendar year.
     Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year, and if none of the relief provisions applies, we will be subject to tax, including possibly the alternative minimum tax, on our taxable income at regular corporate rates. The failure to qualify for taxation as a REIT could have a significant adverse effect on the market value and marketability of the notes. In any year in which we fail to qualify as a REIT, we will not be able to deduct, and we will not be required to make, distributions to stockholders. As a result, our failure to qualify as a REIT would substantially reduce the amount of our cash available for payment of the notes, and for distribution to stockholders. In that event, to the extent of our current and accumulated earnings and profits, as computed for U.S. federal income tax purposes, all of our distributions to stockholders will be taxable as ordinary income and, subject to applicable limitations, noncorporate shareholders will be eligible for the maximum 15% tax rate on dividends prior to January 1, 2011, and corporate stockholders will be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost qualification.
Tax Aspects of the Partnerships
     General. A portion of our investments is held through our partnerships and limited liability companies, which, for U.S. federal income tax purposes, are generally treated as partnerships. References to partnerships in the following discussion also apply to our limited liability companies. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We include in our income our proportionate share of our partnerships’ income, gain, loss, deduction and credit for purposes of the various REIT income tests and in the computation of our REIT taxable income. In addition, we include our proportionate share of assets held by our partnerships in applying the REIT asset tests.
     Partnership Classification for Tax Purposes. Treasury regulations that are effective as of January 1, 1997 provide that a domestic partnership is generally taxed as a partnership unless it elects to be taxed as an association taxable as a corporation. None of the partnerships in which we are a partner has made or intends to make that election. These Treasury regulations provide that a partnership’s claimed classification will be respected for periods prior to January 1, 1997 if the entity had a reasonable basis for its claimed classification and had not been notified in writing on or before May 8, 1996 that its classification was under examination. If any of our partnerships were treated as an association taxable as a corporation for a prior period, and if (i) our interest in any of those partnerships possessed more than 10% of the total voting power of all of the partnership interests or, for taxable years beginning after December 31, 2000, more than 10% of the total voting power or value of all of the partnership’s interests, or (ii) the value of that interest exceeded 5% of the value of our assets, we would cease to qualify as a REIT for that period and possibly later periods. Moreover, a deemed change in classification of that partnership from an association taxable as a corporation to a partnership effective on or after January 1, 1997 would be a taxable event. We believe that each of our partnerships has been treated properly for tax purposes as a partnership and not as an association taxable as a corporation. However, no assurance can be given that the IRS may not successfully challenge the status of any of our partnerships.
     Tax Allocation with Respect to Our Properties. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. That carryover basis is equal to the contributing partner’s adjusted basis in the property rather than the fair market value of the property at the time of contribution. Section 704(c) of the Code requires the allocation of income, gain, loss and deduction attributable to the contributed property in a manner that allocates the unrealized gain or unrealized loss associated with the property at the time of the contribution to the contributing partner. The amount of the unrealized gain or unrealized loss, also known as a “book-tax difference,” generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted basis of the property at that time. Those allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
     In general, partners who have contributed to our partnerships their interests in properties with a book-tax difference will be allocated lower amounts of depreciation deductions for tax purposes than if those deductions were determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets that has a book-tax difference, all taxable income attributable to the book-tax difference generally will be allocated to the contributing partners, and our companies that are the direct partners of our partnerships generally will be allocated only their share of gains attributable to appreciation, if any, occurring after the acquisition of those properties. These allocations will tend to eliminate the book-tax differences over the lives of our partnerships. However, the allocation rules of section 704(c) of the Code do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction like a sale. In those cases, the carryover basis of the contributed assets in the hands of our partnerships may cause us to be allocated lower depreciation and other deductions and thereby cause us to be allocated more taxable income than if there were no book-tax difference. As a result, we could recognize taxable income in excess of distributed amounts, which might adversely affect our ability to comply with the REIT distribution requirements, and we may realize income on the distribution of cash because our basis has not increased sufficiently from income allocations. See “Taxation of the Company as a REIT — Annual Distribution Requirements.”
     Basis in Partnership Interests. Our adjusted tax basis in our interest in a partnership generally will be equal to:
the amount of cash and the basis of any other property that we contributed to the partnership, increased by
•	our allocable share of the partnership’s income, and

•	our allocable share of any indebtedness of the partnership, and decreased, but not below zero, by our allocable share of
•	losses incurred by the partnership,

•	the amount of any cash distributed to us, and

•	the amount of any constructive distributions resulting from a reduction in our share of any indebtedness of the partnership.
     If a partner’s distributive share of a partnership’s loss exceeds the adjusted tax basis of the partner in its partnership interest, the partner will not be entitled to a deduction for that excess loss until and to the extent the partner has an adjusted tax basis in its partnership interest. To the extent distributions by a partnership and any decrease in a partner’s share of indebtedness of the partnership (which is treated as a constructive distribution to the partner) exceed the adjusted tax basis of the partner’s partnership interest, those excess distributions constitute taxable income to the partner. That taxable income generally will be characterized as long-term capital gain if the partner has held its partnership interest for more than one year, subject to a reduced maximum tax rate described below in the case of noncorporate taxpayers. Under current law, capital gains and ordinary income of corporations are taxed at the same marginal rates.
     Sale of the Partnerships’ Properties. Our share of any gain that a partnership recognizes on a sale of any property the partnership holds as inventory or other property held primarily for sale to customers in the ordinary course of business will be income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income may also have an adverse effect on our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends on all the facts and circumstances with respect to a particular property. Our partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating their properties, and other properties, and to make occasional sales of properties, including peripheral land, consistent with our partnerships’ investment objectives.
Other Tax Consequences for Equity One and Its Securityholders
     We and our securityholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of us and our securityholders may not conform to the federal income tax consequences discussed above. In addition, a securityholder’s state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in us.
     A portion of our income is earned through our taxable REIT subsidiaries. The taxable REIT subsidiaries are subject to federal, state and local income tax at the normal applicable corporate rates. In addition, a taxable REIT subsidiary will be limited in its ability to deduct interest payments in excess of a certain amount made to us.
     To the extent that we and the taxable REIT subsidiaries are required to pay federal, state or local taxes, we will have less cash available to service our indebtedness, including the notes.
Tax Shelter Reporting
     If the holder recognizes a loss as a result of a transaction with respect to our securities of at least (i) for a holder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of a REIT’s securities currently are not. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Possible Legislative or Other Actions Affecting Tax Consequences
     Prospective holders should recognize that the current federal income tax treatment applicable to us and our securityholders may be modified by future legislative, judicial and administrative actions or decisions at any time, which may be retroactive in effect, and which could adversely affect the tax consequences of an investment in our securities. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in statutory changes as well as promulgation of new, or revisions to existing, regulations and revised interpretations of established concepts. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our securityholders or the value of an investment in our notes.
Other Federal Income Tax Consequences of the Exchange Offer
     The following discussion summarizes the material U.S. federal income tax consequences of an exchange of an original note for an exchange note pursuant to the exchange offer. This summary applies only to a person who holds the original note and the exchange note as capital assets and does not address considerations that may be relevant to an investor that is subject to special tax rules, like a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, a person that holds the original note or the exchange note as a position in a “straddle,” conversion or other integrated transaction, a tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, certain former citizens and residents of the United States, a person who is liable for the alternative minimum tax, or a person whose “functional currency” is not the U.S. dollar. If an entity that is treated as a partnership for U.S. federal income tax purposes holds an exchange note, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you own an interest in such an entity, you should consult your tax adviser. In addition, this discussion does not describe any tax consequences arising under the tax laws of any state, local or foreign jurisdiction or any U.S. federal tax other than the income tax.
     This summary is based on laws, regulations, rulings and judicial decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.
     You should consult your tax adviser about the tax consequences of purchasing, holding or disposing of an original note or a exchange note, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.
     The exchange of an original note for an exchange note pursuant to the exchange offer should not constitute a taxable exchange for U.S. federal income tax purposes. In that case, (1) you will not recognize taxable gain or loss as a result of exchanging an original note for an exchange note pursuant to the exchange offer; (2) the holding period of an exchange note will include the holding period of the original note exchanged therefor; and (3) the tax basis of an exchange note will be the same as the tax basis of the original note exchanged therefor.
     THE PRECEDING PARAGRAPH DOES NOT DESCRIBE ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES OR TO HOLDERS SUBJECT TO SPECIAL RULES. IF YOU ARE CONSIDERING AN EXCHANGE OF AN ORIGINAL NOTE FOR AN EXCHANGE NOTE, YOU SHOULD CONSULT YOUR OWN TAX ADVISER(S) CONCERNING THE TAX CONSEQUENCES OF THE EXCHANGE ARISING UNDER U.S. FEDERAL, STATE, LOCAL, OR FOREIGN LAWS.
PLAN OF DISTRIBUTION
     The staff of the SEC has taken the position that any broker-dealer that receives exchange notes for its own account in the exchange offer in exchange for original notes that were acquired by such broker-dealer as a result of market-making or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes.

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.
     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the exchange notes. By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.
     Furthermore, any broker-dealer that acquired any of its original notes directly from us:
•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.
     We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the exchange notes against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
     The validity and enforceability of the exchange notes and the related guarantees, as well as certain tax matters, will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida. In rendering its opinion, Greenberg Traurig, P.A. will rely upon the opinion of Venable LLP as to all matters governed by the laws of the State of Maryland. In addition, Greenberg Traurig, P.A. has rendered an opinion with respect to certain federal income tax matters relating to us.
EXPERTS
     The consolidated financial statements of Equity One, Inc. at December 31, 2006 and 2005, and for each of the two years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
     The consolidated financial statements for the year ended December 31, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph indicating the accompanying financial statements have been retrospectively adjusted for discontinued operations), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We and the co-registrants have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, including its exhibits. For further information with respect to us, our guarantor subsidiaries and the exchange notes, reference is made to the registration statement and its exhibits. We will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, this information and any and all of the documents referred to herein, except the exhibits to those documents (unless they are specifically incorporated by reference in those documents), including the registration rights agreement and indenture for the notes, which are summarized in this prospectus, by writing or calling us at the following address or telephone number.
     You may request a copy of these filings and the exhibits attached thereto at no cost by writing or telephoning us at the following address: Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, Attn: Investor Relations Department; Telephone Number: (305) 947-1664.
     You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room. 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

EQUITY ONE, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Equity One, Inc.
     We have audited the accompanying consolidated balance sheets of Equity One, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years then ended. Our audit also included the financial statement schedules included as part of these financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equity One, Inc. and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
     As discussed in Note 2 to the consolidated financial statements, the Company adopted SFAS No. 123(R), “Share-Based Payment,” applying the modified prospective method at the beginning of fiscal year 2006.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2007 expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP
Certified Public Accountants
Miami, Florida
February 26, 2007
except for Note 9, as to which the date is
October 15, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Equity One, Inc.
North Miami Beach, Florida
We have audited the accompanying consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows of Equity One, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the Company’s results of operations and cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 9 to the financial statements, the accompanying financial statements have been retrospectively adjusted for discontinued operations.
/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
March 11, 2005 (October 15, 2007, as to the effects
of the discontinued operations described in Note 9)

EQUITY ONE, INC. AND SUBSIDIARIES
Audited Consolidated Balance Sheets
as of December 31, 2006 and 2005
(In thousands, except per share amounts)

	2006	2005
ASSETS
Properties:
Income producing	$1,896,843	$1,661,243
Less: accumulated depreciation	(144,825)	(111,031)

Income-producing property, net	1,752,018	1,550,212
Construction in progress and land held for development	113,340	64,202
Property held for sale	20,353	282,091

Properties, net	1,885,711	1,896,505
Cash and cash equivalents	—	102
Cash held in escrow	1,547	—
Accounts and other receivables, net	18,967	17,600
Securities	75,102	67,588
Goodwill	13,092	12,013
Other assets	57,430	58,225

Total	$2,051,849	$2,052,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable
Mortgage notes payable	$391,647	$392,480
Mortgage notes payable related to property held for sale	—	54,445
Unsecured revolving credit facilities	76,500	93,165
Unsecured senior notes payable	591,187	465,404

	1,059,334	1,005,494
Unamortized premium/discount on notes payable	10,322	15,830

Total notes payable	1,069,656	1,021,324
Other liabilities
Accounts payable and accrued expenses	36,565	40,161
Tenant security deposits	9,622	9,561
Other liabilities	9,339	6,833

Total liabilities	1,125,182	1,077,879

Minority interest	989	1,425

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value - 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value - 100,000 shares authorized, 72,756 and 75,409 shares issued and outstanding for 2006 and 2005, respectively	728	754
Additional paid-in capital	895,247	955,378
Retained earnings	37,201	22,950
Accumulated other comprehensive (loss) income	(7,498)	3,404
Unamortized restricted stock compensation	—	(9,692)
Notes receivable from issuance of common stock	—	(65)

Total stockholders’ equity	925,678	972,729

Total	$2,051,849	$2,052,033

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
Audited Consolidated Statements of Operations
Years Ended December 31, 2006, 2005, and 2004
(In thousands, except per share amounts)

	2006	2005	2004
Revenue:
Minimum rents	$177,358	$162,662	$146,013
Expense recoveries	50,823	44,010	37,971
Percentage rent	2,063	1,717	1,834
Management and leasing services	2,067	498	179

Total revenue	232,311	208,887	185,997

Costs and expenses:
Property operating	58,941	48,962	43,713
Services	1,861	229	82
Rental property depreciation and amortization	41,576	34,581	29,634
General and administrative	33,555	23,512	22,433

Total costs and expenses	135,933	107,284	95,862

Income before other income and expenses, minority interest and discontinued operations	96,378	101,603	90,135
Other income and (expenses):
Interest expense	(54,458)	(47,795)	(41,486)
Amortization of deferred financing fees	(1,490)	(1,454)	(1,335)
Investment income	7,487	7,941	2,346
Gain on the sale of real estate	6,937	—	—
Equity in income of unconsolidated joint ventures	1,650	—	—
Gain on extinguishment of debt	165	—	—
Other income	389	—	358

Income before minority interest and discontinued operations	57,058	60,295	50,018
Minority interest)	(206)	(188)	(576)

Income from continuing operations	56,852	60,107	49,442

Discontinued operations:
Operations of income-producing properties sold or held for sale	4,935	21,174	26,299
Gain on disposal of income-producing properties	115,168	11,460	22,176
Minority interest	—	—	(113)

Income from discontinued operations	120,103	32,634	48,362

Net income	$176,955	$92,741	$97,804

Earnings per share:
Basic earnings per share
Income from continuing operations	$0.77	$0.81	$0.70
Income from discontinued operations	1.63	0.45	0.69

Total basic earnings per share	$2.40	$1.26	$1.39

Number of shares used in computing basic earnings per share	73,598	73,840	70,447

Diluted earnings per share
Income from continuing operations	$0.77	$0.81	$0.70
Income from discontinued operations	1.61	0.43	0.67

Total diluted earnings per share	$2.38	$1.24	$1.37

Number of shares used in computing diluted earnings per share	74,324	74,790	72,036

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
Audited Consolidated Statements of Comprehensive Income for
the Years Ended December 31, 2006, 2005 and 2004
(In thousands, except per share amounts)

	2006	2005	2004
NET INCOME	$176,955	$92,741	$97,804
OTHER COMPREHENSIVE INCOME (LOSS):
Net unrealized holding (loss) gain on securities available for sale	(9,780)	4,330	4,633
Changes in fair value of cash flow hedges	(2,574)	—	122
Reclassification adjustment for gain (loss) on the sale of securities included in net income	29	(5,559)	—
Net realized gain on settlement of interest rate contracts	1,543	—	—
Amortization of interest rate contracts	(120)	—	—

COMPREHENSIVE INCOME	$166,053	$91,512	$102,559

See accompanying notes to the audited consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
Audited Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2004, 2005 and 2006
(In thousands, except per share amounts)

						Notes
						Receivable
				Accumulated	Unamortized	from the
		Additional		Other	Restricted	Issuance of	Total
	Common	Paid-In	Retained	Comprehensive	Stock	Common	Stockholders
	Stock	Capital	Earnings	Income/ (Loss)	Compensation	Stock	Equity
BALANCE, January 1, 2004	$694	$843,678	$—	$(122)	$(10,091)	$(3,607)	$830,552
Issuance of common stock	42	77,853	—	—	(1,837)	—	76,058
Stock issuance cost	—	(334)	—	—	—	—	(334)
Repayments of notes receivable from issuance of common stock	—	—	—	—	—	3,457	3,457
Net income	—	—	97,804	—	—	—	97,804
Dividends paid	—	(581)	(80,323)	—	—	—	(80,904)
Changes in fair value of cash flow hedges	—	—	—	122	—	—	122
Net unrealized holding gain on securities available for sale	—	—	—	4,633	—	—	4,633

BALANCE, December 31, 2004	736	920,616	17,481	4,633	(11,928)	(150)	931,388
Issuance of common stock	18	34,943	—	—	2,236	—	37,197
Stock issuance cost	—	(181)	—	—	—	—	(181)
Repayments of notes receivable from issuance of common stock	—	—	—	—	—	85	85
Net income	—	—	92,741	—	—	—	92,741
Dividends paid	—	—	(87,272)	—	—	—	(87,272)
Net unrealized holding loss on securities available for sale	—	—	—	(1,229)	—	—	(1,229)

BALANCE, December 31, 2005	754	955,378	22,950	3,404	(9,692)	(65)	972,729
Cumulative effect of change in accounting principle	(5)	(5,188)	—	—	9,692	—	4,499
Issuance of common stock	9	8,074	—	—	—	—	8,083
Stock issuance cost	—	(69)	—	—	—	—	(69)
Repurchase of common stock	(30)	(69,073)	—	—	—	—	(69,103)
Share-based compensation expense		6,125	—	—	—	—	6,125
Repayments of notes receivable from issuance of common stock	—	—	—	—	—	65	65
Net income	—	—	176,955	—	—	—	176,955
Dividends paid	—	—	(162,704)	—	—	—	(162,704)
Other comprehensive loss	—	—		(10,902)	—	—	(10,902)

BALANCE, December 31, 2006	$728	$895,247	$37,201	$(7,498)	$—	$—	$925,678

See accompanying notes to the audited consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
Audited Consolidated Statements of Cash Flows
Years Ended December 31, 2006, 2005, and 2004
(In thousands, except per share amounts)

	2006	2005	2004
Operating activities:
Net Income	$176,955	$92,741	$97,804
Adjustment to reconcile net income to net cash provided by operating activities:
Straight line rent adjustment	(4,066)	(4,450)	(3,835)
Amortization of above/(below) market lease intangibles	(2,612)	(1,006)	(192)
Provision for losses on accounts receivable	742	893	199
Amortization of premium on notes payable	(5,864)	(5,159)	(4,958)
Amortization of deferred financing fees	1,503	1,512	1,459
Rental Property depreciation and amortization	44,791	43,445	37,215
Stock-based compensation	6,125	5,973	5,401
Amortization of derivatives	(120)	—	—
Gain on disposal of real estate and income-producing properties	(122,105)	(11,460)	(22,334)
Gain on Sale of securities	(282)	(5,223)	(593)
Equity in (income) loss of unconsolidated joint ventures	(1,853)	—	46
Operating distribution from unconsolidated joint ventures	1,373	—	—
Minority interest	206	188	689
Changes in assets and liabilities:
Accounts and other receivables	(1,988)	(1,832)	(2,406)
Other assets	1,807	(2,768)	(2,147)
Accounts payable and accrued expenses	2,946	3,674	4,662
Tenant security deposits	60	1,002	853
Other liabilities	(2,975)	(338)	1,247

Net cash provided by operating activities	94,643	117,192	113,110

Investing activities:
Additions to and purchases of rental property	(186,006)	(36,081)	(263,640)
Purchases of land held for development	(45,784)	(29,290)	(4,214)
Additional to construction in progress	(47,429)	(23,058)	(21,557)
Proceeds from disposal of real estate and income-producing properties	411,090	44,024	72,568
Increase in cash held in escrow	(1,547)	(51)	—
Distribution from unconsolidated joint ventures from sale of property	1,935	(12)	3,119
Increase in deferred leasing costs	(6,163)	(5,877)	(6,668)
Additional to notes receivable	(33)	(4,227)	—
Proceeds from repayments of notes receivable	5,735	40	6,090
Proceeds from sale of securities	12,852	32,764	5,814
Cash used to purchase securities	(29,837)	(60,603)	(36,363)

Net cash provided by (used in) investing activities	114,813	(82,371)	(244,851)

Financing activities:
Repayment of mortgage notes payable	(88,880)	(48,131)	(25,721)
Net (repayments) borrowing under revolving credit facilities	(16,665)	(53,835)	(15,000)
Proceeds from senior debt offerings	246,868	118,606	198,550
Repayment of senior debt	(125,000)	—	—
Increase in deferred financing costs	(1,947)	(463)	(1,926)
Proceeds from issuance of common stock	8,083	31,510	58,304

	2006	2005	2004
Stock issuance costs	(69)	(181)	(334)
Repurchase of common stock	(69,103)	—	—
Repayment of notes receivable from issuance of common stock	65	85	3,457
Cash dividends paid to stockholders	(162,704)	(87,272)	(80,904)
Distribution to minority interests	(206)	(160)	(529)

Net cash (used in) provided by financing activities	$(209,558)	$(39,841)	$135,897

Net (decrease) increase in cash and cash equivalent	$(102)	$(5,020)	$4,156
Cash and cash equivalents, beginning of year	102	5,122	966

Cash and cash equivalents, end of year	$—	$102	$5,122

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amount capitalized	$57,684	$55,249	$50,155

Supplemental schedule of non-cash investing and financing activities:
Change in unrealized holding gain (loss) on securities	$(9,753)	$(1,229)	$4,633

Change in fair value of hedges	$(2,574)		$122

Conversion of operating partnership units			$14,108

Note receivable from sale of property			$9,355

The Company acquired and assumed mortgages on some of the rental property acquisitions:
Fair value of rental property	$58,551		$148,416
Assumption of mortgage notes payable	(33,602)		(61,674)
Fair value adjustment of mortgage notes payable	(1,863)		(2,697)

Cash paid for rental property	$23,086		$84,045

The Company issued senior unsecured notes:
Face value of notes	$250,000	$120,000	$200,000
Underwriting costs	(1,624)	(780)	(1,200)
Discount	(1,508)	(614)	(250)

Cash Received	$246,868	$118,606	$198,550

See accompanying notes to the audited consolidated financial statement

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2006, 2005 AND 2004
1.	Organization and Basis of Presentation
Organization
     Equity One, Inc. operates as a self-managed real estate investment trust (“REIT”) that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by leading supermarkets, drug stores or discount retail store chains.
Basis of Presentation
     The consolidated financial statements include the accounts of Equity One, Inc. and its wholly-owned subsidiaries and those partnerships where the Company has financial and operating control. Equity One, Inc. and its subsidiaries are hereinafter referred to as “the consolidated companies” or the “Company.”
     Investments in joint ventures not controlled by the Company are accounted for under the equity method of accounting where the Company has concluded that the venture is not a variable interest entity or the Company is not the primary beneficiary and subject to the consolidation rules of FIN 46(R), “Consolidation of Variable Interest Entities.”
     All significant intercompany transactions and balances have been eliminated in consolidation.
Portfolio
     As of December 31, 2006, the Company owns or has interests in 179 properties consisting of 166 shopping centers, six development parcels and seven non-retail properties.
2.	Summary of Significant Accounting Policies
Properties
     Income-producing property is stated at cost and includes all costs related to acquisition, development and construction, including tenant improvements, interest incurred during development, costs of predevelopment and certain direct and indirect costs of development. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements, which improve or extend the useful life of assets, are capitalized.
     The Company is actively pursuing acquisition opportunities and will not be successful in all cases; costs incurred related to these acquisition opportunities are expensed when it is probable that the Company will not be successful in the acquisition.
     Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Land improvements	40 years
Buildings	30-40 years
Building improvements	5-40 years
Tenant improvements	Over the shorter of the term of the related lease or economic useful life
Equipment	5-7 years

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Business Combinations
     The results of operations of any acquired property are included in the Company’s financial statements as of the date of its acquisition.
     The Company allocates the purchase price of acquired companies and properties to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Fair value is defined as the amount at which that asset could be bought or sold in a current transaction between willing parties (other than in a forced or liquidation sale). In order to allocate the purchase price of acquired companies and properties to the tangible and intangible assets acquired, the Company identifies and estimates the fair value of the land, buildings and improvements, reviews the leases to determine the existence of, and estimates the fair value of, any contractual or other legal rights and investigates the existence of, and estimates the fair value of, any other identifiable intangible assets. Such valuations require management to make significant estimates and assumptions, especially with respect to intangibles.
     The cost approach is used as the primary method to estimate the fair value of the buildings, improvements and other assets. The cost approach is based upon the current costs to develop the particular asset in that geographic location, less an allowance for physical and functional depreciation. The assigned value for buildings and improvements is based on an as if vacant basis. The market value approach is used as the primary method to estimate the fair value of the land. The determination of the fair value of contractual intangibles is based on the costs incurred to originate a lease, including commissions and legal costs, excluding any new leases negotiated in connection with the purchase of a property. In-place lease values are based on management’s evaluation of the specific characteristics of each lease and the Company’s overall relationship with each tenant. Among the factors considered in the allocation of these values include the nature of the existing relationship with the tenant, the tenant’s credit quality, the expectation of lease renewals, the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, given the specific market conditions. Above-market and below-market lease values are determined based on the present value (using a discount rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition and (ii) management’s estimate of fair market lease rates for the property or equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The value of contractual intangibles is amortized over the remaining term of each lease. The Company allocates no value to customer relationship intangibles if it has pre-existing business relationships with the retailers. Other than as discussed above, the Company has determined that its real estate properties do not have any other significant identifiable intangibles.
     Critical estimates in valuing certain of the intangibles and the assumptions of what marketplace participants would use in making estimates of fair value include, but are not limited to: future expected cash flows, estimated carrying costs, estimated origination costs, lease up periods and tenant risk attributes, as well as assumptions about the period of time the acquired lease will continue to be used in the Company’s portfolio and discount rates used in these calculations. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not always reflect unanticipated events and changes in circumstances may occur. In making such estimates, management uses a number of sources, including appraisals, third party cost segregation studies or other market data, as well as, information obtained in its pre-acquisition due diligence and marketing and leasing activities.
     In the event that a tenant were to terminate its lease, the unamortized portion of each related intangible would be expensed.
     Intangibles associated with property acquisitions are included in other assets in the accompanying consolidated balance sheets.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Construction in progress and land held for development
     Land held for development is stated at cost. Costs incurred during the predevelopment stage are capitalized once management has identified a site, determined that the project is feasible and it is probable that the Company is able to proceed with the project. Properties undergoing significant renovations and improvements are considered under development. The Company estimates the cost of a property undergoing renovations as a basis for determining eligible costs. Interest, real estate taxes and other costs directly related to the properties and projects under development are capitalized until the property is ready for its intended use. Similar costs related to properties not under development are expensed as incurred. In addition, the Company writes off costs related to predevelopment projects when it determines that it will no longer pursue the project.
     Total interest expense capitalized to construction in progress and land held for development was $5.8 million, $3.4 million, and $3.2 million for the years ended December 31, 2006, 2005 and 2004, respectively.
Property Held for Sale
     Under Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the definition of a component of an entity, assuming no significant continuing involvement, requires that operating properties that are sold or classified as held for sale be accounted for as discontinued operations. Given the nature of real estate sales contracts, it is not unusual for such contracts to allow potential buyers a period of time to evaluate the property prior to formal acceptance of the contract. In addition, certain other matters critical to the final sale, such as financing arrangements often remain pending even upon contract acceptance. As a result, properties under contract may not close within the expected time period, or may not close at all. Due to these uncertainties, it is not likely that the Company can meet the criteria of Statement 144 prior to the sale formally closing. Therefore, any properties categorized as held for sale generally represent only those properties that management has determined meet the criteria and are likely to close within the requirements set forth in Statement 144. Accordingly, the results of operations of operating properties disposed of, or classified as held for sale for which the Company has no significant continuing involvement are reflected as discontinued operations.
Long-lived assets
     On a periodic basis, or whenever events or change in circumstances indicate, the Company assesses whether the value of the real estate properties may be impaired. A property’s value is impaired only if it is probable that management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the historical net carrying value of the property. In management’s estimate of cash flows, it considers facts such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. In addition, the undiscounted cash flows may consider a probability weighted cash flow estimation approach when alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated. The determination of undiscounted cash flows requires significant estimates by management and considers the expected course of action at the balance sheet date. Subsequent changes in estimated undiscounted cash flows arising from changes in anticipated actions could impact the determination of whether impairment exits and whether the effects could materially impact the Company’s net income. To the extent that impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property.
     When assets are identified by the Company as held for sale, the Company estimates the sales prices, net of selling costs, of such assets. Assets that will be sold together in a single transaction are aggregated in determining if the net sales proceeds of the group are expected to be less than the net book value of the assets. If, in management’s opinion, the net sales prices of the assets, which have been identified for sale, are expected to be less than the net book value of the assets, an impairment charge is recorded. For the year ended December 31, 2006, $86,000 of impairment loss was recognized related to a property that was subsequently sold and is reflected in income from discontinued operations.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
     The Company is required to make subjective assessments as to whether there are impairments in the value of its real estate properties and other investments. The assessments have a direct impact on the Company’s net income because recording an impairment charge results in an immediate charge to expense.
Cash and cash equivalents
     The Company considers highly liquid investments with an initial maturity of three months or less to be cash equivalents.
Cash Held in Escrow
     Cash held in escrow represents the cash proceeds of property sales that are being held by qualified intermediaries in anticipation of the acquisition of replacement properties in tax-free exchanges under Section 1031 of the Internal Revenue Code.
Accounts Receivable
     Accounts receivable include amounts billed to tenants and accrued expense recoveries due from tenants. Management evaluates the collectibility of these receivables and adjusts the allowance for doubtful accounts to reflect amounts estimated to be uncollectible. The allowance for doubtful accounts was approximately $1.6 million and $1.5 million at December 31, 2006 and 2005, respectively.
Securities
     The Company’s investments consist primarily of equity and debt securities. The Company’s equity investments are classified as available-for-sale and recorded at fair value based on current market prices. Changes in the fair value of the equity investments are included in accumulated other comprehensive income (loss). The Company’s debt securities are recorded at cost and are classified as held-to-maturity, with the related discount/premium amortized over the life of the investment using the effective interest method.
     For securities classified as held-to-maturity, the Company determines whether a decline in fair value below the amortized cost basis is other-than-temporary. If it is probable that the Company will be unable to collect all amounts due according to the contractual terms of a debt security, an other-than-temporary impairment is considered to have occurred. The determination of other-than-temporary declines in value requires significant estimates and assumptions by management and requires the consideration of expected outcomes that are out of management’s control. Subsequent changes in estimates, assumptions used or expected outcomes could impact the determination of whether a decline in value is other-than-temporary and whether the effects could materially impact the Company’s financial position or net income. If the decline in fair value is judged to be other-than-temporary, the cost basis of the individual security will be written down to fair value as a new cost basis and the amount of the write-down will be included in earnings (that is, accounted for as a realized loss).
     As of December 31, 2006, the Company indirectly owned approximately 3.8 million ordinary shares of DIM Vastgoed N.V. (“DIM”), representing 48.7% of the total outstanding ordinary shares. In addition, the Company has committed to buy, in September 2007, certificates representing an additional 45,000 ordinary shares for total consideration of $941,000. DIM is a public company organized under the laws of the Netherlands, the shares of which are listed on Euronext Amsterdam and which operates as a closed-end investment company owning and operating a portfolio of 20 shopping center properties aggregating approximately 2.5 million square feet in the southeastern United States. DIM’s capital structure includes priority shares and ordinary shares. The priority shares are 100% owned by a foundation that is controlled by its supervisory board. The ordinary shares have voting rights; however, only the priority shares have the right to nominate members to the supervisory board and to approve certain other corporate matters. As of December 31, 2006, management believes that the investment in DIM should be accounted for as an available-for-sale security because, as of that date, the Company was unable to exert significant influence over DIM’s operating or financial policies and, based on DIM’s organizational and capital structure, the Company was unable to participate in the affairs of DIM’s supervisory board.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
     As of December 31, 2006, the fair value of DIM’s ordinary shares is less than the carrying amount of the Company’s investment. The Company’s aggregate cost is $77.9 million and, based on the closing market price on December 31, 2006, the ordinary shares of DIM had a fair value of $71.4 million. This results in an unrealized loss of $6.5 million. The Company has evaluated the near-term prospects of DIM in relation to the severity and the duration of the impairment, the thin trading market for DIM shares and the ability and intent to hold the investment for a reasonable period of time sufficient for a forecasted recovery of the carrying cost. As a result of these factors and the Company’s own evaluation of the net asset value of the underlying properties of DIM, the Company does not consider the investment to be other-than-temporarily impaired at December 31, 2006.
     As of December 31, 2006, the Company owned 133,800 shares of preferred stock of a publicly traded REIT that had a fair value of $3.6 million, a carrying amount of $3.4 million and an unrealized gain of approximately $200,000.
     During 2006, the Company held debt securities of Winn Dixie Stores, Inc. (“Winn Dixie”). Upon the emergence from bankruptcy protection in November 2006, the Company transferred its debt securities from held to maturity to available for sale and sold its holdings with a cost basis of $12.4 million for approximately $12.1 million, which resulted in a net gain of $247,000. Also, as a result of Winn Dixie’s reorganization, a portion of the debt securities were converted into common stock of Winn Dixie.
     As of December 31, 2006, the Company owned 13,450 shares of common stock of Winn Dixie that had fair value of $182,000, a carrying amount of $170,000 and an unrealized gain of approximately $12,000.
     The specific identification method is used to determine realized gain or loss on securities sold.
     The following table reflects the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed other-than-temporarily impaired (in thousands):

	As of December 31,
	2006		2005
	Fair	Unrealized	Fair	Unrealized
Investment	Value	Loss	Value	Loss
Equity securities	$71,358	$6,578	—	—

Debt securities	—	—	$11,130	$788

Deferred Costs and Intangibles
     Deferred costs and intangibles included in other assets consist of loan origination fees, leasing costs and the value of intangible assets when a property was acquired. Loan and other fees directly related to rental property financing with third parties are amortized over the term of the loan which approximates the effective interest method. Direct salaries, third party fees and other costs incurred by the Company to originate a lease are capitalized and are being amortized using the straight-line method over the term of the related leases. Intangible assets consist of in-place lease values, tenant origination costs and above/below market rents that were acquired in connection with the acquisition of the properties and are being amortized using the straight-line method over the term of the related leases.
Deposits
     Deposits included in other assets are composed of funds held by various institutions for future payments of property taxes, insurance and improvements, utility and other service deposits.
Goodwill
     Goodwill has been recorded to reflect the excess of cost over the fair value of net assets acquired in various business acquisitions. The Company adopted SFAS No. 142 on January 1, 2002 and no longer amortizes goodwill.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
     The Company is required to perform annual, or more frequently in certain circumstances, impairment tests of its goodwill. The Company has elected to test for goodwill impairment in November of each year. The goodwill impairment test is a two-step process which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit and comparing those estimated fair values with the carrying values, which include the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of a reporting unit’s implied fair value of goodwill requires the Company to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the implied fair value of goodwill which is compared to its corresponding carrying amount. During the periods presented, no impairment of goodwill was incurred.
     The key assumptions management employs to determine the fair value of the Company’s reporting units (each property is considered a reporting unit) include (a) net operating income; (b) cash flows; and (c) an estimation of the fair value of each reporting unit, which was based on the Company’s experience in evaluating properties for acquisition and relevant market conditions. A variance in the net operating income or discount rate could have a significant impact on the amount of any goodwill impairment charge recorded.
     Management cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill that totaled $13.1 million at December 31, 2006. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Company’s tenant base, or a materially negative change in its relationships with significant tenants.
     Goodwill was included in the determination of the gain on disposal of real estate due to the disposition of certain properties. For the years ended December 31, 2006, 2005 and 2004, $604,000, $325,000, and $539,000, respectively, was included in the gain on sale.
Investments in and Advances to Unconsolidated Ventures
     The Company had direct equity investments in joint venture projects. The Company accounts for these investments in unconsolidated ventures using the equity method of accounting, as the Company exercises significant influence over, but does not control and is not the primary beneficiary of, these entities. These investments are initially recorded at cost, as “Investments in and advances to unconsolidated ventures,” and subsequently adjusted for equity in earnings and cash contributions and distributions.
Minority interest
     On January 1, 1999, Equity One (Walden Woods) Inc., a wholly-owned subsidiary of the Company, entered into a limited partnership as a general partner. An income-producing shopping center (“Walden Woods Village”) was contributed by its owners (the “Minority Partners”), and the Company contributed 93,656 shares of the Company’s common stock (the “Walden Woods Shares”) to the limited partnership at an agreed-upon price of $10.30 per share. Based on this per share price and the net value of property contributed by the Minority Partners, the limited partners received 93,656 partnership units. The Company has entered into a Redemption Agreement with the Minority Partners whereby the Minority Partners can request that the Company purchase either their limited partnership units or any shares of common stock which they received in exchange for their partnership units at a price of $10.30 per unit or per share no earlier than two years nor later than fifteen years after the exchange date of January 1, 1999. As a result of the Redemption Agreement, the Company has consolidated the accounts of the partnership with the Company’s financial data. In addition, under the terms of the limited partnership agreement, the Minority Partners do not have an interest in the Walden Woods Shares except to the extent of dividends. Accordingly, a preference in earnings has been allocated to the Minority Partners to the extent of the dividends declared. The Walden Woods Shares are not considered outstanding in the consolidated financial statements and are excluded from the share count in the calculation of primary earnings per share.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
     Until January 1, 2006, the Company had a controlling general partnership interest (75% interest) in Venice Plaza and recorded a minority interest for the limited partners’ share of equity. In January 2006, the Company acquired the minority partner’s interest (and eliminated the related minority interest).
     The Company has controlling interests in two joint ventures that, together, own the Company’s Sunlake-development project. The Company has funded all of the acquisition costs, is required to fund any necessary development and operating costs, receives an 8% preferred return on its advances and is entitled to 60% of the profits thereafter. The minority partners are not required to make contributions and, to date, have not contributed any capital. The joint ventures are in the process of obtaining the required approvals and permits to continue their mixed-use business plan. No minority interest has been recorded as the venture has incurred operating losses after taking into account the Company’s preferred return.
     The Company has a controlling membership interest in Dolphin Village Partners, LLC. The Company has funded all of the acquisition costs, is required to fund any necessary development and operating costs, receives an 8% preferred return on its advances and is entitled to 50% of the profits thereafter. The minority partner is not required to make contributions and, to date, has not contributed any capital. The joint venture encompasses the Dolphin Village Shopping Center and is in the process of obtaining the required approvals and permits to continue its mixed-use business plan. No minority interest has been recorded as the venture has incurred operating losses after taking into account the Company’s preferred return.
Use of Derivative Financial Instruments
     The Company accounts for derivative and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. These accounting standards require the Company to measure derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in the consolidated balance sheets as assets or liabilities, depending on the Company’s rights or obligations under the applicable derivative contract. For derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in fair value of derivative instruments not designated as hedging instruments, and ineffective portions of hedges, are recognized in earnings in the current period.
     The Company does not enter into derivative instruments for speculative purposes. The Company requires that the hedges or derivative financial instruments be effective in managing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential to qualify for hedge accounting. Hedges that meet these hedging criteria are formally designated as such at the inception of the contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, resulting in some ineffectiveness, the change in the fair value of the derivative instrument will be included in earnings. Additionally, any derivative instrument used for risk management that becomes ineffective is marked-to-market each period.
     The Company believes that it mitigates its credit risk by entering into these agreements with major financial institutions. Net interest differentials to be paid or received under a swap contract and/or collar agreement are included in interest expense as incurred or earned.
     The estimated fair value of the Company’s derivative financial instruments has been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value.
     The Company currently has in place an aggregate notional amount of $85.0 million of treasury locks, at a weighted average interest rate of 5.10% per annum, which were executed to hedge the benchmark interest rate associated with forecasted interest payments relating to an anticipated issuance of fixed-rate borrowings by August 2007.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
     The Company entered into an aggregate notional amount of $95.0 million of treasury locks which were terminated in connection with the issuance of the $125 million 6.0% senior unsecured notes in March 2006. The realized gain of $1.5 million on these hedging relationships has been deferred in other comprehensive income and will be reclassified into earnings over the term of the debt as an adjustment to interest expense.
     During 2004, concurrent with the issuance of the $200 million 3.875% senior unsecured notes, the Company entered into a $100.0 million notional principal variable rate interest swap with an estimated fair value of $3.8 million as of December 31, 2006. This swap converted fixed rate debt to variable rate based on the 6 month LIBOR in arrears plus 0.4375%, and matures April 15, 2009.
Notes receivable from issuance of common stock
     As a result of certain provisions of the Sarbanes-Oxley Act of 2002, the Company is generally prohibited from making loans to directors and executive officers. Prior to the adoption of the Sarbanes-Oxley Act of 2002, the Company had loaned $7.1 million to various executives in connection with their exercise of options to purchase shares of the Company’s common stock. All of the loans have been repaid as of December 31, 2006. In accordance with the provisions of the Sarbanes-Oxley Act of 2002, there were no material modifications to the terms of the outstanding loans granted to executives or any other loans granted.
Revenue Recognition
     Rental income comprises minimum rents, expense reimbursements, termination fees and percentage rent payments. Minimum rents are recognized over the lease term on a straight-line basis. As part of the leasing process, the Company may provide the lessee with an allowance for the construction of leasehold improvements. Leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event the Company is not considered the owner of the improvements, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction to revenue. Factors considered during this evaluation include, among others, the type of improvements made, who holds legal title to the improvements, and other controlling rights provided by the lease agreement. Determination of the accounting for a tenant allowance is made on a case-by-case basis, considering the facts and circumstances of the individual tenant lease. Lease revenue recognition commences when the lessee is given possession of the leased space upon completion of any landlord-owned tenant improvements.
     Substantially all of the lease agreements contain provisions that require the payment of additional rents based on the respective tenant’s sales volume (contingent or percentage rent) and reimbursement of the tenant’s share of real estate taxes, insurance and common area maintenance (“CAM”) costs. Percentage rents are recognized when the tenant’s reported sales have achieved the specified levels as defined in their respective lease agreements. Expense recoveries of real estate taxes, insurance and CAM costs are recognized in the period that the applicable costs are incurred in accordance with the lease agreements. The Company accounts for these leases as operating leases as the Company has retained substantially all risks and benefits of property ownership.
     The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenant’s payment history and current credit quality.
     The Company has been engaged by joint ventures and other third parties to provide property management and leasing services. The fees are generally calculated as a percentage of either revenues received or reimbursement of costs and are recognized as services are provided.
     The company accounts for profit recognition on sales of real estate in accordance with Statement of Financial Accounting Standards (“SFAS”) Statement No. 66, “Accounting for Sales of Real Estate. In summary, profits from sales will not be recognized by the Company unless a sale has been consummated; the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property; the Company has transferred to the buyer the usual risks and rewards of ownership; and the Company does not have substantial

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
continuing involvement with the property. The sales of operating properties where we do not have continuing involvement are reflected in discontinued operations.
Concentration of Credit Risk
     A concentration of credit risk arises in the Company’s business when a national or regionally based tenant occupies a substantial amount of space in multiple properties owned by the Company. In that event, if the tenant suffers a significant downturn in its business, it may become unable to make its contractual rent payments to the Company, exposing the Company to a potential loss in rental revenue, expense recoveries, and percentage rent that is magnified as a result of the tenant renting space in multiple locations. Generally, the Company does not obtain security from its national or regionally based tenants in support of their lease obligations to the Company. The Company regularly monitors its tenant base to assess potential concentrations of credit risk. However, Publix Super Markets accounts for over 10% of the Company’s annualized minimum rent, or approximately $19.5 million of annualized minimum rent. No other tenant accounts for over 5% of the Company’s annualized minimum rent.
Earnings Per Share
     Basic earnings per share (“EPS”) are computed by dividing net income by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur from shares issuable under stock-based compensation plans, which would include the exercise of stock options, and the conversion of the operating partnership units held by minority limited partners.
Income Taxes
     The Company elected to be taxed as a REIT under the Internal Revenue Code (“Code”), commencing with its taxable year ended December 31, 1995. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its REIT taxable income to its stockholders. Also, at least 95% of the Company’s gross income in any year must be derived from qualifying sources. The difference between net income available to common stockholders for financial reporting purposes and taxable income before dividend deductions relates primarily to temporary differences, principally real estate depreciation and amortization, deduction of deferred compensation and deferral of gains on sold properties utilizing like kind exchanges. It is management’s intention to adhere to these requirements and maintain the Company’s REIT status. As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. Accordingly, the only provision for federal income taxes in the accompanying consolidated financial statements relates to the Company’s consolidated taxable REIT subsidiaries (“TRSs”). The Company’s TRSs did not have significant tax provisions or deferred income tax items during the periods reported hereunder.
     At December 31, 2006 and 2005, the accompanying financial statement basis of assets and liabilities exceeds the tax basis by approximately $225.5 million and $283.7 million, respectively.
     The following summarizes the tax status of dividends paid:

	Years Ended December 31,
	2006	2005	2004
Dividend Paid per share	$2.20	$1.17	$1.13
Ordinary income	23.62%	68.17%	68.67%
Return to capital	29.86%	26.92%	31.33%
Capital gains	46.52%	4.91%	—

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Stock-Based Compensation
Cumulative Effect of Change in Accounting Principle
     Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement provisions of Accounting Principle Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, no stock-based compensation costs were recognized in the statement of operations for stock options, as options granted had an exercise price equal to the market value of common shares on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method. Under this transition method, compensation cost recognized beginning January 1, 2006, includes (a) compensation costs for all share-based payments granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). The Company has used the binomial option-pricing model to estimate the fair value of each option grant.
     On January 1, 2006, the Company recorded the cumulative effect of adopting SFAS 123(R). This cumulative effect resulted in decreasing accrued liabilities by $4.5 million and increasing shareholder equity by $4.5 million. These balance sheet changes related to deferred compensation on unvested shares. There was no effect on the consolidated statement of operations or cash flows. Under SFAS No. 123(R), deferred compensation is no longer recorded at the time unvested shares are issued. Share-based compensation is now recorded over the requisite service period with an offsetting credit to equity (generally additional paid-in capital).
Share-Based Compensation Subsequent to the Adoption of SFAS 123(R)
     Share-based compensation expense charged against earnings for the year ended December 31, 2006, was $6.1 million, of which $748,000 related to stock options and $12,000 related to Employee Stock Purchase Plan from the adoption of SFAS 123(R) and $5.4 million related to restricted stock grants. Share-based compensation capitalized as part of properties and related assets for the year ended December 31, 2006 was $178,000. If the Company had not adopted SFAS No. 123(R), net income for the year ended December 31, 2006 would have excluded $760,000 of share-based compensation related to options and the employee stock purchase plan.
Pro Forma Information for Periods Prior to Adoption of SFAS No. 123(R)
     The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to our stock-based compensation for the years ended December 31, 2005 and 2004 (in thousands, except per share amounts):

	Years Ended December 31,
	2005	2004
As reported	$92,741	$97,804
Stock-based employee compensation expense included in reported net income	5,660	5,163
Total fair value stock-based employee compensation expense for all awards	(6,486)	(5,926)

	$91,915	$97,041

Basic earnings per share As reported	$1.26	$1.39

Proforma	$1.24	$1.38

Diluted earnings per share As reported	$1.24	$1.37

Proforma	$1.23	$1.36

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Segment information
     The Company’s properties are community and neighborhood shopping centers located predominantly in high-growth and high-barrier markets in the southern and northeastern United States. Each of the Company’s centers is a separate operating segment which has been aggregated and reported as one reportable segment because they have characteristics so similar that they are expected to have essentially the same future prospects. The economic characteristics include similar returns, occupancy and tenants. In addition, each center is located near a metropolitan area with similar economic demographics and site characteristics. No individual property constitutes more than 10% of the Company’s combined revenue, net income or assets, and thus the individual properties have been aggregated into one reportable segment based upon their similarities with regard to both the nature and economics of the centers, tenants and operational processes, as well as long-term average financial performance. In addition, none of the shopping centers are located outside the United States.
Use of estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
New accounting pronouncements
     In March 2004, the EITF reached a consensus on EITF Issue No. 03-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments. The guidance prescribes a three-step model for determining whether an investment is other-than-temporarily impaired and requires disclosures about unrealized losses on investments. The accounting guidance became effective for reporting periods beginning after June 15, 2004, while the disclosure requirements became effective for annual reporting periods ending after June 15, 2004. In September 2004, the FASB issued FASB Staff Position (FSP) EITF 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments, (FSP EITF 03-1-1). FSP EITF 03-1-1 delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF Issue 03-1. In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is other-than-temporary, and the measurement of an impairment loss. This statement specifically nullifies the requirements of paragraph 10-18 of EITF 03-1 and references existing other-than-temporary impairment guidance. The guidance under this FSP is effective for reporting periods beginning after December 15, 2005, and the Company continued to apply relevant “other-than-temporary” guidance, as provided for in FSP EITF 03-1-1 during fiscal 2005. The adoption in 2006 of the guidance of FSP FAS 115-1 and FAS 124-1 did not have a significant effect on the Company’s consolidated financial statements.
     In December 2004, the FASB issued SFAS 123(R), Share-Based Payment. This standard requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant date fair value of the equity instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This standard replaces SFAS No. 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and applies to all awards granted, modified, repurchased or cancelled after July 1, 2005. In April 2005, the SEC amended the compliance date of SFAS No. 123(R) through an amendment of Regulation S-X. Public companies with calendar year-ends would be required to adopt the provision of the standard effective for fiscal years beginning after September 15, 2005. The adoption on January 1, 2006 by the Company of SFAS 123(R)’s fair value method had an impact on the Company’s results of operations, although it did not have any impact on the Company’s overall financial position. The Company has elected to apply the modified prospective transition method to all past awards outstanding and unvested as of the date of adoption. Had the Company adopted SFAS 123(R) in prior periods, the impact of the standard would have

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
approximated the impact as presented in the disclosure of pro forma net income and earnings per share in Note 2, Stock-Based Compensation.
     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Correction (SFAS 154”), which replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, on the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005, and was adopted by the Company in the first quarter of 2006. The adoption of this standard did not materially impact the Company’s financial position, results of operations or cash flows of the Company.
     In April 2006, the FASB issued FASB Staff Position FIN 46(R)-6, Determining the Variability to be Considered in Applying FASB Interpretation No. 46(R) that became effective for the third quarter of 2006. FSP FIN No. 46(R)-6 clarifies that the variability to be considered in applying Interpretation 46(R) shall be based on an analysis of the design of the variable interest entity. The adoption of this standard did not materially impact the Company’s consolidated financial statements.
     In June 2006, the EITF reached a consensus on EITF Issue No. 06-02, Accounting for Sabbatical Leave and Other Similar Benefits (“EITF 06-02”). EITF 06-02 provides that an employee’s right to a compensated absence under a sabbatical leave or similar benefit arrangement in which the employee is not required to perform any duties during the absence is an accumulating benefit. Therefore, such arrangements should be accounted for as a liability with the cost recognized over the service period during which the employee earns the benefit. The provisions of EITF 06-02 will be effective as of January 1, 2007 and will impact the accounting for certain of the Company’s employment arrangements. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.
     In June 2006, the FASB issued FASB Interpretation No. 48 — Accounting for Uncertainty in Income Taxes (“FIN 48”). In summary, FIN 48 requires that all tax positions subject to SFAS No. 109 - Accounting for Income Taxes, to be analyzed using a two-step approach. The first step requires an entity to determine if a tax position is more likely than not to be sustained upon examination. In the second step, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006, with any adjustment in a company’s tax provision being accounted for as a cumulative effect of accounting change in beginning equity. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of this standard is not expected to materially impact how the Company measures fair value.
     In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), (“SFAS 158”). SFAS 158 requires recognition of the over funded or under funded status of a benefit postretirement plan in the statement of financial position, as well as recognition of changes in that funded status through comprehensive income in the year in which they occur. SFAS 158 also requires a change in the measurement of a plan’s assets and benefit obligations as of the end date of the employer’s fiscal year. SFAS 158 is effective for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of the effective provisions of this standard did not have a material impact on the Company’s consolidated financial statements and the measurement provisions are not expected to have a material impact on the Company’s consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The adoption of this standard did not materially impact the Company’s financial statements.
Fair value of financial instruments
     The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methods. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The Company has used the following market assumptions and/or estimation methods:
     Cash and Cash Equivalents and Accounts and Other Receivables. The carrying amounts reported in the balance sheets for these financial instruments approximate fair value because of their short maturities.
     Notes Receivable. The fair value is estimated by using the current interest rates at which similar loans would be made. The carrying amounts reported in the balance sheets approximate fair value.
     Available for Sale Securities. The fair value estimated at December 31, 2006 and 2005 was $75.1 million and $55.6 million, respectively, based on the closing market prices of the securities. The unrealized holding loss was $6.3 million at December 31, 2006, and an unrealized holding gain of $3.4 million at December 31, 2005.
     Mortgage Notes Payable. The fair value estimated at December 31, 2006 and 2005 was $413.4 million and $463.0 million, respectively, calculated based on the net present value of payments over the term of the loans using estimated market rates for similar mortgage loans and remaining terms.
     Unsecured Revolving Credit Facilities. The fair value was estimated by using the current rates at which similar loans would be made and remaining terms. The carrying amounts reported in the balance sheets approximate fair value.
     Unsecured Senior Notes Payable. The fair value estimated at December 31, 2006 and 2005 was $568.8 million and $453.0 million, respectively, calculated based on the net present value of payments over the term of the loan using estimated market rates for similar notes and remaining terms.
3. Properties

	December 31,
	2006	2005
	(thousands)
Composition in the consolidated balance sheets:	$802,925	$700,680
Land and land improvements	1,054,467	932,769
Building and building improvements	39,451	27,794

Tenant improvements	1,896,843	1,661,243
Less: accumulated depreciation	(144,825)	(111,031)

Income-producing property, net	$1,752,018	$1,550,212

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Acquisitions
     The following table reflects a series of individual properties that were acquired during 2006:

				Purchase
			Square Feet/	Price
Property	Location	Month Purchased	Acres	(000’s)
Dolphin Village	St. Pete Beach, FL	January	138,129	$28,000
Brookside Plaza	Enfield, CT	January	210,787	28,500
Commonwealth II	Jacksonville, FL	January	53,598	600
Piedmont Peachtree Crossing	Buckhead, GA	March	152,239	47,950
Prosperity Office Building	Palm Beach Gardens, FL	March	3,200	1,400
Alafaya Village	Orlando, FL	April	39,477	6,638
Chestnut Square out parcel	Brevard, NC	April	1,070	475
Sunpoint Shopping Center	Ruskin, FL	May	132,374	7,500
Chapel Trail Plaza	Pembroke Pines, FL	May	56,378	8,900
Deep Creek land	Fairburn, GA	June	101 acres	8,000
Milestone Plaza	Greenville, SC	August	93,655	20,200
Shoppes at Quail Roost	Miami, FL	August	73,550	15,435
Coral Reef Shopping Center	Palmetto Bay, FL	September	74,680	21,200
Pointe Royale out parcel	Miami, FL	September	6,897	1,350
Westport out parcels (2)	Davie, FL	September	9,768	2,200
Webster Plaza	Webster, MA	October	200,681	17,825
Oaktree Plaza	North Palm Beach, FL	October	24,145	3,850
St. Lucie Land	Port St. Lucie, FL	November	15.93 acres	7,633
Hampton Oaks	Atlanta, GA	November	13.2 acres	2,400
Midpoint Center	Cape Coral, FL	December	75,386	12,450
Shoppes of Andros Isles	West Palm Beach, FL	December	79,420	13,835
South Point Center	Vero Beach, FL	December	64,790	14,590

Total				$270,931

     No equity interests were issued or issuable in connection with the above purchases and no contingent payments, options or commitments are provided for in the agreements. No goodwill was recorded in conjunction with any of the individual property acquisitions.
     The amounts assigned to intangibles consisting of in-place leases, lease origination costs and below-market leases (net of above-market leases) are $8.2 million, $2.3 million and $11.8 million, respectively. The weighted average amortization period is 10.4 years.
4.	Accounts and Other Receivables
     Composition in the consolidated balance sheets:

	December 31,
	2006	2005
	(thousands)
Tenants	$18,312	$16,456
Other	2,264	2,677
Allowance for doubtful accounts	(1,609)	(1,533)

Total accounts and other receivables	$18,967	$17,600

5.	Investments in Joint Ventures
     The Company accounts for investments in which it has significant influence over operating and financial policies of the investee, but does not have a controlling financial interest and is not the primary beneficiary, using the equity method of accounting. The Company has determined that these investments do not meet the consolidation criteria of variable interest entities. Major decisions, including property acquisitions and dispositions, financings,

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
annual budgets and dissolution of the ventures are subject to the approval of all partners. Any difference between the carrying amount of these investments and the underlying equity in net assets is amortized to equity in income of unconsolidated joint ventures over the expected useful lives of the properties and other intangible assets
     The following is a summary of the Company’s investments in unconsolidated joint ventures at December 31, 2006 and 2005 (in thousands):

			December 31,	December 31,
Entity	Location	Ownership	2006	2005
Parcel F, LLC	Palm Beach Gardens, FL	50.0%	$—	$285
EQYInvest Texas, LLC(1)	Texas	20.0%	—	—

Total investments in and advances to joint ventures			$—	$285

(1)	Formed and disposed of during 2006.
     The Company has included in other assets in its consolidated balance sheets its investment in unconsolidated joint ventures.
     The following is a brief summary of the interest and obligations in unconsolidated joint ventures:
     Parcel F, LLC. The Company had a 50% interest in this joint venture that owned a parcel of land that was sold in May 2006. The Company’s pro rata share of the gain was approximately $1.6 million. The joint venture has been subsequently liquidated.
     EQYInvest Texas, LLC. The Company had a 20% interest in this joint venture, which interest was obtained in connection with the sale of the Texas Properties in April 2006. The Company sold its interest in the joint venture in December 2006 and is no longer a member of the joint venture (see Note 9).
     A summary of financial information for the joint ventures being reported on the equity method of accounting is as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Rental revenue	$25,368	—	$2,026

Expenses:
Operating expenses	7,297	—	620
Interest and amortization of deferred financing fees	11,555	—	970
Depreciation and amortization	9,546	—	459
Other expense	—	—	69
Gain on sale of real estate	(3,300)	—	—

Total expenses	25,098	—	2,118

Net income (loss)	$270	—	$(92)

The Company’s equity in operations of unconsolidated joint ventures reported in:
Continuing operations	$1,650	—	—

Discontinued operations	$(203)	—	$(46)

     Significant accounting policies used by the unconsolidated joint ventures are similar to those used by the Company.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
6.	Other Assets
     Composition in the consolidated balance sheets:

	December 31,
	2006	2005
	(thousands)
Notes receivable, bearing interest at 7.25% through 10.0% per annum, maturing from September 2007 through November 2010	$4,800	$10,502
Deposits and escrow impounds	11,909	13,391
Deferred financing fees, net	6,307	4,237
Leasing commissions, net	11,134	10,226
Intangible assets, net	2,653	3,336
Furniture and equipment, net	2,700	2,641
Prepaid and other assets	17,927	13,892
Total other assets	$57,430	$58,225
     All amounts included as intangible assets (other than goodwill) are subject to amortization. The gross carrying amount and accumulated amortization of the Company’s intangible assets as of December 31, 2006 and 2005 was $14.9 million and $6.8 million, and accumulated amortization of $3.8 million and $1.3 million, respectively for in-place leases; $5.0 million and $2.7 million, and accumulated amortization of $1.3 million and $625,000, respectively, for lease origination costs; a contra-asset of $17.2 million and $5.4 million, and accumulated amortization of $3.3 million and $1.1 million, respectively for net above/below market leases; and $1.8 million and none and accumulated amortization of $38,000 and none, respectively, for lease incentives. For the years ended December 31, 2006, 2005 and 2004, the amortization for the intangible assets was $1.8 million, $624,000 and $317,000, respectively. The net amortization for the next five years for the recorded intangible assets is approximately $723,000, $33,000, $336,000, $50,000, and $233,000, respectively.
7.	Borrowings
     The following is a summary of the Company’s borrowings, consisting of mortgage notes payable, unsecured senior notes payable and unsecured revolving credit facilities:

	December 31,
	2006	2005
	(thousands)
Mortgage Notes Payable
Fixed rate mortgage loans	$391,647	$446,925
Unamortized net premium on mortgage notes payable	10,463	11,006
Total	$402,110	$457,931
     The weighted average interest rate of the mortgage notes payable at December 31, 2006 and December 31, 2005 was 7.3% and 7.2%, respectively, excluding the effects of the net premium adjustment.
     Each of the existing mortgage loans is secured by a mortgage on one or more of the Company’s properties. Certain of the mortgage loans involving an aggregate principal balance of approximately $76.4 million contain prohibitions on transfers of ownership which may have been violated by the Company’s previous issuances of common stock or in connection with past acquisitions and may be violated by transactions involving the Company’s capital stock in the future. If a violation were established, it could serve as a basis for a lender to accelerate amounts due under the affected mortgage. To date, no lender has notified the Company that it intends to accelerate its mortgage. In the event that the mortgage holders declare defaults under the mortgage documents, the Company will, if required, repay the remaining mortgage from existing resources, refinancing of such mortgages, borrowings under its revolving lines of credit or other sources of financing. Based on discussions with various lenders, current credit market conditions and other factors, the Company believes that the mortgages will not be accelerated. Accordingly, the Company believes that the violations of these prohibitions will not have a material adverse impact on the Company’s results of operations or financial condition.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	December 31,
	2006	2005
	(thousands)
Unsecured Senior Notes Payable
7.77% Senior Notes, due 4/1/06	$—	$50,000
7.25% Senior Notes, due 8/15/07	—	75,000
3.875% Senior Notes, due 4/15/09	200,000	200,000
Fair value of interest rate swap	(3,813)	(4,596)
7.84% Senior Notes, due 1/23/12	25,000	25,000
5.375% Senior Notes, due 10/15/15	120,000	120,000
6.0% Senior Notes, due 9/15/16	125,000	—
6.25% Senior Notes, due 1/15/17	125,000	—
Unamortized net premium (discount) on unsecured senior notes payable	(141)	4,824

Total	$591,046	$470,228

     The weighted average interest rate of the unsecured senior notes at December 31, 2006 and 2005 was 5.67% and 5.20%, respectively, excluding the effects of the interest rate swap and net premium adjustment.
     The Company exercised its rights to redeem the $75 million 7.25% senior notes due August 2007 on August 25, 2006.
     The indentures under which the Company’s unsecured senior notes were issued have several covenants which limit the ability to incur debt, require the Company to maintain an unencumbered assets ratio above a specified level and limit the ability to consolidate, sell, lease, or convey substantially all of the assets to, or merge with, any other entity. These notes have also been guaranteed by most of the Company’s subsidiaries.
     The Company swapped $100 million notional principal of the $200 million 3.875% senior notes to a floating interest rate based on the 6-month LIBOR in arrears plus 0.4375%.

	December 31,
	2006	2005
	(thousands)
Unsecured Revolving Credit Facilities
Wells Fargo	$76,500	$93,000
City National Bank	—	165

Total	$76,500	$93,165

     In January 2006, the Company entered into an amended and restated unsecured revolving credit facility, with a syndicate of banks for which Wells Fargo Bank, National Association is the sole lead arranger and administrative agent. This facility has a maximum principal amount of $275.0 million and bears interest at the Company’s option at (i) LIBOR plus 0.45% to 1.15%, depending on the credit ratings of the Company’s senior unsecured notes or (ii) Federal Funds Rate plus 0.5%. The facility is guaranteed by most of the Company’s subsidiaries. Based on the Company’s current rating, the LIBOR spread is 0.80%. The facility also includes a competitive bid option which allows the Company to conduct auctions among the participating banks for borrowings in an amount not to exceed $137.5 million, a $35.0 million swing line facility for short term borrowings, a $20.0 million letter of credit commitment and may, at the request of the Company, be increased up to a total commitment of $400.0 million. The facility expires January 17, 2009 with a one-year extension option. In addition, the facility contains customary covenants, including financial covenants regarding debt levels, total liabilities, interest coverage, EBITDA coverage ratios, unencumbered properties and permitted investments which may limit the amount available under the facility. The facility also prohibits stockholder distributions in excess of 95% of funds from operations calculated at the end of each fiscal quarter for the four fiscal quarters then ending, unless a waiver has been granted allowing such action. Notwithstanding this limitation, the Company can make stockholder distributions to avoid income taxes on asset sales. If a default under the facility exists, the Company’s ability to pay dividends would be limited to the amount necessary to maintain the Company’s status as a REIT unless the default is a payment default or bankruptcy event in which case the Company would be prohibited from paying any dividends.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
The weighted average interest rate at December 31, 2006 and December 31, 2005, was 5.63% and 4.68%, respectively. The facility also provides collateral for $3.6 million in outstanding letters of credit.
     The Company also has a $5.0 million unsecured credit facility with City National Bank of Florida, of which there was no outstanding balance at December 31, 2006 and a balance of $165,000 at December 31, 2005. This facility also provides collateral for $1.4 million in outstanding letters of credit.
     As of December 31, 2006, the availability under the various credit facilities was approximately $114.3 million net of outstanding balances and letters of credit.
     Principal maturities (including scheduled amortization payments) of the notes payable as of December 31, 2006 are as follows (in thousands):

Year ending December 31,	Amount
2007	$13,069
2008	38,976
2009	28,295
2010	361,457
2011	101,513
Thereafter	519,837

Total	$1,063,147

     Interest costs incurred, excluding amortization of discount/premium, were $64.8 million, $60.5 million and $55.3 million in the years ended December 31, 2006, 2005, 2004, respectively, of which $5.8 million, $3.4 million and $3.2 million were capitalized in the years ended December 31, 2006, 2005, 2004, respectively.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
8.	Consolidating Financial Information
     As of December 31, 2006, most of the Company’s subsidiaries have guaranteed the Company’s unsecured senior debt. The guarantees are joint and several and full and unconditional.

		Guarantors
Condensed Balance Sheet	Equity One,	Combined	Non	Eliminating	Consolidated
As of December 31, 2006	Inc.	Subsidiaries	Guarantor	Entries	Equity One
(in thousands)
ASSETS
Properties, net	$355,817	$1,003,181	$526,713	—	$1,885,711
Investment in affiliates	700,622	140,134	(201,618)	(639,138)	—
Other assets	48,778	31,028	86,332	—	166,138

Total	$1,105,217	$1,174,343	$411,427	$(639,138)	$2,051,849

LIABILITIES
Mortgage notes payable	$47,113	$99,867	$244,667	$—	$391,647
Unsecured revolving credit facilities	76,500	—	—	—	76,500
Unsecured senior notes	591,187	—	—	—	591,187
Unamortized premium on notes payable	11	2,346	7,965	—	10,322
Other liabilities	26,078	21,076	8,372	—	55,526

Total liabilities	740,889	123,289	261,004	—	1,125,182

MINORITY INTEREST	—	—	—	989	989

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	364,328	1,051,054	150,423	(640,127)	925,678

Total	$1,105,217	$1,174,343	$411,427	$(639,138)	$2,051,849

		Guarantors
Condensed Balance Sheets	Equity One,	Combined	Non	Eliminating	Consolidated
As of December 31, 2005	Inc.	Subsidiaries	Guarantor	Entries	Equity One
(in thousands)
ASSETS
Properties, net	$356,624	$1,085,261	$454,620	—	$1,896,505
Investment in affiliates	628,317	—	—	(628,317)	—
Other assets	58,754	29,114	67,660	—	155,528

Total	$1,043,695	$1,114,375	$522,280	$(628,317)	$2,052,033

LIABILITIES
Mortgage notes payable	$48,738	$139,177	259,010	$—	$446,925
Unsecured revolving credit facilities	93,165	—	—	—	93,165
Unsecured senior notes	465,404	—	—	—	465,404
Unamortized premium on notes payable	5,024	2,832	7,974	—	15,830
Other liabilities	23,365	24,086	9,104	—	56,555

Total liabilities	635,696	166,095	276,088	—	1,077,879
MINORITY INTEREST	—	—	—	1,425	1,425
STOCKHOLDERS’ EQUITY
Total stockholders’ equity	407,999	948,280	246,192	(629,742)	972,729

Total	$1,043,695	$1,114,375	$522,280	$(628,317)	$2,052,033

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

		Guarantors
Condensed Statement of Operations	Equity One,	Combined	Non—	Eliminating
For the year ended December 31, 2006	Inc.	Subsidiaries	Guarantor	Entries	Consolidated
(in thousands)
RENTAL REVENUE:
Minimum rents	$37,221	$93,674	$46,463	—	$177,358
Expense recoveries	10,196	27,102	13,525	—	50,823
Percentage rent	178	1,333	552	—	2,063
Management and leasing services	—	2,067	—	—	2,067

Total revenue	47,595	124,176	60,540	—	232,311

EQUITY IN SUBSIDIARIES EARNINGS	203,223	—	—	(203,223)	—

COSTS AND EXPENSES:
Property operating	5,672	38,496	14,773	—	58,941
Rental property depreciation and amortization	7,358	22,605	11,613	—	41,576
Property Management & Leasing Service	—	1,861	—	—	1,861
General and administrative	31,247	2,128	180	—	33,555

Total costs and expenses	44,277	65,090	26,566	—	135,933

INCOME BEFORE OTHER INCOME AND EXPENSES, MINORITY INTEREST AND DISCONTINUED OPERATIONS	206,541	59,086	33,974	(203,223)	96,378
OTHER INCOME AND EXPENSES:
Interest expense	(33,041)	(5,941)	(15,476)	—	(54,458)
Amortization of deferred financing fees	(1,280)	(81)	(129)	—	(1,490)
Investment income	2,883	265	4,339	—	7,487
Equity in (loss) income of joint ventures	—	1,650	—	—	1,650
Gain on sale of real estate	—	5,651	1,286	—	6,937
Gain (loss) on extinguishment of debt	456	—	(291)	—	165
Other Income	389	—	—	—	389
INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	175,948	60,630	23,703	(203,223)	57,058
MINORITY INTEREST	—	(206)	—	—	(206)

INCOME FROM CONTINUING OPERATIONS	175,948	60,424	23,703	(203,223)	56,852

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	(53)	5,263	(275)	—	4,935
Gain on disposal of income- producing properties	1,060	108,337	5,771	—	115,168
Minority interest	—	—	—	—	—

Income from discontinued operations	1,007	113,600	5,496	—	120,103

NET INCOME	$176,955	$174,024	$29,199	$(203,223)	$176,955

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Condensed Statement of Operations		Guarantors
For the year ended December 31, 2005	Equity One,	Combined	Non-	Eliminating
(in thousands)	Inc.	Subsidiaries	Guarantor	Entries	Consolidated
REVENUE:
Minimum rents	$36,987	$83,396	$42,279	—	$162,662
Expense recoveries	9,557	21,629	12,824	—	44,010
Percentage rent	173	977	567	—	1,717
Management and leasing services	50	448	—	—	498

Total revenue	46,767	106,450	55,670	—	208,887

EQUITY IN SUBSIDIARIES EARNINGS	91,369	—	—	(91,369)	—

COSTS AND EXPENSES:
Property operating	4,124	31,828	13,010	—	48,962
Rental property depreciation and amortization	6,801	18,667	9,113	—	34,581
Property Management & Leasing Services	—	229	—	—	229
General and administrative	22,727	491	294	—	23,512

Total costs and expenses	33,652	51,215	22,417	—	107,284

INCOME BEFORE OTHER INCOME AND EXPENSES, MINORITY INTEREST AND DISCONTINUED OPERATIONS	104,484	55,235	33,253	(91,369)	101,603
OTHER INCOME AND EXPENSES:
Interest expense	(22,891)	(8,090)	(16,814)	—	(47,795)
Amortization of deferred financing fees	(1,209)	(62)	(183)	—	(1,454)
Investment income	7,503	280	158	—	7,941
Equity in (loss) income of joint ventures	—	—	—	—	—
Gain on sale of real estate	—	—	—	—	—
Gain on extinguishment of debt	—	—	—	—	—
Other income	—	—	—	—	—

INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	87,887	47,363	16,414	(91,369)	60,295
MINORITY INTEREST	—	(78)	(110)	—	(188)

INCOME FROM CONTINUING OPERATIONS	87,887	47,285	16,304	(91,369)	60,107

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	988	17,657	2,529	—	21,174
Gain on disposal of income-producing properties	3,866	3,837	3,757	—	11,460
Minority interest	—	—	—	—	—

Income from discontinued operations	4,854	21,494	6,286	—	32,634

NET INCOME	$92,741	$68,779	$22,590	$(91,369)	$92,741

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Condensed Statement of Operations		Guarantors
For the year ended December 31, 2004	Equity One,	Combined	Non-	Eliminating
(in thousands)	Inc.	Subsidiaries	Guarantor	Entries	Consolidated
REVENUE:
Minimum rents	$34,685	$74,836	$36,492	—	$146,013
Expense recoveries	8,405	18,895	10,671	—	37,971
Percentage rent	197	1,057	580	—	1,834
Management and leasing services	8	171	—	—	179

Total revenue	43,295	94,959	47,743	—	185,997

EQUITY IN SUBSIDIARIES EARNINGS	100,026	—	—	(100,026)	—

COSTS AND EXPENSES:
Property operating	4,233	28,405	11,075	—	43,713
Rental property depreciation and amortization	6,411	15,551	7,672	—	29,634
Property Management and Leading Services	—	82	—	—	82
General and administrative	21,759	626	48	—	22,433

Total costs and expenses	32,403	44,664	18,795	—	95,862

INCOME BEFORE OTHER INCOME AND EXPENSES, MINORITY INTEREST AND DISCONTINUED OPERATIONS	110,918	50,295	28,948	(100,026)	90,135
OTHER INCOME AND EXPENSES:
Interest expense	(16,377)	(8,321)	(16,788)	—	(41,486)
Amortization of deferred financing fees	(1,036)	(109)	(190)	—	(1,335)
Investment income	2,023	198	125	—	2,346
Equity in (loss) income of joint ventures	—	—	—	—	—
Gain on sale of real estate	—	—	—	—	—
Gain on extinguishment of debt	—	—	—	—	—
Other income	200	158	—	—	358

INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	95,728	42,221	12,095	(100,026)	50,018
MINORITY INTEREST	—	(470)	(106)	—	(576)

INCOME FROM CONTINUING OPERATIONS	95,728	41,751	11,989	(100,026)	49,442

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	2,076	21,598	2,625	—	26,299
Gain on disposal of income-producing properties	—	21,598	578	—	22,176
Minority interest	—	(113)	—	—	(113)

Income from discontinued operations	2,076	43,083	3,203	—	48,362

NET INCOME	$97,804	$84,834	$15,192	$(100,026)	$97,804

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Condensed Statement of Cash Flows		Guarantors
For the year ended December 31, 2006	Equity One,	Combined
(in thousands)	Inc.	Subsidiaries	Non-Guarantor	Consolidated
Net cash (used in) provided by operating activities	$(39,286)	$106,419	$27,510	$94,643

INVESTING ACTIVITIES:
Additions to and purchase of rental properties	(5,648)	(72,671)	(108,216)	(186,535)
Purchases of land held for development	—	(20,740)	(25,044)	(45,784)
Additions to construction in progress	(2,462)	(32,011)	(12,956)	(47,429)
Proceeds from disposal of properties	2,569	381,348	27,702	411,619
Increase in cash held in escrow	(1,547)	—	—	(1,547)
Distributions from unconsolidated joint ventures from sale of property	—	—	1,935	1,935
Proceeds from sale of securities	12,852	—	—	12,852
Cash used to purchase securities	(434)	—	(29,403)	(29,837)
Additions to notes receivable	—	(18)	(15)	(33)
Proceeds from repayment of notes receivable	5,693	28	14	5,735
Increase in deferred leasing costs	(810)	(4,505)	(848)	(6,163)
Advances from (to) affiliates	151,090	(330,322)	179,232	—

Net cash (used in) provided by investing activities	161,303	(78,891)	32,401	114,813

FINANCING ACTIVITIES:
Repayment of mortgage notes payable	(1,619)	(27,350)	(59,911)	(88,880)
Net borrowings (repayments) under revolving credit facilities	(16,665)	—	—	(16,665)
Proceeds from senior debt offering	246,868	—	—	246,868
Repayment of senior debt	(125,000)	—	—	(125,000)
Increase in deferred financing costs	(1,947)	—	—	(1,947)
Proceeds from issuance of common stock	8,083	—	—	8,083
Stock issuance costs	(69)	—	—	(69)
Repurchases of common stock	(69,103)	—	—	(69,103)
Repayment of notes receivable from issuance of common stock	65	—	—	65
Cash dividends paid to stockholders	(162,704)	—	—	(162,704)
Distributions to minority interest	(28)	(178)	—	(206)

Net cash used in financing activities	(122,119)	(27,528)	(59,911)	(209,558)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(102)	—	—	(102)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	102	—	—	102

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$—	$—	$—	$—

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Condensed Statement of Cash Flows		Guarantors
For the year ended December 31, 2005	Equity One,	Combined	Non-
(in thousands)	Inc.	Subsidiaries	Guarantor	Consolidated
Net cash (used in) provided by operating activities	$(2,477)	$90,685	$28,984	$117,192
INVESTING ACTIVITIES:
Additions to and purchase of rental property	(2,673)	(31,991)	(1,417)	(36,081)
Purchases of land held for development	(1,215)	(28,075)	—	(29,290)
Additions to construction in progress	—	(15,551)	(7,507)	(23,058)
Proceeds from disposal of properties	15,482	12,682	15,860	44,024
Decrease in cash held in escrow	(51)	—	—	(51)
Contributions paid to joint ventures	—	—	(12)	(12)
Increase in deferred leasing costs	(1,239)	(3,962)	(676)	(5,877)
Additions to notes receivable	(4,215)	(12)	—	(4,227)
Proceeds from repayment of notes receivable	18	17	5	40
Proceeds from sale of securities	32,764	—	—	32,764
Cash used to purchase securities	(12,212)	—	(48,391)	(60,603)
Advances from (to) affiliates	(36,139)	(1,915)	38,054	—

Net cash (used in) provided by investing activities	(9,480)	(68,807)	(4,084)	(82,371)

FINANCING ACTIVITIES:
Repayment of mortgage notes payable	(1,513)	(21,828)	(24,790)	(48,131)
Net repayments under revolving credit facilities	(53,835)	—	—	(53,835)
Proceeds from senior debt offering	118,606	—	—	118,606
Increase in deferred financing costs	(463)	—	—	(463)
Proceeds from issuance of common stock	31,510	—	—	31,510
Stock issuance costs	(181)	—	—	(181)
Repayment of notes receivable from issuance of common stock	85	—	—	85
Cash dividends paid to stockholders	(87,272)	—	—	(87,272)
Distributions to minority interest		(50)	(110)	(160)

Net cash provided by (used in) financing activities	6,937	(21,878)	(24,900)	(39,841)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,020)	—	—	(5,020)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	5,122	—	—	5,122

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$102	$—	$—	$102

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

Condensed Statement of Cash Flows		Guarantors
For the year ended December 31, 2004	Equity One,	Combined	IRT	Non-
(in thousands)	Inc.	Subsidiaries	Partners LP	Guarantor	Consolidated
Net cash provided by operating activities	$30,099	$47,019	$8,048	$27,944	$113,110
INVESTING ACTIVITIES:
Additions to and purchase of rental property	—	(183,168)	—	(80,472)	(263,640)
Purchases of land held for development	—	(4,214)	—	—	(4,214)
Additions to construction in progress	—	(21,557)		—	(21,557)
Proceeds from disposal of properties	—	48,949	59	23,560	72,568
Distributions received from unconsolidated joint ventures from sale of property	3,119	—	—	—	3,119
Increase in deferred leasing costs	—	(4,235)	—	(2,433)	(6,668)
Proceeds from repayment of notes receivable	6,090	—	—	—	6,090
Proceeds from sale of securities	5,814	—	—	—	5,814
Cash used to purchase securities	(36,363)	—	—	—	(36,363)
Advances from (to) affiliates	(166,221)	131,123	(7,789)	42,887	—

Net cash (used in) provided by investing activities	(187,561)	(33,102)	(7,730)	(16,458)	(244,851)

FINANCING ACTIVITIES:
Repayment of mortgage notes payable	—	(13,917)	(318)	(11,486)	(25,721)
Net repayments under revolving credit facilities	(15,000)	—	—	—	(15,000)
Proceeds from senior debt offering	198,550	—	—	—	198,550
Increase in deferred financing costs	(1,926)	—	—	—	(1,926)
Proceeds from issuance of common stock	58,304	—	—	—	58,304
Stock issuance costs	(334)	—	—	—	(334)
Repayment of notes receivable from issuance of common stock	3,457	—	—	—	3,457
Cash dividends paid to stockholders	(80,904)	—	—	—	(80,904)
Distributions to minority interest	(529)	—	—	—	(529)

Net cash provided by (used in) financing activities	161,618	(13,917)	(318)	(11,486)	135,897

NET DECREASE IN CASH AND CASH EQUIVALENTS	4,156	—	—	—	4,156
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	966	—	—	—	966

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$5,122	$—	$—	$—	$5,122

9. Property Held for Sale and Dispositions
Portfolio Dispositions
     In April 2006, the Company disposed of 29 of its properties located in Texas (“the Texas Properties”) to EQYInvest Texas, LLC, a Delaware limited liability company (the “JV”), in exchange for cash consideration of $387.2 million and a 20% interest in the JV. The Texas Properties had a net book value of $222.0 million. In December, 2006, the Company disposed of its 20% interest in the JV for cash consideration of $18.5 million. As a result of these transactions, the Company recognized an aggregate gain of $112.9 million related to its disposition of the Texas properties and no longer has significant continuing involvement.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
     The Company also entered into a management agreement pursuant to which the Company continues to manage and lease the properties on behalf of the JV. The Company will not receive any contingent consideration for the sale. The Company has guaranteed the joint venture an operating return based on certain predetermined targets for the first twelve months following the sale, which will require the Company to pay to the joint venture an amount of up to $2.0 million in the event that the joint venture does not achieve its targeted operating returns. The Company has also agreed to fund remaining construction costs to complete various projects in an amount up to $1.6 million. These contingent obligations are reflected in other liabilities in the accompanying consolidated balance sheets.
     Individual Property Dispositions
     As of December 31, 2006, one shopping center, one other property and a parcel of land were held for sale with a net book value of $20.4 million.
     The following table reflects individual properties sold during 2006:

			Square	Gross Sales
Date Sold	Property	Location	Feet/Acres	Price	Gain On Sale
			(thousands)
Income-producing properties
March 2006	Scottsville Square	Bowling Green, KY	38,450	$2,500	$478
April 2006	Sutherland Lumber	Marble Falls, TX	53,571	2,000	3
May 2006	Hedwig	Houston, TX	69,504	13,350	5,630
July 2006	Crossroads (Lowe’s)	Pembroke Pines, FL	177,929	7,678	2,173

	Total			$25,528	$8,284

Sale of real estate
February 2006	Westridge out parcel	McDonough, GA	1.0 acres	$875	$314
April 2006	Westridge out parcel	McDonough, GA	1.0 acres	583	202
Sept. 2006	River Green land
	parcel	Canton, GA	2.0 acres	1,500	439

				$2,958	$955

     Pursuant to SFAS No. 144, the accompanying statements of operations have been retrospectively adjusted to reflect the classification of discontinued operations. The summary selected operating results for income-producing properties disposed of or designated as held for sale as of December 31, 2006, with no significant continuing involvement, are as follows (in thousands):

	For the Year Ended December 31
	2006	2005	2004
Rental Revenue	$15,703	$46,352	$53,461

Expenses
Property operating expenses	4,615	12,068	13,768
Rental property depreciation and amortization	3,215	8,864	7,581
Interest expense	1,064	4,188	5,643
Amortization of deferred financing fees	13	58	124
Other expense	1,861	—	46

Operations of income-producing properties sold or held for sale	$4,935	$21,174	$26,299

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
10. Stockholders’ Equity and Earnings Per Share
Common Stock
     The following table reflects the change in number of shares of common stock issued (retired) for the year ended December 31, 2006 (in thousands):

	Common	Options
	Stock*	Exercised	Total
Board of Directors	23	12	35
Officers**	270	356	626
Employees and other	24	15	39
Cumulative effect of a change in accounting principle ***	(518)	—	(518)
Shares acquired under the stock repurchase program	(3,046)	—	(3,046)
Dividend Reinvestment and Stock Purchase Plan	211	—	211

Total	(3,036)	383	(2,653)

*	Effective January 1, 2006, the Company changed the method of accounting for restricted stock to comply with the provisions of FASB Statement No. 123(R). During 2006, the Company granted 309,416 shares of restricted stock which are subject to forfeiture and vest over periods from one to four years. Under FASB Statement No. 123(R), restricted stock with a requisite service period is not deemed to be issued until the shares vest and, accordingly, the above schedule includes 411,187 shares that vested during the current period.

**	Is net of shares surrendered on the exercise of options.

***	Represents the reversal of unvested restricted stock outstanding at December 31, 2005 to comply with the provisions of FASB Statement 123(R).
Common Stock Repurchases
     In May 2006, the Company commenced a program to repurchase up to $100.0 million of the Company’s outstanding common stock. During the period May 2006 through December 2006, through periodic open-market transactions or through privately negotiated transactions, the Company repurchased and retired 3.0 million common shares, at an average purchase price of $22.68 per share, at an aggregate cost of $69.1 million.
Dividend Reinvestment Plan
     The Company has a Dividend Reinvestment and Share Purchase Plan whereby shareholders may invest cash distributions and make optional cash payments to purchase common shares of the Company. Effective March 2006, issuances of stock under the plan were suspended.
Earnings per Share
     The following is a reconciliation of the amounts of net income and shares of common stock used in calculating basic and diluted per-share income (“EPS”) for the years ended December 31, 2006, 2005 and 2004 (in thousands, except per share amounts):

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
Net Income	$176,955

Basic EPS
Income attributable to common stockholders	$176,955	73,598	$2.40

Effect of Dilutive Securities
Walden Woods Village, Ltd.	206	94
Unvested restricted stock	—	439
Stock options	—	193

	206	726

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
Diluted EPS
Income attributable to common stockholders assuming conversions	$177,161	74,324	$2.38
     Options to purchase 1.8 million shares of common stock at prices ranging from $24.12 to $28.05 per share were outstanding at December 31, 2006, but were not included in the computation of diluted EPS because the option price was greater than the average market price of common shares.

	For the Year Ended December 31, 2005
	Income	Shares
	(Numerator)	(Denominator)	Per Share Amount
Net Income	$92,741

Basic EPS
Income attributable to common stockholders	$92,741	73,840	$1.26

Effect of Dilutive Securities Walden Woods Village, Ltd.	109	94
Unvested restricted stock	—	575
Stock options	—	281

	109	950

Diluted EPS
Income attributable to common stockholders assuming conversions	$92,850	74,790	$1.24

     Options to purchase 10,000 shares of common stock at $23.52 per share were outstanding at December 31, 2005, but were not included in the computation of diluted EPS because the option price was greater than the average market price of common shares.

	For the Year Ended December 31, 2004
	Income	Shares
	(Numerator)	(Denominator)	Per Share Amount
Net Income	$97,804

Basic EPS
Income attributable to common stockholders	$97,804	70,447	$1.39

Effect of Dilutive Securities
Walden Woods Village, Ltd.	106	94
Unvested restricted stock	—	611
Convertible partnership units	517	520
Stock options	—	364

	623	1,589

Diluted EPS
Income attributable to common stockholders assuming conversions	$98,427	72,036	$1.37

     All options outstanding at December 31, 2004 were included in the computation of diluted EPS.
11. Share-Based Compensation and Other Benefit Plans
     On October 23, 1996, the Company adopted the Equity One, Inc. 1995 Stock Option Plan (the “Plan”), which was amended December 10, 1998. The purpose of the Plan is to further the growth of the Company by

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
offering incentives to directors, officers and other key employees of the Company, and to increase the interest of these directors, officers and employees in the Company through additional ownership of its common stock. The effective date of the Plan was January 1, 1996. The maximum number of shares of common stock as to which options may be granted under this Plan is 1.0 million shares, which is reduced each year by the required or discretionary grant of options. The term of each option is determined by the Compensation Committee of the Company (the “Committee”), but in no event can be longer than ten years from the date of the grant. The vesting of the options is determined by the Committee, in its sole and absolute discretion, at the date of grant of the option.
     On June 23, 2000, the Company, with shareholder approval, adopted the Equity One 2000 Executive Incentive Compensation Plan (the “2000 Plan”). The terms of the 2000 Plan provide for grants of stock options, stock appreciation rights (“SARs”), restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The persons eligible to receive an award under the 2000 Plan are the officers, directors, employees and independent contractors of the Company and its subsidiaries. Following an amendment to the 2000 Plan, approved by our stockholders on July 28, 2004, the total number of shares of common stock that may be issuable under the 2000 Plan is 5.5 million shares, plus (i) the number of shares with respect to which options previously granted under the 2000 Plan terminate without being exercised, and (ii) the number of shares that are surrendered in payment of the exercise price for any awards or any tax withholding requirements. In addition to increasing the available shares, the July 2004 amendment expanded the list of business criteria that our compensation committee may use in granting performance awards and annual incentive awards under the 2000 Plan intended to qualify for the exclusions from the limitations of Section 162(m) of the Internal Revenue Code and modified the definition of a “change of control” to include, in addition to other instances, following approval by stockholders of any reorganization, merger or consolidation or other transaction or series of transactions if persons who were stockholders immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merger or consolidated company’s then outstanding voting securities (previously the threshold was 26%). The 2000 Plan will terminate on the earlier of the day before the tenth anniversary of the stockholders’ approval of the 2000 Plan or the date on which all shares reserved for issuance under the 2000 Plan have been issued.
Options
     As of December 31, 2006, we have options outstanding under four share-based compensations plans. The Equity One, Inc. 2000 Stock Option Plan authorized the grant of options, common stock and other share-based awards for up to 5.5 million shares of common stock, of which 710,233 shares are available for issuance. The IRT Property Company 1998 Long Term Incentive Plan similarly authorized the grant of options, common stock and other share-based awards for up to 1,462,500 shares of common stock, of which 14,400 shares are available for issuance. The Equity One, Inc. 1995 Stock Option Plan authorized the grant of option awards for up to 1.0 million shares of common stock, all of which have been issued. The IRT Property Company 1989 Stock Option Plan authorized the grant of stock options and other share-based awards for up to 956,250 shares of common stock, of which no shares are available for issuance.
     The term of each award is determined by the Compensation Committee of the Company (the “Committee”), but in no event can be longer than ten years from the date of the grant. The vesting of the awards is determined by the Committee, in its sole and absolute discretion, at the date of grant of the award. Dividends are paid on unvested shares of restricted stock. Certain options and share awards provide for accelerated vesting if there is a change in control.
     The fair value of each option award during 2006 is estimated on the date of grant using the binomial option-pricing model. Expected volatilities, dividend yields, employee exercises and employee terminations are primarily based on historical data. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company measures compensation costs for restricted stock awards based on the fair value of the Company’s common stock at the date of the grant and charges to expense such amounts to earnings ratably over the vesting period.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
     The following is a summary of the Company’s stock option activity for the years ended December 31, 2006, 2005 and 2004 (in thousands, except per share amounts):

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
	Stock	Exercise	Stock	Exercise	Stock	Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at the beginning of year	977	16.00	1,481	14.52	1,701	$13.22
Granted	1,843	24.77	106	20.89	400	17.17
Forfeited	—	—	(14)	12.93	—	—
Exercised	(383)	14.85	(596)	13.26	(620)	12.64

Outstanding and expected to vest at the end of year	2,437	22.82	977	16.00	1,481	14.52

Vested, end of year	168	14.93	428	14.11	1,091	13.57

Weighted average fair value of options granted during the year		$3.17		$4.48		$1.45

     Cash received from stock options exercised during the years ended December 31, 2006, 2005 and 2004 was $3.0 million, $2.1 million and $6.1 million, respectively.
     At December 31, 2006, the aggregate intrinsic value of outstanding and expected to vest options was $9.4 million and options exercisable was $2.0 million.
     The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $3.6 million, $7.8 million and $4.3 million, respectively.
     The fair value of each option grant was estimated on the grant date using a binomial option-pricing model with the following assumptions for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Dividend Yield	4.7% - 5.0%	5.0%	6.5%
Risk-free interest rate	4.6% - 4.8%	4.0% - 4.2%	4.3%
Expected option life (years)	3.0 – 3.3	10	10
Expected volatility	20.0%	19.0% - 22.0%	16.0%
     In determining the fair value of the option grants made during 2006, management included in the assumptions the probability of involuntary early exercise based on historical patterns, actuarial data, and potential change of control events.
     The options were granted with an exercise price equivalent to the current stock price on the grant date or the ten-day average of the stock price prior to the grant date.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
     The following table summarizes information about outstanding stock options as of December 31, 2006:

	Options Outstanding		Options Exercisable
		Weighted Average
	Number Outstanding	Remaining Contractual	Number Exercisable
Exercise Price	(thousands)	Life (in years)	(thousands)
$10.00-10.99	47	1.8	47
$11.00-11.99	11	3.8	11
$13.00-13.99	10	4.9	10
$16.00-16.99	88	6.0	—
$17.00-17.99	368	7.0	90
$20.00-20.99	60	8.2	—
$23.00-23.99	10	8.0	10
$24.00-24.99	1,243	9.7	—
$25.00-25.99	500	9.9	—
$26.00-26.99	65	10.0	—
$27.00-27.99	10	9.9
$28.00-28.99	25	9.9	—

	2,437		168

Restricted Stock Grants
     The Company’s Compensation Committee of the Board of Directors grants restricted stock to its officers, directors, and other employees. Vesting periods for the restricted stock are determined by the Company’s Compensation Committee. The Company measures compensation costs for restricted stock awards based on the fair value of the Company’s common stock at the date of the grant and charges to expense such amounts to earnings ratably over the vesting period. As of December 31, 2006, the Company had 381,000 shares of non-vested restricted stock grants outstanding.
     The following table provides a summary of restricted stock activity:

	Unvested
	Shares	Weighted-
	(000’s)	Average Price
Unvested at December 31, 2005	518	$18.72
Granted	309	24.43
Vested	(411)	18.25
Forfeited	(35)	21.85

Unvested at December 31, 2006	381	23.58

     As of December 31, 2006, there was $14.3 million of total unrecognized compensation expense related to unvested share-based compensation arrangements (options and unvested restricted shares) granted under our plans. This cost is expected to be recognized over the next 4.0 years. The total vesting-date value of the shares that vested during the year ended December 31, 2006 was $10.1 million.
401(k) Plan
     The Company has a 401(k) defined contribution plan (the “401(k) Plan”) covering substantially all of the officers and employees of the Company which permits participants to defer compensation up to the maximum amount permitted by law. The Company matches 75% of each employee’s contribution up to a maximum of 4.5% of the employee’s annual compensation. Employee’s contributions vest immediately while the Company’s matching contributions vest over three years. The Company’s contributions to the 401(k) Plan for the years ended December 31, 2006, 2005 and 2004 were $295,000, $288,000, and $253,000, respectively. The 401(k) Plan invests the Company’s matching contributions by purchasing publicly traded shares of the Company’s common stock.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
Deferred Compensation Plan
     During 2005, the Company established a non-qualified deferred compensation plan that permits eligible employees to defer a portion of their compensation. The deferred compensation liability (included in accounts payable in the accompanying balance sheet) was $491,000 at December 31, 2006. The Company has established a grantor trust (Rabbi Trust) to provide funding for benefits payable under its non-qualified deferred compensation plan. The assets held in the trust at December 31, 2006 amounted to $491,000. The Rabbi Trust’s assets consist of short-term cash investments and a managed portfolio of equity securities. These assets are included in other assets in the accompanying balance sheets.
2004 Employee Stock Purchase Plan
     Under the 2004 Employee Stock Purchase Plan (the “Purchase Plan”) (implemented in October 2004), Equity One employees, including directors of Equity One who are employees, are eligible to participate in quarterly plan offerings in which payroll deductions may be used to purchase shares of Common Stock. The purchase price per share will be 90% of the average closing price per share of common stock on the NYSE on the five (5) trading days that immediately precede the date of purchase (the “Exercise date”), provided, however, that in no event shall the exercise price per share of common stock on the exercise date of an offering period be less than the lower 85% of (i) the market price on the first day of the offering period or (ii) the market price on the Exercise Date.
Long-Term Incentive Compensation Plans
     Long-term incentive compensation is subject to a performance-based schedule, based on an approximately four-year performance period. In order to receive compensation, the Company’s Total Shareholder Return (“TSR”) over the performance period must exceed 6% and achieve a certain spread against the average TSR of the peer group.
     Long-term incentive compensation participation is currently only granted to the top executives in the Company. The Company determines the grant date fair value of TSR grants based upon a Monte Carlo Simulation model. Compensation expense is measured at the grant date and recognized over the vesting period. The level of cash compensation available depends on the spread between the Company’s TSR and the average TSR of the peer group companies.
12. Future Minimum Rental
     Future minimum rental income under noncancelable operating leases approximates the following as of December 31, 2006 (in thousands):

Year Ending December 31,	Amount
2007	$197,812
2008	173,011
2009	145,480
2010	119,546
2011	97,317
Thereafter	472,499

Total	$1,205,665

13. Commitments and Contingent Liabilities
     Letters of Credit. As of December 31, 2006 and 2005, the Company has pledged letters of credit for $6.1 million and $1.4 million, respectively, as additional security for certain property matters. The letters of credit are generally secured by our revolving credit facilities.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
     Construction Commitments. The Company has entered into construction commitments and, as of December 31, 2006, has outstanding commitments of $19.7 million, based on current plans and estimates, in order to complete current development and redevelopment projects. These obligations, comprised principally of construction contracts, are generally due as the work is performed and are expected to be financed by our available credit facilities.
     Operating Lease Obligations. Certain of the Company’s properties are subject to a ground lease, which are accounted for as operating leases and have annual obligations of approximately $100,000.
     Non-Recourse Debt Guarantees. Under certain Company and joint venture non-recourse mortgage loans, the Company could, under certain circumstances, be responsible for portions of the mortgage indebtedness in connection with certain customary non-recourse carve-out provisions, such as environmental conditions, misuse of funds and material misrepresentations. In the Company’s judgment, it would be extremely unlikely for us to incur any material liability under these guarantees that will have a material adverse effect on the financial condition, results of operations, or cash flow of the Company.
     Litigation. The Company is subject to litigation in the normal course of business, none of which as of December 31, 2006 in the opinion of management will have a material adverse effect on the financial condition, results of operations, or cash flows of the Company.
14. Environmental Matters
     The Company is subject to numerous environmental laws and regulations. The operation of dry cleaning facilities at the shopping centers is the principal environmental concern. We require that the tenants who operate these facilities do so in material compliance with current laws and regulations and we have established procedures to monitor their operations. Additionally, we use all legal means to cause tenants to remove dry cleaning plants from our shopping centers. Where available, we have applied and been accepted into state sponsored environmental programs. Several properties in the portfolio will require or are currently undergoing varying levels of environmental remediation. However, the Company has environmental insurance policies covering all of our properties. Management believes that the ultimate disposition of currently known environmental matters will not have a material effect on our financial position, liquidity or operations.
15. Subsequent Events
     During 2007, the Company acquired a shopping center and an out parcel for total consideration of $48.9 million. The purchase price was funded from cash on hand and borrowings under our existing credit facility.

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004
16. Quarterly Financial Data (unaudited)

		Second	Third	Fourth
	First Quarter(1)	Quarter(1)	Quarter(1)	Quarter(1)	Total(2)
2006:
Total revenues	$55,252	$57,051	$57,280	$62,728	$232,311
Income from continuing operations	16,094	19,514	11,636	9,608	56,852
Net income	22,365	111,347	14,120	29,123	176,955
Basic per share data
Income from continuing operations	$0.22	$0.27	$0.16	$0.13	$0.77
Net Income	0.30	1.50	0.19	0.40	2.40
Diluted per share data
Income from continuing operations	$0.21	$0.26	$0.16	$0.13	$0.77
Net income	0.29	1.48	0.19	0.40	2.38

2005:
Total revenues	$50,641	$52,945	$51,092	$54,209	$208,887
Income from continuing operations	14,772	15,665	16,719	12,951	60,107
Net income	21,790	25,143	28,041	17,767	92,741
Basic per share data
Income from continuing operations	$0.20	$0.21	$0.23	$0.18	$0.82
Net Income	0.30	0.34	0.38	0.24	1.26
Diluted per share data
Income from continuing operations	$0.20	$0.21	$0.22	$0.18	$0.81
Net income	0.29	0.34	0.37	0.24	1.24

(1)	Reclassified to reflect the reporting of discontinued operations.

(2)	The sum of quarterly earnings per share amounts may differ from annual earnings per share.

SCHEDULE II
Equity One, Inc.
VALUATION AND QUALIFYING ACCOUNTS
December 31, 2006
(in thousands)

	Column A	Column B	Column C	Column E
		Additions	Deductions
	Balance at	Charged to Bad	Accounts Receivable	Balance at End of
Description	Beginning of Period	Debt Expense	Written Off	Period
Allowance for doubtful accounts:
Year ended December 31, 2006	$1,533	$755	$679	$1,609
Year ended December 31, 2005	$1,400	$908	$775	$1,533
Note: Column D is not applicable

SCHEDULE III
Equity One, Inc.
REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION
December 31, 2006
(in thousands)

				Building	Capitalized				Accumu-
				and	Subsequent				lated	Date of		Depre-
				Improve-	to Acquisi-		Improve-		Depreci-	Con-	Date	ciable
Property	Location	Encumbrances	Land	ments	tion	Land	ments	Total	ation	struction	Acquired	Life
Shopping Centers
ALABAMA

Madison Centre	Madison	$3,608	$1,424	$5,187	$31	$1,424	$5,218	$6,642	$(761)	6/19/05	2/12/03	40
West Gate Plaza	Mobile	—	1,288	3,162	13	1,288	3,175	4,463	(307)	5/27/05	2/12/03	40
Winchester Plaza	Huntsville	—	8,301	3,210	—	8,301	3,210	11,510	—	6/28/05	2/28/05	—
CONNECTICUT
Brookside	Enfield	—	2,290	26,259	2,841	2,290	29,100	31,389	(767)	6/7/05	1/12/06	40
FLORIDA
North Florida
Atlantic Village	Atlantic Beach	—	1,190	4,760	1,078	1,190	5,838	7,028	(2,109)	1984	6/30/95	40
Beauclerc Village	Jacksonville	—	651	2,242	758	651	3,000	3,651	(964)	1962	5/15/98	40
Commonwealth	Jacksonville	2,374	886	2,920	1,670	886	4,590	5,476	(1,581)	6/6/05	2/28/94	40
Commonwealth Pic N Save	Jacksonville	—	606	—	—	606	—	606	—	1984	1/26/06	—
Forest Village	Tallahassee	4,333	4,997	3,206	700	4,997	3,906	8,903	(877)	6/22/05	1/28/99	40
Ft. Caroline	Jacksonville	—	938	2,800	196	938	2,996	3,933	(1,015)	6/7/05	1/24/94	40
Mandarin Landing	Jacksonville	—	4,443	4,747	1,622	4,443	6,369	10,812	(1,552)	5/29/05	12/10/99	40
Medical & Merchants	Jacksonville	—	9,460	11,669	35	9,460	11,704	21,164	(886)	6/15/05	5/27/04	40
Middle Beach Shopping Center	Panama City Bch	—	2,195	5,542	16	2,195	5,558	7,753	(443)	6/16/05	12/23/03	40
Monument Point	Jacksonville	—	1,336	2,330	132	1,336	2,462	3,798	(646)	6/7/05	1/31/97	40
Oak Hill	Jacksonville	—	690	2,760	150	690	2,910	3,600	(859)	6/7/05	12/7/95	40
Parkmore Plaza	Milton	—	3,181	3,002	5	3,181	3,007	6,189	(434)	6/8/05	2/12/03	40
Pensacola Plaza	Pensacola	—	1,122	990	76	1,122	1,066	2,188	(180)	6/7/05	2/12/03	40
South Beach	Jacksonville Bch	—	9,545	19,228	1,494	9,545	20,722	30,267	(2,028)	6/12/05	2/12/03	40

Central Florida
Alafaya Commons	Orlando	—	5,758	9,677	1,038	5,758	10,715	16,473	(1,053)	1987	2/12/03	40
Alafaya Village	Orlando	4,090	1,444	4,967	—	1,444	4,967	6,411	(109)	1986	4/20/06	40
Conway Crossing	Orlando	—	2,615	5,818	1,844	2,615	7,662	10,277	(726)	6/24/05	2/12/03	40
Eustis Square	Eustis	—	1,463	4,515	2,208	1,463	6,723	8,186	(2,891)	6/5/05	10/22/93	40
Hunters Creek	Orlando	—	1,562	5,445	948	1,562	6,393	7,955	(497)	6/20/05	9/23/03	40
Kirkman Shoppes	Orlando	9,268	3,222	9,714	234	3,222	9,948	13,171	(1,927)	5/26/05	8/15/00	33

				Building	Capitalized				Accumu-
				and	Subsequent				lated	Date of		Depre-
				Improve-	to Acquisi-		Improve-		Depreci-	Con-	Date	ciable
Property	Location	Encumbrances	Land	ments	tion	Land	ments	Total	ation	struction	Acquired	Life
Lake Mary	Orlando	23,720	7,092	13,878	4,953	7,092	18,831	25,923	(4,843)	6/10/05	11/9/95	40
Park Promenade	Orlando	6,100	2,810	6,444	539	2,810	6,983	9,793	(1,603)	6/9/05	1/31/99	40
Shoppes of Eastwood	Orlando	5,857	1,688	6,976	65	1,688	7,041	8,729	(821)	6/21/05	6/28/02	40
Sunpoint	Ruskin	—	4,025	4,338	—	4,025	4,338	8,363	(93)	6/6/05	5/5/06	40
Town & Country	Kissimmee	—	2,499	4,397	224	2,499	4,621	7,120	(446)	6/15/05	2/12/03	40
Unigold	Winter Park	—	4,304	6,413	1,441	4,304	7,854	12,158	(859)	6/9/05	2/12/03	40
Walden Woods	Plant City	—	950	3,780	996	950	4,776	5,726	(1,381)	6/7/05	1/1/99	40
Florida West Coast
Bay Pointe Plaza	St. Petersburg	—	4,655	5,870	62	4,655	5,932	10,587	(637)	1984	2/12/03	40
Carrollwood	Tampa	—	2,756	6,553	453	2,756	7,006	9,762	(738)	5/23/05	2/12/03	40
Charlotte Square	Port Charlotte	3,402	4,155	4,414	88	4,155	4,502	8,656	(520)	6/2/05	2/12/03	40
Chelsea Place	New Port Richey	—	2,591	6,491	1,151	2,591	7,642	10,233	(723)	6/14/05	2/12/03	40
Dolphin Village Partners, LLC	St. Petersburg	—	17,404	10,098	926	17,404	11,024	28,428	(386)	5/20/05	1/4/06	40
Lake St. Charles	Tampa	3,743	1,496	3,768	16	1,496	3,784	5,280	(506)	6/21/05	9/21/01	40
Lutz Lake	Lutz	7,500	3,619	5,199	1,130	3,619	6,329	9,949	(620)	6/24/05	2/12/03	40
Marco Town Center	Marco Island	8,236	3,872	11,966	602	3,872	12,568	16,440	(2,176)	6/23/05	8/15/00	37
Mariners Crossing	Spring Hill	3,224	1,511	4,447	1,244	1,511	5,691	7,202	(757)	6/11/05	9/12/00	40
Midpoint Center	Cape Coral	6,714	5,404	6,705	—	5,404	6,705	12,108	(16)	6/24/05	12/8/06	40
Pavilion	Naples	—	10,827	11,299	2,180	10,827	13,479	24,306	(895)	6/4/05	2/4/04	40
Regency Crossing	Port Richey	—	1,982	6,524	25	1,982	6,549	8,532	(643)	6/8/05	2/12/03	40
Ross Plaza	Tampa	6,464	2,115	6,346	171	2,115	6,517	8,633	(1,271)	6/6/05	8/15/00	33
Seven Hills	Spring Hill	—	2,167	5,167	480	2,167	5,647	7,814	(457)	6/13/05	2/12/03	40
Shoppes of North Port	North Port	3,788	1,452	5,807	127	1,452	5,934	7,386	(918)	1991	12/5/00	40
Skipper Palms	Tampa	3,456	1,315	3,940	274	1,315	4,214	5,528	(574)	6/6/05	9/21/01	40
Summerlin Square	Fort Myers	3,010	2,187	7,989	216	2,187	8,205	10,392	(1,804)	6/8/05	6/10/98	40
Venice Plaza	Venice	—	3,186	450	3,278	3,186	3,728	6,914	(616)	5/24/05	2/12/03	40
Venice Shopping Center	Venice	—	3,857	2,562	138	3,857	2,700	6,557	(217)	5/21/05	3/31/04	40
Florida Treasure Coast
Bluffs Square	Jupiter	9,815	3,232	9,917	303	3,232	10,220	13,451	(2,059)	6/8/05	8/15/00	33
Cashmere Corners	Port St. Lucie	4,916	1,435	5,916	325	1,435	6,241	7,677	(867)	6/23/05	8/15/00	40
Jonathan’s Landing	Jupiter	2,793	1,146	3,442	35	1,146	3,477	4,622	(584)	6/19/05	8/15/00	37
New Smyrna Beach	New Smyrna Beach	—	3,217	8,896	97	3,217	8,993	12,210	(916)	6/9/05	2/12/03	40
Old Kings Commons	Palm Coast	—	1,420	5,005	386	1,420	5,391	6,811	(532)	6/10/05	2/12/03	40
Ryanwood Square Shopping Ctr	Vero Beach	—	2,281	6,880	655	2,281	7,535	9,817	(956)	6/9/05	8/15/00	40
Salerno Village	Stuart	—	2,596	1,511	4,901	2,596	6,412	9,008	(485)	6/9/05	5/6/02	40
South Point	Vero Beach	8,198	7,129	7,104	—	7,129	7,104	14,233	(17)	2003	12/8/06	40

				Building	Capitalized				Accumu-
				and	Subsequent				lated	Date of		Depre-
				Improve-	to Acquisi-		Improve-		Depreci-	Con-	Date	ciable
Property	Location	Encumbrances	Land	ments	tion	Land	ments	Total	ation	struction	Acquired	Life
St. Lucie West Plaza	Port St. Lucie	—	709	3,082	932	709	4,014	4,723	(56)		8/15/00	40
Treasure Coast Plaza	Vero Beach	3,920	1,359	9,728	280	1,359	10,008	11,367	(951)	6/5/05	2/12/03	40
South Florida / Atlantic Coast
Bird Ludlum	Miami	8,328	4,088	16,318	677	4,088	16,995	21,083	(5,402)	6/10/05	8/11/94	40
Boca Village	Boca Raton	8,011	3,385	10,174	288	3,385	10,462	13,847	(1,823)	5/31/05	8/15/00	37
Boynton Plaza	Boynton Beach	7,259	2,943	9,100	254	2,943	9,354	12,297	(1,889)	5/31/05	8/15/00	33
Chapel Trail Plaza	Pembroke Pines	—	3,617	5,777	—	3,617	5,777	9,394	(91)	6/18/05	5/10/06	40
Coral Reef Shopping Center	South Miami	—	16,445	4,397	—	16,445	4,397	20,842	(43)	5/21/05	9/1/06	40
Countryside Shops	Cooper City	—	11,343	13,853	3,037	11,343	16,890	28,233	(1,595)	6/8/05	2/12/03	40
Crossroads Square	Ft. Lauderdale	—	3,592	4,401	5,711	3,592	10,112	13,704	(1,060)	5/26/05	8/15/00	40
Cutler Ridge	South Miami	—	1,059	326	—	1,059	326	1,385	(5)	1972	9/14/06	40
CVS Plaza	Miami	—	995	3,090	1,386	995	4,476	5,471	(280)	6/26/05	7/23/99	40
El Novillo	Miami Beach	—	250	1,000	151	250	1,151	1,401	(368)	5/23/05	4/30/98	40
Greenwood	Palm Springs	—	4,117	10,295	2,754	4,117	13,049	17,167	(1,211)	6/4/05	2/12/03	40
Homestead Gas Station	Homestead	—	1,170	—	—	1,170	—	1,170	—	5/12/05	11/8/04	40
Lago Mar	Miami	—	4,216	6,609	1,025	4,216	7,634	11,851	(724)	6/17/05	2/12/03	40
Lantana Village	Lantana	—	1,350	7,978	974	1,350	8,952	10,302	(1,858)	5/29/05	1/6/98	40
Meadows	Miami	6,155	2,304	6,670	92	2,304	6,762	9,066	(839)	6/19/05	5/23/02	40
Oakbrook	Palm Beach Gardens	—	7,706	16,079	3,502	7,706	19,581	27,288	(2,355)	5/27/05	8/15/00	40
Oaktree Plaza	North Palm Bch	—	1,579	2,275	—	1,579	2,275	3,854	(21)	1985	10/16/06	40
Pine Island	Davie	23,781	8,557	12,860	344	8,557	13,204	21,761	(2,579)	6/5/05	8/26/99	40
Pine Ridge Square	Coral Springs	7,090	6,528	9,850	2,476	6,528	12,326	18,854	(1,209)	6/8/05	2/12/03	40
Plaza Alegre	Miami	—	2,011	9,191	349	2,011	9,540	11,551	(1,426)	6/25/05	2/26/02	40
Point Royale	Miami	3,724	3,720	5,005	1,300	3,720	6,305	10,025	(1,789)	5/23/05	7/27/95	40
Prosperity Centre	Palm Bch Gardens	5,194	4,597	13,838	239	4,597	14,077	18,674	(2,452)	6/15/05	8/15/00	40
Ridge Plaza	Davie	—	3,905	7,450	853	3,905	8,303	12,209	(1,746)	6/6/05	8/15/00	40
Riverside Square	Coral Springs	7,347	6,423	8,260	1,006	6,423	9,266	15,689	(944)	6/9/05	2/12/03	40
Sawgrass Promenade	Deerfield Beach	8,011	3,280	9,351	873	3,280	10,224	13,504	(2,053)	6/4/05	8/15/00	40
Sheridan	Hollywood	—	38,888	36,241	2,884	38,888	39,125	78,012	(3,317)	5/26/05	7/14/03	40
Shoppes at Andros Isle	West Palm Bch	6,419	5,996	7,832	—	5,996	7,832	13,828	(19)	2000	12/8/06	40
Shoppes at Quail Roost	South Miami	—	7,905	7,008	—	7,905	7,008	14,913	(65)	6/27/05	8/31/06	40
Shoppes at Silverlakes	Pembroke Pines	2,280	10,306	10,131	1,864	10,306	11,995	22,301	(1,151)	6/17/05	2/12/03	40

				Building	Capitalized				Accumu-
				and	Subsequent				lated	Date of		Depre-
				Improve-	to Acquisi-		Improve-		Depreci-	Con-	Date	ciable
Property	Location	Encumbrances	Land	ments	tion	Land	ments	Total	ation	struction	Acquired	Life
Shoppes of Ibis	West Palm Bch	5,294	3,002	6,299	38	3,002	6,337	9,340	(737)	6/21/05	7/10/02	40
Shops at Skylake	North Miami Beach	13,452	15,226	7,206	23,600	15,226	30,806	46,033	(3,512)	6/21/05	8/19/97	40
Tamarac Town Square	Tamarac	5,927	4,742	5,610	283	4,742	5,893	10,635	(666)	6/9/05	2/12/03	40
Waterstone	Homestead	—	1,820	8,030	457	1,820	8,487	10,307	(305)	6/27/05	4/10/92	40
West Lakes Plaza	Miami	—	2,141	5,789	430	2,141	6,219	8,360	(1,689)	6/6/05	11/6/96	40
Westport Outparcels	Davie	—	1,340	1,010	—	1,340	1,010	2,350	(9)	6/12/05	9/14/06	40
Westport Plaza	Davie	4,681	3,609	3,446	621	3,609	4,067	7,676	(194)	2002	12/17/04	40
Young Circle	Hollywood	—	13,409	8,894	1,203	13,409	10,097	23,506	(390)	5/15/05	5/19/05	40
GEORGIA
Atlanta
BridgeMill	Canton	9,032	8,593	6,310	607	8,593	6,916	15,509	(684)	6/22/05	11/13/03	40
Butler Creek	Acworth	—	2,808	7,648	1,747	2,808	9,395	12,203	(1,128)	6/12/05	7/15/03	40
Chastain Square	Atlanta	3,608	10,689	5,937	124	10,689	6,061	16,750	(657)	6/3/05	2/12/03	40
Commerce Crossing	Commerce	—	2,013	1,301	390	2,013	1,691	3,704	(232)	6/10/05	2/12/03	40
Douglas Commons	Douglasville	4,699	3,681	7,588	147	3,681	7,735	11,416	(824)	6/10/05	2/12/03	40
Fairview Oaks	Ellenwood	4,447	1,929	6,187	1,616	1,929	7,803	9,732	(734)	6/19/05	2/12/03	40
Grassland Crossing	Alpharetta	5,473	3,656	7,885	562	3,656	8,447	12,104	(828)	6/18/05	2/12/03	40
Hairston Center	Decatur	—	1,644	642	3	1,644	645	2,289	(24)	6/22/05	8/25/05	40
Hamilton Ridge	Buford	—	5,612	7,167	1,421	5,612	8,588	14,200	(807)	6/24/05	12/18/03	40
Mableton Crossing	Mableton	3,852	3,331	6,403	77	3,331	6,480	9,811	(662)	6/19/05	2/12/03	40
Macland Pointe	Marietta	5,659	3,462	4,814	57	3,462	4,871	8,333	(527)	6/14/05	2/12/03	40
Market Place	Norcross	—	1,667	4,078	91	1,667	4,169	5,836	(446)	5/29/05	2/12/03	40
Paulding Commons	Dallas	6,125	3,848	11,985	98	3,848	12,083	15,931	(1,210)	6/13/05	2/12/03	40
Piedmont Peachtree Crossing	Atlanta	—	34,337	17,992	1,192	34,337	19,184	53,521	(481)	5/31/05	3/6/06	40
Powers Ferry Plaza	Marietta	—	3,236	5,227	525	3,236	5,752	8,988	(770)	6/1/05	2/12/03	40
Presidential Markets	Snellville	26,561	21,761	28,779	160	21,761	28,939	50,700	(3,210)	6/15/05	2/12/03	40
Shops of Huntcrest	Lawrenceville	—	5,706	7,641	43	5,706	7,684	13,389	(872)	6/25/05	2/12/03	40
Wesley Chapel Crossing	Decatur	3,147	6,389	4,311	583	6,389	4,894	11,283	(493)	6/11/05	2/12/03	40
West Towne Square	Rome	—	1,792	1,853	133	1,792	1,986	3,778	(324)	6/10/05	2/12/03	40
Westridge	McDonough	—	1,266	4,390	1,958	1,266	6,348	7,614	(77)		2/12/03	40
Williamsburg @ Dunwoody	Dunwoody	—	4,347	3,615	725	4,347	4,340	8,687	(417)	6/5/05	2/12/03	40
Central Georgia
Daniel Village	Augusta	3,944	3,439	8,352	109	3,439	8,461	11,899	(861)	5/9/05	2/12/03	40
Spalding Village	Griffin	9,538	3,384	6,430	288	3,384	6,718	10,102	(572)	6/11/05	2/12/03	40
Walton Plaza	Augusta	—	869	2,827	6	869	2,833	3,702	(278)	6/12/05	2/12/03	40

				Building	Capitalized				Accumu-
				and	Subsequent				lated	Date of		Depre-
				Improve-	to Acquisi-		Improve-		Depreci-	Con-	Date	ciable
Property	Location	Encumbrances	Land	ments	tion	Land	ments	Total	ation	struction	Acquired	Life
South Georgia Colony Square	Fitzgerald	—	1,000	1,085	64	1,000	1,149	2,149	(112)	6/9/05	2/12/03	40
McAlphin Square	Savannah	—	3,536	6,963	166	3,536	7,129	10,665	(772)	6/1/05	2/12/03	40
LOUISIANA
Ambassador Row	Lafayette	—	3,880	10,570	934	3,880	11,504	15,384	(1,222)	1980	2/12/03	40
Ambassador Row Courtyard	Lafayette	—	3,110	9,208	1,761	3,110	10,969	14,079	(1,102)	1986	2/12/03	40
Bluebonnet Village	Baton Rouge	—	2,790	4,231	1,118	2,790	5,349	8,138	(464)	6/5/05	2/12/03	40
Country Club Plaza	Slidell	—	1,294	2,060	148	1,294	2,208	3,502	(253)	6/4/05	2/12/03	40
Elmwood Oaks	Harahan	—	4,088	8,221	539	4,088	8,760	12,849	(924)	6/11/05	2/12/03	40
Grand Marche	Lafayette	—	304	—	—	304	—	304	—	5/22/05	2/12/03	40
Plaza Acadienne	Eunice	—	2,108	168	25	2,108	193	2,301	(32)	6/2/05	2/12/03	40
Sherwood South	Baton Rouge	—	833	2,412	1,079	833	3,491	4,324	(423)	5/25/05	2/12/03	40
Siegen Village	Baton Rouge	3,986	4,329	9,691	883	4,329	10,574	14,902	(1,808)	6/10/05	2/12/03	40
Tarpon Heights	Galliano	—	1,133	631	546	1,133	1,177	2,310	(402)	6/4/05	2/12/03	40
The Boulevard	Lafayette	—	1,360	1,675	368	1,360	2,043	3,404	(325)	1976	2/12/03	40
The Crossing	Slidell	—	1,591	3,650	733	1,591	4,383	5,973	(413)	1988	2/12/03	40
Village at Northshore	Slidell	—	1,034	9,890	—	1,034	9,890	10,923	((915)	6/10/05	2/12/03	40
Wal—Mart Stores, Inc.	Mathews	—	2,688	—	—	2,688	—	2,688	—	6/7/05	2/12/03	40
Massachusetts
Quincy Star Market	Boston	—	6,121	18,444	45	6,121	18,488	24,610	(1,116)	5/18/05	10/7/04	40
Shaw’s @ Medford	Boston	—	7,773	11,389	1	7,773	11,390	19,163	(686)	1995	10/7/04	40
Shaw’s @ Plymouth	Boston	—	4,917	12,198	1	4,917	12,199	17,115	(734)	1993	10/7/04	40
Star’s @ Cambridge	Boston	—	11,358	13,853	1	11,358	13,854	25,212	(836)	1953	10/7/04	40
Webster Plaza	Webster	8,116	5,031	14,465	—	5,031	14,465	19,496	(101)	1963	10/12/06	40
West Roxbury Shaw’s Plaza	Boston	—	9,223	13,588	1,494	9,223	15,082	24,305	(848)	5/26/05	10/7/04	40
Whole Foods @ Swampscott	Boston	—	5,139	6,538	8	5,139	6,546	11,684	(392)	5/20/05	10/7/04	40
MISSISSIPPI
Shipyard Plaza	Pascagoula	—	1,337	1,653	421	1,337	2,074	3,411	(201)	6/9/05	2/12/03	40
NORTH CAROLINA
Centre Pointe Plaza	Smithfield	—	2,081	4,411	886	2,081	5,297	7,378	(575)	6/11/05	2/12/03	40
Chestnut Square	Brevard	—	1,189	1,326	552	1,189	1,878	3,067	(164)	6/7/05	2/12/03	40
Galleria	Wrightsville Bch	—	1,493	3,875	783	1,493	4,658	6,150	(454)	6/8/05	2/12/03	40
Parkwest Crossing	Durham	4,584	1,788	6,727	119	1,788	6,846	8,634	(687)	6/12/05	2/12/03	40
Plaza North	Hendersonville	—	758	1,887	623	758	2,510	3,268	(237)	6/8/05	2/12/03	40
Providence Square	Charlotte	—	1,112	2,575	735	1,112	3,310	4,422	(331)	5/26/05	2/12/03	40
Riverview Shopping Center	Durham	—	2,277	4,745	1,347	2,277	6,092	8,370	(544)	5/26/05	2/12/03	40
Salisbury Marketplace	Salisbury	—	3,118	5,099	352	3,118	5,451	8,569	(581)	6/9/05	2/12/03	40

				Building	Capitalized				Accumu-
				and	Subsequent				lated	Date of		Depre-
				Improve-	to Acquisi-		Improve-		Depreci-	Con-	Date	ciable
Property	Location	Encumbrances	Land	ments	tion	Land	ments	Total	ation	struction	Acquired	Life
Shelby Plaza	Shelby	—	868	338	1,260	868	1,598	2,466	(132)	5/25/05	2/12/03	40
Stanley Market Place	Stanley	—	396	669	2,959	396	3,628	4,025	(110)	6/2/05	2/12/03	40
Thomasville Commons	Thomasville	—	1,212	4,567	1,804	1,212	6,371	7,583	(613)	6/13/05	2/12/03	40
Willowdale Shopping Center	Durham	—	2,073	6,499	651	2,073	7,150	9,223	(845)	6/8/05	2/12/03	40
SOUTH CAROLINA
Belfair Towne Village	Bluffton	10,755	11,071	10,037	3,760	11,071	13,797	24,869	(1,046)	6/22/05	12/22/03	40
Lancaster Plaza	Lancaster	—	317	153	20	317	173	490	(27)	5/24/05	2/12/03	40
Lancaster Shopping Center	Lancaster	—	280	120	45	280	165	445	(35)	5/16/05	2/12/03	40
Milestone Plaza Shopping Ctr	Greenville	—	11,579	9,031	—	11,579	9,031	20,610	(79)	6/17/05	8/25/06	40
North Village Center	North Myrtle Beach	—	2,860	2,774	99	2,860	2,873	5,733	(550)	6/6/05	2/12/03	40
Sparkleberry Square	Columbia	13,685	10,956	32,491	1,635	10,956	34,126	45,082	(2,206)	6/19/05	3/31/04	40
Spring Valley	Columbia	—	1,098	5,050	514	1,098	5,564	6,662	(574)	5/31/05	2/12/03	40
Windy Hill	North Myrtle Beach	—	941	1,906	644	941	2,550	3,491	(140)	5/21/05	4/8/04	40
Woodruff	Greenville	—	2,420	5,482	334	2,420	5,816	8,236	(563)	6/17/05	12/23/03	40
TENNESSEE
Smyrna Village	Smyrna	—	1,503	4,694	439	1,503	5,133	6,636	(523)	6/14/05	2/12/03	40
TEXAS
Rosemeade	Carrollton	2,947	1,197	3,525	58	1,197	3,583	4,779	(478)	6/8/05	9/21/01	40
VIRGINIA
Smyth Valley Crossing	Marion	—	2,537	3,890	1	2,537	3,891	6,428	(377)	6/11/05	2/12/03	40
Corporate		—	—	829	—	—	829	829	(538)	various	various	40
Total Shopping Centers		391,641	703,175	1,123,738	147,066	703,175	1,270,804	1,973,980	(143,981)
Land held for/under development
Central Florida
Sunlake—Equity One LLC	Tampa	—	16,095	—	—	16,095	—	16,095	—	n/a	2/1/05
Florida Treasure Coast
St. Lucie Land	Port St. Lucie	—	7,719	—	189	7,719	189	7,908	—	n/a	11/27/06
Atlanta
River Green	Canton	—	2,587	—	271	2,587	271	2,858	—	n/a	9/27/05
Deep Creek	Fairburn	—	8,084	—	284	8,084	284	8,368	—	n/a	6/22/06
Hampton Oaks	Atlanta	—	2,535	—	42	2,535	42	2,577	—	n/a	11/30/06

				Building	Capitalized				Accumu-
				and	Subsequent				lated	Date of		Depre-
				Improve-	to Acquisi-		Improve-		Depreci-	Con-	Date	ciable
Property	Location	Encumbrances	Land	ments	tion	Land	ments	Total	ation	struction	Acquired	Life
VIRGINIA
Waterlick Plaza	Lynchburg	—	455	—	—	455	—	455	—	n/a	2/12/03
Miscellaneous		—	—	—	516		516	516	—	n/a
Total land held for/under development		—	37,476	—	1,302	37,476	1,302	38,778	—
Office Buildings South Florida / Atlantic Coast Banco Popular Building	N Miami Beach	—	3,363	1,566	158	3,363	1,724	5,087	(84)	1971	9/27/05	40
Prosperity Office Building	Palm Bch Gardens	—	—	—	93	—	93	93	—	5/25/05	8/15/00	40
2400 PGA	Palm Bch Gardens	—	1,418	—	—	1,418	—	1,418	—		3/20/06	40
LOUISIANA
Pinhook Office Building	Lafayette	—	34	22	—	34	22	56	(3)	6/1/05	2/12/03	40
Total Office Buildings		—	4,815	1,588	251	4,815	1,838	6,653	(86)
Apartments NORTH CAROLINA
Laurel Walk Apartments	Charlotte	—	2,065	4,491	—	2,065	4,491	6,555	(122)	6/7/05	10/31/05	40
Total Apartments		—	2,065	4,491	—	2,065	4,491	6,555	(122)
Industrial Property
NORTH CAROLINA
4101 South I—85 Industrial	Charlotte	—	1,619	950	584	1,619	1,534	3,153	(176)	1956	2/12/03	40
Total Industrial Property		—	1,619	950	584	1,619	1,534	3,153	(176)
Mini Storage Facility North Florida Mandarin Mini	Jacksonville	—	362	1,148	318	362	1,466	1,828	(464)	6/4/05	5/10/94	40
Total Mini Storage Facilities		—	362	1,148	318	362	1,466	1,828	(464)
Grand Total		$391,641	$749,512	$1,131,915	$149,521	$749,512	$1,281,436	$2,030,947	$(144,829)

		Year ended	Year ended	Year ended
		12/31/06	12/31/05	12/31/04
(a)	Reconciliation of total real estate carrying value:
	Balance at beginning of year	$2,020,475	$1,970,069	$1,684,006
	Additions during period:
	Improvements	36,698	30,293	32,918
	Acquisitions	270,931	54,051	316,952
	Deductions during period:
	Cost of real estate sold	(297,157)	(33,938)	(63,807)
	Balance at end of year	$2,030,947	$2,020,475	$1,970,069
(b)	Reconciliation of accumulated depreciation:
	Balance at beginning of year	(132,925)	(96,382)	(66,708)
	Depreciation expense	(37,684)	(38,581)	(34,924)
	Cost of real estate sold	25,780	2,038	5,250
	Balance at end of year	$(144,829)	$(132,925)	$(96,382)
(c)	Aggregate cost for federal income tax purposes	$1,999,063	$1,825,102	$1,784,742

SCHEDULE IV
Equity One, Inc.
MORTGAGE LOANS ON REAL ESTATE
December 31, 2006
(dollars in thousands)

Column A	Column B	Column C	Column D	Column F	Column G
Carrying
		Final Maturity	Periodic	Face Amount of	Amount of
Description	Interest Rate	Date	Payment Term	Mortgage	Mortgage
Mortgage note, collateralized by first deed of trust on Plymouth Park, Texas	7.25%	9/24/07	Fixed rate, interest only monthly	$4,700	$4,700

Note:	Column C — The loan can be extended for three years at the option of the borrower

Column E is not applicable

Column G — The tax basis is the same as presented above

Column H — None

	Year Ended December 31,
	2006	2005	2004
Balance, beginning of period	$10,381	$6,181	$2,919
Additions during period:
New loans	—	4,215	4,700
Reductions during period:
Collection of principal	(5,681)	(15)	(1,438)

Balance, end of period	$4,700	$10,381	$6,181

JUNE 30, 2007 CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
June 30, 2007 and December 31, 2006
(In thousands, except per share data)
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Properties:
Income producing	$2,068,895	$1,896,843
Less: accumulated depreciation	(160,426)	(144,825)

Income-producing property, net	1,908,469	1,752,018
Construction in progress and land held for development	77,273	113,340
Properties held for sale	12,649	20,353

Properties, net	1,998,391	1,885,711
Cash and cash equivalents	—	—
Cash held in escrow	142	1,547
Accounts and other receivables, net	13,577	18,967
Securities	78,199	75,102
Goodwill	13,031	13,092
Other assets	78,136	75,356

TOTAL ASSETS	$2,181,476	$2,069,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes Payable
Mortgage notes payable	$414,242	$391,647
Unsecured revolving credit facilities	6,000	76,500
Unsecured senior notes payable	741,370	591,187

	1,161,612	1,059,334
Unamortized premium/discount on notes payable	11,147	10,322

Total notes payable	1,172,759	1,069,656
Other liabilities
Accounts payable and accrued expenses	42,593	36,565
Tenant security deposits	10,074	9,622
Other liabilities	28,917	27,265

Total liabilities	1,254,343	1,143,108

Minority interests	989	989

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 100,000 shares authorized 73,114 and 72,756 shares issued and outstanding as of June 30, 2007 and December 31, 2006, respectively	731	728
Additional paid-in capital	902,855	895,247
Retained earnings	25,807	37,201
Accumulated other comprehensive loss	(3,249)	(7,498)

Total stockholders’ equity	926,144	925,678

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,181,476	$2,069,775

See accompanying notes to condensed consolidated financial statements

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
For the six months ended June 30, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	Six months ended
	June 30
	2007	2006
REVENUE:
Minimum rent	$97,424	$85,400
Expense recoveries	27,994	24,845
Percentage rent	1,637	1,463
Management and leasing services	986	596

Total revenue	128,041	112,304

COSTS AND EXPENSES:
Property operating	32,169	30,025
Management and leasing services	926	563
Rental property depreciation and amortization	23,282	20,536
General and administrative	14,620	10,897

Total costs and expenses	70,997	62,021

INCOME BEFORE OTHER INCOME AND EXPENSE, MINORITY INTEREST AND DISCONTINUED OPERATIONS	57,044	50,283

OTHER INCOME AND EXPENSE:
Investment income	6,758	5,765
Equity in income of unconsolidated joint ventures	—	1,650
Other income	240	389
Interest expense	(32,980)	(26,917)
Amortization of deferred financing fees	(812)	(718)
Gain on sale of real estate	1,585	5,598
Loss on sale of fixed assets	(283)	—
Loss on extinguishment of debt	—	(292)

INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	31,552	35,758
Minority Interest	(56)	(150)

INCOME FROM CONTINUING OPERATIONS	31,496	35,608

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	(329)	4,905
Gain on disposal of income-producing properties	1,720	93,199

Income / (loss) from discontinued operations	1,391	98,104

NET INCOME	$32,887	$133,712

EARNINGS PER COMMON SHARE - BASIC:
Continuing operations	$0.43	$0.48
Discontinued operations	0.02	1.31

	$0.45	$1.79

Number of Shares Used in Computing Basic Earnings per Share	73,038	74,753

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.42	$0.47
Discontinued operations	0.02	1.30

	$0.44	$1.77

Number of Shares Used in Computing Diluted Earning per Share	74,056	75,488
See accompanying notes to the condensed consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed and Consolidated Statement of Comprehensive Income
For the six months ended June 30, 2007 and 2006
(In thousands, except per share data)
(Unaudited)

	Six months ended
	June 30
	2007	2006
NET INCOME	$32,887	$133,712

OTHER COMPREHENSIVE INCOME:
Net unrealized holding gain/(loss) on securities available for sale	4,330	(10,519)
Changes in fair value of cash flow hedges	75	(240)
Reclassification adjustment for (gain)/loss on sale of securities and cash flow hedges included in net income	2,365	(10)
Net realized gain/(loss) on settlement of interest rate contracts	(2,498)	1,543
Net amortization of interest rate contracts	(23)	(46)

Other comprehensive income adjustment	4,249	(9,272)

COMPREHENSIVE INCOME	$37,136	$124,440

See accompanying notes to the condensed consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Stockholders’ Equity
For the six months ended June 30, 2007
(In thousands, except per share data)
(Unaudited)

				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders’
	Stock	Capital	Earnings	Income/(Loss)	Equity
BALANCE, JANUARY 1, 2007	$728	$895,247	$37,201	$(7,498)	$925,678
Issuance of common stock	3	3,885	—	—	3,888
Share-based compensation expense	—	3,723	—	—	3,723
Net income	—	—	32,887	—	32,887
Dividends paid	—	—	(44,281)	—	(44,281)
Other comprehensive income adjustment	—	—	—	4,249	4,249
BALANCE, JUNE 30, 2007	$731	$902,855	$25,807	$(3,249)	$926,144

EQUITY ONE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2007 and 2006
(In thousands)
(Unaudited)

	Six months ended June 30,
	2007	2006
OPERATING ACTIVITIES:
Net income	$32,887	$133,712
Adjustments to reconcile net income to net cash provided by operating activities:
Straight line rent adjustment	(1,141)	(1,337)
Amortization of above/(below) market lease intangibles	(2,300)	(1,296)
Provision for losses on accounts receivable	1,035	180
Amortization of premium on notes payable	(967)	(3,079)
Amortization of deferred financing fees	812	731
Rental property depreciation and amortization	23,384	23,532
Stock-based compensation	3,723	2,769
Amortization of derivatives	(23)	(46)
Gain on disposal of real estate and income-producing properties	(3,306)	(98,797)
Loss on sale of fixed assets	283	—
Loss/(gain) on sale of securities	(276)	339
Equity in income of unconsolidated joint ventures	—	(1,655)
Minority interest	56	150
Changes in assets and liabilities:
Accounts and other receivables	4,442	4,637
Other assets	412	(2,393)
Accounts payable and accrued expenses	10,162	873
Tenant security deposits	452	(453)
Other liabilities	2,992	3,289

Net cash provided by operating activities	$72,627	$61,156

INVESTING ACTIVITIES:
Additions to and purchases of rental property	$(105,400)	$(88,504)
Land held for development	(23)	(35,527)
Additions to construction in progress	(7,609)	(30,164)
Proceeds from disposal of rental properties	10,525	381,054
Decrease (increase) in cash held in escrow	1,405	(44,460)
Increase in deferred leasing costs	(2,737)	(2,446)
Additions to notes receivable	(14)	(33)
Proceeds from repayment of notes receivable	25	5,715
Proceeds from sale of securities	1,560	4,422
Cash used to purchase securities	(109)	(28,679)
Advances to joint ventures	—	(204)
Distributions from unconsolidated joint ventures from sale of property	—	1,935

Net cash (used in) provided by investing activities	$(102,377)	$163,109

	Six months ended June 30,
	2007	2006
FINANCING ACTIVITIES:
Repayments of mortgage notes payable	$(5,145)	$(84,353)
Net borrowings under revolving credit facilities	(70,500)	(46,165)
Proceeds from senior debt offerings	148,874	123,284
Repayment of senior debt	—	(50,000)
Cash paid for settlement of interest rate contracts	(2,498)	—
Increase in deferred financing costs	(532)	(1,611)
Proceeds from issuance of common stock	3,888	6,628
Stock issuance costs	—	(68)
Repurchase of common stock	—	(49,998)
Cash dividends paid to stockholders	(44,281)	(118,603)
Distributions to minority interest	(56)	(57)

Net cash provided by (used in) financing activities	$29,750	$(220,943)

Net increase in cash and cash equivalents	—	3,322
Cash and cash equivalents at beginning of the period	—	102
Cash and cash equivalents at end of the period	$—	$3,424

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest (net of capitalized interest of $1,809 and $2,676 in 2007 and 2006, respectively)	$31,791	$30,059

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Change in unrealized holding gain/(loss) on securities	$4,330	$(10,519)

Change in fair value of hedges	$75	$(240)

The Company acquired and assumed mortgages on some of the rental property acquisitions
Fair value of rental property	$69,069	$—
Assumption of mortgage notes payable	(27,740)	—
Fair value adjustment of mortgage notes payable	(1,974)	—

Cash paid for rental property	$39,355	$—

The Company issued senior unsecured notes:
Face value of notes	$150,000	$125,000
Underwriting Costs	(975)	(812)
Discount	(151)	(904)

Cash received	$148,874	$123,284

See accompanying notes to the condensed consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
1. Organization and Basis of Presentation
Organization
Equity One, Inc. operates as a self-managed real estate investment trust (“REIT”) that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by leading supermarkets, drug stores or discount retail store chains.
Basis of Presentation
The consolidated financial statements include the accounts of Equity One, Inc. and its wholly-owned subsidiaries and those partnerships where it has financial and operating control. Equity One, Inc. and its subsidiaries are hereinafter referred to as “the consolidated companies” or the “Company.”
Investments in joint ventures not controlled by the Company are accounted for under the equity method of accounting where the Company has concluded that the venture is not a variable interest entity or the Company is not the primary beneficiary and subject to the consolidation rules of FIN 46(R), “Consolidation of Variable Interest Entities.”
All significant intercompany transactions and balances have been eliminated in consolidation.
Certain prior-year data have been reclassified to conform to the 2007 presentation.
Portfolio
As of June 30, 2007, the Company owned or had interests in 180 properties consisting of 164 shopping centers, seven development/redevelopment properties, six non-retail properties and three parcels of land.
Interim Financial Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared by the Company’s management in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions of Form 10-Q and Article 10 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The results of operations for the three and six month periods ended June 30, 2007 are not necessarily indicative of the results that may be expected for the full year. These unaudited condensed consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere in this Form 10-Q and with Management’s Discussion and Analysis of Financial Condition and Results of Operations and audited consolidated financial statements and related footnotes, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 5, 2007.
2. Summary of Significant Accounting Policies
Properties
Income-producing property is stated at cost and includes all costs related to acquisition, development and construction, including tenant improvements, interest incurred during development, costs of predevelopment and certain direct and indirect costs of development. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements, which improve or extend the useful life of assets, are capitalized.

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
The Company is actively pursuing acquisition opportunities and will not be successful in all cases; costs incurred related to these acquisition opportunities are expensed when it is probable that the Company will not be successful in the acquisition.
Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Land improvements	40 years
Buildings	30-40 years
Building improvements	5-40 years
Tenant improvements	Over the shorter of the term of the related lease or economic useful life
Equipment	5-7 years
Business Combinations
The results of operations of any acquired property are included in the Company’s financial statements as of the date of its acquisition.
The Company allocates the purchase price of acquired companies and properties to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Fair value is defined as the amount at which that asset could be bought or sold in a current transaction between willing parties (other than in a forced or liquidation sale). In order to allocate the purchase price of acquired companies and properties to the tangible and intangible assets acquired, the Company identifies and estimates the fair value of the land, buildings and improvements, reviews the leases to determine the existence of, and estimates the fair value of, any contractual or other legal rights and investigates the existence of, and estimates the fair value of, any other identifiable intangible assets. Such valuations require management to make significant estimates and assumptions, especially with respect to intangibles.
The cost approach is used as the primary method to estimate the fair value of the buildings, improvements and other assets. The cost approach is based upon the current costs to develop the particular asset in that geographic location, less an allowance for physical and functional depreciation. The assigned value for buildings and improvements is based on an as-if vacant basis. The market value approach is used as the primary method to estimate the fair value of the land. The determination of the fair value of contractual intangibles is based on the costs incurred to originate a lease, including commissions and legal costs, excluding any new leases negotiated in connection with the purchase of a property. In-place lease values are based on management’s evaluation of the specific characteristics of each lease and the Company’s overall relationship with each tenant. Among the factors considered in the allocation of these values include the nature of the existing relationship with the tenant, the tenant’s credit quality, the expectation of lease renewals, the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, given the specific market conditions.
Above-market and below-market in-place lease values for acquired properties are computed based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition and (ii) management’s estimate of fair market lease rates for the property or equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The value of above-market leases is amortized as a reduction of rental income over the remaining terms of the respective leases. The value of below-market lease values is amortized as an increase to rental income over the remaining terms of the respective leases.
The Company allocates no value to customer relationship intangibles if it has pre-existing business relationships with the retailers. Other than as discussed above, the Company has determined that its real estate properties do not have any other significant identifiable intangibles.

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
Critical estimates in valuing certain of the intangibles and the assumptions of what marketplace participants would use in making estimates of fair value include, but are not limited to: future expected cash flows, estimated carrying costs, estimated origination costs, lease up periods and tenant risk attributes, as well as assumptions about the period of time the acquired lease will continue to be used in the Company’s portfolio and discount rates used in these calculations. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not always reflect unanticipated events and changes in circumstances may occur. In making such estimates, management uses a number of sources, including appraisals, third party cost segregation studies or other market data, as well as, information obtained in its pre-acquisition due diligence, marketing and leasing activities.
In the event that a tenant terminates its lease, any unamortized portion of each related intangible is expensed.
Intangibles associated with property acquisitions are included in other assets and other liabilities in the accompanying consolidated balance sheets.
Construction in Progress and Land Held for Development
Land held for development is stated at cost. Costs incurred during the predevelopment stage are capitalized once management has identified a site, determined that the project is feasible and it is probable that the Company is able to proceed with the project. Properties undergoing significant renovations and improvements are considered under development. The Company estimates the cost of a property undergoing renovations as a basis for determining eligible costs. Interest, real estate taxes and other costs directly related to the properties and projects under development are capitalized until the property is ready for its intended use. Similar costs related to properties not under development are expensed as incurred. In addition, the Company writes off costs related to predevelopment projects when it determines that it will no longer pursue the project.
Total interest expense capitalized to construction in progress and land held for development was $1.8 million and $2.7 million for the six months ended June 30, 2007 and 2006, respectively.
Property Held for Sale
Under Statement of Financial Accounting Standards, or SFAS, No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the definition of a component of an entity, assuming no significant continuing involvement, requires that operating properties that are sold or classified as held for sale be accounted for as discontinued operations. Accordingly, the results of operations of operating properties disposed of or classified as held for sale for which the Company has no significant continuing involvement are reflected as discontinued operations. Given the nature of real estate sales contracts, it is customary for such contracts to allow potential buyers a period of time to evaluate the property prior to becoming committed to its acquisition. In addition, certain conditions to the closing of a sale, such as financing contingencies, etc., often remain following the completion of the buyer’s due diligence review. As a result, properties under contract may not close within the expected time period, or may not close at all. Due to these uncertainties, the Company generally does not classify a property as “discontinued operations” until it is sold, unless management has otherwise determined that the property meets the criteria of SFAS No. 144 and is likely to close within the time requirements.
Long-lived Assets
On a periodic basis, or whenever events or change in circumstances indicate, the Company assesses whether the value of its real estate properties may be impaired. A property’s value is impaired only if it is probable that management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the historical net carrying value of the property. In management’s estimate of cash flows, it considers facts such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. In addition, the undiscounted cash flows may consider a probability-weighted cash flow estimation approach when alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated. The determination of undiscounted cash flows requires significant estimates by management and considers the expected course of action at the balance

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
sheet date. Subsequent changes in estimated undiscounted cash flows arising from changes in anticipated actions could impact the determination of whether impairment exits and whether the effects could materially impact the Company’s net income. The assessments have a direct impact on the Company’s net income because recording an impairment charge results in an immediate charge to expense.
To the extent that impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property.
When assets are identified by the Company as held for sale, the Company estimates the sales prices, net of selling costs, of such assets. Assets that will be sold together in a single transaction are aggregated in determining if the net sales proceeds of the group are expected to be less than the net book value of the assets. If, in management’s opinion, the net sales price of the assets, which have been identified for sale, are expected to be less than the net book value of the assets, an impairment charge is recorded. For the six months ended June 30, 2006, $86,000 of impairment loss related to a property that was subsequently sold was recognized and is reflected in income from discontinued operations. There was no impairment loss for the six months ended June 30, 2007.
Cash and Cash Equivalents
The Company considers highly liquid investments with an initial maturity of three months or less to be cash equivalents.
Cash Held in Escrow
Cash held in escrow represents the cash proceeds of property sales that are being held by qualified intermediaries in anticipation of the acquisition of replacement properties in tax-free exchanges under Section 1031 of the Internal Revenue Code.
Accounts Receivable
Accounts receivable include amounts billed to tenants and accrued expense recoveries due from tenants. Management evaluates the collectibility of these receivables and adjusts the allowance for doubtful accounts to reflect amounts estimated to be uncollectible. The allowance for doubtful accounts was approximately $2.3 million and $1.6 million at June 30, 2007 and December 31, 2006, respectively.
Securities
Historically, the Company’s investments consist primarily of equity and debt securities. The Company’s equity investments are classified as available-for-sale and recorded at fair value based on current market prices. Changes in the fair value of the equity investments are included in accumulated other comprehensive income. While the Company currently owns no debt securities, in the past these securities were recorded at cost and classified as held-to-maturity, with the related discount/premium amortized over the life of the investment using the effective interest method.
As of June 30, 2007, the Company indirectly owned approximately 3.8 million ordinary shares of DIM Vastgoed N.V. (“DIM”), representing 47.9% of the total outstanding ordinary shares of DIM. In addition, the Company has committed to buy, in September 2007, certificates representing an additional 45,362 ordinary shares for total consideration of approximately $941,000. DIM is a public company organized under the laws of the Netherlands, the shares of which are listed on Euronext Amsterdam and which operates as a closed-end investment company owning and operating a portfolio of 20 shopping center properties aggregating approximately 2.5 million square feet in the southeastern United States. DIM’s capital structure includes priority shares and ordinary shares. The priority shares are 100% owned by a foundation that is controlled by its supervisory board. The ordinary shares have voting rights; however, only the priority shares have the right to nominate members to the supervisory board and to approve certain other corporate matters. As of June 30, 2007, management believes that the investment in DIM should be accounted for as an available-for-sale security because, as of that date, the Company was unable to exert significant influence over DIM’s operating or financial policies and, based on DIM’s organizational and capital structure, the Company was unable to participate in the affairs of DIM’s supervisory board.

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
As of June 30, 2007, the fair value of DIM’s ordinary shares is less than the carrying amount of the Company’s investment. The Company’s aggregate cost is approximately $78.0 million and, based on the closing market price on June 30, 2007, the ordinary shares of DIM had a fair value of approximately $75.8 million. This equates to an unrealized loss of $2.2 million. The Company has evaluated the severity and duration of the possible impairment, together with the near-term prospects of DIM, the thin trading market for DIM shares and the ability and the intent of the Company to hold the investment for a reasonable period of time sufficient for a forecasted recovery of the carrying cost. As a result of these factors and the Company’s own evaluation of the net asset value of the underlying properties of DIM, the Company does not consider the investment to be other-than-temporarily impaired at June 30, 2007.
As of June 30, 2007, the Company owned 92,700 shares of preferred stock of a publicly traded REIT that had a fair value of $2.4 million, a carrying amount of $2.3 million and an unrealized gain of approximately $100,000.
During 2006, the Company held debt securities of Winn Dixie Stores, Inc. (“Winn Dixie”). In November 2006, a portion of the debt securities were converted into common stock of Winn Dixie when they emerged from bankruptcy. During the second quarter, the Company sold its remaining shares of Winn Dixie common stock and realized a gain of approximately $227,000.
Goodwill
Goodwill has been recorded to reflect the excess of cost over the fair value of net assets acquired in various business acquisitions. The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” on January 1, 2002 and no longer amortizes goodwill.
The Company is required to perform annual, or more frequently in certain circumstances, impairment tests of its goodwill. The Company has elected to test for goodwill impairment in November of each year. The goodwill impairment test is a two-step process which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit and comparing those estimated fair values with the carrying values, which include the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of a reporting unit’s implied fair value of goodwill requires the Company to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the implied fair value of goodwill which is compared to its corresponding carrying amount. During the periods presented, no impairment of goodwill was incurred.
The key assumptions management employs to determine the fair value of the Company’s reporting units (each property is considered a reporting unit) include (a) net operating income; (b) cash flows; and (c) an estimation of the fair value of each reporting unit, which was based on the Company’s experience in evaluating properties for acquisition and relevant market conditions. A variance in the net operating income or discount rate could have a significant impact on the amount of any goodwill impairment charge recorded.
Management cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill that totaled $13.0 million at June 30, 2007. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Company’s tenant base, or a materially negative change in its relationships with significant tenants.
For the six months ended June 30, 2006, $63,000 of goodwill was included in the gain from the disposal of income-producing properties. No properties sold during the six months ended June 30, 2007 included goodwill.
Deferred Costs and Intangibles
Deferred costs, intangible assets included in other assets, and intangible liabilities included in other liabilities consist of loan origination fees, leasing costs and the value of intangibles when a property was acquired. Loan and other fees directly related to rental property financing with third parties are amortized over the term of the loan which

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
approximates the effective interest method. Direct salaries, third-party fees and other costs incurred by the Company to originate a lease are capitalized and are being amortized using the straight-line method over the term of the related leases. Intangible assets consist of in-place lease values, tenant origination costs and above-market rents that were acquired in connection with the acquisition of the properties. Intangible liabilities consist of below-market rents that are also acquired in connection with the acquisition of properties. Both intangible assets and liabilities are being amortized using the straight-line method over the term of the related leases.
Deposits
Deposits included in other assets are comprised of funds held by various institutions for future payments of property taxes, insurance and improvements, utility and other service deposits.
Minority Interest
On January 1, 1999, Equity One (Walden Woods) Inc., a wholly-owned subsidiary of the Company, entered into a limited partnership as a general partner. An income-producing shopping center (“Walden Woods Village”) was contributed by its owners (the “Minority Partners”), and the Company contributed 93,656 shares of the Company’s common stock (the “Walden Woods Shares”) to the limited partnership at an agreed-upon price of $10.30 per share. Based on this per share price and the net value of property contributed by the Minority Partners, the limited partners received 93,656 partnership units. The Company has entered into a Redemption Agreement with the Minority Partners whereby the Minority Partners can request that the Company purchase either their limited partnership units or any shares of common stock which they received in exchange for their partnership units at a price of $10.30 per unit or per share at any time before January 1, 2014. As a result of the Redemption Agreement, the Company has consolidated the accounts of the partnership with the Company’s financial data. In addition, under the terms of the limited partnership agreement, the Minority Partners do not have an interest in the Walden Woods Shares except to the extent of dividends. Accordingly, a preference in earnings has been allocated to the Minority Partners to the extent of the dividends declared. The Walden Woods Shares are not considered outstanding in the consolidated financial statements and are excluded from the share count in the calculation of primary earnings per share.
The Company has controlling interests in two joint ventures that, together, own the Company’s Sunlake development project. The Company has funded all of the acquisition costs, is required to fund any necessary development and operating costs, receives an 8% preferred return on its advances and is entitled to 60% of the profits thereafter. The minority partners are not required to make contributions and, to date, have not contributed any capital. The joint ventures are in the process of obtaining the required approvals and permits to continue their mixed-use business plan. No minority interest has been recorded as the venture has incurred operating losses after taking into account the Company’s preferred return.
The Company also has a controlling membership interest in Dolphin Village Partners, LLC, a venture that owns the Company’s Dolphin Village shopping center. The Company funded all of the acquisition costs, is required to fund any necessary development and operating costs, receives an 8% preferred return on its advances and is entitled to 50% of the profits thereafter. The minority partner is not required to make contributions and, to date, has not contributed any capital. The joint venture has obtained preliminary approval of its redevelopment plans and is evaluating the feasibility of those plans. No minority interest has been recorded as the venture has incurred operating losses after taking into account the Company’s preferred return.
Use of Derivative Financial Instruments
The Company accounts for derivative and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended and interpreted. These accounting standards require the Company to measure derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in the consolidated balance sheets as assets or liabilities, depending on the Company’s rights or obligations under the applicable derivative contract. For derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings.

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
Changes in fair value of derivative instruments not designated as hedging instruments, and ineffective portions of hedges, are recognized in earnings in the current period.
The Company does not enter into derivative instruments for speculative purposes. The Company requires that the hedges or derivative financial instruments be effective in managing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential to qualify for hedge accounting. Hedges that meet these hedging criteria are formally designated as such at the inception of the contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, resulting in some ineffectiveness, the change in the fair value of the derivative instrument will be included in earnings. Additionally, any derivative instrument used for risk management that becomes ineffective is marked-to-market each period.
The Company believes that it mitigates its credit risk by entering into these agreements with major financial institutions. Net interest differentials to be paid or received under a swap contract and/or collar agreement are included in interest expense as incurred or earned.
The estimated fair value of the Company’s derivative financial instruments has been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value.
In 2006, the Company entered into an aggregate notional amount of $85.0 million of treasury locks. The treasury locks were executed to hedge the benchmark interest rate associated with forecasted interest payments relating to an anticipated issuance of fixed-rate borrowings. The treasury locks were terminated in connection with the issuance of $150.0 million of unsecured senior notes in April 2007. The realized loss on these hedging relationships has been deferred in other comprehensive income and will be amortized against earnings over the term of the debt as an adjustment to interest expense.
During 2004, concurrent with the issuance of the $200.0 million 3.875% senior unsecured notes, the Company entered into a $100.0 million notional principal variable rate interest swap with an estimated fair value of $3.6 million as of June 30, 2007. This swap converted fixed rate debt to variable rate based on the 6 month LIBOR in arrears plus 0.4375%, and matures April 15, 2009.
Revenue Recognition
Rental income comprises minimum rents, expense reimbursements, termination fees and percentage rent payments. Minimum rents are recognized over the lease term on a straight-line basis. As part of the leasing process, the Company may provide the lessee with an allowance for the construction of leasehold improvements. Leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event the Company is not considered the owner of the improvements, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction to revenue. Factors considered during this evaluation include, among others, the type of improvements made, who holds legal title to the improvements, and other controlling rights provided by the lease agreement. Determination of the accounting for a tenant allowance is made on a case-by-case basis, considering the facts and circumstances of the individual tenant lease. Lease revenue recognition commences when the lessee is given possession of the leased space and there are no contingencies offsetting the lessee’s obligation to pay rent.
Substantially all of the lease agreements contain provisions that require the payment of additional rents based on the respective tenant’s sales volume (contingent or percentage rent) and reimbursement of the tenant’s share of real estate taxes, insurance and common area maintenance (“CAM”) costs. Percentage rents are recognized when the tenant’s reported sales have achieved the specified levels as defined in their respective lease agreements. Expense recoveries of real estate taxes, insurance and CAM costs are recognized in the period that the applicable costs are

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
incurred in accordance with the lease agreements. The Company accounts for these leases as operating leases as the Company has retained substantially all risks and benefits of property ownership.
The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenants’ payment history and current credit quality.
During 2007, the Company was engaged by joint ventures and other third parties to provide property management and leasing services. The fees were generally calculated as a percentage of either revenues received or reimbursement of costs and were recognized as services were provided. As of May 31, 2007, the Company is no longer providing these services.
The Company accounts for profit recognition on sales of real estate in accordance with SFAS No. 66 “Accounting for Sales of Real Estate.” In summary, profits from sales will not be recognized by the Company unless a sale has been consummated, the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property, the Company has transferred to the buyer the usual risks and rewards of ownership, and the Company does not have substantial continuing involvement with the property. The sales of operating properties where the Company does not have continuing involvement are reflected in discontinued operations.
Concentration of Credit Risk
A concentration of credit risk arises in the Company’s business when a national or regionally based tenant occupies a substantial amount of space in multiple properties owned by the Company. In that event, if the tenant suffers a significant downturn in its business, it may become unable to make its contractual rent payments to the Company, exposing the Company to a potential loss in rental revenue, expense recoveries, and percentage rent that is magnified as a result of the tenant renting space in multiple locations. Generally, the Company does not obtain security from its national or regionally based tenants in support of their lease obligations to the Company. The Company regularly monitors its tenant base to assess potential concentrations of credit risk. Publix Super Markets accounts for over 10% of the Company’s annualized minimum rent, or approximately $19.3 million of annualized minimum rent. No other tenant accounts for over 5% of the Company’s annualized minimum rent.
Earnings Per Share
Basic earnings per share (“EPS”) are computed by dividing net income by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur from shares issuable under stock-based compensation plans, which would include the exercise of stock options, and the conversion of the operating partnership units held by minority limited partners.
Income Taxes
The Company elected to be taxed as a REIT under the Internal Revenue Code (“Code”), commencing with its taxable year ended December 31, 1995.  To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its REIT taxable income to its stockholders.  Also, at least 95% of the Company’s gross income in any year must be derived from qualifying sources. The difference between net income available to common stockholders for financial reporting purposes and taxable income before dividend deductions relates primarily to temporary differences, such as real estate depreciation and amortization, deduction of deferred compensation and deferral of gains on sold properties utilizing like kind exchanges. It is management’s intention to adhere to these requirements and maintain the Company’s REIT status. As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders.  If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years.  Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income.  Accordingly, the only provision for federal income taxes in the accompanying consolidated financial statements relates to the Company’s

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
consolidated taxable REIT subsidiaries (“TRSs”). The Company’s TRSs did not have significant tax provisions or deferred income tax items during the periods reported hereunder.
Stock-Based Compensation
Cumulative Effect of Change in Accounting Principle
Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement provisions of Accounting Principle Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and related interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, no stock-based compensation costs were recognized in the Statement of Operations for stock options as the Company’s options granted had an exercise price equal to the market value of its common shares on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment”, using the modified-prospective-transition method. Under this transition method, compensation cost recognized beginning January 1, 2006, includes: (a) compensation costs for all share-based payments granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). The Company has always used the binomial model to value stock options and intends to continue to use this model in the future.
On January 1, 2006, the Company recorded the cumulative effect of adopting SFAS No. 123(R). This cumulative effect resulted in decreasing accrued liabilities by $4.5 million and increasing shareholder equity by $4.5 million. These balance sheet changes related to deferred compensation on unvested shares. There was no effect on the consolidated statement of operations or cash flows. Under SFAS No. 123(R), deferred compensation is no longer recorded at the time unvested shares are issued. Share-based compensation is now recorded over the requisite service period with an offsetting credit to equity (generally additional paid-in capital).
Share-Based Compensation Subsequent to the Adoption of SFAS 123(R)
Share-based compensation expense charged against earnings for the six months ended June 30, 2007 and 2006, was $3.5 million and $2.6 million, respectively, of which $872,000 and $145,000, respectively, related to stock options, $7,000 and $3,000, respectively, related to discounts offered under the Company’s Employee Stock Purchase Plan, and $2.6 million and $2.5 million, respectively, related to restricted stock grants, including amounts for which vesting was accelerated under severance agreements. Share-based compensation capitalized as part of properties and related assets for the six months ended June 30, 2007 and 2006 was $197,000 and $103,000, respectively.
Segment Information
The Company’s properties are community and neighborhood shopping centers located predominantly in high-growth and high-barrier markets in the southern and northeastern United States. Each of the Company’s centers is a separate operating segment which has been aggregated and reported as one reportable segment because they have characteristics so similar that they are expected to have essentially the same future prospects. The economic characteristics include similar returns, occupancy and tenants. No individual property constitutes more than 10% of the Company’s combined revenue, net income or assets, and thus the individual properties have been aggregated into one reportable segment based upon their similarities with regard to both the nature and economics of the centers, tenants and operational processes, as well as long-term average financial performance. In addition, no shopping center is located outside the United States.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Recent Accounting Pronouncements
In June 2006, the FASB issued SFAS Interpretation No. 48 — “Accounting for Uncertainty in Income Taxes (FIN 48).” In summary, FIN 48 requires that all tax positions subject to SFAS No. 109 — "Accounting for Income Taxes,” to be analyzed using a two-step approach. The first step requires an entity to determine if a tax position is more likely than not be sustained upon examination. In the second step, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. FIN 48 was effective for fiscal years beginning after December 15, 2006, with any adjustment in a company’s tax provision being accounted for as a cumulative effect of accounting change in beginning equity. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (SFAS No. 157), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of this standard is not expected to materially impact how the Company measures fair value.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159) which allows entities to voluntarily choose, at specified election dates, to measure many financial assets and financial liabilities at fair value. The election is made on an instrument-by-instrument basis and is irrevocable. Subsequent to the adoption of SFAS No. 159, changes in fair value for the particular instruments shall be reported in earnings. Upon initial adoption, SFAS No. 159 provides entities with a one-time chance to elect the fair value option for existing eligible items. The effect of the first measurement to fair value should be reported as a cumulative-effect adjustment to the opening balance of retained earnings in the year the statement is adopted. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the effects of this standard to its consolidated financial statements.
3. Acquisitions
The following table provides a summary of properties acquired during 2007:

			Gross Leasable	Purchase
Date	Property	City, State	Area	Price
			(In square feet)	(In thousands)
01/09/07	Concord Shopping Plaza	Miami, FL	298,986	$48,433
02/07/07	Shelby Plaza Land	Shelby, NC	N/A	505
02/15/07	Alafaya Commons Outparcel	Orlando, FL	N/A	2,146
03/09/07	Buckhead Station	Atlanta, GA	233,930	68,000
06/13/07	Shoppes of Sunset	Miami, FL	21,704	5,000
06/21/07	Medical & Merchants —Crown Bank Outparcel	Jacksonville, FL	3,392	1,333

	Total			$125,417

No equity interests were issued or issuable in connection with the above purchases and no contingent payments, options or commitments are provided for in the agreements. No goodwill was recorded in conjunction with any of the individual property acquisitions.

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
4. Property Held for Sale and Dispositions
The following table provides a summary of property disposition activity during 2007:

			Gross
Date	Property	City, State	Leasable Area	Sales Price	Gain
			(In square feet)	(In thousands)
Income-producing properties
01/11/07	Pinhook Plaza Office Building	Lafayette, LA	4,406	$350	$266
03/14/07	Eustis Square Shopping Center	Eustis, FL	126,791	7,100	1,454

	Subtotal			$7,450	$1,720

Sale of real estate
03/22/07	Venice Plaza Outparcel	Venice, FL	N/A	$1,500	$1,028
06/13/07	Shops of Hampton Oaks Outparcel	Atlanta, GA	N/A	1,300	303
06/29/07	Winchester Plaza Outparcel	Huntsville, AL	N/A	550	254

	Subtotal			$3,350	$1,585

	Total			$10,800	$3,305

As of June 30, 2007, one shopping center in Lancaster, SC, one non-retail property in Charlotte, NC and three parcels of land in Georgia, Alabama and Florida were held for sale. The two properties have a net book value of $3.5 million comprised of 96,822 square feet of gross leasable area and approximately 65.92 acres for the land parcels.
The summary selected operating results for income-producing properties disposed of or designated as held for sale, with no significant continuing involvement, are as follows for the six months ended June 30, 2007 and 2006:

	Six Months ended
	June 30
	2007	2006
	(in thousands)
Rental Revenue	$811	$15,349
Expenses
Property operating expenses	1,039	4,312
Rental property depreciation and amortization	101	2,996
Interest expense	—	1,064
Other	—	2,072

Operations of income producing properties sold or held for sale	$(329)	$4,905

In April 2006, the Company sold 29 of its properties located in Texas (the “Texas Properties”) to EQYInvest Texas, LLC, a Delaware limited liability company, in which the Company retained a 20% interest (the “JV”). In connection with the sale, the Company agreed to manage and lease the Texas Properties on behalf of the JV. In December 2006, the Company disposed of its 20% interest in the JV, but continued to manage and lease the properties under the management agreement. As of May 31, 2007, all services provided under that agreement ceased.
The Company has guaranteed the joint venture an operating return based on certain predetermined targets for the first twelve months following the sale, which will require the Company to pay to the joint venture an amount of up to $2.0 million in the event that the joint venture does not achieve its targeted operating returns. The Company has also agreed to fund remaining construction costs to complete various projects in an amount up to $1.6 million. These obligations are reflected in other liabilities in the accompanying condensed consolidated balance sheets.

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
5. Investments in Joint Ventures
As of June 30, 2007 and December 31, 2006, the Company did not have investments in unconsolidated joint ventures.
6. Borrowings
The following table is a summary of the Company’s mortgage notes payable balances for periods ended June 30, 2007 and December 31, 2006:

	June 30,	December 31,
Mortgage Notes Payable	2007	2006
	(In thousands)
Fixed rate mortgage loans	$414,242	$391,647
Unamortized net premium on mortgage notes payable	11,500	10,463

	$425,742	$402,110

The weighted average interest rate of the mortgage notes payable at June 30, 2007 and December 31, 2006 was 7.31% and 7.26% respectively, excluding the effects of the net premium adjustment.
Each of the existing mortgage loans is secured by a mortgage on one or more of the Company’s properties. Certain of the mortgage loans involving an aggregate principal balance of approximately $75.6 million contain prohibitions on transfers of ownership which may have been violated by the Company’s previous issuances of common stock or in connection with past acquisitions and may be violated by transactions involving the Company’s capital stock in the future. If a violation were established, it could serve as a basis for a lender to accelerate amounts due under the affected mortgage. To date, no lender has notified the Company that it intends to accelerate its mortgage. In the event that the mortgage holders declare defaults under the mortgage documents, the Company will, if required, repay the remaining mortgage from existing resources, refinancing of such mortgages, borrowings under its revolving lines of credit or other sources of financing. Based on discussions with various lenders, current credit market conditions and other factors, the Company believes that the mortgages will not be accelerated. Accordingly, the Company believes that the violations of these prohibitions will not have a material adverse impact on the Company’s results of operations or financial condition.
The Company’s outstanding unsecured senior notes at June 30, 2007 and December 31, 2006 consist of the following:

	June 30,	December 31,
Unsecured Senior Notes Payable	2007	2006
	(In thousands)
3.875% Senior Notes, due 4/15/09	$200,000	$200,000
Fair value of interest rate swap	(3,630)	(3,813)
7.84% Senior Notes, due 1/23/12	25,000	25,000
5.375% Senior Notes, due 10/15/15	120,000	120,000
6.00% Senior Notes, due 9/15/16	125,000	125,000
6.25% Senior Notes, due 1/15/17	125,000	125,000
6.00% Senior Notes, due 9/15/17	150,000	—
Unamortized net premium/(discount) on unsecured senior notes payable	(353)	(141)

	$741,017	$591,046

The weighted average interest rate of the unsecured senior notes at June 30, 2007 and December 31, 2006 was 5.76% and 5.67% respectively, excluding the effects of the interest rate swap and net premium adjustment.
In April 2007, the Company completed the issuance of $150.0 million senior unsecured notes that mature on September 15, 2017. Interest is due semi-annually on March 15 and September 15 of each year, commencing on

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
September 15, 2007. The notes were issued at a discount of $151,500 that will be amortized as interest expense over the life of the notes. The notes are guaranteed by certain of the Company’s subsidiaries. In connection with the private placement, the company and the guarantors have agreed to use their reasonable best efforts to consummate an exchange offer for registered securities no later than 270 days after the closing of the offering or to file a shelf registration for the resale of the securities if they cannot effect an exchange offer within that time period. If this requirement is not met, then the annual interest on the notes will increase by .25 percentage point for the first 90 days following the end of such 270-day period and .25 percentage point for each subsequent 90-day period, up to a maximum of 1.0 percentage point until the exchange offer is complete or until the shelf registration statement is declared effective.
The indentures under which the Company’s unsecured senior notes were issued have several covenants which limit the ability to incur debt, require the Company to maintain an unencumbered assets ratio above a specified level and limit the ability to consolidate, sell, lease, or convey substantially all of the assets to, or merge with any other entity. These notes have also been guaranteed by most of the Company’s subsidiaries.
The Company swapped $100.0 million notional principal of the $200.0 million, 3.875% senior notes to a floating interest rate based on the 6-month LIBOR in arrears plus 0.4375%.
The following table provides a summary of the Company’s unsecured revolving lines of credit balances at June 30, 2007 and December 31, 2006:

Unsecured Revolving Credit Facilities	June 30, 2007	December 31, 2006
	(In thousands)
Wells Fargo	$6,000	$76,500
City National Bank	—	—

	$6,000	$76,500

In January 2006, the Company entered into an amended and restated unsecured revolving credit facility, with a syndicate of banks for which Wells Fargo Bank, National Association is the sole lead arranger and administrative agent. This facility has a maximum principal amount of $275.0 million and bears interest at the Company’s option at (i) LIBOR plus 0.45% to 1.15%, depending on the credit ratings of the Company’s senior unsecured notes or (ii) Federal Funds Rate plus 0.5%. The facility is guaranteed by most of the Company’s subsidiaries. Based on the Company’s current rating, the LIBOR spread is 0.80%. The facility also includes a competitive bid option which allows the Company to conduct auctions among the participating banks for borrowings in an amount not to exceed $137.5 million, a $35.0 million swing line facility for short term borrowings, and a $20.0 million letter of credit commitment. The facility may, at the request of the Company, be increased up to a total commitment of $400.0 million. The facility expires January 17, 2009 with a one-year extension option. In addition, the facility contains customary covenants, including financial covenants regarding debt levels, total liabilities, interest coverage, EBITDA coverage ratios, unencumbered properties and permitted investments which may limit the amount available under the facility. If a default under the facility exists, the Company’s ability to pay dividends would be limited to the amount necessary to maintain the Company’s status as a REIT unless the default is a payment default or bankruptcy event in which case the Company would be prohibited from paying any dividends. The weighted average interest rate at June 30, 2007 and December 31, 2006, was 5.77% and 5.63%, respectively. The facility also provides collateral for $3.6 million in outstanding letters of credit.
The Company has a $5.0 million unsecured credit facility with City National Bank of Florida, of which there was no outstanding balance at June 30, 2007 and December 31, 2006. This facility also provides collateral for $1.5 million in outstanding letters of credit.
The Company also has an additional $1.9 million outstanding letter of credit with PNC Bank.
As of June 30, 2007, the availability under the various credit facilities was approximately $268.6 million net of outstanding balances and letters of credit.

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
7. Stockholders’ Equity and Earnings Per Share
The following table depicts common stock activity during the six month period ended June 30, 2007:

		Options
	Common Stock(1)	Exercised	Total
	(In thousands)
Board of Directors	15	16	31
Officers (2)	42	267	309
Employees and other	14	4	18

	71	287	358

(1)	Effective January 1, 2006, the Company changed the method of accounting for restricted stock to comply with the provisions of SFAS Statement No. 123(R).

(2)	Net of shares surrendered on the exercise of options.
The following summarizes the calculation of basic and diluted shares for the six month periods ended June 30, 2007 and 2006:

	Six Months ended June 30
Denominator	2007	2006
Basic earnings per share — weighted average shares	73,038	74,753

Walden Woods Village, Ltd	94	94
Unvested restricted stock	632	422
Stock options (using treasury method)	292	219

Subtotal	1,018	735

Diluted earnings per share — weighted average shares	74,056	75,488

8. Share-Based Compensation Plans
As of June 30, 2007, we have grants outstanding under four share-based compensations plans, including two plans that we assumed in connection with our merger with IRT Property Company. While awards are outstanding under these plans, the Equity One 2000 Executive Incentive Compensation Plan is the primary plan under which current awards are granted. The 2000 plan was adopted by our stockholders in June 2000 and amended in May 2002, July 2004 and June 2007. The number of shares reserved for issuance under the plan is currently 8.5 million, of which approximately 3.9 million remain available for awards.
The term of each award is determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”), but in no event can be longer than ten years from the date of the grant. The vesting of the awards is determined by the Committee, in its sole and absolute discretion, at the date of grant of the award. Dividends are paid on unvested shares. Certain options and share awards provide for accelerated vesting if there is a change in control.
The fair value of each option award is estimated on the date of grant using the binomial option-pricing model. Expected volatilities, option life (years), dividend yields, employee exercises and employee terminations are primarily based on historical data. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company measures compensation costs for restricted stock awards based on the fair value of the Company’s common stock at the date of the grant and charges to expense such amounts to earnings ratably over the vesting period.

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
The following table reports stock option activity during the six month period ended June 30, 2007:

			Weighted
			Average
		Weighted-	Remaining
	Shares Under	Average	Contractual	Aggregate
	Option	Exercise Price	Term	Intrinsic Value
	(In thousands)		(In years)	(In thousands)
Outstanding at December 31, 2006	2,437	$22.82
Granted	30	26.66
Exercised	(287)	17.45
Forfeited or expired	—	—

Outstanding at June 30, 2007	2,180	$23.58	9.0	$4,302

Exercisable at June 30, 2007	323	$19.00	3.8	$2,115

There were 30,000 options granted during the six months ended June 30, 2007. At June 30, 2007, these options held no intrinsic value. The total intrinsic value of options exercised during the six months ended June 30, 2007, was $2.6 million. The total cash received from options exercised was $3.8 million.
The following table presents information regarding unvested restricted stock activity during the six month period ended June 30, 2007:

		Weighted-
	Unvested	Average
	Shares	Price
	(In thousands)
Unvested at December 31, 2006	381	$23.58
Granted	371	26.58
Vested	(113)	22.01
Forfeited	(24)	23.90

Unvested at June 30, 2007	615	25.66

During the six months ended June 30, 2007, the Company granted 371,100 shares of restricted stock which are subject to forfeiture and vest over periods from two to five years.
The total vesting-date value of the shares that vested during the six months ended June 30, 2007 was $3.9 million.
As of June 30, 2007, there was $17.6 million of total unrecognized compensation expense related to unvested share-based compensation arrangements (options and unvested restricted shares) granted under our plans. This cost is expected to be recognized over the next 3.5 years.

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
9. Condensed Consolidating Financial Information
Most of the Company’s subsidiaries, have guaranteed the Company’s indebtedness under the unsecured senior notes and the revolving credit facility. The guarantees are joint and several and full and unconditional.

		Combined	Non-
Condensed Balance Sheet	Equity One,	Guarantor	Guarantor	Eliminating
As of June 30, 2007	Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
	(In thousands)
ASSETS
Properties, net	$353,483	$1,122,913	$521,995	$—	$1,998,391
Investment in affiliates	628,309	—	—	(628,309)	—
Other assets	28,657	52,492	101,936	—	183,085

Total Assets	$1,010,449	$1,175,405	$623,931	$(628,309)	$2,181,476

LIABILITIES
Mortgage notes payable	$46,301	$125,493	$242,448	$—	$414,242
Unsecured revolving credit facilities	6,000	—	—	—	6,000
Unsecured senior notes payable	741,370	—	—	—	741,370
Unamortized premium on notes payable	(225)	3,967	7,405	—	11,147
Other liabilities	27,914	34,543	19,127	—	81,584

Total Liabilities	821,360	164,003	268,980	—	1,254,343

MINORITY INTEREST	—	—	—	989	989

STOCKHOLDERS’ EQUITY	189,089	1,011,402	354,951	(629,298)	926,144

Total Liabilities and Stockholders’ Equity	$1,010,449	$1,175,405	$623,931	$(628,309)	$2,181,476

		Combined	Non-
Condensed Balance Sheet	Equity One,	Guarantor	Guarantor	Eliminating
As of December 31, 2006	Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
	(In thousands)
ASSETS
Properties, net	$355,817	$1,003,181	$526,713	$—	$1,885,711
Investment in affiliates	700,622	140,134	(201,618)	(639,138)	—
Other assets	48,917	38,575	96,572	—	184,064

Total Assets	$1,105,356	$1,181,890	$421,667	$(639,138)	$2,069,775

LIABILITIES
Mortgage notes payable	$47,113	$99,867	$244,667	$—	$391,647
Unsecured revolving credit facilities	76,500	—	—	—	76,500
Unsecured senior notes payable	591,187	—	—	—	591,187
Unamortized premium on notes payable	11	2,346	7,965	—	10,322
Other liabilities	26,217	28,623	18,612	—	73,452

Total Liabilities	741,028	130,836	271,244	—	1,143,108

MINORITY INTEREST	—	—	—	989	989

STOCKHOLDERS’ EQUITY	364,328	1,051,054	150,423	(640,127)	925,678

Total Liabilities and Stockholders’ Equity	$1,105,356	$1,181,890	$421,667	$(639,138)	$2,069,775

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)

Condensed Statements of Operations		Combined	Non-
for the six months ended	Equity One,	Guarantor	Guarantor	Eliminating
June 30, 2007	Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
	(In thousands)
REVENUE
Minimum rents	$18,161	$53,516	$25,747	$—	$97,424
Expense recoveries	5,369	15,112	7,513	—	27,994
Percentage rent	139	914	584	—	1,637
Management and leasing services	—	986	—	—	986

Total rental revenue	23,669	70,528	33,844	—	128,041

EQUITY IN SUBSIDIARIES’ EARNINGS	51,960	—	—	(51,960)	—

COSTS AND EXPENSES
Property operating	6,063	18,151	7,955	—	32,169
Management and leasing services	—	926	—	—	926
Rental property depreciation and amortization	3,748	13,047	6,487	—	23,282
General and administrative	12,874	1,632	114	—	14,620

Total costs and expenses	22,685	33,756	14,556	—	70,997

INCOME BEFORE OTHER INCOME AND EXPENSES, MINORITY INTEREST AND DISCONTINUED OPERATIONS	52,944	36,722	19,288	(51,960)	57,044

OTHER INCOME AND EXPENSES:
Investment income	719	71	5,968	—	6,758
Other income	240	—	—	—	240
Interest expense	(21,289)	(3,579)	(8,112)	—	(32,980)
Amortization of deferred financing fees	(707)	(40)	(65)	—	(812)
Gain on sale of real estate	1,028	557	—	—	1,585
Loss on sale of fixed assets	—	(283)	—	—	(283)

INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	32,935	33,498	17,079	(51,960)	31,552
Minority Interest	—	(56)	—	—	(56)

INCOME FROM CONTINUING OPERATIONS	32,935	33,442	17,079	(51,960)	31,496

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	(48)	(270)	(11)	—	(329)
Gain on disposal of income-producing properties	—	1,720	—	—	1,720

Income from discontinued operations	(48)	1,450	(11)	—	1,391

NET INCOME	$32,887	$34,892	$17,068	$(51,960)	$32,887

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)

Condensed Statements of Operations		Combined	Non-
for the six months ended	Equity One,	Guarantor	Guarantor	Eliminating
June 30, 2006	Inc.	Subsidiaries	Subsidiaries	Entries	Consolidated
	(In thousands)
REVENUE:
Minimum rents	$17,931	$44,261	$23,208	$—	$85,400
Expense recoveries	5,187	12,678	6,980	—	24,845
Percentage rent	130	916	417	—	1,463
Management and leasing services	—	596	—	—	596

Total rental revenue	23,248	58,451	30,605	—	112,304

EQUITY IN SUBSIDIARIES’ EARNINGS	143,001	—	—	(143,001)	—

COSTS AND EXPENSES:
Property operating	4,106	18,506	7,413	—	30,025
Management and leasing services	—	563	—	—	563
Rental property depreciation and amortization	3,688	10,357	6,491	—	20,536
General and administrative	10,326	556	15	—	10,897

Total costs and expenses	18,120	29,982	13,919	—	62,021

INCOME BEFORE OTHER INCOME AND EXPENSES, MINORITY INTEREST AND DISCONTINUED OPERATIONS	148,129	28,469	16,686	(143,001)	50,283

OTHER INCOME AND EXPENSES:
Investment income	1,261	192	4,312	—	5,765
Equity in income/(loss) from unconsolidated JV	—	1,650	—	—	1,650
Other income	389	—	—	—	389
Interest expense	(15,502)	(3,511)	(7,904)		(26,917)
Amortization of deferred financing fees	(612)	(41)	(65)	—	(718)
Gain on sale of real estate	—	5,062	536	—	5,598
Loss on sale of fixed assets	—	—	(292)	—	(292)

INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	133,665	31,821	13,273	(143,001)	35,758
Minority Interest	—	(150)	—	—	(150)

INCOME FROM CONTINUING OPERATIONS	133,665	31,671	13,273	(143,001)	35,608

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	47	5,128	(270)	—	4,905
Gain on disposal of income-producing properties	—	85,522	7,677	—	93,199

Income from discontinued operations	47	90,650	7,407	—	98,104

NET INCOME	$133,712	$122,321	$20,680	$(143,001)	$133,712

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)

Condensed Statement of Cash Flows		Combined
for the six months ended	Equity One,	Guarantor	Non-Guarantor
June 30, 2007	Inc.	Subsidiaries	Subsidiaries	Consolidated
Net cash provided by operating activities	$1,037	$51,403	$20,187	$72,627

INVESTING ACTIVITIES:
Additions to and purchase of properties	—	(101,268)	(4,132)	(105,400)
Land held for development	—	(23)	—	(23)
Additions to construction in progress	(1,968)	(4,749)	(892)	(7,609)
Proceeds from disposal of rental properties	1,495	9,030	—	10,525
Increase in cash held in escrow	1,405	—	—	1,405
Increase in deferred leasing costs	(586)	(1,492)	(659)	(2,737)
Additions to notes receivable	—	(14)	—	(14)
Proceeds from repayment of notes receivable	1	14	10	25
Proceeds from sale of securities	1,560	—	—	1,560
Cash used to purchase securities	(109)	—	—	(109)
Advances to affiliates	(36,912)	49,213	(12,301)	—

Net cash (used in) provided by investing activities	(35,114)	(49,289)	(17,974)	(102,377)

FINANCING ACTIVITIES:
Repayment of mortgage notes payable	(818)	(2,114)	(2,213)	(5,145)
Net borrowings under revolving credit facilities	(70,500)	—	—	(70,500)
Proceeds from senior debt offering	148,874	—	—	148,874
Cash paid for settlement of interest rate contracts	(2,498)	—	—	(2,498)
Increase in deferred financing costs	(532)	—	—	(532)
Proceeds from issuance of common stock	3,888	—	—	3,888
Cash dividends paid to stockholders	(44,281)	—	—	(44,281)
Distributions to minority interest	(56)	—	—	(56)

Net cash provided by (used in) financing activities	34,077	(2,114)	(2,213)	29,750

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	—	—

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	—	—	—	—

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$—	$—	$—	$—

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)

		Combined	Non-
Condensed Statement of Cash Flows	Equity One,	Guarantor	Guarantor
For the six months ended June 30, 2006	Inc.	Subsidiaries	Subsidiaries	Consolidated
	(In Thousands)
Net cash provided by operating activities	$1,977	$40,078	$19,101	$61,156

INVESTING ACTIVITIES:
Additions to and purchase of properties	(8,778)	(6,474)	(73,252)	(88,504)
Purchases of land held for development	—	(10,483)	(25,044)	(35,527)
Additions to construction in progress	(1,024)	(22,412)	(6,728)	(30,164)
Proceeds from disposal of properties	2,569	359,576	18,909	381,054
Increase in cash held in escrow	(44,460)	—	—	(44,460)
Proceeds from sale of securities	4,422	—	—	4,422
Contributions to joint venture-	—	(204)	—	(204)
Distributions from unconsolidated joint venture from sale of property	—	—	1,935	1,935
Cash used to purchase securities	(434)	—	(28,245)	(28,679)
Proceeds from repayment of notes receivable	5,692	15	8	5,715
Additions to notes receivable	—	(18)	(15)	(33)
Increase in deferred leasing costs	(481)	(1,531)	(434)	(2,446)
Advances from (to) affiliates	185,327	(333,085)	147,758	—

Net cash (used in) provided by investing activities	142,833	(14,616)	34,892	163,109

FINANCING ACTIVITIES:
Repayment of mortgage notes payable	(4,926)	(25,434)	(53,993)	(84,353)
Net borrowings (repayments) under revolving credit facilities	(46,165)	—	—	(46,165)
Proceeds from senior debt offering	123,284	—	—	123,284
Repayment of senior debt	(50,000)	—	—	(50,000)
Increase in deferred financing costs	(1,611)	—	—	(1,611)
Proceeds from issuance of common stock	6,558	—	—	6,558
Repurchases of common stock	(49,928)	—	—	(49,928)
Stock issuance costs	(68)	—	—	(68)
Cash dividends paid to stockholders	(118,603)	—	—	(118,603)
Distributions to minority interest	(29)	(28)	—	(57)

Net cash used in financing activities	(141,488)	(25,462)	(53,993)	(220,943)

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,322	—	—	3,322

CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	102	—	—	102

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$3,424	$—	$—	$3,424

EQUITY ONE, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
June 30, 2007
(Unaudited)
10. Commitments and Contingencies
As of June 30, 2007, the Company has pledged letters of credit totaling $7.2 million as additional security for certain financings and other activities.
The Company has committed to fund approximately $5.8 million, based on current plans and estimates, in order to complete pending development and redevelopment projects. These obligations, comprised principally of construction contracts, are generally due as the work is performed and are expected to be financed by the funds available under our credit facilities.
Certain of the Company’s properties are subject to a ground lease, which are accounted for as operating leases and have annual obligations of approximately $45,000.
The Company is subject to litigation in the normal course of business. However, none of the litigation outstanding as of June 30, 2007, in the opinion of management, will have a material adverse effect on the financial condition or results of operations of the Company.
11. Subsequent Events
None.

AUDITED STATEMENTS OF REVENUES AND CERTAIN EXPENSES OF
REAL ESTATE OPERATIONS ACQUIRED

Report of Independent Auditors
Board of Directors and Stockholders of
Equity One, Inc.
We have audited the accompanying statement of revenues and certain expenses of the Coral Reef Shopping Center (the “Property”) for the year ended December 31, 2006. This statement is the responsibility of Equity One, Inc.’s (the “Company”) management. Our responsibility is to express an opinion on this statement based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.
The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form 8-K of Equity One, Inc. as described in Note 1, and is not intended to be a complete presentation of the revenues and certain expenses of the Property.
In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 1 of the Property for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
/s/ ERNST & YOUNG LLP
Certified Public Accountants
Miami, Florida
September 28, 2007

CORAL REEF SHOPPING CENTER
Statement of Revenues and Certain Expenses
Year Ended December 31, 2006

December 31, 2006
Revenues
Minimum rent	$1,426,793
Recovery revenue	427,352

Total revenues	1,854,145

Certain expenses
Property operating expenses	236,367
Real estate taxes	203,655
Management fees	87,260

Total certain expenses	527,282

Revenues in excess of certain expenses	$1,326,863

CORAL REEF SHOPPING CENTER
NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2006
1. Basis of Presentation
Presented herein is the statement of revenues and certain expenses related to a multi retail store-anchored shopping center, located in Palmetto Bay, Florida (the “Property”). The Property contains approximately 74,680 square feet of gross leasable area. Equity One, Inc. acquired the Property on September 1, 2006.
The accompanying financial statements have been prepared by the Company’s management in accordance with accounting principles generally accepted in the United States of America and Rule 3-14 of Regulation S-X of the U.S Securities and Exchange Commission (the “SEC”) for the acquisition of real estate properties. Accordingly, these financial statements exclude certain expenses because they may not be comparable to those expected to be incurred in the proposed future operations of the Property. Items excluded consist of interest expense and depreciation and amortization expense.
2. Use of Estimates
The preparation of the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statement of revenues and certain expenses and accompanying notes. Actual results could differ from those estimates.
3. Revenue Recognition
Rental income comprises minimum rents, expense reimbursements and real estate tax recoveries. Minimum rents are recognized over the lease term on a straight line basis.
4. Property Operating Expenses
Property Operating Expenses for the year ended December 31, 2006 includes rental property expenses of approximately $127,000 for repairs and maintenance, $14,000 for utilities, $9,000 for landscaping, $32,000 for insurance, $41,000 for professional fees and $13,000 for other non-recoverable property expenses.
5. Management Fees
The property was managed by Breder Management Corporation, pursuant to an agreement which provided for monthly management fees equal to 5% of cash receipts. Management fees of approximately $87,000 were incurred for the year ended December 31, 2006.
6. Significant tenants
Significant tenants include Office Depot, My Pharmacy and ABC Fine Wines which constituted approximately 22%, 15% and 14%, respectively, of base rents for the year ended December 31, 2006.

CORAL REEF SHOPPING CENTER
NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2006
(CONTINUED)
7. Future Minimum Rental
Future minimum rental income under noncancelable operating leases approximate the following as of December 31, 2006:

2007	$1,405,448
2008	1,458,302
2009	1,450,161
2010	1,386,738
2011	969,889
Thereafter	1,299,553

$7,970,091

The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses, on a pro-rata basis, as well as fixed increases in rent.

Report of Independent Auditors
Board of Directors and Stockholders of
Equity One, Inc.
We have audited the accompanying combined statement of revenues and certain expenses of the North American Properties (the “Properties”) for the year ended December 31, 2006. This statement is the responsibility of Equity One, Inc.’s (the “Company”) management. Our responsibility is to express an opinion on this statement based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined statement of revenues and certain expenses. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the combined statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.
The accompanying combined statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form 8-K of Equity One, Inc. as described in Note 1, and is not intended to be a complete presentation of the combined revenues and certain expenses of the Properties.
In our opinion, the combined statement of revenues and certain expenses referred to above presents fairly, in all material respects, the combined revenues and certain expenses described in Note 1 of the Properties for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
/s/ ERNST & YOUNG LLP
Certified Public Accountants
Miami, Florida
September 28, 2007

NORTH AMERICAN PROPERTIES
COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES
YEAR ENDED DECEMBER 31, 2006

December 31, 2006
Revenues
Minimum rent	$2,881,219
Recovery revenue	1,061,297

Total revenues	3,942,516

Certain expense
Property operating expenses	665,329
Real estate taxes	530,667
Management fees	223,184

Total certain expenses	1,419,180

Revenues in excess of certain expenses	$2,523,336

NORTH AMERICAN PROPERTIES
NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2006
1. Basis of Presentation
Presented herein is the combined statement of revenues and certain expenses related to the following three supermarket-anchored shopping centers; Midpoint Center, Shoppes of Andros Isles and South Point Center located in Cape Coral, West Palm Beach and Vero Beach, Florida respectively (the “Properties”). The Properties contain approximately 219,596 square feet of gross leasable area. Equity One, Inc. acquired the Properties on December 8, 2006.
The accompanying financial statements have been prepared by the Company’s management in accordance with accounting principles generally accepted in the United States of America and Rule 3-14 of Regulation S-X of the U.S Securities and Exchange Commission (the “SEC”) for the acquisition of real estate properties. Accordingly, these financial statements exclude certain expenses because they may not be comparable to those expected to be incurred in the proposed future operations of the Properties. Items excluded consist of interest expense and depreciation and amortization expense.
2. Use of Estimates
The preparation of the combined statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the combined statement of revenues and certain expenses and accompanying notes. Actual results could differ from those estimates.
3. Revenue Recognition
Rental income comprises minimum rents, expense reimbursements and real estate tax recoveries. Minimum rents are recognized over the lease term on a straight line basis.
4. Property Operating Expenses
Property Operating Expenses for the year ended December 31, 2006 includes rental property expenses of approximately $145,000 for repairs and maintenance, $151,000 for utilities, $155,000 for landscaping, $158,000 for insurance, $33,000 for professional fees and $23,000 other non-recoverable property expenses.
5. Management Fees
The Properties were managed by North American Properties Southeast, Inc., pursuant to an agreement which provided for monthly management fees equal to 5% of cash receipts. Management fees of approximately $223,000 were incurred for the year ended December 31, 2006.
6. Significant tenants
Significant tenants include three Publix Supermarkets, which constituted approximately 56% of base rents for the year ended December 31, 2006.

NORTH AMERICAN PROPERTIES
NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2006
(CONTINUED)
7. Future Minimum Rental
Future minimum rental income under noncancelable operating leases approximate the following as of December 31, 2006:

2007	$2,741,584
2008	2,400,201
2009	2,158,919
2010	1,965,261
2011	1,826,832
Thereafter	18,080,894

$29,173,691

The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses, on a pro-rata basis, as well as fixed increases in rent.

Report of Independent Auditors
Board of Directors and Stockholders of
Equity One, Inc.
We have audited the accompanying statement of revenues and certain expenses of the Shoppes at Quail Roost (the “Property”) for the year ended December 31, 2006. This statement is the responsibility of Equity One, Inc.’s (the “Company”) management. Our responsibility is to express an opinion on this statement based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.
The accompanying statement of revenues and certain expenses was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form 8-K of Equity One, Inc. as described in Note 1, and is not intended to be a complete presentation of the revenues and certain expenses of the Property.
In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 1 of the Property for the year ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
/s/ ERNST & YOUNG LLP
Certified Public Accountants
Miami, Florida
September 28, 2007

SHOPPES AT QUAIL ROOST
STATEMENT OF REVENUES AND CERTAIN EXPENSES
YEAR ENDED DECEMBER 31, 2006

December 31, 2006
Revenues
Minimum rent	$953,670
Recovery revenue	309,861

Total Revenue	1,263,531

Certain expenses
Property operating expenses	234,666
Real estate taxes	168,828
Management fees	58,070

Total certain expenses	461,564

Revenues in excess of certain expenses	$801,967

SHOPPES AT QUAIL ROOST
NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2006
1. Basis of Presentation
Presented herein is the statement of revenues and certain expenses related to a supermarket-anchored shopping center, located in Miami, Florida (the “Property”). The Property contains approximately 73,550 square feet of gross leasable area. Equity One, Inc. acquired the Property on August 31, 2006.
The accompanying financial statements have been prepared by the Company’s management in accordance with accounting principles generally accepted in the United States of America and Rule 3-14 of Regulation S-X of the U.S Securities and Exchange Commission (the “SEC”) for the acquisition of real estate properties. Accordingly, these financial statements exclude certain expenses because they may not be comparable to those expected to be incurred in the proposed future operations of the Property. Items excluded consist of interest expense and depreciation and amortization expense.
2. Use of Estimates
The preparation of the statement of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statement of revenues and certain expenses and accompanying notes. Actual results could differ from those estimates.
3. Revenue Recognition
Rental income comprises minimum rents, expense reimbursements and real estate tax recoveries. Minimum rents are recognized over the lease term on a straight line basis.
4. Property Operating Expenses
Property Operating Expenses for the year ended December 31, 2006 includes rental property expenses of approximately $74,000 for repairs and maintenance, $63,000 for utilities, $30,000 for landscaping, $56,000 for insurance, $1,000 for professional fess and $11,000 for other non-recoverable property expenses.
5. Management Fees
The property was managed by Quail Roost Management Ltd., pursuant to an agreement which provided for monthly management fees equal to 5% of cash receipts. Management fees of approximately $58,000 were incurred for the year ended December 31, 2006.
6. Significant tenants
Significant tenants include Publix Supermarket, which constituted approximately 52% of base rents for the year ended December 31, 2006.

SHOPPES AT QUAIL ROOST
NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2006
(CONTINUED)
7. Future Minimum Rental
Future minimum rental income under noncancelable operating leases approximate the following as of December 31, 2006:

2007	$1,021,871
2008	1,041,934
2009	1,063,965
2010	1,045,922
2011	632,210
Thereafter	6,690,738

$11,496,640

The lease agreements generally contain provisions for reimbursement of real estate taxes and operating expenses, on a pro-rata basis, as well as fixed increases in rent.

Equity One, Inc.
Offer to Exchange
     $150,000,000 principal amount of its 6.00% Senior Notes due 2017, each of which has been registered under the Securities Act of 1933, for any and all of its outstanding 6.00% Senior Notes due 2017.
     Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

ANNEX A
Table of Co-Registrant Guarantors:
Cashmere Developments, Inc.
Centrefund (US), LLC
Centrefund Realty (U.S.) Corporation
Equity One (Commonwealth) Inc.
Equity One (Delta) Inc.
Equity One (Florida Portfolio) Inc.
Equity One (Louisiana Portfolio) LLC
Equity One (North Port) Inc.
Equity One (Northeast Portfolio) Inc.
Equity One (Point Royale) Inc.
Equity One (Sky Lake) Inc.
Equity One (Southeast Portfolio) Inc.
Equity One (Summerlin) Inc.
Equity One (Sunlake) Inc.
Equity One (Walden Woods) Inc.
Equity One Acquisition Corp.
Equity One Realty & Management FL, Inc.
Equity One Realty & Management NE, Inc.
Equity One Realty & Management SE, Inc.
Equity One Realty & Management Texas, Inc.
EQY (Southwest Portfolio) Inc.
Gazit (Meridian) Inc.
IRT Alabama, Inc.
IRT Capital Corporation II
IRT Management Company
IRT Partners L.P.
Louisiana Holding Corp.
Prosperity Shopping Center Corp.
Shoppes at Jonathan’s Landing, Inc.
Southeast U.S. Holdings Inc.
The Meadows Shopping Center, LLC
The Shoppes of Eastwood, LLC